As filed with the Securities and Exchange Commission on July 30 , 2008	Registration No. 333-152229

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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SUMMIT FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0672148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

300 North Main Street
Moorefield, West Virginia  26836
(304) 530-1000
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(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. Charles Maddy, III
Summit Financial Group, Inc.
300 N. Main Street
Moorefield, West Virginia  26836
(304) 530-1000
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(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Sandra M. Murphy, Esq.	George W. Murphy, Jr., Esq.
Bowles Rice McDavid Graff & Love LLP	Victor L. Cangelosi, Esq.
600 Quarrier Street	Kilpatrick Stockton LLP
P. O. Box 1386	607 14th Street, N.W., Suite 900
Charleston, West Virginia 25325-1386	Washington, D.C. 20005-2018
(304) 347-1131	(202) 508-5800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. o

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer     o                                                                                                      Accelerated filer         X
Non-accelerated filer       o (Do not check if a smaller reporting company)                    Smaller reporting company     o

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $ 2.50 per share	949,207 shares		$5,776,840	$227.03

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(1)
The number of shares of common stock, par value $2.50 per share of Summit Financial Group, Inc. to be registered pursuant to this Registration Statement represents the maximum number of shares issuable by Summit Financial Group, Inc. upon consummation of the merger with Greater Atlantic Financial Corp.

(2)
The proposed maximum aggregate offering price is estimated solely to determine the registration fee and reflects the market price of Greater Atlantic Financial Corp. common stock to be exchanged for Summit Financial Group, Inc. common stock in connection with the merger, computed in accordance with Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based upon the average high and low sales prices ( $2.00 ) of Greater Atlantic Financial Corp. common stock as reported on the Pink Sheets on July 28, 2008.

(3)
Summit Financial Group, Inc. has previously paid $354.18 of the filing fee in connection with the filing of a Registration Statement filed on Form S-4 on February 11, 2008 (File No. 33-146882) that was deregistered on July 17, 2008 .

                                              Prospectus of Summit Financial Group, Inc.                                         Proxy Statement of Greater Atlantic   Financial Corp.

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of the shareholders of Greater Atlantic Financial Corp. (“Greater Atlantic”) to be held on September 4, 2008, at 10:00 a.m., Local Time, at the Crowne Plaza Tysons Corner, 1960 Chain Bridge Road, McLean, VA .  At the special meeting, you will be asked to approve the proposed merger of Greater Atlantic and Summit Financial Group, Inc. (“Summit”).  In the merger, for each share of Greater Atlantic common stock that you own, subject to the following limitations and adjustments described more fully below, you will receive the number of shares of Summit common stock equal to $4.00 divided by the average closing price of Summit’s common stock as reported on the NASDAQ Capital Market for the twenty (20) trading days before the closing of the merger (the “Merger Consideration”).  The number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock you own will be determined by the exchange ratio at closing.

At the closing, we will determine the exchange ratio by dividing $4.00 by the average closing price of Summit common stock reported on the NASDAQ Capital Market for the twenty (20) trading days prior to closing (the “Average Closing Price”).  The exchange ratio is subject to a ceiling, which sets the maximum number of shares that Summit will issue.  Under this ceiling, each share of Greater Atlantic common stock will be exchanged for no more than 0.328625 of a share of Summit common stock.  Cash will be paid instead of issuing fractional shares of Summit common stock.

The Merger Consideration and exchange ratio may be further adjusted based on the value of Greater Atlantic’s shareholders’ equity adjusted at closing.  If, at closing, Greater Atlantic’s shareholders’ equity, as adjusted to exclude (a) accumulated other comprehensive income or loss and (b) the effect of removing the benefit of net operating loss carryforwards from the net deferred tax assets (the “Adjusted Shareholders’ Equity”), is less than $4,213,617 (which equals Greater Atlantic’s Adjusted Shareholders’ equity at March 31, 2008 and is referred to as the “Benchmark Equity”), then the aggregate value of the merger consideration will be reduced one dollar for each dollar that the Adjusted Shareholders’ equity is less than the Benchmark Equity.  For purposes of determining Adjusted Shareholders’ equity at closing, the Adjusted Shareholders’ Equity will be increased by the actual monthly operating losses, up to $250,000 per month, incurred by Greater Atlantic after March 31, 2008 and before September 1, 2008, the fees accrued or paid to Greater Atlantic’s financial advisor, and the fees accrued or paid to Greater Atlantic’s legal counsel up to $150,000.

The Merger Consideration and exchange ratio will also be adjusted based on any additional provisions to Greater Atlantic’s loan loss allowance.  If Summit’s due diligence results in a determination by Summit, with the concurrence of independent accountants retained by Greater Atlantic to review this determination, that additional provisions should be made to Greater Atlantic’s allowance for loan losses, then the Merger Consideration will be reduced dollar for dollar by the amount of the additional provisions.  In calculating the amount of the Merger Consideration reduction, specific reserve reductions may be used to offset losses from other loans to determine the amount of provisions needed to the allowance for loan losses.

Because of the uncertainties relating to value of Greater Atlantic’s shareholders equity at closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance, there can be no guarantee that you will receive shares of Summit stock equal to $4.00 for each share of Greater Atlantic common stock.

We expect the merger to be tax-free with respect to the shares of Summit common stock that you receive.  You may have to recognize income or gain for tax purposes for the cash in lieu of fractional shares of Summit common stock you receive in the merger.

The merger proposal is described in this proxy statement/prospectus.  We encourage you to read this entire document carefully, including the “Risk Factors” section beginning on page 14 .

Your board of directors recommends that you vote for the merger.  We need your vote to complete the merger.  Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.  If you neither return your card nor vote in person or if you abstain from voting, the effect will be to vote against the merger.

You should obtain current market quotations on shares of Summit common stock, which is listed on the NASDAQ Capital Market under the symbol “SMMF.”  Greater Atlantic common stock is quoted on the Pink Sheets under the symbol “GAFC.PK.”

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.

An investment in Summit common stock in connection with the merger involves certain risks and uncertainties.  See “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete.  It is illegal to tell you otherwise.

The securities to be issued in the merger are not savings or deposit accounts, deposits or other obligations of any bank or banking association, and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement/prospectus is dated August 1 , 2008, and is expected to be first mailed to shareholders on or about August 7 , 2008.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Summit from other documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document.  You may read and copy these documents at the SEC’s public reference facilities.  Please call the SEC at 1-800-SEC-0330 for information about these facilities.  This information is also available at the Internet site the SEC maintains at http://www.sec.gov.  See “Where You Can Find More Information” on page 85.

You also may request copies of these documents from Summit.  Summit will provide you with copies of these documents, without charge, upon written or oral request to:

Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia  26836
Attention: Teresa D. Sherman
Telephone:  (304) 530-1000

To ensure timely delivery before the special meeting, you should make any requests for these documents by August 28 , 2008.

GREATER ATLANTIC FINANCIAL CORP.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 4, 2008

YOU ARE HEREBY NOTIFIED of and invited to attend the special meeting of shareholders of Greater Atlantic Financial Corp., a Delaware corporation, to be held on September 4, 2008, at 10:00 a.m., Local Time, at the Crowne Plaza Tysons Corner, 1960 Chain Bridge Road, McLean, VA , for the purpose of considering and voting upon the following:

1.
A proposal to approve and adopt the Agreement and Plan of Reorganization dated as of June 9, 2008, by and among Greater Atlantic Financial Corp. (“Greater Atlantic”), Summit Financial Group, Inc. (“Summit”) and SFG II, Inc., and the transactions contemplated thereby.  In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization, as amended, as the merger agreement.  The merger agreement provides that Greater Atlantic will merge with and into SFG II, Inc., a subsidiary of Summit, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying proxy statement/prospectus.  In the merger, among other things, each share of Greater Atlantic common stock will be converted into and become the right to receive shares of Summit common stock equal to $4.00 based on an exchange ratio, subject to adjustment as further described in the accompanying proxy statement/prospectus.  Cash will be paid instead of issuing fractional shares of Summit common stock.

2.
A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement prospectus.

Our board of directors has determined that the terms of the merger are advisable and in the best interests of Greater Atlantic and our shareholders, has approved and adopted the merger agreement, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby.

Our board of directors has fixed the close of business on July 28 , 2008, as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting.  A list of shareholders entitled to vote will be available at 10700 Parkridge Boulevard, Suite P50, Reston, Virginia  20191, for ten (10) days before the meeting and will also be available for inspection at the meeting.  The meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.  Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting.  You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, by delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting.  Failure to return a properly executed proxy card, or to vote at the special meeting, or abstaining from voting, will have the same effect as a vote against the merger agreement and the transactions contemplated thereby.

By Order of the Board of Directors

Edward C. Allen
Secretary
Reston, Virginia
August 1 , 2008

EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                        Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
RISK FACTORS	14
FORWARD-LOOKING STATEMENTS	18
RECENT DEVELOPMENTS	19
CEASE AND DESIST ORDER APPLICABLE TO GREATER ATLANTIC BANK	19
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	20
UNAUDITED COMPARATIVE PER SHARE DATA	22
UNAUDITED PRO FORMA FINANCIAL INFORMATION	24
SUMMARY SELECTED FINANCIAL DATA	30
INFORMATION ABOUT THE MEETING AND VOTING	33
General	33
Matters Relating to the Special Meeting of Greater Atlantic's Shareholders	33
Proxies	33
Solicitation of Proxies	34
Record Date and Voting Rights	34
Vote Required	34
Recommendation of the Greater Atlantic Board of Directors	35
Appraisal Rights for Greater Atlantic Stockholders	35
THE MERGER	36
Merger	36
Merger Consideration	36
Surrender of Stock Certificates	37
No Fractional Shares	38
Treatment of Greater Atlantic Stock Options and Warrants	38
Dissenters’ or Appraisal Rights	38
Background of the Merger; Board Recommendations and Reasons for the Merger	42
Greater Atlantic's Reasons for the Merger	49
Summit's Reasons for the Merger	51
Opinion of Greater Atlantic’s Financial Advisor	51
Interests of Certain Persons in the Merger	60
Conditions of the Merger	61
Representations and Warranties	63
Termination of the Merger Agreement	64
Effect of Termination; Termination Fee	65

-i-

                                                                             Page

	Waiver and Amendment	65
	Indemnification	65
	Acquisition Proposals	66
	Closing Date; Effective Time	66
	Regulatory Approvals	66
	Conduct of Business Pending the Merger	67
	Accounting Treatment	69
	Management and Operations after the Merger	69
	Resales of Summit Common Stock	69
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER		70
	General	70
	The Merger	70
	Consequences to Shareholders	71
	Backup Withholding and Reporting Requirements	71
INFORMATION ABOUT SUMMIT FINANCIAL GROUP, INC. AND GREATER ATLANTIC FINANCIAL CORP.		73
	Summit Financial Group, Inc.	73
	Greater Atlantic Financial Corp.	73
DESCRIPTION OF SUMMIT FINANCIAL GROUP COMMON STOCK		74
	General	74
	Common Stock	74
	Preemptive Rights	75
	Certain Provisions of the Bylaws	75
	Shares Eligible for Future Sale	75
COMPARATIVE RIGHTS OF SHAREHOLDERS		76
ADJOURNMENT OF THE MEETING		85
LEGAL MATTERS		85
EXPERTS		85
WHERE YOU CAN FIND MORE INFORMATION		85
OTHER MATTERS		87

Annex A	Agreement and Plan of Reorganization dated as of June 9, 2008,among Greater Atlantic Financial Corp., Summit Financial Group, Inc. and SFG II, Inc.
Annex B	Section 262 of the Delaware General Corporation Law
Annex C	Opinion of Sandler O’Neill & Partners, L.P., dated June 9, 2008, to the board of directors of Greater Atlantic Financial Corp.

-ii-

Annex D-1	Greater Atlantic Financial Corp. Form 10-K for the year ended September 30, 2007
Annex D-2	Greater Atlantic Financial Corp. Form 10-Q for the period ended December 31, 2007
Annex D-3	Greater Atlantic Financial Corp. Form 10-Q for the period ended March 31, 2008

- iii -

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will shareholders be voting on at the special meeting?

A:	Shareholders will be voting on a proposal to approve and adopt the merger agreement between Greater Atlantic and Summit and the transactions contemplated thereby.

Shareholders will also consider any other matters that may properly come before the meeting.

Q:	Why is Greater Atlantic proposing the merger?

A:
We believe the proposed merger is in the best interests of Greater Atlantic and its shareholders.  Our board of directors believes that combining with Summit provides significant value to our shareholders and provides those shareholders the option to participate in the opportunities for growth offered by the combined company.

You should review the reasons for the merger described in greater detail under the caption “The Merger - Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page  42 .

Q:	When and where is the shareholder meeting?

A:	The special meeting is scheduled to take place on September 4, 2008, at 10:00 a.m., Local Time, at the Crowne Plaza Tysons Corner, 1960 Chain Bridge Road, McLean, VA.

Q:	What does the Greater Atlantic board of directors recommend?

A:
The Greater Atlantic board of directors has approved the merger agreement.  The Greater Atlantic board unanimously recommends that shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby.

Q:           What will Greater Atlantic shareholders receive for their stock?

A:
For each share of Greater Atlantic common stock that you own, you will receive shares of Summit common stock equal to $4.00 divided by the average closing price of Summit Stock reported on the NASDAQ Capital Market for the twenty (20) trading days prior to the closing.  This exchange ratio is subject to a “ceiling” or a limit on the maximum number of shares Summit will issue.  Under that ceiling, each share of Greater Atlantic common stock will be exchanged for no more than 0.328625 of a share of Summit common stock.  The amount of shares of Summit common stock that you will receive is also subject to adjustment based on the value of Greater Atlantic’s shareholders’ equity at the time of closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance.  These adjustments are described more fully below.

The Merger Consideration and exchange ratio may be further adjusted based on the value of Greater Atlantic’s shareholders’ equity adjusted at closing.  If, at closing, Greater Atlantic’s shareholders’ equity, as adjusted to exclude (a) accumulated other comprehensive income or loss and (b) the effect of removing the benefit of net operating loss carryforwards from the net deferred tax assets (the “Adjusted Shareholders’ Equity”), is less than $4,213,617 (which equals Greater Atlantic’s Adjusted Shareholders’ Equity at March 31, 2008 and is referred to as the “Benchmark

Equity”), then the aggregate value of the merger consideration will be reduced one dollar for each dollar that the Adjusted Shareholders’ equity is less than the Benchmark Equity.  For purposes of determining Adjusted Shareholders’ equity at closing, the Adjusted Shareholders’ Equity will be increased by the actual monthly operating losses, up to $250,000 per month, incurred by Greater Atlantic after March 31, 2008 and before September 1, 2008, the fees accrued or paid to Greater Atlantic’s financial advisor, and the fees accrued or paid to Greater Atlantic’s legal counsel up to $150,000.

The Merger Consideration and exchange ratio will also be adjusted based on additional provisions to Greater Atlantic’s loan loss allowance.  If Summit’s due diligence results in a determination by Summit, with the concurrence of independent accountants retained by Greater Atlantic to review this determination, that additional provisions should be made to Greater Atlantic’s allowance for loan losses, then the Merger Consideration will be reduced dollar for dollar by the amount of the additional provisions.  In calculating the amount of the Merger Consideration reduction, specific reserve reductions may be used to offset losses from other loans to determine the amount of provisions needed to the allowance for loan losses.

Because of the uncertainties relating to value of Greater Atlantic’s shareholders equity at closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance, there can be no guarantee that you will receive shares of Summit stock equal to $4.00 per share.

Cash will be paid instead of issuing fractional shares of Summit common stock.  A chart on page  37 under “The Merger - Merger Consideration” provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit common stock.  This chart includes assumptions regarding the value of Greater Atlantic’s shareholders’ equity at closing and whether any adjustments will be made to Greater Atlantic’s allowance for loan losses.

Q:           How will I receive my shares of Summit common stock and cash in lieu of fractional shares?

A:
The exchange agent will mail transmittal forms to each Greater Atlantic shareholder within five (5) business days after completion of the merger.  You should complete the transmittal form and return it to the exchange agent as soon as possible.  Once the exchange agent has received the proper documentation, it will forward to you the shares of Summit common stock to which you are entitled.

Shareholders will not receive any fractional shares of Summit common stock.  Instead, they will receive cash, without interest, for any fractional share of Summit common stock that they might otherwise have been entitled to receive based on the market value of the Summit common stock on the date that the merger occurs.

Q:           How do I exchange my Greater Atlantic stock certificates?

A:
If the merger is completed, the exchange agent will send Greater Atlantic shareholders written instructions for exchanging their stock certificates.  You will be asked to return your Greater Atlantic stock certificates, and shortly after the merger, the exchange agent will allocate cash and Summit common stock among Greater Atlantic shareholders.  In any event, you should not forward your Greater Atlantic certificates with your proxy card.

Q:           What should I do if my shares of Greater Atlantic are held by my broker or otherwise in “street name?”

A:
If you hold your shares of Greater Atlantic common stock in “street name” (i.e., your bank or broker holds your shares for you), you should receive instructions regarding exchange procedures directly from your bank or broker.  If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Summit or Greater Atlantic at the addresses or telephone numbers listed on page  73 .

Q:           When will we complete the merger?

A:
We intend to complete the merger as soon as possible after shareholder approval is received, all regulatory approvals have been obtained, and all other conditions to the closing have been satisfied or waived.

The regulatory approvals are described under “The Merger – Regulatory Approvals” beginning on page 66 .

Q:           What should I do now?

A:
Mail your signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.  It is important that the proxy card be received as soon as possible and in any event before the special meeting.

Q:           Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you revoke your proxy.

•	Second, you can complete, sign, date and submit a new proxy card.

•	Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Greater Atlantic prior to the special meeting.  Your submissions must be mailed to the Secretary of Greater Atlantic at the address listed on page 33.

Q:	Who will be soliciting proxies?

A:
In addition to solicitation of proxies by officers, directors and employees of Greater Atlantic, Greater Atlantic has engaged a professional proxy solicitation firm,  Laurel Hill Advisory Group, LLC,  to assist it in soliciting proxies.

Q:	What if I do not vote or I abstain from voting?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will count as a “NO” vote on the proposal to approve and adopt the merger agreement.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:
Your broker will vote your shares on the proposal to approve and adopt the merger agreement only if you provide instructions on how to vote.  You should follow the directions provided by your broker to vote your shares.  If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to approve and adopt the merger agreement, which will have the effect of a “NO” vote on the items being considered.

Q:	Will I be able to sell the shares of Summit common stock that I receive in the merger?

A:	Yes. The shares of Summit common stock to be issued in the merger will be registered under the Securities Act of 1933 (the “Securities Act”) and listed on the NASDAQ Capital Market.

Q:           What are the tax consequences of the merger to me?

A:
Your tax consequences will depend on whether you received solely shares of Summit stock or received cash in lieu of fractional shares or pursuant to an exercise of dissenters’ rights.  For greater detail, see “Certain Federal Income Tax Consequences of the Merger” beginning on page  70 .

Q:           Who should shareholders call with questions?

A:           If you have more questions about the merger, you should contact:

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia  20191
Telephone:  (703) 391-1300

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you.  We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger.  See “Where You Can Find More Information” on page  85 .  Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 36 )

We have attached the merger agreement, as amended, to this proxy statement/prospectus as Annex A.  Please read the merger agreement.  It is the legal document that governs the merger.

In the merger, Summit will acquire Greater Atlantic by means of the merger of Greater Atlantic into SFG II, Inc., a subsidiary of Summit formed to facilitate the merger.

Each share of Greater Atlantic common stock outstanding will be converted in the merger into shares of Summit common stock as further described below.  We expect to complete the merger in the fourth quarter of 2008, although there can be no assurance in this regard.

Our Reasons for the Merger (page 49 )

The terms of the merger agreement were the results of arm’s length negotiations between representatives of Greater Atlantic and Summit.  In deciding to enter into the merger agreement, Greater Atlantic’s board of directors considered a number of factors including:

•
The understanding of the board of directors of the strategic options available to Greater Atlantic and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by Greater Atlantic of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan under the best case scenarios was likely to create greater present value for Greater Atlantic’s stockholders than the value to be paid by Summit.  In particular, the board of directors considered Greater Atlantic’s ability to achieve consistent profitability as an independent entity, the prospects for profitable operations under the cease and desist order, which became effective on April 25, 2008, and prospects for further adverse regulatory action if it failed to do so.  See “CEASE AND DESIST ORDER APPLICABLE TO GREATER ATLANTIC BANK”.

•
The ability of Greater Atlantic’s stockholders to participate in the future prospects of the combined entity through ownership of Summit common stock, and that Greater Atlantic’s shareholders would have potential value appreciation by owning the common stock of Summit.

•	Summit’s ability to continue to pay cash dividends on its common stock (Greater Atlantic has never paid cash dividends).

•
Sandler O’Neill’s written opinion that, as of June 9, 2008, and subject to the assumptions and limitations set forth in the opinion, the merger consideration was fair to Greater Atlantic’s stockholders from a financial point of view.

•	The wider array of financial products and services that would be available to customers of Greater Atlantic and the communities served by Greater Atlantic.

•
The current and prospective economic, competitive and regulatory environment and the regulatory compliance costs facing Greater Atlantic and other similar size, independent, community banking institutions generally, including the cost of compliance with the requirements of the Sarbanes-Oxley Act.

•
A review, with the assistance of Greater Atlantic’s financial and legal advisors, of the terms of the merger agreement, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.

•	The results of the due diligence review of Summit.

•	The Greater Atlantic employees to be retained after the merger would have opportunities for career advancement in a larger organization.

•
The likelihood of receiving timely regulatory approval and the approval of Greater Atlantic’s stockholders and the estimated transaction and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

In deciding to enter into the merger agreement, Summit’s board of directors considered a number of factors, including the opportunity the merger presented to expand its presence in attractive markets in Virginia.  Summit believes the acquisition of Greater Atlantic’s operations is consistent with its plan to have operations, offices and distinct capabilities in every market of its choice within its region.

What Shareholders Will Receive (page 36 )

If the merger is completed, Greater Atlantic stockholders will receive shares of Summit common stock based on the number of shares of Greater Atlantic common stock he or she owns at closing.

At the closing, we will determine the exchange ratio by dividing $4.00 by the average closing price of Summit common stock reported on the NASDAQ Capital Market for the twenty (20) trading days prior to closing (the “Average Closing Price”).  The exchange ratio is subject to a ceiling which provides that each share of Greater Atlantic common stock will be exchanged for no more than 0.328625 of a share of Summit common stock.  The amount of shares of Summit common stock that you will receive is also subject to adjustment based on the amount of Greater Atlantic’s shareholders’ equity at the time of closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance.  These adjustments are described more fully below.

The Merger Consideration and exchange ratio may be further adjusted based on the amount of Greater Atlantic’s shareholders’ equity adjusted at closing.  If, at closing, Greater Atlantic’s shareholders’ equity, as adjusted to exclude (a) accumulated other comprehensive income or loss and (b) the effect of removing the benefit of net operating loss carryforwards from the net deferred tax assets (the “Adjusted Shareholders’ Equity”), is less than $4,213,617 (which equals Greater Atlantic’s Adjusted Shareholders’ Equity at March 31, 2008 and is referred to as the “Benchmark Equity”), then the aggregate value of the merger consideration will be reduced one dollar for each dollar that the Adjusted Shareholders’ equity is less than Benchmark Equity.  For purposes of determining Adjusted Shareholders’ equity at closing, the Adjusted Shareholders’ Equity will be increased by the actual monthly operating losses, up to $250,000 per month, incurred by Greater Atlantic after March 31, 2008 and before September 1, 2008, the fees accrued or paid to Greater Atlantic’s financial advisor, and the fees accrued or paid to Greater Atlantic’s legal counsel up to $150,000.

The Merger Consideration and exchange ratio will also be adjusted in the event that additional provisions are made to Greater Atlantic’s loan loss allowance.  If Summit’s due diligence results in a determination by Summit, with the concurrence of independent accountants retained by Greater Atlantic to review this determination, that additional provisions should be made to Greater Atlantic’s allowance for loan losses, then the Merger Consideration will be reduced dollar for dollar by the amount of the additional provisions.  In calculating the amount of the Merger Consideration reduction, specific reserve reductions may be used to offset losses from other loans to determine the amount of provisions needed to the allowance for loan losses.

Because of the uncertainties relating to the amount of Greater Atlantic’s shareholders equity at closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance, there can be no guarantee that you will receive shares of Summit stock equal to $4.00 per share.

A chart on page  37 under “The Merger - Merger Consideration” provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit common stock.  This chart includes assumptions regarding the value of Greater Atlantic’s shareholders’ equity at closing, and whether any adjustments will be made to Greater Atlantic’s allowance for loan losses.

Summit will not issue any fractional shares in the merger.  Instead, you will receive cash for any fractional share of Summit common stock owed to you.  The amount of cash that you will receive for any such fractional share will be calculated by multiplying the fractional share interest by the closing price of Summit common stock on the NASDAQ Capital Market on the effective date of the merger.

Dissenters’ or Appraisal Rights (page  35 )

Under Delaware law, Greater Atlantic stockholders may object to the merger and demand to be paid the fair value of their shares. Under Delaware law, you should know that in determining the fair value of your shares, any appreciation or depreciation resulting from the accomplishment or expectation of the merger will not be considered.  To properly exercise your appraisal rights and avoid a waiver of such rights, you must not vote your shares in favor of the merger and you must follow the exact procedures required by Delaware law (see Annex B).

Resale of Summit Shares Received in the Merger (page 69 )

Summit has registered the shares of its common stock to be issued in the merger under the federal securities laws.  Therefore, you may sell shares that you receive in the merger without restriction even if you are considered an affiliate of Greater Atlantic or you become an affiliate of Summit.  A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

Our Recommendation (page 42 )

The Greater Atlantic board of directors believes that the merger is advisable and in the best interests of Greater Atlantic’s shareholders.  Greater Atlantic’s board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

Risk Factors (page 14 )

The merger is subject to risks, some of which are summarized below.  You should carefully consider these risk factors and others discussed in more detail on pages  14 through 17 in deciding whether to vote for approval of the merger agreement.

•	Summit may be unable to effectively integrate the operations of Greater Atlantic;

•	changes in interest rates may adversely affect Summit’s business;

•	loss of Summit’s CEO or other executive officers could adversely affect its business;

•	Summit and its subsidiaries operate in highly competitive markets;

•	dividend payments by Summit’s subsidiaries to Summit and by Summit to its stockholders could be restricted;

•
Summit’s business is concentrated in the Eastern Panhandle and South Central regions of West Virginia and in the Shenandoah Valley and Northern Virginia, and a downturn in the local economies may adversely affect its business;

•
determination of the adequacy of the allowance for loan losses is based upon estimates that are inherently subjective and dependent on the outcome of future events.  Ultimate losses may differ from current estimates.  As a result, such losses may increase significantly.

Opinion of Financial Advisor (page 51 )

In approving the merger, Greater Atlantic’s board considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., as to the fairness from a financial point of view of the consideration to be paid by Summit in the merger as of June 9, 2008.  We have attached this opinion to this proxy statement/prospectus as Annex C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill & Partners, L.P. in providing its opinion.

Accounting Treatment (page 69 )

The merger will be accounted for under the purchase method of accounting.

Certain Federal Income Tax Consequences (page  70 )

A holder of Greater Atlantic common stock who exchanges his or her Greater Atlantic common stock actually owned for shares of common stock of Summit generally will not recognize gain or loss with respect to the shares of Greater Atlantic common stock exchanged if they only receive shares of Summit common stock in the exchange, except with respect to any cash received instead of a fractional share or pursuant to the exercise of dissenters’ rights.

Shareholders will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Greater Atlantic common stock.  Shareholders of Greater Atlantic are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page 73)

Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia  26836
(304) 530-1000

Summit is a $1.5 billion financial holding company headquartered in Moorefield, West Virginia, at 300 North Main Street.  Summit provides commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia.  Summit provides these services through its community bank subsidiary, Summit Community Bank.  Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

As of March 31, 2008, Summit had total assets of $1.5 billion, net loans of $1.1 billion, total deposits of $836.9 million, and shareholders’ equity of $92.0 million.

Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P50
Reston, Virginia  20191
(703) 391-1300

Greater Atlantic is organized under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners’ Loan Act.  It has one subsidiary, Greater Atlantic Bank, which has four offices in Virginia and an office in Maryland through which all of its business is conducted.

Greater Atlantic is engaged in the business of offering banking services to the general public.  Through its subsidiary, Greater Atlantic offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans.  It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers.  The principal types of loans that the bank makes are commercial loans, commercial and residential real estate loans and loans to individuals for household, family and other consumer expenditures.

Effective April 25, 2008, Greater Atlantic Bank consented to the issuance of a Cease and Desist Order by the office of Thrift Supervision.  See “CEASE AND DESIST ORDER APPLICABLE TO GREATER ATLANTIC BANK.”

As of March 31, 2008, Greater Atlantic reported total assets of $230.4 million, net loans of $159.7 million, deposits of $188.8 million and shareholders’ equity of $3.3 million.

The Special Meeting and Required Vote (page 34 )

Greater Atlantic is holding a special shareholders’ meeting on September 4, 2008, at 10:00 a.m., Local Time, at the Crowne Plaza Tysons Corner, 1960 Chain Bridge Road, McLean, VA .   The purpose of the meeting is for Greater Atlantic Financial Corp. stockholders to consider and vote on the merger agreement.  The record date for the meeting is the close of business on July 28 , 2008.  On that date, Greater Atlantic had 3,024,220 shares of common stock outstanding and entitled to vote.  Only stockholders of record at the close of business on the record date will be entitled to vote at the meeting and any adjournment.  You can cast one vote for each share of Greater Atlantic common stock that you owned on that date.

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Greater Atlantic’s outstanding shares entitled to vote at the special meeting.  As of  July 28 , 2008, Greater Atlantic’s directors and executive officers, and their affiliates, held  301,759 shares of Greater Atlantic common stock, which represents approximately 9.98 % of the total outstanding shares of Greater Atlantic common stock entitled to vote at the special meeting.  The Greater Atlantic directors intend to vote the shares of Greater Atlantic common stock that they own for approval of the merger agreement and the transactions contemplated thereby.

Conditions to Completion of the Merger (page  61 )

The obligations of Summit and Greater Atlantic to complete the merger depend on a number of conditions being met.  These include:

•	Greater Atlantic’s shareholders’ approval of the merger agreement;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	authorization for the listing on the NASDAQ Capital Market of the shares of Summit common stock to be issued in the merger;

•	absence of any law or court order prohibiting the merger;

•	receipt of an opinion from counsel to Summit that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the balance of Greater Atlantic Bank’s core deposits (as defined in the merger agreement) being not less than $144 million;

•
Greater Atlantic and its subsidiary, Greater Atlantic Bank, must have minimum regulatory capital ratios of:  Tier 1 (core) capital equal to 4.0%, Tier 1 risk-based capital equal to 4.0% and total risk-based capital equal to 8.0%;

•	Greater Atlantic Bank’s ratio of the sum of non-performing loans, other real estate owned and net loans charged off after March 31, 2008, to total consolidated assets must not exceed 2.78%;

•
Greater Atlantic’s allowance for loan losses must be adequate in accordance with generally accepted accounting principles and applicable regulatory guidance, as determined by Summit with the concurrence of independent accountants retained by Greater Atlantic to review this determination;

•	All consents or approvals of any third party required to be made or obtained by Greater Atlantic or Greater Atlantic Bank in connection with the assignment of any real property lease must be obtained and satisfactory to Summit;

•
No regulatory authority shall have issued any order, decree, agreement, memorandum of understanding, administrative action or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from such regulatory authority relating to Greater Atlantic or its subsidiaries that remains in effect after the closing of the merger;

•
If Summit must obtain shareholder approval of an amendment to its Articles of Incorporation in order to assume Greater Atlantic’s trust preferred securities, then the merger is conditioned on receipt of such approval; and

•	the continued accuracy of certain representations and warranties.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger although that condition has not been satisfied.  We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 66 )

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System.  Summit filed an application to obtain approval of the merger with the Federal Reserve Bank of Richmond.  The Division of Banking Supervision and Regulation of the Board of Governors in Washington, D.C. is responsible for processing the application.  A discussion of the status of the application filed with the Federal Reserve is set forth on page 66 .

Following the closing of the merger, Summit will file notices of closing with the Federal Reserve Bank of Richmond.

As of the date of this proxy statement/prospectus, we have not yet received the required approvals.  While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Termination of the Merger Agreement (page  64 )

Greater Atlantic and Summit may mutually agree to terminate the merger at any time.

Either Greater Atlantic or Summit may terminate the merger agreement if any of the following occurs:
•
either party breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days and provided that with respect to any breach of the covenants and agreements relating to (i) the filing of the registration statement on Form S-4 with the SEC,  (ii) the issuance of press releases relating to the merger, (iii) benefit plans and (iv) contractual rights of Greater Atlantic’s and its subsidiaries’ employees, if such breach individually or in the aggregate with other breaches results in a material adverse effect;

•	the conditions to the consummation of the merger (other than receipt of regulatory approvals and the approval of Greater Atlantic’s shareholders and Summit’s shareholders, if the assumption of Greater Atlantic’s trust preferred securities by Summit requires Summit to obtain shareholder approval to amend Summit’s Articles of Incorporation) have not been fulfilled by September 30, 2008, unless the failure of the fulfillment of the conditions arises out of or results from the knowing action or inaction of the party seeking to terminate;

•	the merger is not completed by December 31, 2008, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate; or

•
the approval of any governmental entity required for consummation of the merger is denied, the shareholders of Greater Atlantic do not approve the merger agreement or the shareholders of Summit do not approve an amendment to Summit’s Articles of Incorporation (if required by Summit for the assumption of Greater Atlantic’s trust preferred securities).

Summit may terminate the merger agreement if Greater Atlantic’s board fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to Summit before the special meeting.

Greater Atlantic may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would result in a transaction more favorable to Greater Atlantic’s shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal and Greater Atlantic pays the termination fee described below.

Termination Fee (page  65 )

In the event the merger agreement is terminated (i) due to failure to obtain Greater Atlantic’s shareholder approval and prior to such time a competing acquisition proposal for Greater Atlantic has been made public and not withdrawn or (ii) by Greater Atlantic in order to enter into an agreement with respect to a superior proposal, then in either case Greater Atlantic must pay Summit a termination fee of $550,000 according to the following schedule:  (i) $150,000 no later than two (2) business days after the date of termination, (ii) $100,000 on the date that is one (1) year after the termination date, (iii) $100,000 on the date that is two (2) years after the termination date, and (iv) $200,000 on the date that is three (3) years after the termination date.

In the event the merger agreement is terminated (i) because Greater Atlantic’s board fails to recommend, withdraws, modifies, or changes its recommendation of the merger before Greater Atlantic’s shareholder meeting, or (ii) by Summit due to a breach by Greater Atlantic of any representation, warranty, covenant or other agreement, then in either of those cases Greater Atlantic must pay Summit a cash termination fee of $250,000 no later than two (2) business days after the termination date.

Waiver and Amendment (page 65 )

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement.  However, we may not do so after Greater Atlantic’s shareholders approve the merger agreement if the amendment or waiver would violate the Delaware General Corporation Law or the West Virginia Business Corporation Act.

Interests of Directors and Officers in the Merger that Differ from Your Interests (page  60 )

        Some of the directors and officers of Greater Atlantic have interests in the merger that differ from, or are in addition to, their interests as shareholders of Greater Atlantic.  These interests exist because of, among other things, employment or severance agreements that the officers entered into with Greater Atlantic, and rights that these officers and directors have under Greater Atlantic’s benefit plans.  These employment and severance agreements provide certain officers with severance benefits if their employment is terminated following the merger.  Further, certain officers and employees of Greater Atlantic will benefit from accelerated vesting of stock options.
The members of the Greater Atlantic board of directors knew about these additional interests and considered them when they approved the merger agreement.

Stock Options (page 38 )

If the merger is completed, each outstanding option to purchase shares of Greater Atlantic common stock under any and all plans of Greater Atlantic under which stock options have been granted and are outstanding shall vest and holders of Greater Atlantic stock options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the merger consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding Greater Atlantic stock option.

Comparative Rights of Summit Shareholders and Greater Atlantic Shareholders (page  76 )

The rights of Summit’s shareholders are governed by West Virginia law and by Summit’s articles of incorporation and bylaws.  The rights of Greater Atlantic’s shareholders are governed by Delaware law and by Greater Atlantic’s certificate of incorporation and bylaws.  Upon completion of the merger, the rights of the Summit shareholders, including former shareholders of Greater Atlantic, will be governed by West Virginia law and the articles of incorporation and bylaws of Summit.

RISK FACTORS

You should carefully read and consider the following risk factors concerning Summit, Greater Atlantic and the merger before you decide whether to vote to approve the merger and/or the other matters to be considered and voted upon at the shareholder meeting.

Risks Associated with the Merger

Fluctuations in the trading price of Summit common stock will change the value of the shares of Summit common stock you receive in the merger.

The number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock will be calculated at closing based on the exchange ratio.  At the closing, we will determine the exchange ratio by dividing the average closing price of Summit common stock reported on the NASDAQ Capital Market for the twenty (20) trading days prior to closing (the “Average Closing Price”) by $4.00.  However, the exchange ratio is subject to a ceiling, which sets the maximum  number of shares that Summit will issue.  The ceiling provides that each share of Greater Atlantic common stock will be exchanged for no more than 0.328625 of a share of Summit common stock.  As a result, the market value of the Summit common stock that you receive in the merger will increase or decrease depending on the direction of the price movement of the Summit common stock.  See chart on page  37 under the heading “The Merger - Merger Consideration” for an illustration of what you will receive based on Summit’s stock price.  Also, after the merger, the market value of Summit common stock may decrease and be lower than the market value of Summit common stock that was used in calculating the exchange ratio in the merger.

The amount of Greater Atlantic’s shareholders’ equity at closing and any adjustments to Greater Atlantic’s allowance for loan losses as required by the merger agreement may reduce the value of the shares of Summit common stock you receive in the merger.

The Merger Consideration and exchange ratio may be adjusted based on the amount of Greater Atlantic’s shareholders’ equity adjusted at closing.  If, at closing, Greater Atlantic’s shareholders’ equity, as adjusted to exclude (a) accumulated other comprehensive income or loss and (b) the effect of removing the benefit of net operating loss carryforwards from the net deferred tax assets (the “Adjusted Shareholders’ Equity”), is less than $4,213,617 (which equals Greater Atlantic’s Adjusted Shareholders’ Equity at March 31, 2008 and is referred to as the “Benchmark Equity”), then the aggregate value of the merger consideration will be reduced one dollar for each dollar that the Adjusted Shareholders’ equity is less than $4,213,617.  For purposes of determining Adjusted Shareholders’ equity at closing, the Adjusted Shareholders’ Equity will be increased by the actual monthly operating losses, up to $250,000 per month, incurred by Greater Atlantic after March 31, 2008 and before September 1, 2008, the fees accrued or paid to Greater Atlantic’s financial advisor, and the fees accrued or paid to Greater Atlantic’s legal counsel up to $150,000.

The Merger Consideration and exchange ratio may also be adjusted based on additional provisions to Greater Atlantic’s loan loss allowance.  If Summit’s due diligence results in a determination by Summit, with the concurrence of independent accountants retained by Greater Atlantic to review this determination, that additional provisions should be made to Greater Atlantic’s allowance for loan losses, then the Merger Consideration will be reduced dollar for dollar by the amount of additional provisions.  In calculating the amount of the Merger Consideration reduction, specific reserve reductions may be used to offset losses from other loans to determine the amount of provisions needed to the allowance for loan losses.

Because of the uncertainties relating to amount of Greater Atlantic’s shareholders equity at closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance, there can be no guarantee that you will receive shares of Summit stock equal to $4.00 for each share of Greater Atlantic common stock.

The integration of the operations of Summit and Greater Atlantic may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including but not limited to Summit’s ability to:

•	timely and successfully integrate the operations of Summit and Greater Atlantic;

•	maintain existing relationships with depositors in Greater Atlantic to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses of loan customers of Greater Atlantic;

•	control the incremental non-interest expense from Summit to maintain overall operating efficiencies;

•	retain and attract qualified personnel at Summit and Greater Atlantic;

•	compete effectively in the communities served by Summit and Greater Atlantic and in nearby communities; and

•	manage effectively its anticipated growth resulting from the merger.

The merger with Greater Atlantic may distract management of Summit from its other responsibilities.

The Merger of Greater Atlantic could cause the management of Summit to focus its time and energies on matters related to the Merger that otherwise would be directed to the business and operations of Summit.  Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely effect the business and earnings of Summit.

Greater Atlantic’s shareholders will have less influence as shareholders of Summit than as shareholders of Greater Atlantic

Greater Atlantic’s shareholders currently have the right to vote in the election of the board of directors of Greater Atlantic and on other matters affecting Greater Atlantic.  After the merger, the shareholders of Greater Atlantic as a group will own approximately 11.35 % of the combined organization.  When the merger occurs, each shareholder that receives shares of Summit common stock will become a shareholder of Summit with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Greater Atlantic.  Consequently, Greater Atlantic’s shareholders will have less influence on the management and policies of Summit than they now have on the management and policies of Greater Atlantic.

Directors and officers of Greater Atlantic have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of Greater Atlantic have interests in the merger that differ from, or are in addition to, their interests as shareholders of Greater Atlantic, generally.  These interests exist because of, among other things, employment or severance agreements that certain officers entered into with Greater Atlantic, rights that Greater Atlantic officers and directors have under Greater Atlantic’s benefit plans (including the treatment of their stock options and warrants following the merger) and rights to indemnification following the merger.  Although the members of each of Summit’s and Greater Atlantic’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of Greater Atlantic will receive benefits or other payments in connection with the merger that you will not receive.  See “The Merger – Interests of Certain Persons in the Merger” on page  60 .

Risks Associated with Summit

Changes in interest rates may adversely affect Summit’s business.

Summit’s earnings, like most financial institutions, depend significantly on its net interest income.  Net interest income is the difference between the interest income Summit earns on loans and other assets which earn interest and the interest expense incurred to fund those assets, such as on savings deposits and borrowed money.  Therefore, changes in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise beyond those which are contemplated by Summit’s interest rate risk model and policy, could have an effect on net interest income.

Our success depends on key personnel.

Summit depends, and for the foreseeable future will depend, on the services of H. Charles Maddy, III, the President and Chief Executive Officer of Summit, Robert S. Tissue, the Senior Vice President and Chief Financial Officer of Summit, Patrick N. Frye, the Senior Vice President and Chief Credit Officer of Summit, Scott C. Jennings, the Senior Vice President and Chief Operating Officer of Summit, Ronald F. Miller, the President and Chief Executive Officer of Summit Community Bank, C. David Robertson, the Chairman of the Board of Summit Community Bank and Doug A. Mitchell, the Senior Vice President, Retail Banking of Summit.  Summit’s board of directors will continue to rely on the expertise and management abilities of Messrs. Maddy, Tissue, Frye, Jennings, Miller, Robertson and Mitchell, and the other principal officers of Summit.  If Summit loses the services of one or more of these key personnel, it could have a negative impact on its business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Summit faces strong competition.

Summit engages in highly competitive activities.  Each activity and market served involves competition with other banks and savings institutions, as well as with non-banking and non-financial enterprises that offer financial products and services that compete directly with Summit’s products and services.  Summit actively competes with other banks, mortgage companies and other financial service companies in its efforts to obtain deposits and make loans, in the scope and types of services offered, in interest rates paid on  deposits and charged on loans, and in other aspects of banking.

In addition to competing with other banks and mortgage companies, Summit competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises.  In recent years, competition for money market accounts from securities brokers has also intensified.  Additional competition for deposits comes from government and private issues of debt obligations and other investment alternatives for depositors such as money market funds.  Summit takes an aggressive competitive posture, and intends to continue vigorously competing for market share within our service areas by offering competitive rates and terms on both loans and deposits.

Summit’s ability to pay dividends is subject to regulation.

Summit’s ability to pay dividends on its common stock is subject to its profitability and to government regulations that limit the aggregate amount of cash dividends paid to shareholders based on retained earnings and then-current income levels.  There can be no assurance that Summit’s future earnings will support dividend payments in the future.  See “Price Range of Common Stock and Dividends’ beginning on page 20 .

There is a concentration of ownership of Summit’s common stock.

Summit’s directors and executive officers beneficially own approximately 24.19 % of Summit’s outstanding common stock.  Accordingly, such persons effectively have the ability to control Summit and direct its affairs and business, which may include taking actions that may be inconsistent with the interests of non-affiliated shareholders.

Common Stock is not Insured.

Summit’s common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Risk Factors Relating to Summit’s Growth.

Summit may not be able to maintain and manage its growth, which may adversely affect its  results of operations and financial condition.  Summit has had significant growth during the past five years, and Summit plans to continue to grow and expand.  Summit’s ability to continue to grow depends on its ability to open new branch offices, attract deposits to those locations, and identify loan and investment opportunities.  Summit’s ability to manage growth successfully also will depend on whether it can maintain capital levels adequate to support its growth and maintain cost controls and asset quality.  Summit expects to remain well-capitalized upon the acquisition of Greater Atlantic.  It is possible that Summit may need to raise additional capital to support future growth.  Summit cannot provide any assurance that additional capital would be available on terms satisfactory to all shareholders.  This could force Summit to limit its growth strategy.  If Summit is unable to sustain its growth, its earnings could be adversely affected.  If Summit grows too quickly, however, and is not able to control costs and maintain asset quality, rapid growth also could adversely affect its financial performance.

Summit depends on local economic conditions, over which it has no control.

Summit’s success depends to a certain extent upon the general economic conditions in the geographic markets in which it operates.  Although Summit anticipates that economic conditions in these markets will continue to be favorable, no assurance can be given that these economic conditions will continue.  Adverse changes in economic conditions in the geographic markets in which Summit’s subsidiaries are located would likely impair their ability to collect loans and could otherwise have a negative effect on Summit’s financial condition.  In addition, Summit’s deposit balances may fluctuate due to economic conditions or other conditions over which it has no control.

There are no assurances as to the adequacy of the allowance for credit losses.

Summit believes that its allowance for credit losses is maintained at a level adequate to absorb probable losses in its loan portfolio given the current information known to management.

Management establishes the allowance based upon many factors, including, but not limited to:

•	historical loan loss experience;

•	industry diversification of the commercial loan portfolio;

•	the effect of changes in the local real estate market on collateral values;

•	the amount of nonperforming loans and related collateral security;

•	current economic conditions that may affect the borrower’s ability to pay and value of collateral;

•	sources and cost of funds;

•	volume, growth and composition of the loan portfolio; and

•	other factors management believes are relevant.

These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events, so ultimate losses may differ from current estimates.  Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, Summit’s actual loan losses could increase significantly. As a result, such losses could exceed Summit’s current allowance estimates.  Summit can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses differ substantially from our current estimates.

In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review Summit’s allowance for credit losses.  Summit’s independent auditors also review the allowance as a part of their audit.  Any increase in its allowance required by either the regulatory agencies or independent auditors would reduce Summit’s pre-tax earnings.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the merger, the expected pro forma effect of the merger, and plans and objectives of Summit’s management for future operations of the combined organization following consummation of the merger.  You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy.  Each of Summit and Greater Atlantic caution you not to rely unduly on any forward-looking statements in this proxy statement/prospectus.  These forward-looking statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in these forward-looking statements.

Factors that might cause such a difference include the following:

•	the ability of Greater Atlantic to obtain the required shareholder approval or the ability of Summit to obtain the required regulatory approvals for the merger;
•	the ability of the companies to consummate the merger;
•	Summit’s ability to successfully integrate Greater Atlantic into Summit following the merger;
•	a material adverse change in the financial condition, results of operations or prospects of either Summit or Greater Atlantic;
•	Summit’s ability to fully realize any cost savings and revenues or the ability to realize them on a timely basis;
•	the risk of borrower, depositor and other customer attrition after the merger is completed;
•	a change in general business and economic conditions;
•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;
•	changes in accounting principles, policies or guidelines;
•	changes in legislation and regulation;
•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and
•	other risk factors described on pages 14 to 17 of this proxy statement/prospectus.

RECENT DEVELOPMENTS

       On July 25, 2008, Summit issued a News Release announcing its earnings for the second quarter of 2008.  This news release is furnished as Exhibit 99 to the Current Report filed on Form 8-K by Summit on July 25, 2008, and is incorporated herein by reference.

CEASE AND DESIST ORDER APPLICABLE TO GREATER ATLANTIC BANK

Effective April 25, 2008, Greater Atlantic Bank consented to the issuance of a Cease and Desist Order (the “Order”) by the Office of Thrift Supervision (the “OTS”).

The Order, as modified effective June 30, 2008,  requires Greater Atlantic Bank, among other things, to:

1.	report, within prescribed time periods to the OTS Regional Director for the Southeast Region (the “Regional Director”) on the status of the then ongoing negotiations with Summit;

2.	have, at September 30, 2008, and maintain a Tier One (Core) Capital Ratio of at least 6% and a total risk based capital ratio of at least 12%;

3.	develop a comprehensive long term operating strategy to be implemented if the proposed merger with Summit is not consummated;

4.	incorporate the long term operating strategy into a three-year business plan containing at a minimum the requirements set forth in the Order;

5.
cease, as of the effective date of the Order, making commercial real estate loans, commercial loans and loans on raw land without the prior written approval of the Regional Director, except for such loans as to which Greater Atlantic Bank has a legally binding written commitment to lend as of the effective date of the Order;

6.	cease, as of the effective date of the Order; accepting brokered deposits; and

7.	refrain from the payment of dividends or other capital distributions.

In addition, the Order requires the board of directors of Greater Atlantic Bank to take action with respect to credit administration, classified assets and accounting system controls and to establish a regulatory compliance committee of three or more non-employee directors to monitor and coordinate compliance with the provisions of the Order and provide the board of directors with progress reports on compliance, which reports are to be transmitted by the board of directors of the bank to the Regional Director.

The Order provides that it will remain in effect until terminated, modified, or suspended in writing by the OTS, acting through the Regional Director or other authorized representative.

As of the date of this proxy statement/prospectus, Greater Atlantic Bank believes that it has complied with the terms of the Order applicable to it as of that date.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Summit common stock is traded on the NASDAQ Capital Market (formerly known as the NASDAQSmallCap Market) under the symbol “SMMF”.  The closing sale price reported for Summit common stock on June 9, 2008, the last trading date preceding the public announcement of the merger agreement, was $13.05.  Since February 22, 2007, Greater Atlantic common stock has been quoted on the Pink Sheets under the symbol “GAFC.PK.”  Before that date, Greater Atlantic common stock was quoted on the NASDAQ Capital Market.  The closing sale price reported for Greater Atlantic common stock on June 9, 2008, the last trading date preceding the public announcement of the merger agreement, was $1.25.

The following table sets forth for the periods indicated the high and low prices per share of Summit common stock and Greater Atlantic common stock as reported on their respective market, along with the semi-annual cash dividends per share declared.  The per share prices do not include adjustments for markups, markdowns or commissions.

	Summit Financial Group, Inc.			Greater Atlantic Financial Corp.
	Sales Price		Cash Dividend Declared	Sales Price		Cash Dividend Declared

	High	Low		High	Low
2006
First Quarter	$25.09	$19.90	$-	$6.05	$4.60	$-
Second Quarter	$24.52	$19.10	$0.16	$5.90	$5.04	$-
Third Quarter	$24.18	$17.95	$-	$5.36	$4.75	$-
Fourth Quarter	$20.16	$17.50	$0.16	$5.20	$4.30	$-

2007
First Quarter	$21.51	$19.49	$-	$4.30	$2.35	$-
Second Quarter	$21.20	$19.80	$0.17	$5.10	$2.25	$-
Third Quarter	$19.65	$18.28	$-	$5.50	$5.00	$-
Fourth Quarter	$18.96	$13.60	$0.17	$5.35	$4.69	$-

2008
First Quarter	$16.25	$13.51	$-	$4.95	$3.85	$-
Second Quarter	$14.47	$12.50	$0.18	$3.00	$1.17	$-
Third Quarter (through July 25, 2008)	$11.50	$10.08	$-	$2.47	$2.00	$-

The shareholders of Summit are entitled to receive dividends when and as declared by its board of directors.  Dividends have been paid semi-annually.  Dividends were $0.34 per share in 2007 and $0.32 per share in 2006.  The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Deposit Insurance Corporation.

Payment of dividends by Summit depends upon receipt of dividends from its banking subsidiary.  Payment of dividends by Summit’s state non-member banking subsidiary is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the West Virginia Division of Banking and generally, the prior approval of the FDIC is required if the total dividends declared by a state non-member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.  Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years.  The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice.  The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

The following table sets forth historical per share market values for Summit common stock and Greater Atlantic common stock (i) on June 9, 2008, the last trading day prior to public announcement of the merger agreement, and (ii) on July 25, 2008 , the most recent practicable date before the printing and mailing of this proxy statement/prospectus.  The table also shows the equivalent pro forma market value of Greater Atlantic common stock on June 9, 2008, and July 25, 2008 .

The equivalent pro forma market value per share of Greater Atlantic common stock is the result obtained by multiplying the historical market price of Summit common stock by the applicable exchange ratio.  For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of Summit common stock is equal to the historical market price on June 9, 2008, and on July 25, 2008 .  Accordingly, the pro forma market value of Greater Atlantic common stock (i) on June 9, 2008, is determined by multiplying $13.05 by the exchange ratio of 0.3065, and (ii) on July 25, 2008 , is determined by multiplying $11.50 by the exchange ratio of 0.328625 .

The historical market prices represent the last sale prices on June 9, 2008, and July 25, 2008(July 24, 2008 with respect to Greater Atantic).  The average closing price of Summit common stock used to determined the exchange ratio and the market price may be higher or lower than the closing prices of Summit common stock on the dates shown in the table and, therefore, the market value of the Summit common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

                    Historical Market Price Per Share                       Greater Atlantic
                          Greater                         Equivalent Pro Forma
    Summit                          Atlantic                      Market Value Per Share

June 9, 2008                                                     $  13.05                           $  1.25                                      $  4.00
July 25 , 2008                                                    $  11.50                           $  2.00                                        $  3.78

Once the merger is completed, there will be no further public market for Greater Atlantic common stock.

UNAUDITED COMPARATIVE PER SHARE DATA

We have summarized below historical earnings, dividend and book value per share information for Summit and Greater Atlantic and additional similar information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.  The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective at the year end dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period presented, in the case of the earnings and dividend data.

The pro forma combined and pro forma equivalent per share information below assume that Summit will pay consideration totaling $4.00 per share for each outstanding share of Greater Atlantic common stock, 100% in the form of Summit common stock.  For purposes of valuing Summit’s common stock paid, a price per share of $13.05 was assumed, which represents the average closing price of Summit’s common stock on the last trading day preceding the public announcement of the merger and which results in an exchange ratio 0.3065 shares of Summit common stock for each share of Greater Atlantic common stock.

The Greater Atlantic pro forma equivalent per share amounts below are calculated by multiplying the Summit pro forma combined earnings per share and book value per share by the exchange ratio of 0.3065 so that the per share amounts equate to the respective values for one share of Greater Atlantic common stock.

We expect that both Summit and Greater Atlantic will incur merger and integration costs as a result of the merger.  We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses.  The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Summit reports on a calendar year basis while Greater Atlantic reports on a fiscal year ending on September 30.  Accordingly for purposes of the below earnings per share data, Summit’s statements of income for the three months ended March 31, 2008, and the year ended December 31, 2007, have been combined with Greater Atlantic’s statements of income for the three months ended December 31, 2007, and the year ended September 30, 2007, respectively.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Summit and Greater Atlantic contained in this proxy statement/prospectus.

For the Three Months Ended 3/31/08-Summit & 12/31/07-Greater Atlantic
				Greater
		Greater		Atlantic
	Summit	Atlantic	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent

Basic earnings (loss) per share	$0.52	$(0.28)	$0.42	$0.13

Diluted earnings (loss) per share	$0.51	$(0.28)	$0.40	$0.12

Dividends declared per share	$-	$-	$-	$-

Book value per share (at 3/31/2008)	$12.41	$1.08	$12.48	$3.83

For the Year Ended 12/31/07-Summit & 9/30/07-Greater Atlantic
				Greater
		Greater		Atlantic
	Summit	Atlantic	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent
Basic earnings (loss) per share
from continuing operations	$1.87	$0.31	$1.84	$0.56

Diluted earnings (loss) per share
from continuing operations	$1.85	$0.31	$1.74	$0.53

Dividends declared per share	$0.34	$-	$0.30	$0.10

Book value per share (at 12/31/2007)	$12.07	$2.86	$12.17	$3.73

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2008, and unaudited pro forma condensed combined consolidated statements of income for the three months ended March 31, 2008, and the year ended December 31, 2007, combine the historical financial statements of Summit and Greater Atlantic.  The unaudited pro forma financial statements give effect to the proposed merger of Greater Atlantic with and into Summit as if the merger occurred on March 31, 2008, with respect to the balance sheet, and on January 1, 2008, and January 1, 2007, with respect to the statements of income for the three months ended March 31, 2008, and the year ended December 31, 2007, respectively.  The unaudited pro forma financial statements give effect to the proposed merger under the purchase method of accounting using an acquisition price of $4.00 per share for Greater Atlantic common stock.

Summit reports on a calendar year basis while Greater Atlantic reports on a fiscal year ending on September 30.  Accordingly, for purposes of the unaudited pro forma condensed combined consolidated statements of income, Summit’s statements of income for the three months ended March 31, 2008, and the year ended December 31, 2007, have been combined with Greater Atlantic’s statements of income for the three months ended December 31, 2007, and the year ended September 30, 2007, respectively.

The purchase method of accounting requires that all of Greater Atlantic’s assets and liabilities be adjusted to their estimated fair market values as of the date of merger.  For purposes of the unaudited pro forma financial statements, fair market value of assets and liabilities as of March 31, 2008, has been estimated by management of Summit using market information available on March 31, 2008.  Accordingly, these adjustments are only approximations.  This information may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the periods indicated or which may be obtained in the future.  Upon consummation of the merger, Summit will make adjustments as of the date of consummation based on appraisals and estimates.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

	Actual		Pro Forma
		Greater
	Summit	Atlantic
	Financial	Financial
	Group, Inc.	Corp.	Adjustments		Combined
ASSETS
Cash and due from banks	$ 21,912	$ 2,408	$ -		$ 24,320
Interest bearing deposits with other banks	103	14,874	(478)	(1)	14,149
			(350)	(2)
Federal funds sold	1,514	-	-		1,514
Securities available for sale	284,082	43,841	(693)	(1)	327,230
Securities held to maturity	-	2,720	-		2,720
Other investments	17,947	-	-		17,947
Loans held for sale, net	489	-	-		489
Loans, net	1,079,223	159,724	1,400	(3)	1,240,347
Premises and equipment, net	22,055	2,093	-		24,148
Accrued interest receivable	6,851	1,319	-		8,170
Identifiable intangibles	3,770	-	1,244	(3)	5,014
Goodwill	6,198	956	7,706	(3)	14,860
Other assets	20,966	2,485	(390)	(3)	26,850
			2,900	(3)
	____________	___________	889	(3)	____________
Total assets	$ 1,465,110	$ 230,420	$ 12,228		$ 1,707,758

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$ 836,944	$ 188,805	$ 641	(3)	$ 1,026,390
Short-term borrowings	93,950	1,732	-		95,682
Long-term borrowings	412,329	25,000	976	(3)	438,305
Subordinated debentures owed to
unconsolidated subsidiary trusts	19,589	9,379			28,968
Other liabilities	10,343	2,223	1,000	(3)	14,904
			418	(3)
	____________	___________	920	(3)	___________
Total liabilities	1,373,155	227,139	3,955		1,604,249

Shareholders' Equity
Common stock and related surplus	24,394	25,303	11,554	(1)	35,948
			(25,303)	(4)
Retained earnings	68,901	(20,260)	(350)	(2)	68,901
			20,610	(4)

Accumulated other comprehensive (loss)	(1,340)	(1,762)	1,762	(4)	(1,340)
Total shareholders' equity	91,955	3,281	8,273		103,509
Total liabilities and shareholders' equity	$ 1,465,110	$ 230,420	$ 12,228		$ 1,707,758

See Notes to Unaudited Pro Forma Financial Statements

SUMMIT AND GREATER ATLANTIC
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
(dollars in thousands, except per share amounts)

	Actual		Pro Forma
	Three Months Ended
	March 31,	December 31,
	2008	2007
		Greater
	Summit	Atlantic
	Financial	Financial
	Group, Inc.	Corp.	Adjustments		Combined
Interest income	$23,859	$3,878	114	(6)	$27,851

Interest expense	12,920	2,600	(282)	(7)	15,238
Net interest income	10,939	1,278			12,613
Provision for loan losses	1,000	102	___________		1,102
Net interest income after
provision for loan losses	9,939	1,176	___________		11,511
Noninterest income
Service fees	743	139			882
Other	2,105	(2)	___________		2,103
Total noninterest income	2,848	137	___________		2,985
Noninterest expense
Salaries and employee benefits	4,395	943			5,338
Net occupancy expense	476	324			800
Equipment expense	534	105			639
Other	1,684	785	44	(8)	2,513
Total noninterest expense	7,089	2,157			9,290

Income (loss) before income taxes	5,698	(844)			5,206
Income tax expense	1,874	-	(320)	(9)	1,688
			134	(10)
Net income (loss)	$3,824	$(844)	$538		$3,518

Basic earnings (loss) per share	$0.52	$(0.28)			$0.42

Diluted earnings (loss) per share	$0.51	$(0.28)			$0.40

Dividends per common share	$-	$-			$-

See Notes to Unaudited Pro Forma Financial Statements

SUMMIT AND GREATER ATLANTIC
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
(dollars in thousands, except per share amounts)

	Actual		Pro Forma
	Year Ended
	December 31,	September 30,
	2007	2007
		Greater
	Summit	Atlantic
	Financial	Financial
	Group, Inc.	Corp.	Adjustments		Combined
Interest income	$91,384	$18,421	$(2,225)	(5)	$108,036
			456	(6)
Interest expense	52,317	11,993	(1,692)	(5)	61,489
			(1,129)	(7)
Net interest income	39,067	6,428			46,547
Provision for loan losses	2,055	685			2,740
Net interest income after
provision for loan losses	37,012	5,743			43,807
Noninterest income
Service fees	3,004	613	(40)	(5)	3,577
Other	4,353	4,257			8,610
Total noninterest income	7,357	4,870			12,187
Noninterest expense
Salaries and employee benefits	14,608	4,446	(256)	(5)	18,798
Net occupancy expense	1,758	1,394	(102)	(5)	3,050
Equipment expense	2,004	516	(24)	(5)	2,496
Other	6,728	3,270	(62)	(5)	10,113
			177	(8)
Total noninterest expense	25,098	9,626			34,457
Income (loss) from continuing operations
before income taxes	19,271	987			21,537
Income tax expense	5,734	36	339	(9)	6,595
			486	(10)
Income (loss) from continuing operations	$13,537	$951	$454		$14,942

Basic earnings (loss) per share
from continuing operations	$1.87	$0.31			$1.84

Diluted earnings (loss) per share
from continuing operations	$1.85	$0.31			$1.74

Dividends per common share	$0.34	$-			$0.30

See Notes to Unaudited Pro Forma Financial Statements

SUMMIT AND GREATER ATLANTIC
Notes to Unaudited Pro Forma Financial Statements

(1)           Effect of stock consideration paid by Summit to Greater Atlantic's shareholders in conjunction with the merger and record cash paid by Summit for its estimated direct transaction costs.  Under the terms of the Greater Atlantic transaction, Summit will pay total consideration of $4.00 per share for each of the 3,024,220 outstanding common shares of Greater Atlantic, less the 135,800 shares of Greater Atlantic previously acquired by Summit.  Such consideration will be paid 100% in the form of Summit common stock.

(a)           Stock consideration:  Issuance of 809,081 shares of Summit common stock to Greater Atlantic shareholders assuming that Summit's average stock price for the 20 trading days preceding March 31, 2008 is $14.28.

(b)           Estimated direct transactions costs and costs of Greater Atlantic shares previously acquired:  Summit's estimated direct transaction costs of $478,000 and cost for Greater Atlantic shares previously acquired by Summit for $693,000.

(2)           Effect of Greater Atlantic's estimated direct transaction costs.

(3)           Adjust acquired assets and liabilities of Greater Atlantic to fair value and record related tax effects as follows (in thousands):

Purchase price, estimated transaction costs and cost of Greater Atlantic shares previously acquired ($12,725) paid by Summit in excess of Greater Atlantic's shareholders' equity at March 31, 2008 ($2,931) adjusted for the direct transaction costs paid by Greater Atlantic.		$9,794

Estimated fair value purchase accounting adjustments:

Loans	$1,400
Deposits	(641)
Borrowings	(976)
Core deposit intangible	1,244
Net deferred tax liabilities on purchase accounting adjustments	(390)
Tax benefit of purchased net operating loss carryforwards	2,900
	$3,537	(3,537)

Purchase price and estimated transaction costs in excess of fair value of net assets acquired		6,257

Estimated exit and other restructuring costs expected to be incurred in connection with the acquisition of Greater Atlantic:
Employee severance costs	$1,000
EDP contracts cancellation costs	418
Lease termination costs	920
Net deferred tax asset on exit and restructuring costs	(889)
	$1,449	1,449
Goodwill		$7,706

(4)	Reflect elimination of Greater Atlantic’s equity accounts.

(5)	Estimated reductions to interest income, interest expense, non-interest income and non-interest expense as result of sale of Greater Atlantic's Pasadena, Maryland branch office in August 2007.

SUMMIT AND GREATER ATLANTIC
Notes to Unaudited Pro Forma Financial Statements (continued)

(6)	Other pro forma adjustments to interest income, as follows (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Estimated accretion of fair value adjustment to securities over portfolio’s estimated 4 year average life to maturity	$149	$596
Estimated amortization of fair value adjustment to Loans over portfolio’s estimated 10 year average Life to maturity	(35)	(140)
	$114	$456

(7)	Other proforma adjustments to interest expense, as follows (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Estimated amortization of fair value adjustment to deposits over the estimated 1 year average remaining maturity of the deposits	$(160)	$(641)
Estimated amortization of fair value adjustment to borrowings over the estimated 2 year average remaining maturity of the borrowings	(122)	(488)
	$(282)	$(1,129)

(8)	Amortization of core deposit intangible over estimated 7 year average life.

(9)	Tax expense (benefit), previously unrecognized, of Greater Atlantic’s income (loss) from continuing operations before income taxes at a 38% effective tax rate.

(10)	Tax effect of pro forma adjustments at a 38% effective tax rate.

SUMMARY  SELECTED FINANCIAL DATA

The following table sets forth certain summary historical consolidated financial information for Summit and Greater Atlantic.  The balance sheet data and income statement data of Summit as of and for the five years in the period ended December 31, 2007 and for Greater Atlantic as of and for the five years in the period ended September 30, 2007 are derived from the audited consolidated financial statements of Summit and Greater Atlantic, respectively.  The balance sheet data and income statement data of Summit for the three months ended March 31, 2008, and March 31, 2007, are derived from the unaudited consolidated financial statements of Summit.  You should not rely on the three-month information as being indicative of the results that may be expected for the entire year or for any future interim period.

The following information should be read in conjunction with the audited and unaudited consolidated financial statements and the related notes of Summit, which are incorporated by reference into this proxy statement/prospectus, and the audited consolidated financial statements of Greater Atlantic, which are attached to this proxy statement/prospectus.

SUMMIT FINANCIAL GROUP, INC. Summary Consolidated Financial Data
Dollars in thousands, except per share amounts	For the Three months ended March 31 2008	For the Three months ended March 31, 2007	For the Year Ended December 31,
			2007	2006	2005	2004	2003
Summary of Operations
Interest income	$23,859	$21,842	$91,384	$80,278	$56,653	$45,041	$41,154
Interest expense	12,920	12,639	52,317	44,379	26,502	18,663	17,827
Net interest income	10,939	9,203	39,067	35,899	30,151	26,378	23,327
Provision for loan losses	1,000	390	2,055	1,845	1,295	1,050	915
Net interest income after provision for loan losses	9,939	8,813	37,012	34,054	28,856	25,328	22,412
Noninterest income	2,848	1,056	7,357	3,634	1,605	3,263	3,275
Noninterest expense	7,089	5,649	25,098	21,610	19,264	16,919	14,218
Income (loss) before income taxes	5,698	4,220	19,271	16,078	11,197	11,672	11,469
Income tax expense	1,874	1,286	5,734	5,018	3,033	3,348	3,414
Income (loss) from continuing operations	3,824	2,934	13,537	11,060	8,164	8,324	8,055
Discontinued operations:
Exit costs and impairment of long-lived assets	-	80	(312)	(2,480)	-	-	-
Operating income (loss)	-	(372)	(10,347)	(1,750)	3,862	2,913	(44)
Income (loss) from discontinuedoperations before tax	-	(292)	(10,659)	(4,230)	3,862	2,913	(44)
Income tax expense (benefit)	-	(97)	(3,578)	(1,427)	1,339	1,004	(15)
Income (loss) from discontinuedoperations	-	(195)	(7,081)	(2,803)	2,523	1,909	(29)
Net income	$3,824	$2,739	$6,456	$8,257	$10,687	$10,233	$8,206
Balance Sheet Data (at period end)
Assets	$1,465,110	$1,254,528	$1,435,536	$1,235,519	$1,110,214	$889,830	$791,577
Securities	302,029	258,173	300,066	247,874	223,772	211,362	235,409
Loans	1,079,223	930,769	1,052,489	916,045	793,452	602,728	498,340
Deposits	836,944	877,225	828,687	888,687	673,887	524,596	511,801
Short-term borrowings	93,950	79,886	172,055	60,428	182,028	120,629	49,714
Long-term borrowings and subordinated debentures	431,918	203,408	335,327	195,699	172,295	173,101	168,549
Shareholders equity	91,955	81,950	89,420	78,752	72,691	65,150	57,005
Per Share Data
Earnings per share - continuing operations
Basic earnings	$0.52	$0.41	$1.87	$1.55	$1.15	$1.18	$1.14
Diluted earnings	0.51	0.41	1.85	1.54	1.13	1.17	1.14
Earnings per share – discontinued operations
Basic earnings (loss)	-	(0.03)	(0.98)	(0.39)	0.35	0.27	-
Diluted earnings (loss)	-	(0.03)	(0.97)	(0.39)	0.35	0.27	-
Earnings per share
Basic earnings	0.52	0.39	0.89	1.16	1.51	1.46	1.14
Diluted earnings	0.51	0.38	0.88	1.15	1.48	1.44	1.14
Shareholders’ equity (at period end)	12.41	11.57	12.07	11.12	10.20	9.25	8.12
Cash dividends	-	-	0.34	0.32	0.30	0.26	0.215
Performance Ratios
Return on average equity	16.55%	13.40%	7.34%	10.44%	15.09%	16.60%	14.69%
Return on average assets	1.06%	0.88%	0.50%	0.70%	1.10%	1.22%	1.11%
Dividend payout	0.0%	0.0%	38.1%	27.6%	20.0%	17.9%	18.8%
Equity to assets	6.3%	6.5%	6.2%	6.4%	6.5%	7.3%	7.2%

GREATER ATLANTIC FINANCIAL CORP. Summary Consolidated Financial Data
Dollars in thousands, except per share amounts	For the Six Months Ended March 31, 2008	For the Six Months Ended March 31, 2007	For the Year Ended September 30,
			2007	2006	2005	2004	2003
Summary of Operations
Interest income	$7,303	$9,399	$18,421	$18,794	$16,794	$18,085	$19,361
Interest expense	5,004	5,900	11,993	11,583	10,013	11,970	12,277
Net interest income	2,299	3,499	6,428	7,211	6,945	6,115	7,084
Provision for loan losses	2,790	293	685	126	219	209	791
Net interest income (loss) after provision for loan losses	(491)	3,206	5,743	7,085	6,726	5,906	6,293
Noninterest income	263	285	4,870	917	2,640	547	766
Noninterest expense	4,739	5,207	9,626	11,085	9,889	10,370	10,014
Income (loss) before income taxes	(4,967)	(1,716)	987	(3,083)	(523)	(3,917)	(2,955)
Income tax expense	885	-	36	-	-	-	-
Income (loss) from continuing operations	(5,852)	(1,716)	951	(3,083)	(523)	(3,917)	(2,955)
Discontinued operations:	-	-
Exit costs and impairment of long-lived assets	-	-	-	-	-	-	-
Operating income (loss)	-	-	-	(2,488)	(1,107)	428	4,898
Income (loss) from discontinuedoperations before tax	-	-	-	(2,488)	(1,107)	428	4,898
Income tax expense (benefit)	-	-	-	-	-	-	-
Income (loss) from discontinuedoperations	-	-	-	(2,488)	(1,107)	428	4,898
Net income (loss)	$(5,852)	(1,716)	$951	$(5,571)	$(1,630)	$(3,489)	$1,943
Balance Sheet Data (at period end)
Assets	$230,420	$284,003	$245,994	$305,219	$339,542	$433,174	$498,456
Securities	44,921	65,414	51,963	80,157	115,798	153,007	224,784
Loans, net	159,724	182,941	173,803	191,977	193,708	244,787	240,703
Deposits	188,805	226,627	197,991	230,174	237,794	288,956	297,876
Short-term borrowings	1,732	2,954	2,192	18,574	38,479	64,865	77,835
Long-term borrowings and subordinated debentures	34,379	45,392	34,374	45,388	47,378	60,569	96,159
Shareholders equity	3,281	7,212	9,571	8,850	14,375	15,944	20,442
Per Share Data
Earnings per share - continuing operations
Basic earnings	$(1.93)	$(0.57)	$0.31	$(1.02)	$(0.17)	$(1.30)	$(0.98)
Diluted earnings	(1.93)	(0.57)	0.31	(1.02)	(0.17)	(1.30)	(0.67)
Earnings per share – discontinued operations
Basic earnings (loss)	-	-	-	(0.82)	(0.37)	0.14	1.63
Diluted earnings (loss)	-	-	-	(0.82)	(0.37)	0.14	1.11
Earnings per share
Basic earnings	(1.93)	(0.57)	0.31	(1.84)	(0.54)	(1.16)	0.65
Diluted earnings	(1.93)	(0.57)	0.31	(1.84)	(0.54)	(1.16)	0.44
Shareholders’ equity (at period end)	1.08	2.38	3.17	2.93	4.76	5.29	6.79
Cash dividends	-	-	-	-	-	-	-
Performance Ratios
Return on average equity	-131.13%	-41.31%	12.08%	-45.80%	-11.79%	-22.90%	12.83%
Return on average assets	-4.90%	-1.20%	0.33%	-1.77%	-0.44%	-0.69%	0.41%
Dividend payout	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Equity to assets	1.4%	2.5%	3.9%	2.9%	4.2%	3.7%	4.1%

INFORMATION ABOUT THE MEETING AND VOTING

General

This section contains information about the Greater Atlantic special shareholder meeting that has been called to vote upon the matters described below.  We expect to mail this proxy statement/prospectus to you, as a Greater Atlantic shareholder, on or about August 7, 2008.

In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization dated as of , among Summit, SFG II, Inc. and Greater Atlantic as the “merger agreement.”  Proxies may be voted on other matters that may properly come before the Greater Atlantic meeting, if any, at the discretion of the proxy holders.  Greater Atlantic’s board knows of no such other matters except those incidental to the conduct of the meeting.  A copy of the merger agreement is attached as Annex A.

Matters Relating to the Special Meeting of Greater Atlantic’s Stockholders

Time and Place:	September 4, 2008
10:00a.m., Local Time
Crowne Plaza Tysons Corner
1960 Chain Bridge Road
McLean, VA

Purpose of Meeting:	To vote on the proposed merger of Greater Atlantic and Summit pursuant to which Greater Atlantic will merger with SFG II, Inc., a wholly-owned subsidiary of Summit formed to facilitate the merger.

To vote on the proposal to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the matters to be considered by the shareholders at the special meeting.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person.  You may attend the meeting even if you have previously delivered a proxy to us.  You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the Greater Atlantic corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person.  Written notices of revocation and other communications about revoking your proxy should be addressed to:

Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P50
Reston, Virginia  20191
Attention:  Edward C. Allen
Telephone:  (703) 391-1300

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies.  If you make no specification on your returned, signed and dated proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Solicitation of Proxies

        Greater Atlantic will bear the entire cost of soliciting proxies from you, except that Summit has agreed to pay half the cost of the printing of this proxy statement/prospectus.  In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary.  Greater Atlantic will reimburse those record holders for their reasonable expenses in taking those actions.  If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, fax, letter or special delivery letter.  Finally, Greater Atlantic has retained a professional proxy solicitation firm to assist in soliciting proxies.  We will pay a fee in the amount of $5,000 to Laurel Hill Advisory Group, LLC for its services, and we will also reimburse them for all costs and expenses, which we expect to be approximately $2500 , in connection with this solicitation.

Record Date and Voting Rights

In accordance with Delaware law and Greater Atlantic’s certificate of incorporation and bylaws, we have fixed July 28 , 2008, as the record date for determining the shareholders entitled to notice of and to vote at the special meeting.  Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Greater Atlantic common stock at the close of business on the record date.  At that time,  3,024,220 shares of Greater Atlantic common stock were outstanding, held by  271 holders of record.  To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Greater Atlantic common stock representing a majority of the shares outstanding and entitled to vote on the record date.  You are entitled to one vote for each outstanding share of Greater Atlantic common stock you held as of the close of business on the record date.

Holders of shares of Greater Atlantic common stock present in person at the special meeting but not voting, and shares of Greater Atlantic common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business.  Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal.  These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

Vote Required

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Greater Atlantic’s outstanding shares entitled to vote at the special meeting.

Because approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of Greater Atlantic common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters.  Accordingly, the Greater Atlantic board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers, and their affiliates, of Greater Atlantic beneficially owned approximately  301,759 shares of Greater Atlantic common stock, entitling them to exercise approximately 9.98 % of the voting power of the Greater Atlantic common stock entitled to vote at the special meeting.  Each director and executive officer of Greater Atlantic intends to vote each share of Greater Atlantic common stock that he owns “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

Recommendation of the Greater Atlantic Board of Directors

The Greater Atlantic board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger.  The Greater Atlantic board believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, and are in the best interests of, Greater Atlantic and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

Appraisal Rights for Greater Atlantic Stockholders

If the merger agreement is approved and adopted by the Greater Atlantic stockholders, holders of Greater Atlantic common stock who delivered a written demand for appraisal to Greater Atlantic prior to the vote on the merger agreement at Greater Atlantic’s special meeting and did not vote in favor of the approval and adoption of the merger agreement will be entitled to receive the fair value of their shares under Section 262 of the Delaware General Corporation Law.  The text of this law is attached to this proxy statement/prospectus as Annex B.

THE MERGER

This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to such document.  The merger agreement is attached as Annex A to this proxy statement/prospectus.   We incorporate this document into this summary by reference.

Merger

Subject to satisfaction or waiver of all conditions in the merger agreement, Greater Atlantic will merge with and into SFG II, Inc., a wholly-owned subsidiary of Summit.  Upon completion of the merger, Greater Atlantic’s corporate existence will terminate and SFG II, Inc. will continue as the surviving corporation.

Merger Consideration

In the merger, the number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock you own will be determined by the exchange ratio at closing.  At the closing, we will determine the exchange ratio by dividing $4.00 by the average closing price of Summit common stock reported on the NASDAQ Capital Market for the twenty (20) trading days prior to closing (the “Average Closing Price”).  The exchange ratio is subject to a ceiling, which sets the maximum number of shares that Summit will issue.  The ceiling provides that each share of Greater Atlantic common stock will be exchanged for no more than 0.328625 of a share of Summit common stock.  The amount of shares of Summit common stock that you will receive is also subject to adjustment based on the amount of Greater Atlantic’s shareholders’ equity at the time of closing and whether any adjustments will be made to Greater Atlantic’s loan loss allowance.  The Merger Consideration and exchange ratio may be adjusted based on the amount of Greater Atlantic’s shareholders’ equity adjusted at closing.  If, at closing, Greater Atlantic’s shareholders’ equity, as adjusted to exclude (a) accumulated other comprehensive income or loss and (b) the effect of removing the benefit of net operating loss carryforwards from the net deferred tax assets (the “Adjusted Shareholders’ Equity”), is less than $4,213,617 (which equals Greater Atlantic’s Adjusted Shareholders’ Equity at March 31, 2008 and is referred to as the “Benchmark Equity”), then the aggregate value of the merger consideration will be reduced one dollar for each dollar that the Adjusted Shareholders’ equity is less than $4,213,617.  For purposes of determining Adjusted Shareholders’ equity at closing, the Adjusted Shareholders’ Equity will be increased by the actual monthly operating losses, up to $250,000 per month, incurred by Greater Atlantic after March 31, 2008 and before September 1, 2008, the fees accrued or paid to Greater Atlantic’s financial advisor, and the fees accrued or paid to Greater Atlantic’s legal counsel up to $150,000.

The Merger Consideration and exchange ratio will also be adjusted in the event additional provisions are made to Greater Atlantic’s loan loss allowance.  If Summit’s due diligence results in a determination by Summit, with the concurrence of independent accountants retained by Greater Atlantic to review this determination, that additional provisions should be made to Greater Atlantic’s allowance for loan losses, then the Merger Consideration will be reduced dollar for dollar by the amount of additional provisions.  In calculating the amount of the Merger Consideration reduction, specific reserve reductions may be used to offset losses from other loans to determine the amount of provisions needed to the allowance for loan losses.

Because of the uncertainties relating to the amount of Greater Atlantic’s shareholders equity at closing and whether any adjustments will be required to be made to Greater Atlantic’s loan loss allowance, there can be no guarantee that you will receive shares of Summit stock equal to $4.00 for each share of Greater Atlantic common stock.

The following chart provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit’s common stock.  The chart illustrates deal value per share based on changes in the Average Closing Prices of Summit’s common stock.  The chart does not consider other changes in the merger consideration described above.

Summit Average Closing Price	Exchange Ratio	Deal Value Per Share
$16.25	0.246154x	$4.00
$15.93	0.251177x	$4.00
$15.60	0.256410x	$4.00
$15.28	0.261866x	$4.00
$14.95	0.267559x	$4.00
$14.63	0.273504x	$4.00
$14.30	0.279720x	$4.00
$13.98	0.286225x	$4.00
$13.65	0.293040x	$4.00
$13.33	0.300188x	$4.00
$13.00	0.307692x	$4.00
$12.68	0.315582x	$4.00
$12.35	0.323887x	$4.00
$12.17	0.328625x	$4.00
$12.03	0.328625x	$3.95
$11.70	0.328625x	$3.84
$11.38	0.328625x	$3.74
$11.05	0.328625x	$3.63
$10.73	0.328625x	$3.52
$10.40	0.328625x	$3.42
$10.08	0.328625x	$3.31
$9.75	0.328625x	$3.20

The amount and nature of the merger consideration was established through arm’s-length negotiations between Summit and Greater Atlantic and their respective advisors, and reflects the balancing of a number of countervailing factors.  The total amount of the merger consideration reflects a price both parties concluded was appropriate.  See “Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page  42 and “Summit’s Reasons for the Merger” beginning on page 51 .  The parties have structured the merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes.  See “Certain Federal Income Tax Consequences of the Merger” beginning on page  70 .

We cannot assure you that the current fair market value of Summit or Greater Atlantic common stock will be equivalent to the fair market value of Summit or Greater Atlantic common stock on the effective date of the merger.

Surrender of Stock Certificates

Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Greater Atlantic stock certificates for cash and Summit common stock.  Within five (5) business days after completion of the merger, the exchange agent will mail to each Greater Atlantic shareholder of record a letter of transmittal and instructions for use in effecting the surrender of their Greater Atlantic common stock for Summit common stock, if any, that the holders of the Greater

Atlantic common stock are entitled to receive, any cash in lieu of fractional shares and any payment equal to any dividend or other distribution with respect to Summit common stock with a record date prior to the effective time of the merger.

After the effective time of the merger, each certificate formerly representing Greater Atlantic common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Summit common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Summit common stock and any dividend or other distribution with respect to Summit common stock with a record date prior to the effective time of the merger.  The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by Summit until the certificate has been exchanged.  Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Summit common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Greater Atlantic common stock.  Greater Atlantic stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Greater Atlantic stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares.  Upon request, our exchange agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Summit common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) the closing price for a share of Summit common stock on the NASDAQ Capital Market on the effective date of the merger.

Treatment of Greater Atlantic Stock Options

At the effective time, each outstanding and unexercised option granted by Greater Atlantic to purchase shares of Greater Atlantic common stock shall vest and holders of such options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the merger consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding option granted by Greater Atlantic to purchase shares of Greater Atlantic common stock.  At the effective time, Summit shall have no obligation to make any additional grants or awards under the Greater Atlantic stock option plans.

Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law (DGCL), Greater Atlantic stockholders may object to the merger and demand in writing to be paid the fair value of their shares.  Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the accomplishment or expectation of the merger.  Stockholders who elect to exercise appraisal rights must comply with all of the procedures of Section 262 of the DGCL to preserve those rights.  A copy of Section 262 is attached as Annex B to this proxy statement/prospectus.

Section 262 sets forth the procedures to be followed by a stockholder electing to demand appraisal of his or her shares.  These procedures are complicated and must be followed strictly.  Failure to comply with these procedures may cause you to lose your appraisal rights.  The following information is only a brief summary of the required procedures under Delaware law and is qualified in its entirety by the provisions of Section 262.

Under Section 262, Greater Atlantic is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available.  A copy of Section 262 must be included with that notice.  This proxy statement/prospectus constitutes Greater Atlantic's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 attached as Annex B.  If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights under Delaware law may be lost.

Please review Section 262 for the complete procedures.  Neither Summit nor Greater Atlantic will give you any notice of your appraisal rights other than as described in this proxy statement/prospectus and as required by the DGCL.

General Requirements

If you want to object to the merger and be paid the full value of your shares in cash, Section 262 generally requires you to take the following actions:

•
You must deliver a written demand for appraisal to Greater Atlantic before the vote is taken on the merger agreement at Greater Atlantic's special meeting.  This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement.  Merely voting against, abstaining from voting or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.  See "Requirements for Written Demand for Appraisal" below for more details on making a demand for appraisal.

•
You must not vote in favor of approval and adoption of the merger agreement.  A failure to vote will satisfy this requirement, but a vote in favor of the merger agreement will constitute a waiver of your right of appraisal.  Accordingly, if you want to maintain your appraisal rights you must either check the "Against" box or the "Abstain" box on the proxy card or refrain from executing and returning the enclosed proxy card.

•	You must continuously hold your shares of Greater Atlantic stock from the date you make the demand for appraisal through the effective date of the merger.

Requirements for Written Demand for Appraisal

A written demand for appraisal of Greater Atlantic stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made.  The demand must be signed as the stockholder's name appears on its Greater Atlantic stock certificate(s).  If you are a beneficial owner of Greater Atlantic stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

If you own Greater Atlantic stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Greater Atlantic stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal.  An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

If you are a record owner, such as a broker, who holds Greater Atlantic stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners.  In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal.  If you do not specify the number of shares, it will be assumed that your written demand covers all the shares of Greater Atlantic stock that are in your name.

Greater Atlantic stockholders who wish to exercise their appraisal rights should address written demands to:

Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia  20191
Attention: Corporate Secretary

Greater Atlantic must receive all written demands for appraisal before the vote concerning the merger agreement is taken.  As explained above, this written demand should be signed by, or on behalf of, the stockholder of record.  The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

Written Notice

Within 10 days after the effective date of the merger, Summit, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Greater Atlantic stockholder who has properly sent a written demand for appraisal and who did not vote in favor of the merger.  Except as required by law, Summit will not notify stockholders of any dates by which appraisal rights must be exercised.

Petition With Chancery Court

Within 120 days after the effective date of the merger, either Summit or any stockholder who has complied with the requirements of Section 262(a) and (d) may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all stockholders entitled to appraisal.  Summit does not presently intend to file a petition, and if you seek to exercise appraisal rights you should not assume that Summit will file a petition or that Summit will initiate any negotiations with respect to the fair value of your shares.  If you are a Greater Atlantic stockholder and want to have your Greater Atlantic shares appraised you should be prepared to initiate any petitions necessary for the perfection of your appraisal rights within the time period and in the manner prescribed in Section 262.  Since Summit has no obligation to file a petition, your failure to file a petition within the period specified could result in the loss of your appraisal rights.

Withdrawal of Demand

If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the effective date of the merger.  If you withdraw your demand for appraisal, your appraisal rights will be terminated and you will receive the merger consideration provided in the merger agreement.

Request for Appraisal Rights Statement

If you have complied with the conditions of Section 262, you are entitled, upon written request, to receive from Summit a statement setting forth the aggregate number of shares for which appraisal rights have been properly exercised and the aggregate number of holders of such shares.  Summit must mail this statement to you within 10 days after receiving your written request.  In order to receive this statement, you must send your request within 120 days after the effective date of the merger to Summit at the following address:

Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia 26836
Attention: H. Charles Maddy, III

Chancery Court Procedures

If you properly file a petition for appraisal in the Court and deliver a copy of such petition to Summit, Summit will then have 20 days to provide the Court with a list of the names and addresses of all the stockholders who have demanded payment for their shares and have not reached an agreement with Summit as to the value of their shares.  If the Court decides it is appropriate, it has the power to conduct a hearing to determine which stockholders have complied with Section 262 and have become entitled to appraisal.  The Register in Chancery, if ordered to do so by the Court, will then send notice of the time and place of the hearing on the petition to all the stockholders who have demanded appraisal.  The Court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending.  If you do not follow the Court's directions, you may be dismissed from the proceeding.

Chancery Court Appraisal of Greater Atlantic Shares

After the Court determines which stockholders are entitled to an appraisal, the Court will appraise the shares, determining their fair value by considering all relevant factors except for any appreciation or depreciation resulting from the accomplishment or expectation of the merger, together with a fair rate of interest, if the payment of interest is deemed appropriate by the Court.  After the Court determines the fair value of the shares, it will direct Summit to pay that value to the stockholders who are entitled to such payment.  In order to receive the fair value for your shares, you must surrender your stock certificates.

The Court could determine that the fair value of shares of Greater Atlantic stock is more than, the same as, or less than the merger consideration.  In other words, if you demand appraisal rights, you could receive less consideration that you would under the merger agreement.

Costs and Expenses of Appraisal Proceeding

The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances.  Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal.

Loss of Stockholders' Rights

If you demand appraisal, after the effective date of the merger you will not be entitled to:

•           vote your shares of stock, for any purpose, for which you have demanded appraisal;

•           receive payment of dividends or other distributions with respect to your shares, except for dividends or distributions, if any, that are payable to the holders of record as of a record date before the effective date of the merger; or

•           receive the payment of the consideration provided for in the merger agreement.

However, you can regain these rights if no petition for an appraisal is filed within 120 days after the effective date of the merger, or if you deliver to Summit a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the effective date of the merger or with the written consent of Summit.  As explained above, these actions will also terminate your appraisal rights.  However, an appraisal proceeding in the Court cannot be dismissed without the Court's approval.  The Court may condition its approval upon any terms that it deems just.

If you fail to comply strictly with these procedures you will lose your appraisal rights.  Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Background of the Merger; Board Recommendations and Reasons for the Merger

Periodically, the management of Greater Atlantic has evaluated Greater Atlantic’s strategic options, including continuing to operate as an independent entity.  At the time of the most recent strategic evaluation in early 2006, Greater Atlantic had not achieved consistent profitable earnings, sustaining losses in fiscal years 2002, 2004 and 2005, and had continued to suffer losses in the first quarter of fiscal year 2006.  This inability to achieve consistent profitability and its potential implications for Greater Atlantic’s financial condition has been and continues to be an item of supervisory note by the Office of Thrift Supervision, Greater Atlantic’s primary regulator.

At a meeting of the Board of Directors on September 28, 2005, the Board of Directors authorized Charles W. Calomiris, Greater Atlantic’s Chairman of the Board, to select and engage a qualified financial advisory firm to assist the Board of Directors in its strategic planning process.  Subsequently, the Chairman of the Board, together with Carroll E. Amos, Greater Atlantic’s President and Chief Executive Officer, met with representatives of financial advisory firms, including with representatives of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”).  On January 30, 2006, Greater Atlantic engaged Sandler O’Neill to serve as independent financial advisor to the Board of Directors in connection with Greater Atlantic’s review of its strategic options and to provide merger and acquisition analyses in connection with a potential business combination transaction.

At a meeting on March 8, 2006, the Board of Directors met with representatives of Sandler O’Neill who made a presentation to the Board of Directors regarding strategic options available to Greater Atlantic.  The discussion focused on the merits of engaging in a potential business combination transaction (either a whole-bank merger or acquisition or sale of one or more branch offices) versus remaining independent.  In discussing those options, the Board of Directors noted and assessed the various perceived risks, including the perceived supervisory risk associated with remaining independent given Greater Atlantic’s recent operating history.  Sandler O’Neill’s presentation also included an overview of the current merger and acquisitions environment.  The representatives of Sandler O’Neill presented a listing of recent thrift merger and acquisition transactions with characteristics that would be comparable to a potential transaction involving Greater Atlantic, branch sales in the immediate and adjoining markets, a list of potential acquirers, an overview of the equity market for bank and thrift stocks and comparable group analyses on both nationwide and regional bases.  At the conclusion of the discussion, the Board of Directors directed the Executive Committee of the Board of Directors, in consultation with Greater Atlantic’s financial and legal advisors, to take all necessary and appropriate action to conduct a process to determine what, if any, level of interest other parties might have in engaging in a potential business combination transaction with Greater Atlantic.

On March 29, 2006, Sandler O’Neill identified for Greater Atlantic 69 parties Sandler O’Neill believed might have an interest in exploring a potential business combination with Greater Atlantic.  Over approximately the next month, Sandler O’Neill, in consultation with Greater Atlantic’s senior management and legal counsel, prepared a Confidential Information Memorandum containing financial and other information regarding Greater Atlantic for distribution to interested parties following their execution of confidentiality agreements.  The Confidential Offering Memorandum provided instructions for interested parties to submit, by June 9, 2006, written indications of interest for a whole-bank transaction, a branch purchase transaction or an equity investment.

During April and May 2006, 16 interested parties executed confidentiality agreements and thereafter received a Confidential Offering Memorandum, including Summit which executed a confidentiality agreement dated April 25, 2006.

On June 22, 2006, the Board of Directors met, together with representatives of Sandler O’Neill and with representatives of legal counsel, to consider the 16 indications of interest that had been received:  three for a whole-bank transaction, 12 for a branch acquisition and one for an equity investment.  The representatives of Sandler O’Neill reviewed and discussed the financial terms of each indication of interest with the Board of Directors.

The whole-bank indications of interest varied with Party “A” indicating a proposed transaction value of approximately $12.2 million, and Party “B” and Summit each indicating a proposed transaction value of approximately $18.2 million, or $6.00 per share.  Parties “A” and “B” proposed all-cash transactions, and Summit proposed a stock/cash transaction.  Summit’s indication of interest, however, was conditioned on Greater Atlantic Bank selling its branch office in Pasadena, Maryland, before the closing of the proposed transaction.  Summit’s indication of interest, coupled with the sale of the Pasadena branch office to Bay-Vanguard Federal Savings Bank, which indicated the highest deposit premium for that branch (9.5%), would result in an aggregate indicated value of approximately $23.2 million, or $7.67 per share, compared to approximately $18.2 million, or $6.00 per share, indicated by Party “B” and approximately $12.2 million, or $4.03 per share, indicated by Party “A”.  During its discussion, the Board of Directors noted that engaging in a proposed transaction with Summit would require separate applications for regulatory approval and incur additional cost and possibly a longer approval process because it would entail the separate sale of the Pasadena branch office.  The representatives of Sandler O’Neill then presented the Board with financial profiles, comparable peer analyses and background on the three interested parties.

Following the review of the whole-bank indications of interest, the Board reviewed and discussed the indications of interest for the separate branch sales, noting that Greater Atlantic had received indications of interest providing for deposit premiums ranging from 5.0% to 9.5%, with both the high and the low being for the Pasadena branch office.  The representatives of Sandler O’Neill noted that the median deposit premium for recently announced branch sales ranged from 4.5% to 8.1%.  The highest indication of interest for the Pasadena branch office, at a 9.5% deposit premium, was submitted by Bay-Vanguard Federal Savings Bank.

The Board of Directors then turned to the indication of interest submitted by the private equity investor.  The Board of Directors noted that while five private equity investors had expressed interest when initially contacted by Sandler O’Neill, and four had executed confidentiality agreements and received a Confidential Offering Memorandum, only one of the private equity investors submitted a written indication of interest.  The indication of interest received from the private equity investor proposed the sale of two branch offices of Greater Atlantic Bank, a substantial loan sale, a capital investment of approximately $7.5 million and a consulting contract for the private equity group. In addition, the indication of interest provided that Greater Atlantic negotiate exclusively with the private equity investor for four weeks toward a definitive agreement.  Given the whole-bank indications of interest that had been received, the Board of Directors determined not to give exclusivity to any interested party at this time.

Following further discussion, the Board of Directors authorized Sandler O’Neill to contact each of the parties that had submitted a whole-bank indication of interest and communicate to them Greater Atlantic’s interest in pursuing a proposed transaction and to contact both Summit and Bay-Vanguard Federal Savings Bank to invite them to commence their respective due diligence reviews.  The Board of Directors also authorized Sandler O’Neill to contact Party “B” and invite it to commence its due diligence review as soon as Summit and Bay-Vanguard Federal Savings Bank had completed their reviews.

On June 22, 2006, Mr. Amos, Edward C. Allen, Chief Operating Officer of Greater Atlantic Bank, and David E. Ritter, Greater Atlantic’s Senior Vice President and Chief Financial Officer, met with H. Charles Maddy, III, Summit’s President and Chief Executive Officer, and Robert S. Tissue, Summit’s Senior Vice President and Chief Financial Officer, to discuss Summit’s indication of interest.

On June 26, 2006, Summit began its due diligence review of Greater Atlantic at the main offices of Greater Atlantic.

On June 30, 2006, Bay-Vanguard Federal Savings Bank began its due diligence review of the Pasadena branch office.  Also, on that date, Summit advised Sandler O’Neill that its Board of Directors had authorized management to proceed with negotiations toward a definitive agreement with Greater Atlantic, subject to completion of its due diligence review.

On August 10, 2006, Greater Atlantic announced publicly that it was investigating an unreconciled inter-company account between Greater Atlantic Bank and Greater Atlantic Mortgage Corporation, Greater Atlantic Bank’s wholly-owned mortgage banking subsidiary that had terminated operations earlier in the year.

On September 8, 2006, Greater Atlantic announced publicly that the former management company of Greater Atlantic Mortgage Corporation and its principal had initiated arbitration proceedings against Greater Atlantic, Greater Atlantic Bank and Mr. Amos.

On September 26, 2006, Greater Atlantic received from Party “C” an unsolicited indication of interest to purchase the Rockville, Maryland, and South Riding, Virginia, branch offices of Greater Atlantic Bank for a 4% deposit premium.

Following the public announcements of the internal accounting issue and the commencement of the arbitration proceeding, various interested parties, including Summit, informed Greater Atlantic that these outstanding issues would have to be resolved before they could complete their due diligence review of Greater Atlantic and confirm their continued interest in pursuing a proposed transaction.  In an effort to continue the process, on October 4, 2006, Greater Atlantic authorized Sandler O’Neill to contact Summit and the other parties that expressed interest in pursuing a whole-bank transaction to determine whether they would be interested in pursuing a purchase and assumption transaction, which would permit them to acquire all of Greater Atlantic’s assets and liabilities other than the liabilities associated with the internal accounting issue and the arbitration proceeding.

On December 7, 2006, Greater Atlantic was advised of the interest of Party “D” in acquiring Greater Atlantic.  Party “D” provided a confidentiality agreement and information concerning itself on December 7, 2006.  Subsequently, on February 8, 2007,  Party “D” submitted an indication of interest providing for an all-cash transaction ranging from $15 million to $20 million, or an indicated range of $5.00 to $6.67 per share, subject to, among other things, settlement of the outstanding arbitration and due diligence.

On January 11, 2007, Greater Atlantic received an indication of interest letter from Summit proposing a purchase and assumption transaction.

On January 16, 2007, the Board of Directors held a special meeting.  A representative of Sandler O’Neill analyzed the financial terms of Summit’s purchase and assumption proposal as compared to the branch purchase indications of interest with the highest deposit premiums.  The Board of Directors noted that Greater Atlantic would lose the tax benefit of its net operating loss carryforwards in a purchase and assumption transaction but would preserve it in a whole-bank merger or acquisition transaction.  Valuing the deferred tax asset at approximately $1.98 million for purposes of evaluating a proposed purchase and assumption transaction, the Board of Directors noted that Summit’s purchase and assumption proposal indicated a net transaction value of approximately $13.48 million, or $4.46 per share.  Following a review of the indications of interest received for branch office transactions, the Board of Directors noted that the aggregate transaction value for those transactions would amount to approximately $14.99 million, or $4.92 per share.  During its discussion, the Board of Directors also noted the execution risk that would be involved in dealing with multiple acquirors, as well as the regulatory risk that would be involved given that the Office of Thrift Supervision may raise issue with a series of proposed purchase and assumption transactions that would leave Greater Atlantic Bank a smaller institution with substantial liabilities, including the potential liability associated with the pending arbitration proceeding.

Following further discussion, the Board of Directors instructed the representative of Sandler O’Neill to advise Summit that Greater Atlantic has continued interest in pursing a whole-bank transaction with Summit and that Summit was authorized to continue its due diligence review of Greater Atlantic.

On January 18, 2007, the representative of Sandler O’Neill advised Greater Atlantic that Summit remained interested in proceeding with its due diligence review in an effort to negotiate and execute a definitive merger agreement.

On January 24, 2007, Party “E” executed a confidentiality agreement, and on January 25, 2007, Party “E” submitted an indication of interest.

On January 25, 2007, the Board of Directors met to discuss the indication of interest submitted by Party “E”.  Party “E” proposed an all-cash transaction valuing Greater Atlantic at $4.634 per share, subject to an exclusivity period and other conditions.

On January 25, 2007, Party “F” executed a confidentiality agreement.

On January 29, 2007, Summit resumed its due diligence review of Greater Atlantic.

On February 7, 2007, Party “F” submitted an indication of interest for an all-cash transaction that indicated a range of value from approximately $14.5 million to $16.0 million, or a range of $4.79 to $5.30 per share, subject to due diligence and other conditions.

On February 8, 2007, an indication of interest for an all-cash, whole-bank transaction was received from Party “D” indicating a transaction value ranging from $15 million to $20 million, or $5.00 to $6.67, per share, subject to due diligence and other conditions.

On February 9, 2007, Summit submitted a revised indication of interest for a whole-bank transaction, but with the exclusion of the Pasadena branch office and with an indicated value of $4.60 per share.

On February 9, 2007, Greater Atlantic announced publicly the resolution of the arbitration proceeding.

On February 13, 2007, Messrs. Calomiris and Amos, Sidney M. Bresler, a director of Greater Atlantic, and Paul J. Cinquegrana, a director of Greater Atlantic now deceased, met with Messrs. Maddy, III and Tissue.  Messrs. Maddy, III and Tissue provided background information about Summit and expressed Summit’s interest in a transaction with Greater Atlantic.

On February 14, 2007, the Board of Directors of Greater Atlantic met.  A representative of Sandler O’Neill and representatives of Greater Atlantic’s legal counsel were also present.  The representative of Sandler O’Neill reviewed the terms of the various indications of interest that had been received to date.  The Board of Directors considered and discussed in detail Greater Atlantic’s prospects as an independent entity and came to the consensus that it would be in the best interests of Greater Atlantic and its stockholders to pursue a merger transaction with Summit, as well as the sale of the Pasadena branch office to Bay-Vanguard Federal Savings Bank.  Following all discussion, the Board of Directors determined to pursue the proposals by Summit and Bay-Vanguard Federal Savings Bank and instructed senior management, in consultation with Greater Atlantic’s legal and financial advisors, to proceed to negotiate the terms of a definitive merger agreement with Summit and the terms of a definitive purchase and assumption agreement with Bay-Vanguard Federal Savings Bank, consistent with their respective indications of interest, for presentation to and consideration by the Board of Directors at the earliest practicable time.

On February 20, 2007, representatives of Bay-Vanguard Federal Savings Bank conducted a due diligence review of the Pasadena branch office.

On March 1 and 2, 2007, representatives of Greater Atlantic conducted a due diligence review of Summit at its offices in Moorefield, West Virginia.

On March 21, 2007, Bay-Vanguard Federal Savings Bank informed Greater Atlantic, through a representative of Sandler O’Neill, that its had revised its indication of interest to reduce the deposit premium for the Pasadena branch office to 8.5%.

On March 28, 2007, the Board of Directors of Greater Atlantic met.  Senior management of Greater Atlantic advised the Board of Directors that representatives of the Office of Thrift Supervision had inquired recently about the status of the ongoing merger and acquisition discussions and the prospects of negotiating and entering into a definitive agreement in the near term.  The Board of Directors then discussed the Bay-Vanguard Federal Savings Bank’s revised indication of interest for the purchase of the Pasadena branch office at a deposit premium of 8.5%.  The representative of Sandler O’Neill noted that the new proposed deposit premium, although reduced from the 9.5% proposed initially, remained the highest proposal obtained.  Following discussion, the Board of Directors authorized management, with the assistance of Greater Atlantic’s legal and financial advisors, to negotiate a definitive purchase and assumption agreement for the sale of the Pasadena branch office consistent with the terms of the revised indication of interest of Bay-Vanguard Federal Savings Bank.

During the balance of March and early April 2007, representatives of Greater Atlantic and of Summit negotiated the terms of the definitive merger agreement and senior management representatives of Greater Atlantic and of Summit were in periodic contact to discuss transaction integration issues.  During the same period, representatives of Greater Atlantic Bank and of Bay-Vanguard Federal Savings Bank negotiated the terms of the definitive purchase and assumption agreement for the purchase of the Pasadena branch office.

On the morning of April 12, 2007, a joint meeting of the Boards of Directors of Greater Atlantic and Greater Atlantic Bank was held to consider and discuss the terms of the definitive merger agreement as negotiated by Greater Atlantic and Summit and the terms of the definitive purchase and assumption agreement as negotiated by Greater Atlantic Bank and Bay-Vanguard Federal Savings Bank for the purchase the Pasadena branch office.  A representative of Sandler O’Neill and representatives of Greater

Atlantic’s legal counsel were present at the meeting.  Following presentations by Greater Atlantic’s legal counsel and financial advisor and members of senior management, and discussion regarding the transactions, all of the directors present determined that the merger agreement and the ancillary transactions and the purchase and assumption agreement were advisable and in the best interests of Greater Atlantic and its stockholders and authorized Mr. Amos to execute and deliver the merger agreement and related documents and the purchase and assumption agreement on behalf of Greater Atlantic and Greater Atlantic Bank and to take all actions appropriate to effect the transactions contemplated by those agreements.  Later in the day, Greater Atlantic issued a press release announcing the execution of the merger agreement with Summit and the execution by Greater Atlantic Bank of the purchase and assumption agreement with Bay-Vanguard Federal Savings Bank.

On August 24, 2007, Greater Atlantic Bank completed the sale of its Pasadena branch office to Bay-Vanguard Federal Savings Bank.

On December 6, 2007, Greater Atlantic and Summit amended the merger agreement to extend the date (from December 31, 2007 to March 31, 2008) on which either party could terminate the merger agreement under certain circumstances if the merger was not consummated by that date.

On March 25, 2008, the stockholders of Greater Atlantic approved the merger agreement at a special meeting of stockholders.

On April 4, 2008, Greater Atlantic received written notice from Summit that Summit had exercised its right to terminate the merger agreement.  Upon receipt of the notice, the Chairman of the Board of Greater Atlantic called for a special meeting of the board of directors that evening.  Legal counsel and a representative of Sandler O’Neill were in attendance.  Following extensive discussion of the possible courses of action available to Greater Atlantic, the board of directors instructed the representative of Sandler O’Neill to contact Summit to determine whether Summit still had an interest in pursuing a merger with Greater Atlantic, and, if so, under what proposed terms and conditions.  The meeting was adjourned so that the representative of Sandler O’Neill could contact Summit and report back to the board of directors.  At the reconvened meeting later that evening, the representative of Sandler O’Neill reported that Summit would consider pursuing the merger only if the price was reduced and Summit’s obligations to close the transaction were contingent on Greater Atlantic satisfying certain financial conditions at closing, including minimum capital ratios and asset quality ratios acceptable to Summit.  After discussing and assessing the strategic options available to Greater Atlantic, particularly its prospects as an independent entity and considering the increased likelihood of adverse regulatory action if Greater Atlantic is unable to find an acceptable strategic partner, the board of directors Greater Atlantic’s financial and legal advisors to contact the appropriate parties at Summit to inform Summit of Greater Atlantic’s interest in pursuing negotiations toward a new merger agreement.

On April 5, 6 and 7, 2008, the board of directors of Greater Atlantic held informational conference calls during which the participating directors discussed negotiating points and strategy should Summit agree to enter into negotiations toward a new merger agreement.

On April 9, 2008, Greater Atlantic issued a press release announcing that it had received written notice from Summit that Summit had exercised its right to terminate the merger agreement and that Summit and Greater Atlantic had initiated negotiations towards entering into a new definitive merger agreement.  Also, on that date, Summit issued a similar press release and Greater Atlantic’s legal counsel received a draft of a new merger agreement from Summit’s legal counsel that provided for a price of $4.00 per share of Greater Atlantic common stock, payable $1.20 in cash and $2.80 in shares of Summit common stock.

On April 10, 2008, representatives of Greater Atlantic conducted a due diligence review of Summit at its main office in Moorefield, West Virginia.

On April 11, 2008, the Office of Thrift Supervision notified Greater Atlantic that, given Greater Atlantic’s continuing adverse financial condition and results of operations, it had determined to issue a cease and desist order against Greater Atlantic Bank and requested that Greater Atlantic Bank execute a stipulation and consent to the issuance of the order within 10 business days.

On April 14, 2008, the board of directors of Greater Atlantic met and reviewed in detail the draft of the stipulation and consent to the issuance of the cease and desist order.  The board of directors instructed legal counsel to contact the Office of Thrift Supervision to request certain modifications to the terms of the cease and desist order.  Over the following days, legal counsel wrote to the Office of Thrift Supervision to outline the modifications requested by the board of directors and legal counsel to the cease and desist order.  The Office of Thrift Supervision responded by advising which of the modifications were acceptable to the Office of Thrift Supervision.

On April 18, 2008, counsel for Greater Atlantic responded with comments on the draft of a new definitive agreement provided by counsel for Summit on April 9, 2008.

On April 21, 2008, the board of directors of Greater Atlantic held an informational conference call to review the status of the negotiations with Summit and the status of the cease and desist order.

On April 23, 2008, at a meeting of the board of directors of Greater Atlantic Bank, the board of directors unanimously approved a resolution agreeing to enter into the stipulation and consent to the entry of the cease and desist order. On April 25, 2008, the Office of Thrift Supervision accepted the stipulation and consent and the cease and desist order became effective.

On April 26, 2008, the board of directors held an information conference call to review the status of the negotiations with Summit.

On April 29, 2008, Summit’s counsel provided Greater Atlantic’s counsel with a revised draft agreement.

On April 30, 2008, Summit’s chief executive officer contacted Greater Atlantic’s financial adviser to inquire whether Greater Atlantic would consider an all-stock transaction, also at $4.00 per share of Greater Atlantic common stock, rather than the cash/stock transaction currently under consideration.  In a conference call on May 1, 2008, the representative of Sandler O’Neill informed the Greater Atlantic board of directors of Summit’s proposal to restructure the transaction as an all-stock deal at the price of $4.00 per share.  After discussing the proposal, the board of directors instructed the representative of Sandler O’Neill to inform Summit that an all-stock deal was acceptable, assuming that the remaining terms and conditions, including the financial closing conditions imposed on Greater Atlantic as required by Summit, could be negotiated to the satisfaction of both parties.

On May 7, 2008, Summit’s counsel provided Greater Atlantic’s counsel with a revised draft of a merger agreement providing for an all-stock transaction at a price of $4.00 per share of Greater Atlantic common stock, but with other material terms and conditions still subject to negotiation.

On May 16, 2008, at a meeting of the board of directors of Greater Atlantic, Greater Atlantic’s financial advisor reported on the status of negotiations with Summit.

On June 6, 2008, Summit’s legal counsel provided Greater Atlantic’s legal counsel with a final and complete draft of the merger agreement as negotiated by the parties.

During the period from April 9, 2008, when Greater Atlantic announced that it had entered into negotiations with Summit towards entering into a new definitive merger agreement, until June 9, 2008, neither Greater Atlantic nor its investment adviser received an indication of interest in the acquisition of Greater Atlantic from a third party.

On June 9, 2008, a meeting of the board of directors of Greater Atlantic was held to consider and discuss the terms of the definitive merger agreement as negotiated by Greater Atlantic and Summit.  A representative of Sandler O’Neill and of Greater Atlantic’s legal counsel were present at the meeting.  Copies of the merger agreement and ancillary documents were sent to each director before the meeting.  The representative of Sandler O’Neill made a presentation regarding the fairness of the proposed merger consideration to the holders of Greater Atlantic’s common stock from a financial point of view and delivered the opinion of  Sandler O’Neill that, as of June 9, 2008, and subject to the limitations and qualifications set forth in the opinion, the proposed merger consideration was fair from a financial point of view to the holders of Greater Atlantic common stock.  The board of directors considered carefully the opinion of Sandler O’Neill as well as Sandler O’Neill’s experience, qualifications and interest in the proposed transactions.  Representatives of Greater Atlantic’s legal counsel reviewed in detail the terms of the merger agreement and the ancillary documents and reviewed with the board of directors its fiduciary duties in the context of the proposed transaction.  In evaluating the discharge of its fiduciary duties, the board of directors noted that from April 9, 2008, when Greater Atlantic publicly announced that it had entered into negotiations with Summit toward entering into a new merger agreement, to June 9, 2008, Greater Atlantic did not solicit, nor did it receive any unsolicited, business combination proposals from parties other than Summit and considered those circumstances in the context of the process that the board of directors undertook in connection with its decision to enter into the definitive merger agreement with Summit back in April 2007.  In addition, senior management of Greater Atlantic, along with the representative of Sandler O’Neill and of legal counsel, presented the findings of Greater Atlantic’s due diligence review of Summit.  In addition, the board discussed the expected transaction costs including the value of severance obligations under existing employment and change in control agreements with members of management and other benefit arrangements.  Following those presentations, and discussion regarding the transactions, the directors determined unanimously that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Greater Atlantic and its stockholders and authorized Mr. Amos to execute and deliver the merger agreement and to take all actions appropriate to effect the transaction contemplated by the merger agreement.

On June 10, 2008, Greater Atlantic and Summit issued separate press releases announcing the execution of the merger agreement.

Greater Atlantic’s Reasons for the Merger

At the meeting at which the merger agreement was presented for consideration, Greater Atlantic’s Board of Directors, by a unanimous vote of the directors present at the meeting, approved the merger agreement and recommended that Greater Atlantic’s stockholders vote “FOR” approval of the merger agreement.

Greater Atlantic’s Board of Directors has determined that the merger is advisable and in the best interests of Greater Atlantic and its stockholders.  In approving the merger agreement, the Board of Directors consulted with Sandler O’Neill regarding the fairness of the transaction to Greater Atlantic’s stockholders from a financial point of view and with Greater Atlantic’s legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents.  In determining to approve the merger agreement and recommend that stockholders approve the merger, the Board of Directors, in consultation with Greater Atlantic’s senior management and financial and legal advisors, considered a number of factors, including the following material factors:

•
The understanding of the Board of Directors of the strategic options available to Greater Atlantic and the Board of Directors’ assessment of those options with respect to the prospects and estimated results of the execution by Greater Atlantic of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan under the best case scenarios were likely to create greater present value for Greater Atlantic’s stockholders than the value to be paid by Summit.  In particular, the Board of Directors considered Greater Atlantic’s ability to achieve consistent profitability as an independent entity and the prospects for profitable operations under the cease and desist order that became effective on April 25, 2008, and the prospects for further adverse regulatory action if it failed to do so.

•
The ability of Greater Atlantic’s stockholders to participate in the future prospects of the combined entity through ownership of Summit common stock and that Greater Atlantic’s shareholders would have potential value appreciation by owning the common stock of Summit.

•	Summit’s ability to continue to pay cash dividends on its common stock (Greater Atlantic has never paid cash dividends).

•
Sandler O’Neill’s written opinion that, as of June 9, 2008, and subject to the assumptions and limitations set forth in the opinion, the merger consideration was fair to Greater Atlantic’s stockholders from a financial point of view.

•	The wider array of financial products and services that would be available to customers of Greater Atlantic and the communities served by Greater Atlantic.

•
The current and prospective economic, competitive and regulatory environment and the regulatory compliance costs facing Greater Atlantic and other similar size, independent, community banking institutions generally, including the cost of compliance with the requirements of the Sarbanes-Oxley Act.

•
A review, with the assistance of Greater Atlantic’s financial and legal advisors, of the terms of the merger agreement, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.

•	The results of the due diligence review of Summit.

•	The Greater Atlantic employees to be retained after the merger would have opportunities for career advancement in a larger organization.

•
The likelihood of timely receiving regulatory approval and the approval of Greater Atlantic’s stockholders and the estimated transaction and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

The foregoing information and factors considered by Greater Atlantic’s Board of Directors is not exhaustive, but includes all material factors that the Board of Directors considered and discussed in approving the merger agreement and recommending that Greater Atlantic’s stockholders vote to approve the merger.  In view of the wide variety of factors considered and discussed by the Board of Directors in connection with its evaluation of the merger and the complexity of these factors, the Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole.  The Board of Directors discussed and considered the foregoing factors and reached general consensus that the merger was in the best interests of Greater Atlantic and its stockholders.  In considering the foregoing factors, individual directors of Greater Atlantic may have assigned different weights to different factors.  The Board of Directors relied on the experience and expertise of Sandler O’Neill for quantitative analysis of the financial terms of the merger agreement.  See “The Merger -- Opinion of Greater Atlantic’s Financial Advisor” and the opinion letter of Sandler O’Neill attached to this proxy statement/ prospectus as Annex C.  It should be noted that this explanation of the reasoning of Greater Atlantic’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” on page 18.

Summit’s Reasons for the Merger

The merger is consistent with Summit’s plan to have operations, offices and distinct capabilities in every market of its choice within its region.  The merger will afford Summit the opportunity to further expand market share in the Northern Virginia market. Summit believes that, in addition to expanding Summit’s presence in very attractive markets, the merger provides an opportunity to enhance Summit’s stockholder value with the prospects of positive long-term performance of Summit’s common stock. Summit believes that the merger is a strategic fit between Summit and Greater Atlantic given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

Opinion of Greater Atlantic’s Financial Advisor

By letter agreement dated January 30, 2006, Greater Atlantic retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to Greater Atlantic in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement.  At the June 9, 2008 meeting at which Greater Atlantic’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Greater Atlantic’s shareholders from a financial point of view.  The full text of Sandler O’Neill’s opinion is attached as Annex C to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Greater Atlantic shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion.  The opinion is directed to the Greater Atlantic board and speaks only to the fairness from a financial point of view of the merger consideration to Greater Atlantic shareholders.  It does not address the underlying business decision of Greater Atlantic to engage in the merger or any other aspect of the merger and is not a recommendation to any Greater Atlantic shareholder as to how such shareholder should vote at the special meeting with respect to the merger, or any other matter.

In connection with rendering its June 9, 2008 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Greater Atlantic that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Summit that Sandler O’Neill deemed relevant;

(4)	internal financial projections for Greater Atlantic for the years ending December 31, 2008 and 2009 prepared by and reviewed with senior management of Greater Atlantic laying out how Greater Atlantic plans to obtain core profitability by using its existing capital base and growth  and performance projections for the years ending December 31, 2010, 2011 and 2012 as provided by and reviewed with senior management of Greater Atlantic;

(5)
internal financial projections for Summit for the year ending December 31, 2008 prepared by and reviewed with management of Summit and growth and performance projections for the years ending December 31, 2009, 2010, 2011 and 2012 as provided by and reviewed with senior management of Summit;

(6)
the pro forma financial impact of the merger on Summit based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Greater Atlantic and Summit;

(7)
the publicly reported historical price and trading activity for Greater Atlantic’s and Summit’s respective common stock, including a comparison of certain financial and stock market information for Greater Atlantic and Summit with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the commercial banking and thrift industries, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of Greater Atlantic’s senior management the business, financial condition, results of operations and prospects of Greater Atlantic and held similar discussions with certain members of senior management of Summit regarding the business, financial condition, results of operations and prospects of Summit.

In performing its reviews and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Greater Atlantic and Summit or their respective representatives or that was otherwise available to Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion.  Sandler O’Neill further relied on the assurances of senior management of Greater Atlantic and Summit that they were not aware of any facts or circumstances that would make any of such information materially inaccurate or misleading.  Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Greater Atlantic or Summit or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals.  Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Greater Atlantic or Summit, nor did Sandler O’Neill review any individual credit files relating to Greater Atlantic or Summit.  Sandler O’Neill assumed, with Greater Atlantic’s consent, that the respective allowances for loan losses for both Greater Atlantic and Summit were adequate to cover such losses and together will be adequate for the combined company.

With respect to the internal financial projections for Greater Atlantic and Summit and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the senior managements of Greater Atlantic and Summit used by Sandler O’Neill in its analyses, senior management of Greater Atlantic and Summit confirmed that those projections and the assumptions related thereto reflected the best currently available estimates and judgments of the future financial performance of Greater Atlantic and Summit.  Sandler O’Neill assumed that the financial performances reflected in all projections and estimates used by them in their analyses would be achieved and expressed no opinion as to such projections or estimates or the assumptions on which they were based.  Those estimates and projections, as well as the other estimates used by Sandler O'Neill in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

Sandler O’Neill also assumed that there had been no material change in Greater Atlantic’s and Summit’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Greater Atlantic and Summit would remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement were true and correct as set forth in the merger agreement, that each party to the merger agreement would perform all of the covenants required to be performed by such party under that agreement, that the conditions precedent in the merger agreement will not be waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes.  Sandler O’Neill, with Greater Atlantic’s consent, relied on the advice Greater Atlantic received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger agreement and the merger.

In rendering its June 9, 2008 opinion, Sandler O’Neill performed a variety of financial analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Greater Atlantic Board of Directors.  The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Greater Atlantic’s Board, but is instead a summary of the material analyses performed and presented in connection with its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Greater Atlantic or Summit and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect their public trading values or merger transaction values. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered.  Rather, Sandler O’Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized below include information presented in tabular format.  Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole.  Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analysis and opinion.  The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

In performing its analysis, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Greater Atlantic, Summit and Sandler O’Neill.  The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis.  Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analysis does not necessarily reflect the value of Greater Atlantic’s common stock or Summit’s common stock or the prices at which Greater Atlantic’s or Summit’s common stock may be sold at any time.  The analysis of Sandler and its opinion were among a number of factors taken into consideration by Greater Atlantic’s Board in making its determination to adopt the merger agreement and the analysis described below should not be viewed as determinative of the decision of Greater Atlantic’s Board with respect to the fairness of the merger.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Pursuant to the merger agreement, each share of Greater Atlantic common stock issued and outstanding immediately prior to the merger will be converted into the right to receive that number of shares of Summit common stock, $2.50 par value per share (the “Summit Common Stock”), equal to $4.00 divided by the average closing price of Summit Common Stock  as reported on the NASDAQ Capital Market for the twenty trading days prior to the closing of the Merger (the “Exchange Ratio”).  In no event will each share of GAFC Common Stock be exchanged for more than 0.328625 of a share of Summit Common Stock. The aggregate value of the merger consideration is subject to a dollar for dollar adjustment if, at closing, Greater Atlantic’s shareholders’ equity is below an amount, subject to certain adjustments, as specified in the merger agreement to the closing of the merger.  Sandler O’Neill calculated the aggregate transaction value to be $12.1 million.  Based upon financial information for Greater Atlantic for the twelve months ended March 31, 2008, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price / Last twelve months’ earnings per share                                                                             NM
Transaction price / Book value per share                                                                                                             367%
Transaction price / Tangible book value per share                                                                                             520%
Tangible book premium/Core Deposits (1)                                                                                                             7.7%
Market premium as of June 5, 2008                                                                                                                      220.0%

(1)	Core deposits exclude time deposits with account balances greater than $100,000.

Stock Trading History.  Sandler O’Neill also reviewed the history of the publicly reported trading prices of Greater Atlantic’s common stock for three-year period ended June 5, 2008. Sandler O'Neill also reviewed the history of the reported trading prices and volume of Summit’s common stock for the three year period ended June 5, 2008. Sandler O’Neill then compared the relationship between the movements in the price of Greater Atlantic’s common stock against the movements in the prices of the Standard & Poor's 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. Sandler O’Neill also compared the relationship between the movements in the prices of Summit’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index and the performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill.   The composition of the peer group for Greater Atlantic is discussed under the relevant section under “Comparable Company Analysis” below. The composition of the peer group for Summit is discussed under the relevant section under “Comparable Company Analysis” below.

The relative performances were as follows:

Greater Atlantic’s Stock Performance

Beginning Index Value	Ending Index Value
June 3, 2005 June 5, 2008
Greater Atlantic	100.00%	21.7%
S&P 500 Index	100.00	117.4
NASDAQ Bank Index	100.00	82.8
S&P Bank Index	100.00	68.3
Regional Peer Group Index (1)	100.00	72.2

(1)	Refers to the peer group outlined in the Comparable Group Analysis section below.

Summit’s Stock Performance

Beginning Index Value	Ending Index Value
June 3, 2005 June 5, 2008
Summit	100.00%	40.5%
S&P 500 Index	100.00	117.4
NASDAQ Bank Index	100.00	82.8
S&P Bank Index	100.00	68.3
Regional Peer Group Index (1)	100.00	79.3

(1)	Refers to the peer group outlined in the Comparable Group Analysis section below.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Greater Atlantic and Summit to various peer groups selected by Sandler O’Neill.  The peer group for Greater Atlantic consisted of the following companies:

Coddle Creek Financial Corp.	SE Financial Corp.
Community Financial Corporation	South Street Financial Corp.
First Keystone Financial, Inc.	WVS Financial Corp.
First Star Bancorp, Inc.

The analysis compared publicly available financial information as of and for the most recently reported twelve-month period and market trading information as of June 5, 2008. The table below compares the data for Greater Atlantic with the median data for the regional peer group.

Greater Atlantic Comparable Group Analysis
	Greater Atlantic	Regional Peer Group Median
Market Capitalization (in millions)	$4	$19
Total assets (in millions)	$230	$439
Tangible equity/Tangible assets	1.01%	7.87%
Last twelve months’ return on average assets	(1.22%)	0.37%
Last twelve months’ return on average equity	(38.6%)	3.2%
Price/Tangible book value per share	162%	71%
Price/Last twelve months’ core earnings per share	NM	15.9x

The “Regional Peer Group” for Summit consisted of the following companies:

Burke & Herbert Bank & Trust Co.	National Bankshares, Incorporated
Cardinal Financial Corporation	Old Point Financial Corporation
Eastern Virginia Bankshares, Inc.	Shore Bancshares, Inc.
First United Corporation	Virginia Commerce Bancorp, Inc.
Middleburg Financial Corporation

The analysis compared publicly available financial information as of and for the most recently reported twelve-month period and market trading information as of June 5, 2008.  The table below compares the data for Summit with the median data for the peer group.

Summit Comparable Group Analysis
	Summit	Regional Peer Group Median
Market Capitalization (in millions)	$96	$126
Total assets (in millions)	$1,465	$1,018
Tangible equity/Tangible assets	5.63%	8.69%
Last twelve months’ return on average assets	0.56%	1.03%
Last twelve months’ return on average equity	8.3%	11.3%
Price/Tangible book value per share	117%	136%
Price/Last twelve months’ core earnings per share	6.7x	11.5x
Price/Estimated 2008 earnings per share	6.6x	10.5x

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 31 merger transactions announced from January 1, 2006 through June 5, 2008 involving acquisitions of banks and thrifts in the United States with announced transaction value less than $30 million and the selling companies recorded negative earnings for the last twelve month period and the prior two fiscal years. Sandler O’Neill reviewed the multiples of transaction price at announcement to stated book value per share, tangible book value per share, as well as tangible book premium to core deposits and current market price premium, and computed high, low, mean and median multiples and premiums for the transactions.

Comparable Transactions Analysis

Selected Merger Median Multiple

Transaction price/ Book value per share	146%

Transaction price / Tangible book value per share	150%

Tangible book premium / Core deposits (1)	7.4%

Premium to current market price	38.4%

(1)	Core deposits exclude time deposits with account balances greater than $100,000.

Discounted Cash Flow Analysis.  Sandler O’Neill performed an analysis to estimate the future stream of after-tax cash flows that Greater Atlantic would provide to equity holders through 2012 on a stand-alone basis, assuming Greater Atlantic performed in accordance with the earnings and growth projections reviewed with Greater Atlantic’s senior management and assuming Greater Atlantic can obtain core profitability by using its existing capital base.  To approximate the terminal value of Greater Atlantic common stock at December 31, 2012, Sandler O’Neill applied price/earnings multiples ranging from 8x to 13x and multiples of tangible book value ranging from 60% to 110%.  The terminal values were then discounted to present values using discount rates ranging from 11% to 17%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of Greater Atlantic’s common stock.  This analysis resulted in the following reference ranges of indicated per share values for Greater Atlantic’s common stock:

Terminal Earnings Multiple
Discount Rate	8x	9x	10x	11x	12x	13x
11.0%	$2.63	$2.96	$3.29	$3.61	$3.94	$4.27
12.0%	$2.51	$2.83	$3.14	$3.46	$3.77	$4.08
13.0%	$2.40	$2.71	$3.01	$3.31	$3.61	$3.91
14.0%	$2.30	$2.59	$2.88	$3.16	$3.45	$3.74
15.0%	$2.20	$2.48	$2.75	$3.03	$3.30	$3.58
16.0%	$2.11	$2.37	$2.64	$2.90	$3.16	$3.43
17.0%	$2.02	$2.27	$2.53	$2.78	$3.03	$3.28

Terminal Tangible Book Multiple
Discount Rate	60%	70%	80%	90%	100%	110%
11.0%	$2.08	$2.43	$2.78	$3.12	$3.47	$3.82
12.0%	$1.99	$2.32	$2.66	$2.99	$3.32	$3.65
13.0%	$1.91	$2.22	$2.54	$2.86	$3.18	$3.49
14.0%	$1.82	$2.13	$2.43	$2.73	$3.04	$3.34
15.0%	$1.75	$2.04	$2.33	$2.62	$2.91	$3.20
16.0%	$1.67	$1.95	$2.23	$2.51	$2.79	$3.06
17.0%	$1.60	$1.87	$2.13	$2.40	$2.67	$2.94

andler O’Neill performed a similar analysis assuming Greater Atlantic’s 2012 net income varied from 25% above to 25% below the estimates noted above.  This analysis resulted in the following reference ranges of indicated per share values for Greater Atlantic’s common stock, using a discount rate of 14.20%:

Terminal Earnings Multiple
EPS Projection Change from Base Case	8x	9x	10x	11x	12x	13x
(25.0%)	$1.71	$1.92	$2.14	$2.35	$2.57	$2.78
(20.0%)	$1.82	$2.05	$2.28	$2.51	$2.74	$2.96
(15.0%)	$1.94	$2.18	$2.42	$2.67	$2.91	$3.15
(10.0%)	$2.05	$2.31	$2.57	$2.82	$3.08	$3.34
(5.0%)	$2.17	$2.44	$2.71	$2.98	$3.25	$3.52
0.0%	$2.28	$2.57	$2.85	$3.14	$3.42	$3.71
5.0%	$2.39	$2.69	$2.99	$3.29	$3.59	$3.89
10.0%	$2.51	$2.82	$3.14	$3.45	$3.76	$4.08
15.0%	$2.62	$2.95	$3.28	$3.61	$3.93	$4.26
20.0%	$2.74	$3.08	$3.42	$3.76	$4.11	$4.45
25.0%	$2.85	$3.21	$3.56	$3.92	$4.28	$4.63

Sandler O’Neill also performed an analysis to estimate the future stream of after-tax cash flows that Summit would provide to equity holders through 2012 on a stand-alone basis, assuming Summit increased their annual dividend by $0.02 annually and that Summit performed in accordance with the earnings and growth projections reviewed with Summit’s senior management.  To approximate the terminal value of Summit common stock at December 31, 2012, Sandler O’Neill applied price/earnings multiples ranging from 8x to 18x and multiples of tangible book value ranging from 100% to 200%.  The dividend stream and terminal values were then discounted to present values using discount rates ranging from 11% to 17%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of Summit’s common stock.  This analysis resulted in the following reference ranges of indicated per share values for Summit’s common stock:

Terminal Earnings Multiple
Discount Rate	8x	10x	12x	14x	16x	18x
11.0%	$15.37	$18.86	$22.34	$25.82	$29.30	$32.79
12.0%	$14.73	$18.06	$21.39	$24.72	$28.05	$31.37
13.0%	$14.11	$17.30	$20.48	$23.67	$26.85	$30.04
14.0%	$13.53	$16.58	$19.62	$22.67	$25.72	$28.77
15.0%	$12.98	$15.89	$18.81	$21.73	$24.65	$27.56
16.0%	$12.45	$15.24	$18.04	$20.83	$23.63	$26.42
17.0%	$11.95	$14.63	$17.30	$19.98	$22.66	$25.33

Terminal Tangible Book Multiple
Discount Rate	100%	120%	140%	160%	180%	200%
11.0%	$14.10	$16.63	$19.16	$21.69	$24.22	$26.75
12.0%	$13.51	$15.93	$18.35	$20.76	$23.18	$25.60
13.0%	$12.94	$15.26	$17.57	$19.89	$22.20	$24.52
14.0%	$12.41	$14.63	$16.84	$19.06	$21.27	$23.49
15.0%	$11.91	$14.03	$16.15	$18.27	$20.39	$22.51
16.0%	$11.43	$13.46	$15.49	$17.52	$19.55	$21.58
17.0%	$10.97	$12.91	$14.86	$16.80	$18.75	$20.69

Sandler O’Neill performed a similar analysis assuming Summit’s 2012 net income varied from 25% above to 25% below the estimates noted above.  This analysis resulted in the following reference ranges of indicated per share values for Summit’s common stock, using a discount rate of 14.20%:

Terminal Earnings Multiple
EPS Projection Change from Base Case	8x	10x	12x	14x	16x	18x
(25.0%)	$10.40	$12.66	$14.93	$17.19	$19.46	$21.72
(20.0%)	$11.00	$13.42	$15.83	$18.25	$20.67	$23.08
(15.0%)	$11.60	$14.17	$16.74	$19.31	$21.88	$24.44
(10.0%)	$12.21	$14.93	$17.65	$20.36	$23.08	$25.80
(5.0%)	$12.81	$15.68	$18.55	$21.42	$24.29	$27.16
0.0%	$13.42	$16.44	$19.46	$22.48	$25.50	$28.52
5.0%	$14.02	$17.19	$20.36	$23.54	$26.71	$29.88
10.0%	$14.62	$17.95	$21.27	$24.59	$27.92	$31.24
15.0%	$15.23	$18.70	$22.18	$25.65	$29.13	$32.60
20.0%	$15.83	$19.46	$23.08	$26.71	$30.33	$33.96
25.0%	$16.44	$20.21	$23.99	$27.77	$31.54	$35.32

In its discussions with the Greater Atlantic Board, Sandler O’Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming (1) a deal price per share of $4.00; (2) Greater Atlantic would lose approximately $1.2 million per quarter prior to closing; (3) Summit performs in accordance with the earnings projections and estimates discussed above; (4) Greater Atlantic meets the adjusted equity minimum amount; (5) Greater Atlantic meets all conditions to closing, including the minimum amount of core deposits and the minimum regulatory capital ratios, and (6) the merger closes during the fourth quarter of 2008.  Sandler O’Neill also assumed various purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger, and cost savings resulting from the merger (100% of which would be realized in 2009).  Based on the assumptions listed above, the analysis indicated that the merger would be dilutive to Summit’s tangible book value per share at closing.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Greater Atlantic and Summit.  Greater Atlantic has agreed to pay Sandler O’Neill a monthly retainer of $10,000 each month (“General Advisory Services Fee”) and has agreed to continue to do so until the closing of the transaction.  Sandler O’Neill will also be paid a transaction fee in connection with the merger of $150,000.  It is agreed that one-half of the General Advisory Services Fee shall be credited against the $150,000 transaction fee.  A fee of $100,000 has been paid to Sandler O’Neill for rendering its April 12, 2007 fairness opinion, and an additional fee of $100,000 has been paid to Sandler O’Neill for rendering its June 9, 2008 fairness opinion.  In connection with the Pasadena, Maryland branch sale, Greater Atlantic has paid Sandler O’Neill a fee of $77,281, which is equal to 0.15% of the total deposits in the branch sale transaction.  Greater Atlantic has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Greater Atlantic and Summit and their respective affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of Greater Atlantic or Summit or their respective affiliates for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

Certain members of Greater Atlantic’s management have interests in the merger in addition to their interests as shareholders of Greater Atlantic.  These interests are described below.  In each case, the Greater Atlantic board of directors was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Employment and Severance Agreements.

After the effective date of the merger, the employment of certain employees of Greater Atlantic may be terminated in a manner which will entitle them to receive termination benefits provided under existing employment agreements with Greater Atlantic.  The terms of such termination benefits for each employee are set forth below.

Amos Employment Agreement. Effective November 1, 1997, Greater Atlantic Bank entered into an employment agreement with Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Bank.  Under the employment agreement, if, following a change in control (as defined in the employment agreement), Mr. Amos voluntarily resigns or his employment is terminated involuntarily for reasons other than cause, Mr. Amos (or in the event of his death, his beneficiary) would be entitled to a lump sum cash severance payment equal to the greater of: (i) the remaining payments due for the term of the employment agreement, or (ii) two times the average of Mr. Amos’ annual compensation for the three years preceding the change in control.  For purposes of the employment agreement, the merger with Summit constitutes a change in control.  In addition to a cash severance payment, the employment agreement provides that Greater Atlantic Bank or its successor will cause to be continued Mr. Amos’ life, health, dental and disability insurance coverage for thirty-six months following his termination of employment in connection with a change in control.  That insurance coverage is required to be provided under terms substantially identical to the coverage maintained by Greater Atlantic Bank prior to Mr. Amos’ termination date.  In the event Mr. Amos’ employment is voluntarily or involuntarily terminated following the merger by and between Summit and Greater Atlantic, Mr. Amos would be entitled to a lump sum cash payment and health and welfare benefits equal to approximately $394,000.

Senior Officers’ Severance Compensation Plan.  Effective on December 1, 1999, Greater Atlantic Bank implemented an Employee Severance Compensation Plan  (the “Officer Plan”), to provide severance benefits to the following senior officers who are terminated, voluntarily or involuntarily from employment with Greater Atlantic Bank within one year of a change in control (as defined in the Officer Plan) of Greater Atlantic Bank or Greater Atlantic:  Edward C. Allen, Justin R. Golden, Gary L. Hobert, Robert W. Neff and David E. Ritter.   The severance benefits are paid in a lump sum cash payment within thirty days after termination equal in amount to the compensation paid to such participant during the twelve months immediately preceding the date of termination.  The merger would constitute a change in control under the Officer Plan.  Accordingly, if the employment of the participants is terminated within one year of the merger, then each Participant will receive the following severance benefits: Edward C. Allen - $121,000, Justin R. Golden - $101,000, Gary L. Hobert - $135,000, Robert W. Neff - $130,000 and David E. Ritter - $114,000.

Conversion of Stock Options.  The merger agreement provides that each stock option granted to officers, employees and directors of Greater Atlantic under Greater Atlantic’s stock option plan and outstanding prior to the effective date of the merger will vest and holders of such options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the  merger consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding option granted by Greater Atlantic to purchase shares of Greater Atlantic common stock.  The following table sets forth the cash that will be paid to each executive officer of Greater Atlantic upon consummation of the merger in accordance with the terms of the merger agreement and assumes that the value for each share of stock of Greater Atlantic that will be exchanged in the merger is $4.00.

GREATER ATLANTIC FINANCIAL CORP.
Option Payouts at Merger
			Value of
		Exercise	Merger
	# of	Price	Consideration	Cash
Employee	options	(per share)	(per share)	Payout
Carroll E. Amos	8,666	$4.00	$4.00	$0
Robert W. Neff	8,000	4.00	4.00	$0
David E. Ritter	8,000	4.00	4.00	$0
Edward C. Allen	9,000	4.00	4.00	$0
Justin R. Golden	8,000	4.00	4.00	$0
Gary L. Hobert	10,000	5.31	4.00	$0

Employee Benefit Plans.  Summit intends to provide the continuing employees of Greater Atlantic with employee benefit plans substantially similar to those provided to the employees of Summit.  Employees of Greater Atlantic will receive credit for their service to Greater Atlantic in determining their eligibility and vesting in the benefit plans provided by Summit.

Conditions of the Merger

The respective obligations of Summit and Greater Atlantic to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	The shareholders of Greater Atlantic approve the merger agreement and the transactions contemplated thereby at the special meeting of shareholders for Greater Atlantic;

•
If Summit must obtain shareholder approval of an amendment to its Articles of Incorporation in order to assume Greater Atlantic’s trust preferred securities, then the merger is conditioned on receipt of such approval;

•
All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve Board and any other appropriate federal and/or state regulatory agencies without unreasonable conditions, and all waiting periods after such approvals required by law or regulation expire;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of Summit common stock to be issued in the merger is declared effective and not subject to a stop order or any threatened stop order;

•
There shall be no actual or threatened litigation, investigations or proceedings challenging the validity of, or damages in connection with, the merger that would have a material adverse effect with respect to the interests of Summit or Greater Atlantic or impose a term or condition that shall be deemed to materially adversely impact the economic or business benefits of the merger;

•
The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger;

•
All permits or other authorizations under state securities laws necessary to consummate the merger and to issue the shares of Summit common stock to be issued in the merger being obtained and remaining in full force and effect; and

•	Authorization for the listing on the NASDAQ Capital Market of the shares of Summit common stock to be issued in the merger.

In addition to the mutual covenants described above, the obligation of Summit to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•
The representations and warranties of Greater Atlantic made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Summit receives a certificate of the chief executive officer and the chief financial officer of Greater Atlantic to that effect;

•
Greater Atlantic performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Summit a certificate of its chief executive officer and chief financial to that effect;

•
Summit shall have received an opinion of Hunton & Williams, special counsel to Summit, dated as of the effective time of the merger, that the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code;

•
Greater Atlantic and its subsidiary, Greater Atlantic Bank, must have minimum regulatory capital ratios of:  Tier 1 (core) capital equal to 4.0%, Tier 1 risk-based capital equal to 4.0% and total risk-based capital equal to 8.0%;

•	Greater Atlantic Bank’s ratio of the sum of non-performing loans, other real estate owned and net loans charged off after March 31, 2008, to total consolidated assets must not exceed 2.78%;

•
Greater Atlantic’s allowance for loan losses must be adequate in accordance with generally accepted accounting principles and applicable regulatory guidance, as determined by Summit with the concurrence of independent accountants retained by Greater Atlantic to review this determination;

•
All consents or approvals of any third party required to be made or obtained by Greater Atlantic or Greater Atlantic Bank in connection with the assignment of any real property lease must be  obtained and satisfactory to Summit; and

•
No regulatory authority shall have issued any order, decree, agreement, memorandum of understanding, administrative action or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from such regulatory authority relating to Greater Atlantic or its subsidiaries that remains in effect after the closing of the merger.

In addition to the mutual covenants described above, Greater Atlantic’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

•
The representations and warranties of Summit made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Greater Atlantic receives a certificate of the chief executive officer and chief financial officer of Summit to that effect; and

•
Summit performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Greater Atlantic a certificate of its chief executive officer and chief financial officer to that effect.

Representations and Warranties

The merger agreement contains representations and warranties by Summit and Greater Atlantic.  These representations and warranties are qualified by a materiality standard, which means that Summit or Greater Atlantic is not in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on Summit or Greater Atlantic.  These include, among other things, representations and warranties by Summit and Greater Atlantic to each other as to:

•	organization and good standing of each entity and its subsidiaries;
•	each entity’s capital structure;
•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;
•	absence of material adverse changes since September 30, 2007, or December 31, 2007, for Greater Atlantic and Summit, respectively;
•	consents and approvals required;
•	regulatory matters;
•	accuracy of documents, including financial statements and other reports, filed by each company with the Securities and Exchange Commission (the “SEC”);
•	absence of defaults under contracts and agreements;
•	absence of environmental problems;
•	absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;
•	litigation and related matters;
•	taxes and tax regulatory matters;
•	compliance with the Sarbanes-Oxley Act and accounting controls;
•	absence of brokerage commissions, except as disclosed for financial advisors;
•	employee benefit matters;
•	books and records fully and accurately maintained and fairly present events and transactions; and
•	insurance matters.

In addition, Greater Atlantic represents and warrants to Summit that, except as disclosed to the other party, neither Greater Atlantic nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contract and other similar  risk management agreements.  Summit represents and warrants to Greater Atlantic that Summit has taken all action to exempt the merger agreement and the merger from the requirements of takeover laws and has sources of capital to pay the cash consideration and to effect the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing in any of the following ways.

The merger agreement may be terminated by mutual written consent of Greater Atlantic and Summit.

The merger agreement may be terminated by either Greater Atlantic or Summit if:

•	the approval of any governmental entity required for consummation of the merger is denied by a final nonappealable action of such governmental entity;

•	the conditions to the consummation of the merger (other than receipt of regulatory approvals and the approval of Greater Atlantic’s shareholders and Summit’s shareholders, if the assumption of Greater Atlantic’s trust preferred securities by Summit requires Summit to obtain shareholder approval to amend Summit’s Articles of Incorporation) have not been fulfilled by September 30, 2008, unless the failure of the fulfillment of such conditions arises out of or results from the knowing action or inaction of the party seeking to terminate;

•
the merger has not been completed on or before December 31, 2008, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate;

•
there has been a breach by the other party of any of its obligations under the merger agreement, which breach cannot be or has not been cured within 30 days following written notice to the breaching party of such breach and provided that with respect to any breach of the covenants and agreements relating to (i) the filing of the registration statement on Form S-4 with the SEC,  (ii) the issuance of press releases relating to the merger, (iii) benefit plans and (iv) contractual rights of Greater Atlantic’s and its subsidiaries’ employees, such breach individually or in the aggregate with other breaches results in a material adverse effect; or

•
the merger agreement is not approved by the shareholders of Greater Atlantic or the shareholders of Summit do not approve an amendment to Summit’s Articles of Incorporation (if required by Summit for the assumption of Greater Atlantic’s trust preferred securities).

The merger agreement may be terminated by Summit if Greater Atlantic’s board of directors fails to recommend the merger or withdraws, modifies or changes such recommendation in a manner adverse to Summit.

The merger agreement may be terminated by Greater Atlantic, if the Greater Atlantic board of directors determines that Greater Atlantic has received an unsolicited proposal that if consummated would result in a transaction more favorable to Greater Atlantic’s shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal and Greater Atlantic pays the termination fee described below.

Effect of Termination; Termination Fee

The provisions of the merger agreement relating to expenses and termination fees will continue in effect not withstanding termination of the merger agreement.  If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Greater Atlantic has agreed to pay a cash termination fee to Summit equal to $550,000 if:

•
the merger agreement is terminated for failure to obtain the approval of Greater Atlantic’s shareholders, and before such time a competing acquisition proposal for Greater Atlantic has been made public and not withdrawn; or

•	Greater Atlantic terminates the merger agreement to accept a proposal by a third party that it believes is superior to Summit’s offer set forth in the merger agreement.

This termination fee would be payable as follows:  (i) $150,000 no later than two (2) business days after the date of termination, (ii) $100,000 on the date that is one (1) year after the termination date,

(iii) $100,000 on the date that is two (2) years after the termination date, and (iv) $200,000 on the date that is three (3) years after the termination date.

Greater Atlantic also has agreed to pay a cash termination fee to Summit equal to $250,000 if:

•	the merger agreement is terminated because Greater Atlantic’s board fails to recommend, withdraws, modifies, or changes its recommendation of the merger before the special meeting; or

•	Summit terminates the merger agreement due to a breach by Greater Atlantic of any representation, warranty, covenant or other agreement.

This termination fee would be payable no later than two (2) business days after the date of termination.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the special meeting, the merger agreement may not be amended if it would violate the Delaware General Corporation Law or the West Virginia Business Corporation Act.

Indemnification

Summit has agreed to indemnify the directors, officers and employees of Greater Atlantic for a period of three (3) years from the effective time of the merger to the fullest extent that Greater Atlantic is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Delaware and Greater Atlantic’s Articles of Incorporation and Bylaws.

Acquisition Proposals

Greater Atlantic has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to: solicit or encourage inquiries or proposals with respect to engage in any negotiations concerning, or provide any confidential information to any person relating to any  proposal to acquire the stock or assets of Greater Atlantic or other business combination transactions with Greater Atlantic, unless the Greater Atlantic board of directors concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure to enter into such discussions or negotiations or resolving to accept such acquisition proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law.  If the board of directors of Greater Atlantic is obligated by its fiduciary duties to accept a third party proposal that it believes is superior to Summit’s offer set forth in the merger agreement, Greater Atlantic is obligated to pay to Summit the termination fee equal to $550,000.  See “Effect of Termination; Termination Fee” beginning on page 65.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State and the Delaware Division of Corporations (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of State and the Delaware Division of Corporations).  Unless otherwise agreed to by Summit or Greater Atlantic, the closing of the merger will take place on the fifth business day to occur after the last of the conditions to the merger has been satisfied or waived, or such other date to which Summit and Greater Atlantic agree in writing.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve Board.  As a bank holding company, Summit is subject to regulation under the Bank Holding Company Act of 1956.  Greater Atlantic Bank is a federally-chartered savings bank, regulated by the Office of Thrift Supervision.  Summit Community Bank is a West Virginia banking corporation, is a non-member bank and is subject to the State Banking Code of West Virginia.  Summit has filed all required applications seeking approval of the merger with the Federal Reserve.

Under the Bank Holding Company Act, the Federal Reserve Board is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity.  The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.  In addition, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market.  Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions.  The Federal Reserve has ninety (90) days from the date of filing the application to act on the application.

On October 2, 2007, Summit filed an application with the Federal Reserve seeking approval of the merger agreement by and between Summit and Greater Atlantic dated April 12, 2007, as amended on December 6, 2007 (the “2007 Merger Agreement”).  On December 18, 2007, Summit requested the Federal Reserve to suspend processing of the application until the staff of the Federal Reserve and Summit consented to the continuation of the processing of the application.  Summit made that request in order to gain sufficient time to respond to the Federal Reserve’s request for additional information and to provide sufficient time for the Federal Reserve to review the application within the Federal Reserve’s established ninety (90) day processing period.

On April 4, 2008, Summit terminated the 2007 Merger Agreement pursuant to Section 9.01(c) which provides that either party may terminate the 2007 Merger Agreement if it is not consummated by March 31, 2008.  At the time of termination, Summit had not received approval of the merger from the Federal Reserve.

         After Summit entered into the new merger agreement with Greater Atlantic dated June 9, 2008, Summit contacted the Federal Reserve to determine whether Summit would be permitted to amend its original application filed with the Federal Reserve.  The Federal Reserve advised Summit that it would be permitted to amend its original application.  The Federal Reserve by letter dated July 2, 2008, has requested additional information to process the application.  Summit  has provided the Federal Reserve with the requested additional information.  The merger cannot be consummated prior to receipt of all required approvals.  There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions.  Summit and Greater Atlantic are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above.  Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.  There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Greater Atlantic common stock to Summit common stock.  Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal forbearances made by Greater Atlantic and Summit to each other.  Greater Atlantic and Summit have agreed that, until the effective time of the merger, each of them and each of their subsidiaries, without the prior written consent of the other, will not:

•
Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

•
Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to follow existing policies or practices with respect to managing exposure to interest rate and other risks, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

•
Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a merger within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.

Greater Atlantic has also agreed that, prior to the effective time, without the prior written consent of Summit, it will not:

•
Other than pursuant to rights previously disclosed to Summit and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Greater Atlantic common stock or any rights to purchase Greater Atlantic common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Greater Atlantic common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

•
Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Greater Atlantic stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•
Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Greater Atlantic or its subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate, (ii) normal individual payment of incentives and bonuses to employees under Greater Atlantic Bank’s branch incentive plan, not to exceed $30,000 per quarter in the aggregate, (iii) normal individual increases in compensation to employees in the ordinary course of business consistent with past practices, (iv) other changes required by applicable law, (v) to satisfy previously disclosed contractual obligations, and (vi) grants of awards to newly hired employees consistent with past practices;

•
Enter into, establish, adopt or amend (except  as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Greater Atlantic or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•	Except as previously disclosed to Summit, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•
Except as previously disclosed to Summit, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	Amend Greater Atlantic’s certificate of incorporation or bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Greater Atlantic’s subsidiaries;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•
Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•
Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Greater Atlantic and its subsidiaries, taken as a whole;

•	Make any loans in a principal amount in excess of $750,000, or make any loans outside the District of Columbia, Delaware, Maryland, Pennsylvania, Virginia and West Virginia;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business; or

•	Agree or commit to do any of the foregoing.

Summit has agreed that, prior to the effective time, without the prior written consent of Greater Atlantic, it will not:

•	Make, declare, pay or set aside for payment any extraordinary dividend; or

•	Agree or commit to do any of the foregoing.

Accounting Treatment

The merger will be accounted for under the “purchase” method of accounting.  Under the purchase method of accounting, the tangible assets and liabilities of Greater Atlantic, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets.  Any remaining excess purchase price will be allocated to goodwill and will not be amortized.  Instead, goodwill is evaluated for impairment annually.  Financial statements of Summit issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Greater Atlantic.  The operating results of Greater Atlantic will be reflected in Summit’s consolidated financial statements from and after the date the merger is consummated.

Management and Operations after the Merger
Board of Directors.  The current board of directors of Summit will continue to serve as the board of directors after the merger.

Management.  The current executive officers of Summit will continue to serve as executive officers after the Merger.

Resales of Summit Common Stock

The shares of Summit common stock to be issued to shareholders of Greater Atlantic under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders, including holders who were affiliates of Greater Atlantic on the date of the special meeting. All directors and executive officers of Greater Atlantic are considered affiliates of Greater Atlantic for this purpose.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of Greater Atlantic common stock who exchange such stock for Summit common stock and cash in lieu of fractional shares or pursuant to an exercise of dissenters’ rights.  The tax consequences under state, local and foreign laws are not addressed in this summary.  The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Such a change could affect the continuing validity of this summary.  No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following summary addresses only shareholders who are citizens or residents of the United States who hold their Greater Atlantic common stock as a capital asset.  It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); trusts and estates; insurance companies; mutual funds; real estate investment trusts; regulated investment companies; dealers in stocks or securities, or foreign currencies; foreign holders; United States expatriates; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders of Greater Atlantic stock options, stock warrants or debt instruments; and holders subject to the alternative minimum tax.

The Merger

No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.  Consummation of the merger is conditioned upon Summit’s receiving an opinion from Hunton & Williams LLP to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code.  The issuance of the opinion is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Greater Atlantic or Summit, in each case in form and substance reasonably satisfactory to such counsel.  Opinions of counsel are not binding on the Internal Revenue Service.

Based upon the above assumptions and qualifications, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code.  Each of Greater Atlantic and Summit will be a party to the merger within the meaning of Section 368(b) of the Internal Revenue Code, and neither of Greater Atlantic or Summit will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Greater Atlantic Common Stock for Summit Common Stock.  A holder of Greater Atlantic common stock who exchanges his or her Greater Atlantic common stock actually owned solely for common stock of Summit pursuant to the merger will not recognize gain or loss on the exchange (except with respect to the receipt of cash in lieu of a fractional share of Summit common stock).  The holder’s aggregate tax basis in the Summit common stock received (reduced by any amount allocable to fractional shares for which cash is received) will be equal to the aggregate tax basis in the Greater Atlantic common stock exchanged for such Summit common stock.  The holding period of the Summit common stock received by such holder in the merger will include the period for which the Greater Atlantic common stock surrendered in the exchange therefor was considered to be held, provided the Greater Atlantic common stock surrendered is held as a capital asset at the time of the merger.

Cash in Lieu of Fractional Shares. Holders of Greater Atlantic common stock who receive cash in lieu of fractional shares of Summit common stock in the merger generally will be treated as if the fractional shares of Summit common stock had been distributed to them as part of the merger, and then redeemed by Summit in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code.  Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.  Any capital gain recognized by any holder of Greater Atlantic common stock as a result of the receipt of cash in lieu of fractional shares of Summit common stock under the above discussion will be long-term capital gain if the holder has held the Greater Atlantic common stock for more than twelve months at the time of the exchange.  In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15%.  The deductibility of capital losses by shareholders may be limited.

Cash Pursuant to an Exercise of Dissenters’ Rights.  Holders of Greater Atlantic common stock who receive cash pursuant to an exercise of dissenters’ rights will recognize gain or loss with respect to the cash payments received measured by the difference between the amount of cash received and the holder’s tax basis of the Greater Atlantic common stock.  Generally, this gain or loss will be capital gain or loss.  Any capital gain will be long-term capital gain if the holder has held the Greater Atlantic common stock for more than twelve months at the time of the exchange and, in the case of a non-corporate holder, the long-term capital gain may be subject to a maximum federal income tax of 15%.  The deductibility of capital losses by shareholders may be limited.

Backup Withholding and Reporting Requirements

Holders of Greater Atlantic common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger.  However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the election form and the transmittal letter, or

(b) otherwise proves to Summit and its exchange agent that the holder is exempt from backup withholding.

 In addition, holders of Greater Atlantic common stock are required to retain permanent records and make such records available to any authorized Internal Revenue Service officers and employees.  The records should include the number of shares of Greater Atlantic stock exchanged, the number of shares of Summit stock received, the fair market value of Greater Atlantic shares exchanged, and the holder’s adjusted basis in the Summit common stock received.

If a holder of Greater Atlantic common stock who exchanges such stock for Summit common stock is a “significant holder” with respect to Greater Atlantic, the holder is required to include a statement with respect to the exchange on or with the federal income tax return of the holder for the year of the exchange.  A holder of Greater Atlantic common stock will be treated as a significant holder in Greater Atlantic if the holder’s ownership interest in Greater Atlantic is five percent (5%) or more of Greater Atlantic’s issued and outstanding common stock or if the holder’s basis in the shares of Greater Atlantic stock exchanged is one million dollars ($1,000,000) or more.  The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”.  The statement must include the names and employer identification numbers of Greater Atlantic and Summit, the date of the merger, and the fair market value and tax basis of Greater Atlantic shares exchanged (determined immediately before the merger).

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Greater Atlantic common stock.  We strongly encourage shareholders of Greater Atlantic to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT
SUMMIT FINANCIAL GROUP, INC. AND
GREATER ATLANTIC FINANCIAL CORP.

Summit Financial Group, Inc.

Summit  is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.  Summit was incorporated on March 3, 1987, organized on March 5, 1987, and began conducting business on March 5, 1987.  At December 31, 2007, Summit has one banking subsidiary “doing business” under the name of Summit Community Bank.  Summit Community Bank offers a full range of commercial and retail banking services and products.

As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, Summit’s present business is community banking.  As of March 31, 2008, Summit’s consolidated assets approximated $1.5 billion and total shareholders’ equity approximated $92.0 million.  At March 31, 2008, Summit’s loan portfolio, net of unearned income, was $1.1 billion and its deposits were $836.9 million.

The principal executive offices of Summit are located in Moorefield, West Virginia at 300 North Main Street.  The telephone number for Summit’s principal executive offices is (304) 530-1000.  Summit operates 15 full service offices - 9 located throughout West Virginia and 6 throughout Northern Virginia and the Shenandoah Valley.

Greater Atlantic Financial Corp.

Greater Atlantic is a savings and loan holding company organized under the laws of the State of Delaware and is registered under the federal Home Owners’ Loan Act.  It has one subsidiary, Greater Atlantic Bank, which has four offices in Virginia and an office in Maryland through which all of its business is conducted.

Greater Atlantic is engaged in the business of offering banking services to the general public.  Through its subsidiary, Greater Atlantic offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans.  It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers.  The principal types of loans that the banks make are commercial loans, commercial and residential real estate loans and loans to individuals for household, family and other consumer expenditures.

Effective April 25, 2008, Greater Atlantic Bank consented to the issuance of a cease and desist order by the Office of Thrift Supervision.  See “CEASE AND DESIST ORDER APPLICABLE TO GREATER ATLANTIC BANK.”

As of March 31, 2008, Greater Atlantic reported, on a consolidated basis, total assets of approximately $230.4 million, net loans of $159.7 million, deposits of $188.8 million and shareholders’ equity of $3.3 million.

The principal executive offices of Greater Atlantic Financial Corp. are located at 10700 Parkridge Boulevard, Reston, Virginia  20191, telephone number (703) 391-1300.

DESCRIPTION OF
SUMMIT FINANCIAL GROUP COMMON STOCK

General

The authorized capital stock of Summit consists of 20 million shares of common stock, par value $2.50 per share, and 250,000 shares of preferred stock, $1.00 par value per share.  Summit has 7,084,941 shares of common stock issued (including no shares held as treasury shares) and no shares of preferred stock, as of March 31, 2008.  The outstanding shares of common stock are held by 1,302 shareholders of record, as well as 1,026 shareholders in street name as of March 31, 2008.  All outstanding shares of Summit common stock are fully paid and nonassessable.  The unissued portion of Summit’s authorized common stock (subject to registration approval by the SEC) and any treasury shares are available for issuance as the board of directors of Summit determines advisable.

In 1998, Summit has also established a stock option plan as incentive for certain eligible officers.  It had 337,580 stock options issued and outstanding as of March 31, 2008.  The plan expired in May 2008.

Common Stock

Voting Rights.  All voting rights are vested in the holders of Summit common stock.  On all matters subject to a vote of shareholders, the shareholders of Summit will be entitled to one vote for each share of common stock owned.  Shareholders of Summit have cumulative voting rights with regard to election of directors.

Dividend Rights.  The shareholders of Summit are entitled to receive dividends when and as declared by its board of directors.  Dividends have been paid semi-annually.  Summit paid a dividend of $0.18 per share in the first  half of 2008.  Dividends were $0.34 per share in 2007, $0.32 per share in 2006, and $0.30 per share in 2005.  The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the Federal Reserve Board.

Payment of dividends by Summit depends upon receipt of dividends from its banking subsidiary.  Payment of dividends by Summit’s state non-member banking subsidiary is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the West Virginia Division of Banking and generally, the prior approval of the FDIC is required if the total dividends declared by a state non-member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.  Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years.  The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice.  The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights.  Upon any liquidation, dissolution or winding up of its affairs, the holders of Summit common stock are entitled to receive pro rata all of the assets of Summit for distribution to shareholders.  There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption.  Shares of Summit common stock presently outstanding are validly issued, fully paid and nonassessable.  There is no provision for any voluntary redemption of Summit common stock.

Transfer Agent and Registrar.  The transfer agent and registrar for Summit’s common stock is Registrar and Transfer Company.

Preemptive Rights

No holder of any share of the capital stock of Summit has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the West Virginia Business Corporation Act, the articles of incorporation of Summit contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law.  These provisions do not limit or eliminate the rights of Summit or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty.  In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of Summit provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers.  This right of indemnification extends to judgments or penalties assessed against them.  Summit has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Summit are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of Summit common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

Summit cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time.  Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Summit’s shareholders are governed by the West Virginia Business Corporation Act and the rights of Greater Atlantic’s shareholders are governed by the Delaware General Corporation Law.  The rights of shareholders under both corporations are also governed by their respective articles/certificate of incorporation and bylaws.  Following the merger, the rights of Greater Atlantic’s shareholders will be governed by the articles of incorporation and bylaws of Summit and by the West Virginia Business Corporation Act.  This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Greater Atlantic’s articles of incorporation and bylaws, Summit’s articles of incorporation and bylaws and West Virginia and Delaware law.

Authorized Capital Stock

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
20,000,000 shares of common stock, $2.50 par value per share, and 250,000 shares of preferred stock, $1.00 par value per share.	10,000,000 shares of common stock, $0.01 par value per share, and 2,500,000 shares of preferred stock, no par value per share.

Size of Board of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws provide that the board of directors shall consist of at least 9 and no more than 21 directors.  Summit’s board of directors currently consists of 16 individuals, and immediately following the merger will consist of 16 individuals.

The bylaws of Greater Atlantic provide that the number of directors shall be such number as the majority of the whole board shall from time to time have designated, and in the absence of such designation, shall be 5.  The board currently consists of 5 directors.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected.  Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation.  Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit stockholders are allowed to cumulate their votes in the election of directors.  Each share of Summit stock may be voted for as many individuals as there are directors to be elected.  Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.
Greater Atlantic stockholders may not cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s articles of incorporation provide that the board of directors shall be divided into three (3) classes, consisting of an equal number of directors per class.  The term of office of directors of one class shall expire at each annual meeting of shareholders.
The bylaws of Greater Atlantic provide that the board of directors shall be divided into three classes, with one class elected at each annual meeting.

Qualifications of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws require that a person own a minimum of 2,000 shares of stock of Summit to be qualified as a director.	None.

Filling Vacancies on the Board

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors at a  regular or special meeting of the board of directors. Any directorship to be filled by reason of a vacancy  may be filled  for  the unexpired term of his predecessor in office.

Greater Atlantic’s bylaws provide that, unless the board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualify-cation, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified.

Removal of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Under West Virginia law, any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Under Delaware law, subject to the rights of preferred stockholders, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class.

Notice of Shareholder Proposals and Director Nominations

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s articles of incorporation provide that shareholders may make a nomination for director provided that such nomination or nominations must be made in writing and delivered or mailed to, the President of Summit no later than 30 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than thirty (30) days notice of the meeting is given to shareholders, such nomination or nominations  shall be mailed or delivered to the President of Summit no later than the fifth (5th) day following the day on which the notice of meeting was mailed.

For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of Greater Atlantic.  To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of Greater Atlantic not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on Greater Atlantic’s books, of the stockholder proposing such business; (iii) the class and number of shares of Greater Atlantic's capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business.

Nominations of persons for election to the board of directors may be made by any stockholder entitled to vote for the election of directors at the meeting if made by timely notice in writing to the Secretary of Greater Atlantic.  To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of Greater Atlantic not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.

the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Such stockholder's notice shall set forth:  (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on Greater Atlantic's books, of such stockholder and (y) the class and number of shares of Greater Atlantic's capital stock that are beneficially owned by such stockholder.

Anti-Takeover Provisions - Business Combinations

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s articles of incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve certain “business combinations” unless the “business combination” has been previously approved by at least 66 2/3% of the board of directors of Summit, in which case only a simple majority vote of the shareholders shall be required.

Summit’s articles of incorporation additionally provide that neither Summit nor any of its subsidiaries shall become a party to any “business combination” unless certain fair price requirements are satisfied.  West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.

Greater Atlantic’s certificate of incorporation provides that at least 80% of the voting power of the then outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder.” However, this vote requirement is not applicable to any particular business combination, and such business combination shall require only the vote of a majority of the outstanding shares of capital stock entitled to vote, if a majority of directors not affiliated with the interested stockholder approves the business combination, or certain price and procedure requirements are met. An “interested stockholder” generally means a person who is a greater than 10% stockholder of Greater Atlantic or who is an affiliate of Greater Atlantic and at any time within the past two years was a greater than 10% stockholder of Greater Atlantic.

Shareholder Action Without a Meeting

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.

Summit’s bylaws provide that any action required to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote on the matter at issue.

Under Delaware law, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Greater Atlantic’s certificate of incorporation does not contain a provision limiting such action.

Calling Special Meetings of Shareholders

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Special meetings of the shareholders may be called by the president or by the board of directors, and shall be called by the President if the holders of at least 10% of all the votes entitled to be cast on an issue to be considered at the proposed special meeting sign, date and deliver to Summit one or more written demands for the meeting describing the purpose or purposes for which it shall be held.

Special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which Greater Atlantic would have if there were no vacancies on the board of directors.

Notice of Meetings

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws require that the notice of annual and special meetings be given by mailing to each shareholder a written notice specifying the time and place of such meeting, and, in the case of special meetings, the business to be transacted.  The notice must be mailed to the last addresses of the shareholders as they respectively appear upon the books of the Summit not less than 10 nor more than 60 days before the date of such meeting.

Greater Atlantic’s bylaws provide that written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise required by law (meaning, as required from time to time by the Delaware General Corporation Law or the certificate of incorporation).

Vote Required for Amendments to Articles
of Incorporation and Certain Transactions

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s articles of incorporation require the affirmative vote of holders of at least  66 2/3% of the then outstanding voting shares of Summit; provided, however, such vote shall not be required for any such amendment, change or repeal recommended to the stockholders by the favorable vote of not less than  66 2/3% of the directors of Summit, and any such amendment shall require only a majority vote.

West Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws.  The articles of incorporation or bylaws of Summit do not require a greater number.  An abstention is not considered a “vote cast” for purposes of the voting requirements, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

The articles of incorporation of Summit provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve any merger or consolidation of Summit with another corporation or any sale, lease or exchange by liquidation or otherwise of all or substantially all of the assets of Summit unless such transaction has been previously approved by at least 66 2/3% of the board of directors in which case a simple majority vote of the shareholders shall be required.

Greater Atlantic’s certificate of incorporation reserves the right to amend or repeal any provision in the certificate of Incorporation in the manner prescribed by the laws of the State of Delaware; provided, however, that, notwithstanding any other provision of the certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, are required to amend or repeal certain articles.

Delaware law provides that any amendment to the certificate of incorporation must first be proposed by the board of directors in a resolution setting forth the proposed amendment, declaring its advisability and submitting it to the stockholders entitled to vote on approval of the amendment.  It must then be submitted to the stockholders at the next annual meeting, or at a special meeting called for the purpose of considering the amendment or submitted for adoption by written consent. The affirmative vote required is a majority of the outstanding shares entitled to vote thereon.

Amendment of Bylaws

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Under West Virginia law  both the board of directors and stockholders have the power to amend the bylaws.  Summit’s bylaws provide that the bylaws may only be altered, amended or repealed and new bylaws may only be adopted by the board of directors at a regular or special meeting of the board of directors by a vote of three

The bylaws of Greater Atlantic provide that the board of directors may amend, alter or repeal the bylaws at any meeting of the board, provided notice of the proposed change was given not less than two (2) days prior to the meeting.  The stockholders shall also have power to amend, alter or repeal the bylaws at any meeting of

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
fourths of the board of directors or by a majority of the stockholders.
 stockholders provided notice of the proposed change was given in the notice of the meeting, and provided there is the vote of at least 80% of the voting power of all the then-outstanding shares of the voting stock, voting together as a single class.

Appraisal Rights

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Under West Virginia law, stockholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions:  merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by stockholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares.

Delaware law provides that stockholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain payment of the fair value of their shares (so-called “appraisal rights”). Appraisal rights do not apply if, however, (1) the shares are listed on a national securities exchange or are held by 2,000 or more holders of record (not currently the case with respect to Greater Atlantic’s common stock) and (2) except for cash in lieu of fractional share interests, the shares are being exchanged for the shares of the surviving corporation of the merger or the shares of any other corporation, which shares of such other corporation will, as of the effective date of the merger or consolidation, be listed on a national securities exchange or be held of record by more than 2,000 holders. Appraisal rights also are not available to a corporation’s stockholders when the corporation will be the surviving corporation and a vote of its stockholders is not required to approve the merger.

Delaware law also provides that any corporation may provide in its certificate of incorporation that appraisal rights shall be available in connection with amendments to its certificate of incorporation, any merger to which the corporation is a party or the sale of all or substantially all of the corporation’s assets.  Greater Atlantic’s certificate of incorporation contains no such provision.

Dividends

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.  Summit’s articles of incorporation provide that preferred stock will not pay any dividends.

Under Delaware law, stockholders are entitled, when declared by the board of directors, to receive dividends, subject to any restrictions contained in the certificate of incorporation and subject to any rights or preferences of any series of preferred stock. There are no express restrictions regarding dividends in Greater Atlantic’s certificate of incorporation.

Discharge of Duties; Exculpation and Indemnification

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that  a person in a like position would reasonably believe appropriate under similar circumstances.  Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any civil suit or proceeding against the director or officer by reason of being a director or officer of Summit provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation.

With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful.

However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.

The Delaware General Corporation Law requires directors to discharge their duties as a director in good faith, on an informed basis, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be in the best interests of the corporation.

Delaware law provides that a corporation may indemnify any director made party to any proceeding by reason of service in that capacity if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Delaware law also provides that a corporation may not indemnify a director in respect to any claim, issue or matter as to which the director has been adjudged to be liable to the corporation unless and only to the extent that, the Court of Chancery or court where such action was brought determines indemnity is proper. Furthermore, directors shall be indemnified where they have been successful on the merits or otherwise.

Greater Atlantic’s certificate of incorporation provides that the corporation shall indemnify

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.

any director made party to a proceeding because he or she is or was serving as director against all expense, liability and loss to the fullest extent authorized by Delaware law.

Greater Atlantic’s certificate of incorporation also provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

ADJOURNMENT OF THE MEETING

In the event that there are not sufficient votes to constitute a quorum or to approve the matters to be considered at the time of the special meeting, the merger agreement will not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, Greater Atlantic is submitting the question of adjournment to its shareholders as a separate matter for their consideration.  The board of directors of Greater Atlantic recommends that its shareholders vote FOR the adjournment proposal.  If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.

The board of directors of Greater Atlantic recommends that you vote “FOR” approval of this proposal.

LEGAL MATTERS

Hunton & Williams LLP will opine as to the qualification of the merger as a reorganization and the tax treatment of the consideration paid in connection with the merger under the Internal Revenue Code.  Bowles Rice McDavid Graff & Love LLP has opined as to the legality of the common stock of Summit offered by this proxy statement/prospectus.  Bowles Rice McDavid Graff & Love LLP rendered legal services to Summit and its subsidiaries during 2007 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love LLP represented less than 5% of Bowles Rice McDavid Graff & Love LLP’s and Summit’s revenues for 2007.

EXPERTS

The consolidated financial statements of Summit appearing in Summit’s Annual Report (Form 10-K) for the year ended December 31, 2007, as amended on April 15, 2008 on Form 10-K/A, and Summit management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2007, included therein, have been audited by Arnett & Foster P.L.L.C., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Greater Atlantic and subsidiaries as of September 30, 2007 and 2006, and for each of the three years in the period ended September 30, 2007, attached to this proxy statement/prospectus and the registration statement on Form S-4, as amended, as Annex D, have been attached hereto and to the registration statement in reliance upon the report of BDO Seidman, LLP, independent registered public accountants, and upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Summit has filed with the SEC under the Securities Act a registration statement on Form S-4 to register the shares of Summit common stock to be issued to Greater Atlantic’s shareholders in connection with the merger.  The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Summit and its common stock.  The rules and regulations of the SEC allow Summit and Greater Atlantic to omit certain information included in the registration statement from this proxy statement/prospectus.  This proxy statement/prospectus is part of the registration statement and is a prospectus of Summit with respect to its shares of common stock to be issued in the Merger, in addition to being Greater Atlantic’s proxy statement for its special meeting.

Both Summit (File No. 0-16587) and Greater Atlantic (File No. 0-26467) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Summit and Greater Atlantic, who file electronically with the SEC.  The address of that site is www.sec.gov.  Each of Summit and Greater Atlantic also posts its SEC filings on its web site.  The website addresses are www.summitfgi.com and  www.gab.com, respectively.  Information contained on the Summit website or the Greater Atlantic website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained in its website as part of this proxy statement/prospectus.  You can also inspect reports, proxy statements and other information that Summit and Greater Atlantic have filed with the SEC at the Financial Industry Regulatory Authority, 1735 K Street, Washington, D.C. 20096.

The SEC allows Summit to “incorporate by reference” information into this proxy statement/prospectus.  This means that we can disclose important information to you by referring you to another document filed separately by Summit with the SEC.  The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superceded by information that is included in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Summit previously filed with the SEC:

●	Quarterly Report on Form 10-Q	Quarter ended March 31, 2008.

●	Annual Report on Form 10-K	Year ended December 31, 2007, as amended on April 15, 2008.

●	Definitive Proxy Materials for	Filed on April 11, 2008.
the 2008 Annual Meeting of
Shareholders

●	Current Reports on Form 8-K	Filed on February 5, 2008, April 10, 2008, April 25, 2008, June 12, 2008, and July 25, 2008

Greater Atlantic previously filed with the SEC the documents listed below which are attached to this proxy statement/prospectus for your reference:

●	Annual Report on Form 10-K	Year ended September 30, 2007.

●	Quarterly Reports on Form 10-Q	Quarter ended December 31, 2007 and March 31, 2008.

Neither Summit nor Greater Atlantic has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on it.  Information in this proxy statement/prospectus about Summit has been supplied by Summit and information about Greater Atlantic has been supplied by Greater Atlantic.  The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS

The board of directors knows of no other matters that may come before this meeting.  If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        Edward C. Allen, Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Article X, Section I of its Articles of Incorporation, Summit is required under certain circumstances to indemnify its directors and officers and directors and officers of any majority or wholly owned subsidiary of Summit, for claims and liabilities, including  costs and expenses of defending such claim or liability to which they are made a party by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer of Summit, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful.  These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law.  The full text of Article X, Section I is set forth below. Reference is made to West Virginia Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

Article X, Section I of the Articles of Incorporation of Summit contains the following indemnification provision:

Unless otherwise prohibited by law, each director and officer of the corporation now or hereafter serving as such, and each director and officer of any majority or wholly owned subsidiary of the corporation that has been designated as entitled to indemnification by resolution of the board of directors of the corporation as may be from time to time determined by said board, shall be indemnified by the corporation against any and all claims and liabilities (other than an action by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation) including expenses of defending such claim of liability to which he or she has or shall become subject by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation.  With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful.  The corporation shall reimburse each such person as provided above in connection with any claim or liability brought or arising by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation provided, however, that such person shall be not indemnified in connection with, any claim or liability brought by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation as to which the director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation or any majority or wholly owned subsidiary of the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

The determination of eligibility for indemnification shall be made by those board members not party to the action or proceeding or in the absence of such board members by a panel of independent shareholders appointed for such purpose by a majority of the shareholders of the corporation or in any other manner provided by law.

The right of indemnification hereinabove provided for shall not be exclusive of any rights to which any director or officer of the corporation may otherwise be entitled by law.

The board of directors may by resolution, by law or other lawful manner from time to time as it shall determine extend the indemnification provided herein to agents and employees of the corporation, to directors, officers, agents or employees of other corporations or entities owned in whole or in part by the corporation.  The corporation may purchase and maintain insurance for the purposes hereof.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851.  Permissible indemnification.

(a)           Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed:  (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b)           A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c)           The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d)           Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a)           A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b)           The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c)           Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a)           A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

                (1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b)           If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses.  If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a)           A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b)           The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c)           Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a)           A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b)           The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c)           An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors.  In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Exhibits

*2.1
Agreement and Plan of Reorganization, dated as of June 9, 2008, by and among Summit Financial Group, Inc., Greater Atlantic Financial Corp. and SFG II, Inc. (included as Annex A to the proxy statement/prospectus).

5.1	Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.1	Tax Opinion of Hunton & Williams, including consent.

*21	Subsidiaries of Registrant

23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Hunton & Williams (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Arnett & Foster, P.L.L.C.

23.4	Consent of BDO Seidman, LLP

23.5	Consent of Sandler O’Neill & Partners, L.P.

*24	Powers of Attorney (signature page).

99.1	Form of Proxy for Greater Atlantic Financial Corp.

   * Previously filed

 (b)            Financial Statement Schedules

 (c)            Opinion of Sandler O’Neill & Partners, L.P.

The opinion of Sandler O’Neill & Partners, L.P. to the board of directors of Greater Atlantic Financial Corp. is included in Annex C to the proxy statement/prospectus.

Item 22. Undertakings.

1.           The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

2.           The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415

(230.415), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4.           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

6.           The undersigned registrant hereby undertakes:

a.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b.                That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           c.                  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is attached to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorefield, State of West Virginia, on July 30 , 2008.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
President and Chief Executive Officer

By:	/s/ Robert S. Tissue
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints H. Charles Maddy, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                                      Title                                                      Date

 /s/ Oscar M. Bean                                                     Director                                                       July 30, 2008
   Oscar M. Bean

 /s/ Frank A. Baer, III                                                 Director                                                       July 30, 2008
   Frank A. Baer, III

/s/ Dewey S. Bensenhaver, M.D.                            Director                                                       July 30, 2008
   Dewey S. Bensenhaver, M.D.

/s/ James M. Cookman                                              Director                                                       July 30, 2008
   James M. Cookman

 ____________________________                    Director
   John W. Crites

/s/ Patrick N. Frye                                                       Director                                                       July 30, 2008
   Patrick N. Frye

/s/ James Paul Geary, II                                             Director                                                      July 30, 2008
   James Paul Geary, II

 /s/ Thomas J. Hawse, III                                             Director                                                       July 30, 2008
   Thomas J. Hawse, III

/s/ Phoebe Fisher Heishman                                       Director                                                       July 30, 2008
   Phoebe Fisher Heishman

/s/ Gary L. Hinkle                                                          Director                                                       July 30, 2008
   Gary L. Hinkle

 /s/ Gerald W. Huffman                                                Director                                                       July 30, 2008
   Gerald W. Huffman

/s/ Duke A. McDaniel                                                  Director                                                       July 30, 2008
   Duke A. McDaniel

/s/ Ronald F. Miller                                                      Director                                                       July 30, 2008
   Ronald F. Miller

 ____________________________                      Director
   G. R. Ours, Jr.

/s/ Charles S. Piccirillo                                                 Director                                                       July 30, 2008
   Charles S. Piccirillo

*Signed pursuant to Powers of Attorney dated July 7, 2008, included as part of the signature page to the Registration Statement on Form S-4 for Summit Financial Group, Inc. filed July 9,   2008.
/s/ H. Charles Maddy III
H. Charles Maddy III
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

*2.1
Agreement and Plan of Reorganization, dated as of June 9, 2008, by and among Summit Financial Group, Inc., Greater Atlantic Financial Corp. and SFG II, Inc. (included as Annex A to the proxy statement/prospectus).

5.1	Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.1	Tax Opinion of Hunton & Williams, including consent.

*21	Subsidiaries of Registrant

23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Hunton & Williams (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Arnett & Foster, P.L.L.C.

23.4	Consent of BDO Seidman, LLP

23.5	Consent of Sandler O’Neill & Partners, L.P.

*24	Powers of Attorney (signature page).

99.1	Form of Proxy for Greater Atlantic Financial Corp.

     * Previously filed

 ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

dated as of June 9, 2008

by and among

SUMMIT FINANCIAL GROUP, INC.

AND

GREATER ATLANTIC FINANCIAL CORP.

AND

SFG II, INC.

                                                                                                             Page
ARTICLE I	Certain Definitions	1
1.01	Certain Definitions	1
ARTICLE II	The Merger	7
2.01	The Merger	7
2.02	Effective Date and Effective Time	7
2.03	Indentures, Guarantees and Common Securities	8
ARTICLE III	The Bank Merger	8
3.01	The Bank Merger	8
3.02	Effective Date and Effective Time	9
ARTICLE IV	Consideration; Exchange Procedures	9
4.01	Merger Consideration	9
4.02	Rights as Stockholders; Stock Transfers	10
4.03	Fractional Shares	10
4.04	Exchange Procedures	11
4.05	Options	12
4.06	Dissenters’ Rights	12
ARTICLE V	Actions Pending the Effective Time	13
5.01	Forebearances of GAFC	13
5.02	Forebearances of Summit	15
ARTICLE VI	Representations and Warranties	15
6.01	Disclosure Schedules	15
6.02	Standard	16
6.03	Representations and Warranties of GAFC	16
6.04	Representations and Warranties of Summit	25
ARTICLE VII	Covenants	33
7.01	Reasonable Best Efforts	33
7.02	Stockholder Approval	33
7.03	Registration Statement	34
7.04	Press Releases	35
7.05	Access; Information	35
7.06	Acquisition Proposals	36
7.07	Takeover Laws	36
7.08	Funding of Loan Loss Allowance and Payment of Expenses	36
7.09	Certain Policies	36
7.10	Regulatory Applications	37
7.11	Indemnification	37
7.12	Benefit Plans	38
7.13	Notification of Certain Matters	38
7.14	Contractual Rights of Current Employees	39
7.15	GAFC Trust Preferred Securities	39

A-i

                                                                                  Page
7.16	Transition	39
7.17	Compliance with Regulatory Authority Order	39
7.18	Compliance with Laws	40
ARTICLE VIII	Conditions to Consummation of the Merger	40
8.01	Conditions to Each Party’s Obligation to Effect the Merger	40
8.02	Conditions to Obligation of GAFC	41
8.03	Conditions to Obligation of Summit	41
ARTICLE IX	Termination	43
9.01	Termination	43
9.02	Effect of Termination and Abandonment	44
9.03	Fees and Expenses	44
ARTICLE X	Miscellaneous	45
10.01	Survival	45
10.02	Waiver; Amendment	45
10.03	Counterparts	45
10.04	Governing Law	45
10.05	Expenses	45
10.06	Notices	45
10.07	Entire Understanding; No Third Party Beneficiaries	46
10.08	Interpretation; Effect	46

A-ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 9, 2008 (this “Agreement”), by and among GREATER ATLANTIC FINANCIAL CORP. (“GAFC”), SUMMIT FINANCIAL GROUP, INC. (“Summit”) and SFG II, INC. (“Merger Sub”).

RECITALS

A.           GAFC.  GAFC is a Delaware corporation, having its principal place of business in Reston, Virginia.

B.           Summit.  Summit is a West Virginia corporation, having its principal place of business in Moorefield, West Virginia.

C.           Merger Sub.  Merger Sub is a West Virginia corporation, having its principal place of business in Moorefield, West Virginia.

D.           Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended.

E.           Board Action.  The respective Boards of Directors of each of Summit, GAFC and Merger Sub have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving GAFC or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, GAFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 4.01(b).

 “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

“Average Closing Price” has the meaning set forth in Section 4.01(a).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Benchmark Equity” has the meaning set forth in Section 4.01(b).

“Cease and Desist Order” means the Order to Cease and Desist (together with the accompanying Stipulation and Consent to Issuance of Order to Cease and Desist) effective April 25, 2008, by and between GAB and the Office of Thrift Supervision.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m).

“Consultants” has the meaning set forth in Section 6.03(m).

“Core Deposits” means all deposits (as defined in 12 U.S.C. Section 1813(1)) of GAFC shown on the books and records of GAB, including but not limited to all interest posted thereon accrued but unpaid interest and both collected and uncollected funds (including overdrawn accounts), together with GAB’s rights and responsibilities under any customer agreement evidencing or relating thereto, but excluding (i) deposit accounts associated with a public body, including but not limited to any municipal, county, state or federal government, and (ii) brokered deposits and (iii) wholesale deposits, but including corporate sweep accounts.

“Costs” has the meaning set forth in Section 7.11(a).

“Directors” has the meaning set forth in Section 6.03(m).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Dissenters’ Shares” has the meaning set forth in Section 4.06.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Employees” has the meaning set forth in Section 6.03(m).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response,

Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Sections 4.04(a).

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“GAB” means Greater Atlantic Bank, a federally-chartered savings bank.

“GAAP” means generally accepted accounting principles in the United States.

 “GAFC Board” means the Board of Directors of GAFC.

“GAFC By-Laws” means the By-laws of GAFC, as amended.

“GAFC Certificate” means the Certificate of Incorporation of GAFC, as amended.

“GAFC Common Stock” means the common stock, par value $0.01 per share, of GAFC.

“GAFC Meeting” has the meaning set forth in Section 7.02.

“GAFC Stock Option” has the meaning set forth in Section 4.05.

“GAFC Stock Plans” has the meaning set forth in Section 4.05.

“GAFC Trust Preferred Securities” means preferred shares of stock issued by Greater Atlantic Capital Trust I, a second tier business trust subsidiary of GAFC.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Guarantee” shall mean the Guarantee executed by GAFC in connection with the issuance of the GAFC Trust Preferred Securities.

“Indenture” shall mean the Trust Indenture executed by GAFC in connection with the issuance of the GAFC Trust Preferred Securities.

“IRS” has the meaning set forth in Section 6.03(m).

“Indemnified Party” has the meaning set forth in Section 7.11(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance,

“Material Adverse Effect” means: with respect to Summit or GAFC, any effect that (i) is material and adverse to the financial position, results of operations or business of Summit and its Subsidiaries taken as a whole or GAFC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Summit or GAFC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such changes have a disproportionate impact on Summit or GAFC, as the case may be, relative to the overall effects on the banking industry, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent changes have a disproportionate impact on Summit or GAFC, as the case may be, relative to the overall effect on the banking industry, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) actions and omissions of Summit or GAFC taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) changes in economic conditions affecting financial institutions generally, including, without limitation, changes in market interest rates or the projected future interest rate environment, except to the extent that such changes have a disproportionate impact on Summit or GAFC, as the case may be, relative to the overall effect on the banking industry or (f) direct effects of compliance with this Agreement on the financial condition and operating performance of the parties, including, without limitation, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Monthly Losses” shall have the meaning set forth in Section 4.01(b).

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Capital Market.

“Net Additional Loan Losses” shall have the meaning set forth in Section 4.01(b)(iii).

“New Certificates” has the meaning set forth in Section 4.04(a).

“Non-Performing Loans” shall have the meaning set forth in Section 8.03(h).

“Old Certificates” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in Summit’s or GAFC’s SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authorities” has the meaning set forth in Section 6.03(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“SEC” means the Securities and Exchange Commission.

“Section 9.03(a) Fee” has the meaning set forth in Section 9.03(a).

“Section 9.03(b) Fee” has the meaning set forth in Section 9.03(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders’ Equity” means the total shareholders equity presented on GAFC’s balance sheet as of a given date as calculated according to GAAP.

“Specific Reserve Reductions” shall mean the amount by which GAFC may appropriately reduce the allowance for loan losses specifically allocated to an extension of credit (and thereby take a negative provision to the allowance for loan losses) as a result of the amount of principal actually received by GAFC on such extension of credit.

“Stock Option Consideration” has the meaning set forth in Section 4.05.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01(b).

“Summit” has the meaning set forth in the preamble to this Agreement.

“Summit Bank” means Summit Community Bank, a commercial bank chartered under the laws of the State of West Virginia.

“Summit Board” means the Board of Directors of Summit.

“Summit Common Stock” means the common stock, par value $2.50 per share, of Summit.

“Summit Compensation and Benefit Plans” has the meaning set forth in Section 6.04(k)(i).

“Summit Consultants” has the meaning set forth in Section 6.04(k)(i).

“Summit Directors” has the meaning set forth in Section 6.04(k)(i).

“Summit Employees” has the meaning set forth in Section 6.04(k)(i).

“Summit ERISA Affiliate” has the meaning set forth in Section 6.04(k)(iii).

“Summit ERISA Affiliate Plan” has the meaning set forth in Section 6.04(k)(iii).

“Summit Pension Plan” has the meaning set forth in Section 6.04(k)(ii).

“Summit’s SEC Documents” has the meaning set forth in Section 6.04(g).

“Superior Proposal” has the meaning set forth in Section 9.01(f).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Stock” shall mean shares of GAFC Common Stock held by GAFC or any of its Subsidiaries in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“WVBCA” shall mean the West Virginia Business Corporation Act, as amended.

ARTICLE II

The Merger

2.01           The Merger.  (a)  Prior to the Effective Time, Summit shall take any and all action necessary to cause Merger Sub to take all actions necessary or proper to comply with the obligations of Summit and such Merger Sub to consummate the transactions contemplated hereby.

(b) At the Effective Time, GAFC shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of GAFC shall cease and Merger Sub shall survive and continue to exist as a West Virginia corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).  Summit may at any time prior to the Effective Time change the method of effecting the combination with GAFC (including, without limitation, the provisions of this Article II other than sub-sections (i), (ii), (iii) and (iv) hereof) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) cause the approval of the stockholders of Summit to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), (iii) adversely affect the tax treatment of GAFC’s stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Summit shall provide GAFC prior written notice of such change and the reasons therefore.

(c) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the occurrence of the filing in the offices of the Secretaries of State of the State of Delaware and the State of West Virginia a certificate of merger in accordance with Section 252 of the DGCL and articles of merger in accordance with Section 31D-11-1106 of the WVBCA or such later date and time as may be set forth in such certificate of merger and articles of merger.  The Merger shall have the effects prescribed in the DGCL and the WVBCA.

(d) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02           Effective Date and Effective Time. (a)  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the

Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Summit, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing.  The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b)           Notwithstanding any other provision in this Agreement to the contrary, if Summit shall exercise its right to delay the Effective Date pursuant to Section 2.02(a), and a record date for any dividend or other distribution in respect of the Summit Common Stock is taken during the period of such delay such that the GAFC stockholders will not be entitled to participate in such dividend, each stockholder of GAFC shall be entitled to receive, upon surrender of the Old Certificates and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Summit Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

2.03           Indentures, Guarantees and Common Securities. At Closing, as further consideration for the Merger:  Summit shall assume (i) the obligations of GAFC under the Indenture (including the conversion rights of the debenture holders set forth in Section 4.4 of the Indenture) pursuant to a supplemental indenture in form and substance reasonably satisfactory to Summit, GAFC and Wilmington Trust Company (each, a “Supplemental Indenture”) and (ii) the obligations of GAFC under each of the Guarantees pursuant to a supplemental guarantee in form and substance reasonably satisfactory to Summit and GAFC.

ARTICLE III

The Bank Merger

3.01           The Bank Merger.  (a)  After the Effective Time, GAB, a wholly-owned subsidiary of GAFC, shall merge with and into Summit Bank, a wholly-owned subsidiary of Summit (the “Bank Merger”), the separate existence of GAB shall cease and Summit Bank shall survive and continue to exist as a state chartered banking corporation.  Summit may at any time prior to the Effective Time, change the method of effecting the combination with GAB (including without limitation the provisions of this Article III other than sub-sections (i), (ii) and (iii) hereof) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of GAFC’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that Summit shall provide GAFC with prior written notice of such change and the reasons therefore.

(b)           Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the occurrence of the filing in the Office of the Secretary of State of West Virginia of articles of merger in accordance with Section 31D-11-

1106 of the WVBCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State of West Virginia.  The Bank Merger shall have the effects prescribed in the WVBCA.

3.02           Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur on the Effective Date or such later date as Summit may determine in its sole discretion.

ARTICLE IV

Consideration; Exchange Procedures

4.01           Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)           Merger Consideration.  Subject to adjustment as set forth in Section 4.01(b), each holder of a share of GAFC Common Stock (other than GAFC or its Subsidiaries or Summit and its Subsidiaries, except for shares held by them in a fiduciary capacity, and Dissenters’ Shares) shall receive in respect thereof, subject to the limitations set forth in this Agreement and any adjustment pursuant to Section 4.01(b), the number of shares of Summit Stock (the “Merger Consideration”) equal to $4.00, divided by the average closing price (the “Average Closing Price”) of Summit Common Stock reported on the NASDAQ for the twenty (20) trading days prior to the Closing (the “Exchange Ratio”).  In no event shall the Exchange Ratio exceed 0.328625.

(b)           Adjustment to Merger Consideration for Decrease in GAFC’s Shareholders’ Equity and for Net Additional Loan Losses.

(i)  If as of the Effective Date, GAFC’s Shareholders’ Equity, as adjusted to exclude (a) accumulated other comprehensive income or loss, and (b) the effect of removing the benefit of the net operating loss carry forwards from the net deferred tax assets (the “Adjusted Shareholders’ Equity”), is less than $4,213,617 (the “Benchmark Equity”) determined in accordance with GAAP fairly applied, then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Benchmark Equity.

(ii)  For purposes of this Section 4.01(b), the Adjusted Shareholders’ Equity shall be increased by:  (x) Monthly Losses incurred after March 31, 2008, and prior to September 1, 2008, and (y) fees paid or accrued to Sandler O’Neill and Partners, LP, and to Muldoon Murphy & Aguggia LLP or Kilpatrick Stockton LLP after March 31, 2008, up to $150,000.  “Monthly Losses” shall mean GAFC’s actual monthly operating losses calculated in accordance with GAAP fairly applied, up to $250,000.

(iii)  On the Effective Date, GAFC shall have complied with Section 7.08 of this Agreement with respect to GAFC’s allowance for loan losses.  If Summit’s due diligence results in a determination by Summit prior to the Effective Date that additional provisions should be made to GAFC’s allowance for loan losses to meet the requirements of the preceding sentence, then the Merger Consideration will be reduced dollar for dollar by the amount determined by Summit with the reasonable agreement of GAFC (the “Net Additional Loan Losses”).  In calculating the amount of the Merger Consideration reduction, Summit and GAFC agree that Specific Reserve Reductions may be used to offset losses from other loans to determine the amount of provisions needed to the allowance for loan losses.

(iv) If Summit and GAFC cannot agree as to the amount of the Net Additional Loan Losses, then GAFC may, at its option, sell the loans that Summit determines require additional provisions to a third party, provided that the sale is (x) without recourse and (y) requires the third party purchaser to assume all collection and servicing costs.  If the book value of the loan sold exceeds the purchase price of the loan sold, such excess will be deemed a Net Additional Loan Loss and the Merger Consideration will be reduced one dollar for every dollar of the amount of the Net Additional Loan Loss.  If GAFC cannot sell the loans that Summit determines require additional provisions for loan losses, then Summit’s determination of any Net Additional Loan Losses with respect to such loans shall be conclusive and binding on the parties, with the concurrence of GAFC’s independent accountants.

(c)           Outstanding Summit Stock.  Each share of Summit Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(d)           Treasury Shares.  Each share of GAFC Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

(e)           Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the merger, and no consideration shall be issued in exchange therefore.

4.02           Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of GAFC Common Stock shall cease to be, and shall have no rights as, stockholders of GAFC, other than to receive the Merger Consideration and any dividend or other distribution with respect to such GAFC Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on Summit Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV.  After the Effective Time, there shall be no transfers on the stock transfer books of GAFC or the Surviving Corporation of shares of GAFC Common Stock.

4.03           Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Summit Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Summit shall pay to each holder of GAFC Common Stock who would otherwise be entitled to a fractional share of Summit Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Summit Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.

4.04           Exchange Procedures.

(a)           At or prior to the Effective Time, Summit shall deposit, or shall cause to be deposited, with Registrar and Transfer Company or a bank or trust company designated by Summit and reasonably satisfactory to GAFC (the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of GAFC Common Stock (“Old Certificates”), for exchange in accordance with this Article IV, (i) certificates representing the shares of Summit Common Stock (“New Certificates”) and (ii)  an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b)           As soon as practicable after the Effective Time, and in no event later than five business days thereafter, Summit shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of GAFC Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefore (i) a New Certificate representing that number of whole shares of Summit Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article IV, and (iii) any payment required by Section 2.02(b), and the Old Certificates so surrendered shall forthwith be cancelled.

(c)           Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of GAFC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           No dividends or other distributions with respect to Summit Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of GAFC Common Stock converted in the Merger into the right to receive shares of such Summit Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.04.  After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Summit Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(e)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of GAFC for twelve months after the Effective Time shall be paid to Summit.  Any stockholders of GAFC who have not theretofore complied with this Article IV shall thereafter look only to Summit for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Summit Common Stock deliverable in respect of each share of GAFC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Summit or the Exchange Agent, the posting by such person of a bond in such amount as Summit may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

4.05           Options.  At the Effective Time, each outstanding option (each, a “GAFC Stock Option”) to purchase shares of GAFC Common Stock under any and all plans of GAFC under which stock options have been granted and are outstanding (collectively, the “GAFC Stock Plans”) shall vest and holders of GAFC Stock Options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the  Merger Consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding GAFC Stock Option (the “Stock Option Consideration”).  At or prior to the Effective Time, GAFC shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the GAFC Stock Plans to permit Summit to pay the Stock Option Consideration pursuant to this Section.  At the Effective Time, Summit shall have no obligation to make any additional grants or awards under the GAFC Stock Plans.

4.06           Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of GAFC Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration.  Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.04 of the Old Certificates that, immediately prior to the Effective Time, evidenced such shares.

                                                                                                                                          ARTICLE V

Actions Pending the Effective Time

5.01           Forebearances of GAFC.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Summit, GAFC will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct the business of GAFC and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon GAFC’s ability to perform any of its material obligations under this Agreement.

(b)           Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of GAFC Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of GAFC Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)           Dividends, Etc.  (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GAFC Common Stock, or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)           Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of GAFC or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate, (ii) for normal individual payments of incentives and bonuses to employees under GAB’s branch incentive plan, not to exceed $30,000 per quarter in the aggregate, (iii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iv) for other changes that are required by applicable law, (v) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (vi) for grants of awards to newly hired employees consistent with past practice.

(e)           Benefit Plans.  Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of GAFC or its

Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)           Dispositions.  Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g)           Acquisitions.  Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)           Governing Documents.  Amend the GAFC Certificate, GAFC By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of GAFC’s Subsidiaries.

(i)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j)           Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.

(k)           Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to GAFC and its Subsidiaries, taken as a whole.

(l)           Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set forth in Section 6.02, at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)           Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, including, but not limited to implementation of any leverage strategies; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)           Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o)           Loans.  Make any loans in a principal amount in excess of $750,000, or make any loans outside of the District of Columbia, Delaware, Maryland, Pennsylvania, Virginia and West Virginia.

(p)           Commitments.  Agree or commit to do any of the foregoing.

5.02           Forebearances of Summit.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of GAFC, Summit will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of Summit and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Summit’s ability to perform any of its material obligations under this Agreement.

(b) Extraordinary Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend.

(c) Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set forth in Section 6.02, at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided.

(d) Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01           Disclosure Schedules.  On or prior to the date hereof, Summit has delivered to GAFC a schedule and GAFC has delivered to Summit a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence could not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by

Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation.  All of GAFC’s and Summit’s representations, warranties and covenants contained in this Agreement are qualified by reference to the respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Summit or GAFC, as the case may be.

6.02           Standard.  No representation or warranty of GAFC or Summit contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “knowledge” shall mean (i) with respect to Summit, actual knowledge of H. Charles Maddy, III, and Robert S. Tissue, and (ii) with respect to GAFC, actual knowledge of Carroll E. Amos, Edward C. Allen, David E. Ritter, Robert W. Neff and Gary L. Hobert.

6.03           Representations and Warranties of GAFC.  Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, GAFC hereby represents and warrants to Summit:

(a)           Organization and Standing.  GAFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  GAFC is duly qualified to do business and is in good standing in the Commonwealth of Virginia and in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)           Capitalization.  As of May 31, 2008, the authorized capital stock of GAFC consists of (i) 10,000,000 shares of GAFC Common Stock, of which 3,024,220 shares were outstanding and no shares were held in treasury, and (ii) 2,500,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding or held in treasury as of the date hereof.  As of the date hereof, except pursuant to the terms of options, stock, and warrants issued pursuant to the GAFC Stock and/or Warrant Plans, GAFC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GAFC Common Stock or any other equity securities of GAFC or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of GAFC Common Stock or other equity securities of GAFC or any of its Subsidiaries.  As of May 31, 2008, GAFC has 340,171 shares of GAFC Common Stock (with a weighted average strike price of $6.94 per share) which are issuable and reserved for issuance upon the exercise of GAFC Stock Options and GAFC Warrants.  The outstanding shares of GAFC Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c)           Subsidiaries.  (i) GAFC has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary.  (A) GAFC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by GAFC or its Subsidiaries are fully paid and nonassessable and are owned by GAFC or its Subsidiaries free and clear of any Liens.

(ii) GAFC has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of May 31, 2008.

(iii) Each of GAFC’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d)           Corporate Power.  Each of GAFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and GAFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Corporate Authority.  Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of GAFC Common Stock entitled to vote thereon (which is the only vote of GAFC stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of GAFC and the GAFC Board.  Assuming due authorization, execution and delivery by Summit, this Agreement is a valid and legally binding obligation of GAFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  The GAFC Board of Directors has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the consideration to be received by the holders of GAFC Common Stock in the Merger is fair to the holders of GAFC Common Stock from a financial point of view.

(f)           Consents and Approvals; No Defaults.  Except as disclosed in Schedule 6.03(f), (i) no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GAFC or any of its Subsidiaries in connection with the execution, delivery or performance by GAFC of this

Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and (B)  the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, the filing of articles of merger with the Secretary of State of the State of West Virginia pursuant to the WVBCA, and the issuance of a certificate of merger in connection therewith.  As of the date hereof, GAFC is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii)           Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of GAFC or of any of its Subsidiaries or to which GAFC or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the GAFC Certificate or the GAFC By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g)           Financial Reports; Absence of Certain Changes or Events.  (i) GAFC’s Annual Report on Form 10-K for the fiscal years ended September 30, 2005, 2006  and 2007, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to September 30, 2004, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “GAFC’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of GAFC contained in or incorporated by reference into any of GAFC’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of GAFC and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of GAFC in any of GAFC’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of GAFC and its Subsidiaries for the periods to which they relate, and in each case were prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii)           GAFC’s Disclosure Schedule lists, and GAFC has delivered or previously made available to Summit, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of

Regulation S-K) effected by GAFC or its Subsidiaries, since September 30, 2007.  BDO Siedman, LLP, which has expressed its opinion with respect to the financial statements of GAFC and its Subsidiaries (including the related notes) included in the GAFC SEC Documents is and has been throughout the periods covered by such financial statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to GAFC within the meaning of Regulation S-X and C in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

(iii)           Except as disclosed on Disclosure Schedule 6.03(g), GAFC has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since September 30, 2005.  GAFC’s Disclosure Schedule lists, and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, GAFC has delivered or previously made available to Summit copies in the form filed with the SEC of (A) GAFC’s Annual Reports on Form 10-K for each fiscal year of the Company beginning since September 30, 2004, (B) it Quarterly Reports on form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the GAFC referred to in clause (A) above, (C) all proxy statements relating to GAFC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Summit pursuant to this Section 6.03(g)(iii), filed by GAFC with the SEC since the beginning of the first fiscal year referred above, and (E) all comment letters received by GAFC from the Staff of the SEC since December 31, 2004, and all responses to such comment letters by or on behalf of GAFC.

(iv)           Except as Previously Disclosed, GAFC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning GAFC and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  GAFC’s Disclosure Schedule lists, and GAFC has delivered to Summit copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  To GAFC’s knowledge, each director and executive officer of GAFC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since September 30, 2005.  As used in this Section 6.03(q), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v)           Since September 30, 2007, GAFC and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi)           Since September 30, 2007, (A) GAFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to GAFC.

(h)           Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against GAFC or any of its Subsidiaries and, to GAFC’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i)           Regulatory Matters.  (i) Except as disclosed on Disclosure Schedule 6.03(i), neither GAFC nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Thrift Supervision, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii)           Except as disclosed on Disclosure Schedule 6.03(i), neither GAFC nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)           GAFC is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j)           Compliance with Laws.  Each of GAFC and its Subsidiaries:

(i)           is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GAFC’s knowledge, no suspension or cancellation of any of them is threatened;

(iii)           Except as disclosed on Disclosure Schedule 6.03(j), GAFC has received, since September 30, 2006, no notification or communication from any Governmental Authority (A) asserting that GAFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to GAFC’s knowledge, do any grounds for any of the foregoing exist); and

(iv)           Since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy.

(k)           Material Contracts; Defaults.  Except for this Agreement, neither GAFC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision).  Neither GAFC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)           No Brokers.  No action has been taken by GAFC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m)           Employee Benefit Plans.  (i) GAFC has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of GAFC or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”).  Neither GAFC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and GAFC is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no material pending or, to the knowledge of GAFC, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits.  Neither GAFC nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject GAFC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(ii)           No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by GAFC or any of its Subsidiaries or any entity (and “ERISA Affiliate”) which is considered one employer with GAFC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA.  To the knowledge of GAFC, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iii)           All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which GAFC or any of its Subsidiaries is a party have been timely made or have been reflected on GAFC’s financial statements.  None of GAFC, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(iv)           Neither GAFC nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by GAFC or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(v)           GAFC and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vi)           With respect to each Compensation and Benefit Plan, if applicable, GAFC has provided or made available to Summit, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(vii)           Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(viii)                      Neither GAFC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Summit, GAFC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n)           Labor Matters.  Neither GAFC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GAFC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel GAFC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to GAFC’s knowledge, threatened, nor is GAFC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)           Takeover Laws.  GAFC has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to GAFC (collectively, “Takeover Laws”), including, without limitation, Section 203 of the DGCL.

(p)           Environmental Matters.  To GAFC’s knowledge, neither the conduct nor operation of GAFC or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to GAFC’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To GAFC’s knowledge, neither GAFC nor any of its Subsidiaries has received any notice from any person or entity that GAFC or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q)           Tax Matters.  (i) All Tax Returns that are required to be filed by or with respect to GAFC and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of GAFC or its Subsidiaries.  GAFC has made available to Summit true and correct copies of the United States Federal Income Tax Returns filed by GAFC and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2004.  Neither GAFC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of GAFC as of December 31, 2002 for each of the three years in the period ended December 31, 2004.  As of the date hereof, neither GAFC nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(r)           Risk Management Instruments.  Except as disclosed on Disclosure Schedule 6.03(r), neither GAFC nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for GAFC’s own account, or for the account of one or more of GAFC’s Subsidiaries or their customers.

(s)           Books and Records.  The books and records of GAFC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t)           Insurance.  GAFC Previously Disclosed all of the insurance policies, binders, or bonds maintained by GAFC or its Subsidiaries.  GAFC and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of GAFC reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; GAFC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)           Disclosure.  The representations and warranties contained in this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.

6.04           Representations and Warranties of Summit.  Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Summit hereby represents and warrants to GAFC:

(a)           Organization and Standing.  Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Summit is duly qualified to do business and is in good standing in the foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)           Capitalization.  (i) As of May 31, 2008, the authorized capital stock of Summit consists solely of 20,000,000 shares of Summit Common Stock, of which as of May 31, 2008, 7,408,941 shares were outstanding, and 250,000 shares of Summit Preferred Stock, of which none are issued and outstanding as of May 31, 2008.  As of the date hereof, except as set forth in its Disclosure Schedule, Summit does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Summit Common Stock or any other equity securities of Summit or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Summit Common Stock or other equity securities of Summit or any of its Subsidiaries.  As of May 31, 2008, Summit has 337,580 shares of Summit Common Stock which are issuable and reserved for issuance upon exercise of Summit Stock Options.  The outstanding shares of Summit Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii)          The shares of Summit Common Stock to be issued in exchange for shares of GAFC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ Capital Market.

(c)           Subsidiaries.  Each of Summit’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

(d)           Corporate Power.  Each of Summit and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Summit has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Summit and the Summit Board.  Except as set forth in Section 8.01(a), shareholder approval of the transactions contemplated hereby is not required.  Assuming due authorization, execution and delivery by GAFC, this Agreement is a valid and legally binding agreement of Summit, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Consents and Approvals; No Defaults.  (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Summit or any of its Subsidiaries in connection with the execution, delivery or performance by Summit of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ Capital Market regarding the Summit Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, the filing of articles of merger with the Secretary of State of the State of West Virginia pursuant to the WVBCA, and the issuance of the related certificate of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Summit Stock in the Merger; and (F) receipt of the approvals set forth in Section 8.01(b).  As of the date hereof, Summit is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any

 Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Summit or of any of its Subsidiaries or to which Summit or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Summit or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and SEC Documents; Absence of Certain Changes or Events.  (i) Summit’s Annual Report on Form 10-K for the fiscal years ended December 31, 2005, 2006 and 2007, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2004, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Summit’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Summit contained in or incorporated by reference into any of Summit’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Summit and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Summit in any of Summit’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Summit and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.  Summit’s Disclosure Schedule lists, and upon request, Summit has delivered to GAFC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by Summit or its Subsidiaries, since December 31, 2007.  Arnett & Foster, which has expressed its opinion with respect to the financial statements of Summit and its Subsidiaries (including the related notes) included in the Summit SEC Documents is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to Summit within the meaning of Regulation S-Y, and Z in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

(i)       Since December 31, 2007, Summit and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(ii)                  Since December 31, 2007, (A) Summit and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Summit.

(h)           Litigation.  Except as Previously Disclosed, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Summit or any of its Subsidiaries and, to the best of Summit’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i)           Regulatory Matters.  (i) Neither Summit nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii)           Neither Summit nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)           Laws.  Each of Summit and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that Summit or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Summit’s knowledge, do any grounds for any of the foregoing exist); and

(iv) since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(k)           Employee Benefit Plans.  (i)  Summit’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Summit Employees”), current or former consultant (the “Summit Consultants”) or current or former director (the “Summit Directors”) of Summit or any of its Subsidiaries participates or to which any Summit Employees, Summit Consultants or Summit Directors are a party (the “Summit Compensation and Benefit Plans”).

(ii)           Each Summit Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Summit Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Summit Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and Summit is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the knowledge of Summit, threatened legal action, suit or claim relating to the Summit Compensation and Benefit Plans other than routine claims for benefits.  Neither Summit nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Summit Compensation and Benefit Plan that would reasonably be expected to subject Summit or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)           No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Summit or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “Summit ERISA Affiliate”) which is considered one employer with Summit under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “Summit ERISA Affiliate Plan”).  None of Summit, any of its Subsidiaries or any Summit ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Summit Compensation and Benefit Plan or by any Summit ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Pension Plan or Summit ERISA Affiliate Plan and, to Summit’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Summit, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Summit Compensation and Benefit Plan.  Under each Summit Pension Plan and Summit ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Summit Pension Plan or Summit ERISA Affiliate Plan), did not exceed the then current value of the assets of such Summit Pension Plan or Summit ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Summit Pension Plan or Summit ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv)           All contributions required to be made under the terms of any Summit Compensation and Benefit Plan or Summit ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Summit or any of its Subsidiaries is a party have been timely made or have been reflected on Summit’s financial statements.  Neither any Summit Pension Plan nor any Summit ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Summit Pension Plan or Summit ERISA Affiliate Plan have been made on or before their due dates.  None of Summit, any of its Subsidiaries or any Summit ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Summit Pension Plan or to any Summit ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v)           Neither Summit nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Summit Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Summit Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by Summit or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)           Summit and its Subsidiaries do not maintain any Summit Compensation and Benefit Plans covering foreign Employees.

(vii)           With respect to each Summit Compensation and Benefit Plan, if applicable, Summit has provided or made available to GAFC, true and complete copies of existing: (A) Summit Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii)                      The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Summit Employee, Summit Consultant or Summit Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Summit Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Summit Compensation and Benefit Plan.

(ix)           Neither Summit nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Summit, GAFC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(l)           No Brokers.  No action has been or will be taken by Summit that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m)           Takeover Laws.  Summit has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Summit.

(n)           Environmental Matters.  To Summit’s knowledge, neither the conduct nor operation of Summit or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Summit’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Summit’s knowledge, neither Summit nor any of its Subsidiaries has received any notice from any person or entity that Summit or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(o)           Tax Matters.  (i) All Tax Returns that are required to be filed by or with respect to Summit and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Summit or its Subsidiaries.  Neither Summit nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Summit’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Summit’s SEC Documents filed on or prior to the date hereof.  As of the date hereof, neither Summit nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p)           Books and Records.  The books and records of Summit and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(q)           Insurance.  Summit’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained by Summit or its Subsidiaries.  Summit and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Summit reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Summit and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(r)           Disclosure.  The representations and warranties contained in this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

(s)           Representations and Warranties of Merger Sub.

(i) Organization, Standing and Authority.  The Merger Sub is duly organized and validly existing in good standing under the laws of the state of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  The Merger Sub has been organized for the purpose of the transactions contemplated by this Agreement, and Merger Sub has not previously conducted any business or incurred any liabilities.

(ii) Power.  The Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Authority.  This Agreement and the transactions contemplated hereby have been authorized by all requisite action on the part of the Merger Sub.  This Agreement is a valid and legally binding agreement of the Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

7.01           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of GAFC and Summit agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02           Stockholder Approval. (a)  GAFC agrees to take, in accordance with applicable law and the GAFC Certificate and GAFC By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by GAFC’s stockholders for consummation of the Merger (including any adjournment or postponement, the “GAFC Meeting”), as promptly as practicable after the Registration Statement is declared effective.  The GAFC Board will recommend that the GAFC stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the GAFC Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the GAFC Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the GAFC Board under applicable law.

(b)           If the assumption of the Trust Preferred Securities by Summit requires Summit to obtain shareholder approval to amend its Restated Articles of Incorporation (the “Summit Articles”), then Summit agrees to take, in accordance with applicable law, the Indenture and the Guarantee, and the Summit Articles and Summit By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of the amendment to its Restated Articles of Incorporation (including any adjournment or postponement, the “Summit Meeting”), as promptly as practicable after the Registration Statement is declared effective.  The Summit Board will recommend that the Summit stockholders approve and adopt the amendment to its Restated Articles of Incorporation.

7.03           Registration Statement.  (a)  Summit agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Summit with the SEC in connection with the issuance of Summit Common Stock in the Merger (including the prospectus of Summit and, if required, the proxy solicitation materials of Summit (the “Summit Proxy Statement”), and proxy solicitation materials of GAFC constituting a part thereof (the “Proxy Statement”) and all related documents).  GAFC and Summit agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement, the Summit Proxy Statement, if required, and the Proxy Statement; and provided that GAFC and its Subsidiaries have cooperated as required above, Summit agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within thirty (30) days from the date this Agreement is executed.  Each of GAFC and Summit agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  Summit also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  GAFC agrees to furnish to Summit all information concerning GAFC, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with Summit and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b)           Each of GAFC and Summit agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the GAFC Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.  Each of GAFC and Summit further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c)           Summit agrees to advise GAFC, promptly after Summit receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Summit Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04           Press Releases.  Each of GAFC and Summit agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

7.05           Access; Information.  (a)  Each of GAFC and Summit agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns, and, subject to the consent of the independent auditors, work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b)           Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c)           During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as~~,~~ the same shall become available.

7.06           Acquisition Proposals.  GAFC agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal.  It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  Notwithstanding the foregoing, if, at any time the GAFC Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, GAFC, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to GAFC to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

7.07           Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.08           Funding of Loan Loss Allowance and Payment of Expenses.  If required, GAFC shall make appropriate accruals, consistent with GAAP fairly applied and the Interagency Policy Statement on Allowance for Loan and Lease Losses, to ensure that its allowance for loan losses is adequate to absorb all estimated inherent losses in the loan portfolio on the Effective Date.  Summit shall determine whether GAFC’s allowance for loan losses is adequate, with the concurrence of GAFC’s independent accountants.  GAFC shall, consistent with GAAP fairly applied, prior to the Effective Date, pay or accrue all costs and expenses incurred by GAFC, and regardless of whether required to do so under GAAP shall pay prior to the Effective Date, all expenses relating to or arising from the transactions contemplated hereunder.

7.09           Certain Policies.  Immediately prior to the Effective Date, GAFC shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Summit, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Summit and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by Summit under this Agreement; provided, however, that GAFC shall not be obligated to take any such action pursuant to this Section 7.09 unless and until Summit acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to GAFC that Summit’s representations and warranties, subject to Section 6.02, are true and correct as of such date and that Summit is otherwise material in compliance with this Agreement.  Summit and GAFC also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them.  GAFC’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.09.

7.10           Regulatory Applications.  (a)  Summit and GAFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each of Summit and GAFC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.11           Indemnification.  (a)  Following the Effective Date and for a period of three (3) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of GAFC and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that GAFC is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the  State of Delaware, the GAFC Certificate, the GAFC By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Delaware law, the GAFC Certificate, the GAFC By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b)           Any Indemnified Party wishing to claim indemnification under Section 7.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided that the failure so to notify shall not affect the obligations of Summit under Section 7.11(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c)           If Summit or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit shall assume the obligations set forth in this Section 7.11.

(d)           The provisions of this Section 7.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.12           Benefit Plans.  (a)  It is the intention of Summit that within a reasonable period of time following the Effective Time (i) it will provide employees of GAFC with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) all GAB employees will receive credit for years of service with GAFC and its predecessors prior to the Effective Time for purposes of eligibility and vesting and not for purposes of benefit accrual under Summit’s benefit plans.  Summit shall maintain GAFC’s existing employee benefit plans until such time as Summit has provided similar plans to GAFC’s employees as contemplated in the preceding sentence.  GAB employees shall not be entitled to accrual of benefits or allocation of contributions under Summit’s benefit plans based on years of service with GAFC and its predecessors prior to the Effective Date.

(b)           Immediately prior to the Effective Date, GAFC shall take such action as may be necessary to terminate its 401(k) plan, including accruing the estimated expense associated with terminating the 401(k) plan.  Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan.  Notwithstanding the foregoing, the 401(k) plan trustee may make distributions to all non-continuing GAB employees before the receipt of a favorable determination letter.  In the event a favorable ruling is not issued, GAFC agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall not be merged with Summit’s 401(k) plan.

7.13           Notification of Certain Matters.  Each of GAFC and Summit shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.14           Contractual Rights of Current Employees.  At and following the Effective Time, Summit shall honor, and Summit shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of GAFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar life insurance or “change-in-control” agreements, plans or policies of GAFC and its Subsidiaries which are Previously Disclosed.  Summit acknowledges that the consummation of the Merger will constitute a “change-in-control” of for purposes of any employee benefit plans, agreements and arrangements of GAFC and its Subsidiaries.

7.15           GAFC Trust Preferred Securities.

(a)           GAFC shall cooperate with Summit to permit Summit to assume the obligations of GAFC under the Indenture and the Guarantee and to receive the transfer of the Common Securities, including by causing GAFC’s counsel to deliver such opinions as the Trustee may reasonably require with respect to the assumption of the GAFC Trust Preferred Securities.

(b)           From and after the date hereof and until and including the Closing Date, GAFC shall (i) pay, or accrue, as applicable , and cause the Trust to pay, or accrue, as applicable, all amounts due (when and as due) and comply, and cause each Trust to comply, with all of its obligations under the Indenture and the Guarantee, and such other transaction documents (together the “Operative Documents”), and (ii) not enter into any agreement (or amend, alter or agree to amend or alter any Operative Document or other agreement) with the Trust.

7.16                      Transition.  Commencing on the date hereof, and in all cases subject to applicable law and regulation, GAFC shall, and shall cause its Subsidiaries to, cooperate with Summit and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Summit.  Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of GAFC and its Subsidiaries in the ordinary course of business, GAFC shall cause the employees and officers of GAFC and its Subsidiaries to use their reasonable best efforts to provide support, including support from its outside contractors and vendors, and to assist Summit in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by Summit.  In addition, GAFC shall cooperate with Summit in seeking to amend certain lease arrangements of GAFC and its Subsidiaries as specified by Summit, such amendments to be effective only upon consummation of the Merger.

7.17                      Compliance with Regulatory Authority Order.  GAFC shall, and shall cause its Subsidiaries to, use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or desirable, or advisable under applicable law so as to comply with any order, decree, agreement, memorandum of understanding, administrative action or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authority relating to GAFC or its Subsidiaries, including, but not limited to, the Cease and Desist Order, except to the extent the Office of Thrift Supervision may waive or modify the terms of the Cease and Desist Order (in which case GAFC shall comply with such waiver or modification).  GAFC agrees to provide to Summit any communication, written or otherwise, from or to a Regulatory Authority within two days of receipt or submission by GAFC.

7.18           Compliance with Laws.  Each of GAFC and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable thereto or to employees conducting such businesses.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of Summit and GAFC to consummate the Merger is subject to the fulfillment by Summit and GAFC prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved by the requisite vote of the stockholders of (i) GAFC and (ii) Summit, if the assumption of the Trust Preferred Securities by Summit requires Summit to obtain shareholder approval to amend the Summit Articles.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Summit Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

(e) Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Blue Sky Approvals.  All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Summit Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(g) Listing.  To the extent required, the shares of Summit Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

8.02           Conditions to Obligation of GAFC.  The obligation of GAFC to consummate the Merger is also subject to the fulfillment or written waiver by GAFC prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Summit set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and GAFC shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

(b) Performance of Obligations of Summit.  Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GAFC shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

8.03           Conditions to Obligation of Summit.  The obligation of Summit to consummate the Merger is also subject to the fulfillment or written waiver by Summit prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of GAFC set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Summit shall have received a certificate, dated the Effective Date, signed on behalf of GAFC by the Chief Executive Officer and the Chief Financial Officer of GAFC to such effect.

(b) Performance of Obligations of GAFC.  GAFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Summit shall have received a certificate, dated the Effective Date, signed on behalf of GAFC by the Chief Executive Officer and the Chief Financial Officer of GAFC to such effect.

(c) Opinion of Summit’s Counsel.  Summit and GAFC shall have received an opinion of Hunton &Williams, special counsel to Summit, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a reorganization under Section 368 of the Code (ii) no gain or loss will be recognized by stockholders of GAFC who receive shares of Summit Common Stock in exchange for shares of GAFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and (iii) after the Merger, Summit will be allowed to carry forward GAFC’s consolidated net operating losses under Section 382 of the Code.  In rendering its opinion, Hunton &Williams may require and rely upon representations contained in letters from Summit and others.

(d) Core Deposits.  The balance of Core Deposits shall not be less than $144 million.

(e) Consents to Lease Assignments.  All consents or approvals of any third party required to be made or obtained by GAFC or any of its Subsidiaries in connection with the assignment of any real property lease to which GAFC or its Subsidiaries is a party shall have been obtained in a form reasonably satisfactory to Summit.

(f) Regulatory Issues.  No Regulatory Authority shall have issued any order, decree, agreement, memorandum of understanding, administrative action or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from such Regulatory Authority relating to GAFC or its Subsidiaries that shall remain in effect after the Effective Time.

(g) Loan Loss Allowance Fully Funded.  GAFC shall have performed in all respects its obligations required to be performed by it under Section 7.08 of this Agreement at or prior to the Effective Date.

(h) Minimum Regulatory Capital Ratios.  GAFC and its subsidiary, GAB, shall have the following minimum regulatory capital ratios on a consolidated basis: Tier 1 (core) capital ratio equal to 4.0%; Tier 1 risk-based capital ratio equal to 4.0%; and total risk-based capital ratio equal to 8.0%.  GAFC’s minimum regulatory capital ratios shall be calculated in accordance with the regulatory capital regulations issued by the Federal Reserve Board, even though such regulations do not apply to GAFC, and GAB’s regulatory capital ratios shall be calculated in accordance with the regulatory capital requirements of the Office of Thrift Supervision.  The maximum ratio of the sum of non-performing loans, OREO, and the net loans charged-off subsequent to March 31, 2008, to total consolidated assets shall not exceed 2.78%.  “Non-performing loans” shall mean loans that are 90 days or more past due and non-accrual loans.

                                                        ARTICLE IX

Termination

9.01           Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Summit, GAFC and Merger Sub, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.  At any time prior to the Effective Time, by Summit or GAFC (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, and provided that with respect to any breach of the covenants and agreements set forth in Sections 7.03, 7.04, 7.12, and 7.14 only would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay.  At any time prior to the Effective Time, by Summit or GAFC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that (i) the conditions to consummation of the Merger (other than the receipt of regulatory approvals set forth in Section 8.01(b) and the receipt of shareholder approvals set forth in Section 8.01(a)) have not been fulfilled by September 30, 2008, or (ii) the Merger is not consummated by December 31, 2008, except to the extent that the failure of such conditions to consummation to be fulfilled, or the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) No Approval.  By GAFC or Summit, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 8.01(a) herein is not obtained at the GAFC Meeting, or the Summit Meeting, as applicable.

(e) Failure to Recommend, Etc.  At any time prior to the GAFC Meeting, by Summit if the GAFC Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Summit.

(f) Superior Proposal.  By GAFC, if the GAFC Board so determines by a vote of the majority of the members of its entire board, at any time prior to the GAFC Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by GAFC in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to GAFC’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by GAFC pursuant to this Section 9.01(f) only after the fifth business day following Summit’s receipt of written notice from GAFC advising Summit that GAFC is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period Summit elects not to make an offer or Summit does not make an offer to GAFC that the GAFC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

9.02           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

9.03           Fees and Expenses.  (a)  In the event that this Agreement shall be terminated (i) by either party pursuant to Section 9.01(d)(ii), and, at or prior to the time of the failure of GAFC’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn, or (ii) by GAFC pursuant to Section 9.01(f), then GAFC shall pay Summit in immediately available funds a fee of $550,000 (the “Section 9.03(a) Fee”) as follows:  (i) $150,000 no later than two (2) business days after the date of termination, (ii) $100,000 on the date that is one (1) year after the termination date, (iii) $100,000 on the date that is two (2) years after the termination date, and (iv) $200,000 on the date that is three (3) years after the termination date.  Notwithstanding the foregoing, if GAFC consummates the transaction that is the subject of the Acquisition Proposal, then the remaining balance shall be due and payable no later than two (2) business days after consummation.

(b)           In the event that (i) this Agreement is terminated pursuant to Section 9.01(e); or (ii) this Agreement is terminated by Summit pursuant to Section 9.01(b); then, in any such event, GAFC shall pay Summit promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $250,000 (the “Section 9.03(b) Fee”), which amount shall be payable in immediately available funds.

(c)           In the event that GAFC shall fail to pay the Section 9.03(a) Fee or the Section 9.03(b) Fee when due, the applicable fee shall be deemed to include the costs and expenses actually incurred or accrued by Summit (including, without limitation, fees and expenses of counsel) in connection with the collection of the applicable fee under the enforcement of this Section 9.03, together with interest on such applicable unpaid fee, commencing on the date that the applicable fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

(d)           In no event shall GAFC be obligated to pay both the Section 9.03(a) Fee and the Section 9.03(b) Fee.

ARTICLE X

Miscellaneous

10.01                      Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 4.04, 7.11, 7.12, 7.15 and this Article X which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.03(b), 7.05(b), 9.02, this Article X which shall survive such termination).

10.02                      Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the GAFC Meeting, this Agreement may not be amended if it would violate the DGCL.

10.03                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04                      Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

10.05                      Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between GAFC and Summit.

10.06                      Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to GAFC, to:

GREATER ATLANTIC FINANCIAL CORP.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia  20191
Attn:      Carroll E. Amos
President and Chief Executive Officer

With a copy to:

Kilpatrick Stockton LLP
Suite 900
607 14th Street, NW
Washington, DC  20005-2018
Facsimile:         (202) 204-5617
Attn:    George W. Murphy, Jr., Esq.

If to Summit or Merger Sub, to:

SUMMIT FINANCIAL GROUP, INC.
300 North Main Street
P. O. Box 179
Moorefield, West Virginia  26836
Attn:       H. Charles Maddy, III
President and Chief Executive Officer
Robert S. Tissue
Chief Financial Officer

With a copy to:

Bowles Rice McDavid Graff & Love LLP
600 Quarrier Street
P. O. Box 1386
Charleston, West Virginia  25325-1386
Facsimile:           (305) 343-3058
Attn:       Sandra M. Murphy, Esq.

10.07                      Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for Sections 7.11 and 7.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08                      Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No provision of this Agreement shall be construed to require GAFC, Summit or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                GREATER ATLANTIC FINANCIAL CORP.

                                By:           /s/ Carroll E. Amos
                                                                                         Carroll E. Amos
                                                                Title:        President and Chief Executive Officer

                                SUMMIT FINANCIAL GROUP, INC.

                                By:           /s/ H. Charles Maddy, III
                                                                             H. Charles Maddy, III
Title:	President and Chief Executive Officer

                                SFG II, INC.

                                By:           /s/ H. Charles Maddy, III
                                                                                                 H. Charles Maddy, III
Title:	President and Chief Executive Officer

ANNEX B

WEST'S DELAWARE CODE ANNOTATED
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal rights

 (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation;  the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation;  and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders;  and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph;  or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective;  or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date;  provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings;  and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation);  provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

June 9, 2008

Board of Directors
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia 20191

Ladies and Gentlemen:

Greater Atlantic Financial Corp. (“Greater Atlantic”) and Summit Financial Group, Inc. (“Summit”) have entered into an Agreement and Plan of Reorganization, dated as of June 10, 2008 (the “Agreement”), pursuant to which Greater Atlantic will merge with and into a to-be-formed subsidiary of Summit (the “Merger Sub”) with Merger Sub as the surviving entity (the “Merger”).  Pursuant to the Agreement, each share of Greater Atlantic common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “GAFC Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive that number of shares of Summit common stock, $2.50 par value per share, (the “Summit Common Stock”) equal to $4.00 divided by the average closing price of Summit Common Stock  as reported on the NASDAQ Capital Market for the twenty trading days prior to the closing of the Merger (the “Exchange Ratio”).  In no event will each share of GAFC Common Stock be exchanged for more than 0.328625 of a share of Summit Common Stock.  The aggregate value of the merger consideration is subject to a dollar for dollar adjustment if, at closing, Greater Atlantic’s shareholders’ equity is below an amount, subject to certain adjustments, as specified in the Agreement to the closing of the Merger.  Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger to the holders of GAFC Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Greater Atlantic that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Summit Financial that we deemed relevant; (iv) internal financial projections for Greater Atlantic for the years ending December 31, 2008 and 2009 prepared by and reviewed with management of Greater Atlantic and growth and performance estimates for Greater Atlantic for the years ending December 31, 2010, 2011 and 2012 as provided by and reviewed with management of Greater Atlantic; (v) internal financial projections for Summit for the year ending December 31, 2008 prepared by and reviewed with management of Summit and growth and performance guidance for Summit for the years ending December 31, 2009 through 2012 as provided by and reviewed with management of Summit; (vi) the pro forma financial impact of the Merger on Summit, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Greater Atlantic and Summit; (vii) the publicly reported historical price and trading activity for Greater Atlantic’s and Summit’s common stock, including a comparison of certain financial and stock market information for Greater Atlantic and Summit with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of Greater Atlantic the business, financial condition, results of operations and prospects of Greater Atlantic, including certain operating, liquidity, regulatory and other financial matters and held similar discussions with certain members of senior management of Summit regarding the business, financial condition, results of operations and prospects of Summit.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Greater Atlantic and Summit or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of the respective managements of Greater Atlantic and Summit that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Greater Atlantic, Summit or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Greater Atlantic and Summit nor have we reviewed any individual credit files relating to Greater Atlantic and Summit.  We have assumed, with your consent, that the respective allowances for loan losses for both Greater Atlantic and Summit are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal projections and estimates for Greater Atlantic and Summit and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Greater Atlantic and Summit and used by Sandler O’Neill in its analyses, Greater Atlantic’s and Summit’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Greater Atlantic and Summit and we assumed that such performance would be achieved.  We express no opinion as to such financial projections and estimates or the assumptions on which they are based.  We have also assumed that there has been no material change in Greater Atlantic’s and Summit’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Greater Atlantic and Summit will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived.  Finally, with your consent, we have relied upon the advice Greater Atlantic has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to what the value of Greater Atlantic’s and Summit’s common stock will be when shares of Summit’s common stock will be issued to Greater Atlantic’s shareholders pursuant to the Agreement or the prices at which Greater Atlantic’s and Summit’s common stock may trade at any time.

We have acted as Greater Atlantic’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger.  As you know, we have provided investment banking services to Greater Atlantic in the past, including in connection with the previous transaction with Summit which was ultimately terminated. We will also receive a fee for rendering this opinion.  Greater Atlantic has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Greater Atlantic and Summit and their respective affiliates.  We may also actively trade the equity or debt securities of Greater Atlantic and Summit or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Greater Atlantic in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Greater Atlantic as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger to holders of GAFC Common Stock and does not address the underlying business decision of Greater Atlantic to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Greater Atlantic or the effect of any other transaction in which Greater Atlantic might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill’s prior written consent.  We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the company.  This opinion was approved by Sandler O’Neill’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger is fair to the holders of GAFC’s Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O'neill & Partners, L.P.

ANNEX D
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
[ √ ]           ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
          OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2007
OR
[    ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________ to ______________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	54-1873112
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

                               10700 Parkridge Boulevard, Suite P50, Reston, Virginia                    20191
                                 (Address of Principal Executive Offices)                              (Zip Code)
703-391-1300
                                                              egistrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12 (b) of the Act:
None
Securities registered pursuant to Section 12 (g) of the Act:
Common Stock, par value $.01 per share
(Title of class)
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes [  ] No [ √ ].

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 of Section 15(d) of the Act. Yes [  ] No [ √ ].

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes [√ ]No [   ]

Indicate by check mark whether disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§299.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ √ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.  Yes [   ].  No [ √ ].

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes [   ]  No [ √ ]

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant computed by reference to the price at which the common equity was sold, or the average bid and asked prices of such stock, as of the last business day of the registrant’s most recently completed second fiscal quarter was $15.7 million.

As of December 21, 2007, there were 3,024,220 shares of the registrant’s Common
Stock, par value $0.01 per share, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
None

D-1-1

D-1-2

PART I

ITEM 1.                      BUSINESS

Description of Business

We are a savings and loan holding company which was organized in June 1997.  We conduct substantially all of our business through our wholly-owned subsidiary, Greater Atlantic Bank, a federally-chartered savings bank.  We offer traditional banking services to customers through our bank branches located throughout the greater Washington, DC metropolitan area.  We established the Greater Atlantic Capital Trust I (“Trust”) in January 2002 to issue certain convertible preferred securities which we completed in March 2002.

Proposed Acquisition

As previously reported in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc., entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit Financial Group, Inc.
Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, effective December 6, 2007, the company and Summit amended their agreement to implement the parties' agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

Under the agreement to sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard, Bay-Vanguard paid the bank an 8.5% premium on the balance of deposits assumed at closing.  At August 24, 2007, the closing date of that transaction, the deposits at our Pasadena branch office on which the deposit premium would apply totaled approximately $51.5 million with the bank recognizing a gain of $4.3 million.  Bay-Vanguard also purchased the branch office’s fixed assets, but did not acquire any loans as part of the transaction.

Market Area and Competition

We operate in a competitive environment, competing for deposits and loans with other thrifts, commercial banks and other financial entities. Numerous mergers and consolidations involving banks in the market in which we operate have occurred resulting in an intensification of competition in the banking industry in our geographic market.  Many of the financial intermediaries operating in our market area offer certain services, such as trust, investment and international banking services, which we do not offer. In addition, banks with a larger capitalization than ours, and financial intermediaries not subject to bank regulatory restrictions, have larger lending limits and are thereby able to serve the needs of larger customers.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  Our market risk arises primarily from interest-rate risk inherent in our lending and deposit taking activities.  To that end, management actively monitors and manages interest-rate risk exposure.  The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.  Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 16 of Notes to Consolidated Financial Statements.

Our primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure.  We rely primarily on our asset-liability structure to control interest-rate risk.  However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

D-1-3

Lending Activities

General.  Net loans receivable at September 30, 2007 were $176.1 million, a decrease of $17.2 million or 8.90% from the $193.3 million held at September 30, 2006.  The decrease in loans consisted of real estate loans secured by consumer loans, construction and land loans, first mortgages on residential properties and commercial business loans, offset in part by an increase in commercial real estate loans and multi-family loans.  Because the bank’s single family and consumer loan portfolios consist primarily of adjustable-rate loans, and with the current yield curve, where short-term rates are only slightly lower than rates for longer terms, customers are able to refinance and extend the terms of their mortgages.  Customers are also refinancing away from adjustable-rate loans and into longer term, fixed-rate loans or curtailing outstanding balances.  The decrease in construction and land loans was primarily in the single-family residential sector of the market.  The company anticipates that lending in that area will continue to decline as a result of the current slow sales pace occurring in the single-family market.

The following table shows the bank's loan originations, purchases, sales and principal repayments during the periods indicated:
	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Total loans at beginning of period (1)	$201,971	$224,733	$262,598
Originations of loans for investment:
Single-family residential	5,169	12,559	6,624
Multifamily	3,215	625	-
Commercial real estate	5,781	9,210	9,977
Construction	6,449	13,089	19,991
Land loans	240	8,494	10,530
Second trust	-	-	-
Commercial business	28,967	21,170	21,083
Consumer	29,604	39,048	44,205
Total originations and purchases for investment	79,425	104,195	112,410
Loans originated for resale by Greater Atlantic Bank	-	-	-
Loans originated for resale by Greater Atlantic Mortgage	-	91,477	276,038
Total originations	79,425	195,672	388,448
Repayments	(98,921)	(117,440)	(154,263)
Sale of loans originated for resale by Greater Atlantic Mortgage	-	(100,994)	(272,050)
Net activity in loans	(19,496)	(22,762)	(37,865)
Total loans at end of period (1)	$182,475	$201,971	$224,733

(1)  Includes loans held for sale of $9.5 million at September 30, 2005.

D-1-4

Loan Portfolio.  The following table sets forth the composition of the bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

	At September 30,
	2007		2006		2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
(Dollars in Thousands)
Mortgage loans:
Single-family (1)	$37,972	20.81%	$43,473	21.52%	$41,434	19.25%	$74,620	29.02%	$95,818	38.20%
Multi-family	3,983	2.18	813	0.40	751	0.35	1,074	0.42	1,445	0.58
Construction	9,939	5.45	14,245	7.05	24,273	11.28	16,696	6.49	11,996	4.78
Commercial real estate	34,984	19.17	28,403	14.06	25,531	11.86	23,023	8.95	20,533	8.19
Land	8,097	4.44	13,829	6.86	18,421	8.55	20,668	8.04	17,258	6.88
Total mortgage loans	94,975	52.05	100,763	49.89	110,410	51.29	136,081	52.92	147,050	58.63
Commercial business and consumer loans:
Commercial business	34,844	19.09	39,794	19.70	35,458	16.47	47,654	18.53	39,043	15.57
Consumer:
Home equity	52,262	28.64	61,031	30.22	69,006	32.06	72,814	28.32	63,888	25.47
Automobile	48	.03	81	.04	100	.05	271	0.11	428	0.17
Other	346	.19	302	.15	274	.13	315	0.12	409	0.16
Total commercial business and consumer loans	87,500	47.95	101,208	50.11	104,838	48.71	121,054	47.08	103,768	41.37
Total loans	182,475	100.00%	201,971	100.00%	215,248	100.00%	257,135	100.00%	250,818	100.00%
Less:
Allowance for loan losses	(2,305)		(1,330)		(1,212)		(1,600)		(1,550)
Loans in process	(4,947)		(8,517)		(20,386)		(10,453)		(8,394)
Unearned premium	885		1,183		1,270		1,305		1,379
Loans receivable, net	$176,108		$193,307		$194,920		$246,387		$242,253

(1)   Includes loans secured by second trusts on single-family residential property.

Loan Maturity.  The following table shows the remaining contractual maturity of the bank's total loans, net of loans-in-process (LIP) at September 30, 2007.  Loans that have adjustable rates are shown as amortizing when the interest rates are next subject to change.  The table does not include the effect of future principal prepayments.

	At September 30, 2007
	One- to Four- Family	Multi- Family and Commercial Real Estate	Commercial Business and Consumer	Total Loans, (net of LIP)
(In Thousands)
Amounts due in:
One year or less	$20,377	$11,762	$73,608	$105,747
After one year:
More than one year to three years	8,185	9,881	3,047	21,113
More than three years to five years	1,103	12,547	3,351	17,001
More than five years to 15 years	5,692	5,526	4,192	15,410
More than 15 years	12,980	1,974	3,303	18,257
Total amount due	$48,337	$41,690	$87,501	$177,528

D-1-5

The following table sets forth, at September 30, 2007, the dollar amount of loans contractually due after September 30, 2008, identifying whether such loans have fixed interest rates or adjustable interest rates.  The risk of default on ARMs the industry is experiencing should not affect our portfolio because it is a seasoned portfolio.  At September 30, 2007, the bank had $13.7 million of construction, acquisition and development, land and commercial business loans that were contractually due after September 30, 2008.

	Due After September 30, 2008
	Fixed	Adjustable	Total
(In Thousands)
Real estate loans:
One- to four-family	$18,155	$9,805	$27,960
Multi-family and commercial	14,944	14,984	29,928
Total real estate loans	33,099	24,789	57,888
Commercial business and consumer loans	8,431	5,462	13,893
Total loans	$41,530	$30,251	$71,781

One- to Four-Family Mortgage Lending.  The bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by single-family residences, which term includes real property containing from one to four residences.  At September 30, 2007, the bank's one- to four-family mortgage loans totaled $38.0 million, or 20.81% of total loans.  Of the one- to four-family mortgage loans outstanding at that date, 47.96% were fixed-rate loans and 52.04% were ARM loans.
Construction and Development Lending.  The bank originates construction and development loans primarily to finance the construction of one- to four-family, owner-occupied residential real estate properties located in the bank’s primary market area.  The bank also originates land loans to local contractors and developers for the purpose of making improvements thereon, including small residential subdivisions in the bank’s primary market area or for the purpose of holding or developing land for sale.  At September 30, 2007, construction and development loans (including land loans) totaled $18.0 million, or 9.89%, of the bank’s total loans, of which, land loans totaled $8.1 million or 4.44% of total loans.  Such loans are secured by a lien on the property, are limited to 75% of the lower of the acquisition price or the appraised value of the land and have a term of up to three years with a floating interest rate generally based on the prime rate as reported in The Wall Street Journal.  All the bank's land loans are secured by property in its primary market area.
Multi-family and Commercial Real Estate Lending.  The bank originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities located primarily in the bank’s market area.  The bank’s multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 75-80% of the appraised value of the property. The bank’s multi-family and commercial real estate loan portfolio at September 30, 2007 was $39.0 million, or 21.35% of total loans.  The largest multi-family or commercial real estate loan in the bank’s portfolio at September 30, 2007, consisted of a $3.9 million commercial real estate loan secured by real property in Alabama.  The property is a skilled nursing facility on which the bank has participated $2.1 million of the $6.0 million note to another bank.
Commercial Business Lending.  At September 30, 2007, the bank had $34.8 million in commercial business loans which amounted to 19.09% of total loans. The bank makes commercial business loans primarily in its market area to a variety of professionals, sole proprietorships and small businesses.  The bank offers a variety of commercial lending products, including term loans for fixed assets and working capital, revolving lines of credit and letters of credit.  Term loans are generally offered with initial fixed rates of interest for the first five years and with terms of up to 7 years.  Business lines of credit have adjustable rates of interest with some being payable on demand, and all subject to annual review and renewal.  Business loans with variable rates of interest adjust on a monthly basis and are generally indexed to the prime rate as published in The Wall Street Journal.

D-1-6

Consumer Lending.  Consumer loans at September 30, 2007 amounted to $52.7 million or 28.86% of the bank's total loans, and consisted primarily of home equity loans, home equity lines of credit, and, to a significantly lesser extent, secured and unsecured personal loans and loans on new and used automobiles.  These loans are generally made to residents of the bank's primary market area and generally are secured by real estate, deposit accounts and automobiles.  These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans.

The bank offers home equity loans and home equity lines of credit (collectively, "home equity loans").  Most of the bank's home equity loans are secured by second mortgages on one- to four-family residences located in the bank's primary market area.  At September 30, 2007, those loans totaled $52.3 million or 28.64% of the bank's total loans.  Other types of consumer loans consisted primarily of secured and unsecured personal loans and loans on new and used automobiles, totaling $394,000, or 0.22% of the bank's total loans and 0.45% of commercial business and consumer loans at September 30, 2007.
Mortgage Banking Activities
The bank’s mortgage banking activities primarily consisted of originating mortgage loans secured by single-family properties and were conducted in Greater Atlantic Mortgage Corporation, a subsidiary of the bank.  That activity was discontinued effective March 29, 2006, because it was unprofitable, and no longer fit our strategy.  Mortgage banking involves the origination and sale of mortgage loans for the purpose of generating gains on sale of loans and fee income on the origination of loans, in addition to loan interest income.  In recent years, the volume of the mortgage banking subsidiary’s originations had been declining, resulting in losses from mortgage banking operations.
Asset Quality

Delinquent Loans and Classified Assets. Reports listing all delinquent accounts are generated and reviewed monthly by management and the board of directors and all loans or lending relationships delinquent 30 days or more and all real estate owned  are reviewed monthly by the board of directors.  The procedures taken by the bank with respect to delinquencies vary depending on the nature of the loan, the length and cause of delinquency and whether the borrower has previously been delinquent.

Federal regulations and the bank's asset classification policy require that the bank utilize an internal asset classification system as a means of reporting problem and potential problem assets.  The bank has incorporated the internal asset classifications of the Office of Thrift Supervision as a part of its credit monitoring system.  The bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets.  An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected.  Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable."  Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.  Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

The bank’s management reviews and classifies the bank's assets on a regular basis and the board of directors reviews management’s reports on a monthly basis.  The bank classifies assets in accordance with the management guidelines described above.  At September 30, 2007, the bank had $4.7 million of loans designated as Substandard which consisted of one residential loan, three commercial business loans, two construction development and one land loan.  At that same date, the bank had $675,000 of assets classified as Doubtful, consisting of one commercial business loan and one construction development loan.  At September 30, 2007, the bank had no loans classified as Loss and one $887,000 construction loan classified as Special Mention.

D-1-7

The following table sets forth delinquencies in the bank’s loans as of the dates indicated.

	At September 30,
	2007				2006				2005
	60 – 89 Days		90 Days or More		60 – 89 Days		90 Days or More		60 – 89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
(Dollars in Thousands)
Mortgage loans:
Single-family	-	$-	2	$19	-	$-	2	$835	2	$168	4	$10
Home equity	2	347	-	-	-	-	-	-	-	-	2	229
Construction & Land	-	-	2	1,330	-	-	1	31	-	-	2	233
Commercial real estate	-	-	-	-	-	-	1	25	-	-	1	25
Commercial business	-	-	-	-	-	-	2	216	-	-	3	1,105
Consumer	-	-	-	-	-	-	1	3	-	-	1	2
Total	2	$347	4	$1,349	-	$-	7	$1,110	2	$168	13	$1,604

Non-Performing Assets and Impaired Loans.  The following table sets forth information regarding non-accrual loans and real estate owned.  The bank’s policy is to cease accruing interest on mortgage loans 90 days or more past due, to cease accruing interest on consumer loans 60 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), and to charge off any accrued and unpaid interest.

	At September 30,
	2007	2006	2005	2004	2003
(Dollars in Thousands)
Loans accounted for on a non-accrual basis
Mortgage loans:
Single-family	$16	$-	$10	$563	$637
Home equity	-	-	229	96	-
Commercial real estate	-	25	25	29	31
Construction and Land	1,330	31	233	31	34
Commercial business	-	216	1,105	228	716
Consumer	-	3	2	6	-
Total non-accrual loans	1,346	275	1,604	953	1,418
Accruing loans which are contractually past due 90 days or more	3	835	-	-	28
Total of non-accrual and 90 days past due loans	1,349	1,110	1,604	953	1,446
Foreclosed real estate, net	-	-	232	-	-
Total non-performing assets	$1,349	$1,110	$1,836	$953	$1,446
Non-accrual loans as a percentage of loans held for investment, net	0.76%	0.14%	0.82%	0.39%	0.59%
Non-accrual and 90 days or more past due loans as a percentage of loans held for investment, net	0.77%	0.57%	0.82%	0.39%	0.60%
Non-accrual and 90 days or more past due loans as a percentage of total assets	0.55%	0.36%	0.47%	0.22%	0.29%
Non-performing assets as a percentage of total assets	0.55%	0.36%	0.54%	0.22%	0.29%

D-1-8

During the year ended September 30, 2007, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $110,000.
The company considers a loan to be impaired if it is probable that the company will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an alternative, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, the company uses the fair value of the collateral, less estimated costs to sell on a discounted basis, to measure impairment.
Our total recorded investment in impaired collateral dependent loans at September 30, 2007 was $2.5 million and the related allowance associated with impaired loans was $627,000.  There were no impaired loans in the comparable period one year ago.  At September 30, 2007, all impaired loans had a related allowance.
Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy.  The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management.  The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses.  Such agencies may require the bank to make additional provisions for estimated loan losses based upon their judgment about information available to them at the time of their examination.   There can be no assurance that the bank will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance.  As of September 30, 2007, the bank's allowance for loan losses amounted to $2.3 million or 1.26% of total loans.  The allowance for loan losses to total non-performing loans at September 30, 2007 was 170.87%; as a percentage of total loans, the allowance was increased 60 basis points when compared to September 30, 2006.  A $685,000 provision for loan losses was recorded during the year ended September 30, 2007, compared to a provision of $126,000 during the year ended September 30, 2006.  The $559,000 increase in the provision for loan losses from the year ago period resulted from the increase in non-performing assets, an increase in the outstanding balance of the bank’s commercial real estate loans and an increase of $3.9 million in loans classified as substandard each of which requires an additional allocation of the bank’s overall provision.  Those were coupled with an increase of $356,000 in loans classified as doubtful.  That increase in provision for those loans was offset with an overall decline in the size of the bank’s loan portfolio.  On an annual basis, or more often if deemed necessary, the bank had contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to evaluating the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.  However, because we entered into a definitive agreement for the company to merge with Summit, and based on the due diligence performed by Summit, it was deemed unnecessary to enter into such a contract for the fiscal year ended September 30, 2007.

D-1-9

The following table sets forth activity in the bank's allowance for loan losses for the periods indicated.  Where specific loan loss reserves have been established, any differences between the loss allowances and the amount of loss realized has been charged or credited to current operations.

	Year Ended September 30,
	2007	2006	2005	2004	2003
(Dollars in Thousands)
Balance at beginning of period	$1,330	$1,212	$1,600	$1,550	$1,699
Provisions	685	126	219	209	855
Charge-offs:
Mortgage loans:
Single-family	128	-	33	20	162
Commercial real estate	-	-	-	-	22
Commercial business	210	78	584	177	828
Consumer	15	2	8	3	8
Total charge-offs	353	80	625	200	1,020
Recoveries:
Mortgage loans:
Single-family	8	2	2	29	6
Commercial real estate	-	-	-	-	-
Commercial business	635	69	15	10	4
Consumer	-	1	1	2	6
Total recoveries	643	72	18	41	16
Net charge-offs (recoveries)	(290)	8	607	159	1,004
Balance at end of period	$2,305	$1,330	$1,212	$1,600	$1,550
Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	(0.16)%	0.00%	0.28%	0.06%	0.36%
Allowance for loan losses to total non-performing loans at end of period	170.87%	119.82%	75.56%	167.89%	109.31%
Allowance for loan losses to total loans	1.26%	0.66%	0.56%	0.62%	0.62%

D-1-10

The following table sets forth the bank's allowance for loan losses in each of the categories listed and the percentage of loans in each category to total loans.  Management believes that the allowance can be allocated by category only on an approximate basis.  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other categories.

	At September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
(Dollars in Thousands)
Mortgage loans:
Single-family	$21	20.81%	$177	21.52%	$35	19.25%	$110	29.02%	$141	38.20%
Multi-family	30	2.18	6	0.40	6	0.35	8	0.42	11	0.58
Construction	177	5.45	67	7.05	72	11.28	78	6.49	80	4.78
Commercial real estate	350	19.17	286	14.06	328	11.86	233	8.95	208	8.19
Land	562	4.44	109	6.86	155	8.55	175	8.04	132	6.88
Total mortgage loans	1,140	52.05	645	49.89	596	51.29	604	52.92	572	58.63
Commercial and Consumer:
Commercial	959	19.09	525	19.70	407	16.47	515	18.53	770	15.57
Consumer:
Home equity	131	28.64	152	30.22	195	32.06	213	28.32	159	25.47
Automobile	6	0.22	6	0.19	5	0.18	9	0.23	13	0.33
Total commercial and consumer loans	1,096	47.95	683	50.11	607	48.71	737	47.08	942	41.37
Unallocated	69	N/A	2	N/A	9	N/A	259	N/A	36	N/A
Total	$2,305	100.00%	$1,330	100.00%	$1,212	100.00%	$1,600	100.00%	$1,550	100.00%

Investment Activities

The investment policy of the bank, as approved by the board of directors, requires management to maintain adequate liquidity and generate a favorable return on investments to complement the bank's lending activities without incurring undue interest rate and credit risk.  The bank primarily utilizes investments in securities for liquidity management, as a source of income and as a method of deploying excess funds not utilized for investment in loans.  The bank does not hold any securities bought and held principally for sale in the near term, which would be, classified as held for trading.

At September 30, 2007, the bank had invested $16.5 million in mortgage-backed securities, or 6.71% of total assets, of which $16.3 million were classified as available-for-sale and $207,000 were classified as held-to-maturity.  This portfolio is seasoned with no purchases during fiscal year 2007.  Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities.  There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer.  In addition, the market value of such securities may be adversely affected by changes in interest rates.

D-1-11

The following table sets forth information regarding the amortized cost and estimated market value of the bank's investment portfolio at the dates indicated.

	At September 30,
	2007		2006		2005
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
(In Thousands)
Available-for-sale:
Corporate debt securities	$7,300	$6,748	$7,280	$7,142	$6,736	$6,736
CMOs	7,191	7,087	9,735	9,755	14,446	14,454
U.S. Government SBA’s	19,395	18,754	27,629	27,199	30,239	29,781
FHLMC MBS’s	2,961	2,920	5,549	5,463	9,044	8,969
FNMA MBS’s	8,357	8,141	18,350	17,986	35,548	34,947
GNMA MBS’s	5,382	5,260	8,133	7,916	13,097	12,942
Total available-for-sale	50,586	48,910	76,676	75,461	109,110	107,829
Held-to-maturity:
Corporate debt securities	-		-	-	1,000	1,020
U.S. Government SBA’s	2,846	2,742	4,461	4,230	6,531	6,213
FHLMC MBS’s	104	102	128	125	236	235
FNMA MBS’s	103	101	107	105	202	198
Total held-to-maturity	3,053	2,945	4,696	4,460	7,969	7,666
Total investment securities	$53,639	$51,855	$81,372	$79,921	$117,079	$115,495
Investment securities with:
Fixed rates	$-	$-	$-	$-	$1,000	$1,020
Adjustable rates	36,732	35,331	49,105	48,326	57,952	57,184
Mortgage-backed securities with:
Fixed rates	174	168	243	236	393	376
Adjustable rates	16,733	16,356	32,024	31,359	57,734	56,915
Total	$53,639	$51,855	$81,372	$79,921	$117,079	$115,495

As of September 30, 2007, the bank held investments in available for sale with unrealized holding losses totaling $1.7 million.  All losses are considered temporary and consisted of the following:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
Corporate debt securities	$2,048	$149	$4,700	$403	$6,748	$552
CMOs	4,124	108	1,934	28	6,058	136
U.S. Government securities
SBA	3,196	38	15,558	603	18,754	641
GNMA	-	-	5,260	122	5,260	122
U.S. Government agency securities:
FHLMC MBS’s	-	-	2,920	41	2,920	41
FNMA MBS’s	-	-	8,141	216	8,141	216
Total	$9,368	$295	$38,513	$1,413	$47,881	$1,708

D-1-12

The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the bank's investment securities and mortgage-backed securities available-for-sale.
	At September 30, 2007
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
(Dollars in Thousands)
Investment securities available-for-sale:
Adjustable-rate securities:
CMO’s	$-	-%	$-	-%	$-	-%	$7,087	6.52%	$7,087	6.52%
Corporate debt	-	-	-	-	2,760	5.08	3,988	6.83	6,748	6.12
U.S. Government SBA’s	-	-	-	-	485	7.54	18,269	4.86	18,754	4.92
Total	-	-	-	-	3,245	5.45	29,344	5.53	32,589	5.52
MBS’s available for sale:
Adjustable-rate securities:
FHLMC	-	-	-	-	-	-	2,920	6.95	2,920	6.95
FNMA	-	-	-	-	-	-	7,995	5.77	7,995	5.77
GNMA	-	-	-	-	-	-	5,260	5.57	5,260	5.57
Total	-	-	-	-	-	-	16,175	6.01	16,175	6.01
MBS’S fixed-rate:
FNMA	-	-	146	7.00	-	-	-	-	146	7.00
Total	-	-	146	7.00	-	-	-	-	146	7.00
Total mortgage-backed securities available-for-sale	-	-	146	7.00	-	-	16,175	6.01	16,321	6.02
Total investment portfolio	$-	-%	$146	7.00%	$3,245	5.45%	$45,519	5.70%	$48,910	5.69%

The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the bank's investment securities and mortgage-backed securities held to maturity.

	At September 30, 2007
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
(Dollars in Thousands)
Investment securities held-to-maturity:
Adjustable-rate securities:
U.S. Government SBA’s	$-	-%	$-	-%	$380	6.62%	$2,466	4.32%	$2,846	4.63%
Fixed-rate:
Corporate debt	-	-	-	-	-	-	-	-	-	-
Total investment securities held-to-maturity	-	-	-	-	380	6.62	2,466	4.32	2,846	4.63
MBS’s held-to-maturity:
Adjustable-rate securities:
FHLMC	-	-	-	-	-	-	104	7.23	104	7.23
FNMA	-	-	-	-	-	-	81	7.26	81	7.26
Total	-	-	-	-	-	-	185	7.24	185	7.24
Fixed-rate:
FNMA	-	-	-	-	-	-	22	6.50	22	6.50
Total	-	-	-	-	-	-	22	6.50	22	6.50
Total mortgage-backed securities held-to-maturity-		-	-	-	-	-	207	7.16	207	7.16
Total held-to-maturity investments	$-	-%	$-0	-%	$380	6.62%	$2,673	4.54%	$3,053	4.80%

D-1-13

Sources of Funds

General.  Deposits, loan repayments and prepayments, cash flows generated from operations, Federal Home Loan Bank (“FHLB”) advances and reverse repurchase agreements are the primary sources of the bank's funds for use in lending, investing and for other general purposes.
Deposits.  Deposits are attracted from within the bank’s market area by offering a broad selection of deposit instruments, including checking, savings, money market and time deposits.  Deposit account terms vary, differentiated by the minimum balance required, the time periods that the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of its deposit accounts, the bank considers current interest rates, profitability to the bank, interest rate risk characteristics, competition and its customer preferences and concerns.  The bank may pay above-market interest rates to attract or retain deposits when less expensive sources of funds are not available.  The bank reviews its deposit composition and pricing weekly.
At September 30, 2007, $107.7 million, or 85.70% of the bank's certificate of deposit accounts were to mature within one year.
The following table sets forth the distribution and the rates paid on each category of the bank’s deposits.
	At September 30,
	2007			2006
	Balance	Percent of Total Deposits	Rate Paid	Balance	Percent of Total Deposits	Rate Paid
(Dollars in Thousands)
Savings accounts	$2,468	1.25%	0.97%	$3,679	1.60%	0.98%
Now and money market accounts	60,625	30.62	3.61	73,334	31.86	3.51
Certificates of deposit	125,717	63.49	5.00	127,939	55.58	4.55
Noninterest-bearing deposits:
Demand deposits	9,181	4.64	-	25,222	10.96	-
Total deposits	$197,991	100.00%	4.29%	$230,174	100.00%	3.67%

The following table presents information concerning the amounts, the rates and the periods to maturity of the bank’s certificate accounts outstanding.
	At September 30, 2007
	Amount	Rate
(Dollars in Thousands)
Balance maturing:
Three months or less	$52,127	5.04%
Three months to one year	55,609	5.04
One year to three years	15,098	4.70
Over three years	2,883	4.97
Total	$125,717	5.00%

D-1-14

At September 30, 2007, the bank had $43.1 million in certificate accounts in amounts of $100,000 or more maturing as follows:
Maturity Period	Amount	Weighed Average Rate

Three months or less	$20,526	5.13%
Over 3 through 6 months	10,372	5.13
Over 6 through 12 months	7,664	5.08
Over 12 months	4,542	4.71
Total	$43,104	5.07%

The following table sets forth the deposit activity of the bank for the periods indicated.
	At or For the Year Ended September 30,
	2007	2006	2005
(In Thousands)
Balance at beginning of period	$230,174	$237,794	$288,956

Net deposits (withdrawals) before interest credited	(41,514)	(15,329)	(57,499)
Interest credited	9,331	7,709	6,337
Net increase (decrease) in deposits	(32,183)	(7,620)	(51,162)
Ending balance	$197,991	$230,174	$237,794

Borrowings.  At September 30, 2007, borrowings consisted of FHLB advances and reverse repurchase agreements totaling $27.2 million.  FHLB advances amounted to $25.0 million at September 30, 2007, a decrease from the $36.0 million outstanding at September 30, 2006, and other borrowings (reverse repurchase agreements) amounted to $2.2 million, a decrease of  $16.4 million compared to $18.6 million at September 30, 2006.   During the fiscal year ended September 30, 2007, all reverse repurchase agreements represented agreements to repurchase the same securities.
The following table sets forth information regarding the bank’s borrowed funds:
	At or For the Year Ended September 30,
	2007	2006	2005

FHLB Advances:
Average balance outstanding	$33,064	$44,894	$44,422
Maximum amount outstanding at any month-end during the period	39,000	51,000	49,200
Balance outstanding at end of period	25,000	36,000	38,000
Weighted average interest rate during the period	5.46%	5.05%	4.47%
Weighted average interest rate at end of period	5.92%	5.28%	4.85%

Reverse repurchase agreements:
Average balance outstanding	15,264	31,624	58,837
Maximum amount outstanding at any month-end during the period	10,857	35,641	62,846
Balance outstanding at end of period	2,192	18,574	38,479
Weighted average interest rate during the period	5.61%	4.21%	4.37%
Weighted average interest rate at end of period	2.52%	4.65%	3.69%

D-1-15

Subsidiary Activities
We have two subsidiaries, the bank and Greater Atlantic Capital Trust I.  We established the Trust in January 2002 to issue certain convertible preferred securities which we completed in March 2002.  See discussion of the Trust in Note 20 to the financial statements.
Personnel
As of September 30, 2007, we had 54 full-time employees and 9 part-time employees.  The employees are not represented by a collective bargaining unit and the company considers its relationship with its employees to be good.

D-1-16

REGULATION AND SUPERVISION
General
As a savings and loan holding company, the company is required by federal law to report to, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.  The bank, an insured federal savings association, is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer.  The bank is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation.  The bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions.  The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test the bank's safety and soundness and compliance with various regulatory requirements.  This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors.  The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.  Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on the company, the bank and their operations. Certain regulatory requirements applicable to the bank and to the company are referred to below or elsewhere herein.  The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below, and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on the Bank and the company and is qualified in its entirety by reference to the actual laws and regulations.
Holding Company Regulation
The company is a nondiversified unitary savings and loan holding company within the meaning of federal law.  Under prior law, a unitary savings and loan holding company, such as the company, was not generally restricted as to the types of business activities in which it may engage, provided that the bank continued to be a qualified thrift lender.  See "Federal Savings Institution Regulation - QTL Test."  The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below.  Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities.  The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continues to comply with the QTL Test. The company does not qualify for the grandfathering.  Upon any non-supervisory acquisition by the company of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, the company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation.  However, the OTS has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.
A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.  In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers factors such as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive effects.
The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:  (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.  The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

D-1-17

Although savings and loan holding companies are not currently subject to specific regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings associations. The bank must notify the Office of Thrift Supervision (30) days before declaring any dividend to the company and comply with the additional restrictions described below.  In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.
Acquisition of the Company.  On October 4, 2007, Summit filed an application with the Federal Reserve Bank of Richmond to acquire the company and thereby, indirectly, to acquire the bank pursuant to Section 4 of the Bank Holding Company Act and Federal Reserve Regulation Y. The Reserve Bank referred the application to the Board because action under delegated authority was not appropriate.  Accordingly, the application is being processed by the Division of Banking Supervision and Regulation of the Board of Governors in Washington, D.C.  Summit was notified that, based on the staff’s review of the record, additional information was being requested.  Subsequently, in order to respond to the request from the Board of Governors and comply with internal application processing guidelines, Summit requested that processing of the application be suspended until such time as the staff of the Board of Governors and Summit consent to the continuation of processing.
Federal Savings Institution Regulation
Business Activities.  The activities of federal savings banks are governed by federal law and regulations.  These laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage.  In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.
Capital Requirements.  The Office of Thrift Supervision capital regulations require savings associations to meet three minimum capital standards:  a 1.5% tangible capital to total assets ratio, a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio.  In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4%  leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard.  The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.
The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) capital and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital, instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset.  Core (Tier 1) capital is generally defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships.  The components of supplementary capital (Tier 2) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

D-1-18

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances.  At September 30, 2007, the bank met each of its capital requirements.
The following table presents the bank's capital position at September 30, 2007.
			Excess (Deficiency) Amount	Capital
	Actual Capital	Required Capital		Actual Percent	Required Percent
(Dollars in Thousands)
Tangible	$18,830	$ 3,684	$15,146	7.67%	1.50%
Core (Leverage)	18,830	9,825	9,005	7.67	4.00
Risk-based	20,874	13,630	7,244	12.25	8.00

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization.  Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for associations with the highest examination rating) is considered to be "undercapitalized."  A association that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized."  Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is "critically undercapitalized."  The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association is deemed to have received notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."  Compliance with the plan must be guaranteed by any parent holding company in the amount of up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements.  In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion.  The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.  Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.
Insurance of Deposit Accounts.  The bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation.  The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006.  The Federal Deposit Insurance Corporation amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”).  Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors.  An institution’s assessment rate depends upon the category to which it is assigned.  Risk category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions.  Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information.  Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV).  The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.  No institution may pay a dividend if in default of its FDIC assessment.
The Reform Act also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996.  Subject to certain limitations, credits could be used beginning in 2007 to offset assessments until exhausted.  The bank’s one-time credit approximated $65,529.  The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

D-1-19

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund.  That payment is established quarterly and during fiscal 2007, Financing Corporation payments for savings associations approximated 1.18 basis points of assessable deposits.
The Reform Act provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%.  The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, has been established by the agency at 1.25% for 2008, which was unchanged from 2007.

The bank's total assessment paid for this period (including the FICO assessment) was $204,021.  The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the bank.  Management cannot predict what insurance assessment rates will be in the future.
Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision.  The management of the bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.
Loans to One Borrower.  Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks.  Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus.  An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily marketable collateral.  At September 30, 2007,the bank’s limit on loans to one borrower was $3.2 million, and the bank’s largest aggregate outstanding loan to one borrower was $4.0 million.  Part of that loan and any other loan in excess of the loans to one borrower limit will be sold in the form of a participation.
QTL Test.  Federal law requires savings institutions to meet a qualified thrift lender test.  Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also defined to include education, credit card and small business loans) in at least 9 months out of each 12 month period.
A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter.  As of September 30, 2007, Greater Atlantic maintained 71% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.
Limitation on Capital Distributions.  Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger.  An application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with Office of Thrift Supervision.  If an application is not required, the institution must still provide prior notice to Office of Thrift Supervision of the capital distribution if, like the bank, it is a subsidiary of a holding company.  In the event the bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Greater Atlantic’s ability to make capital distributions could be restricted.  In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.  On December 13, 2006, the bank was advised by the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company, and the company exercised its right to defer the next scheduled quarterly distribution on the cumulative convertible trust preferred securities for an indefinite period (which can be no longer than 20 consecutive quarterly periods).  The amount accrued at September 30, 2007, totaled $644,000.

D-1-20

Assessments.  Savings associations are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations.  The general assessments, paid on a semi-annual basis, are computed based upon the savings association’s total assets, including consolidated subsidiaries, its financial condition and complexity of its portfolio.  The assessments paid by the bank for the fiscal year ended September 30, 2007, totaled $139,095.
Transactions with Related Parties.  The bank’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution, including the company) is limited by federal law.  The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association.  The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus.  Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified in federal law.  The purchase of low quality assets from affiliates is generally prohibited.  The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.  In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.
The Sarbanes-Oxley Act of 2002 generally prohibits loans by the company to its executive officers and directors.  However, that law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws.  Under such laws, the bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is limited.  The law limits both the individual and aggregate amount of loans the bank may make to insiders based, in part, on the bank's capital position and requires certain board approval procedures to be followed.  Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.  Loans to executive officers are subject to additional limitations based on the type of loan involved.
Enforcement.  The Office of Thrift Supervision has primary enforcement responsibility over savings associations and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance.  Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases.  The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution.  The Federal Deposit Insurance Corporation has authority to take such action under certain circumstances.  Federal law also establishes criminal penalties for certain violations.
Standards for Safety and Soundness.  The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits..  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.
Federal Home Loan Bank System
The bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank provides a central credit facility primarily for member institutions.  As  a member of the Federal Home Loan Bank, the bank is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater.  The bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2007 of $1.7 million.

D-1-21

The Federal Home Loan Banks are required to provide funds used for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs.  Those requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.  If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Greater Atlantic’s net interest income would likely also be reduced.
Federal Reserve System
The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts).  The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to $43.9 million; for a 10% ratio is applied above $43.9 million.  The first $9.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) is exempted from the reserve requirements.  The amounts are adjusted annually.  The bank complies with the foregoing requirements.
Community Reinvestment Act
Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods.  The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act.  The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of applications by such institution.  The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating.  Greater Atlantic’s latest Community Reinvestment Act rating, received from the Office of Thrift Supervision was “Satisfactory.”

D-1-22

                                         FEDERAL AND STATE TAXATION
General.  The company and the bank report their income on a fiscal year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions.  The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the bank or the company. The bank has not been audited by the IRS or the Virginia Department of Taxation ("DOT") in the past five years.
Distributions. To the extent that the bank makes "non-dividend distributions” to the company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions”), then an amount based on the amount distributed will be included in the bank's taxable income. Non-dividend distributions include distributions in excess of the bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the bank's bad debt reserve. Thus, any dividends to the company that would reduce amounts appropriated to the bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the bank. The amount of additional taxable income created by an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the bank makes a "non-dividend distribution,” then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, presumably taxed at a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation” and "Dividend Policy” for limits on the payment of dividends of the bank. The bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.
Corporate Alternative Minimum Tax ("AMT”). The Code imposes a tax on alternative minimum taxable income (“AMTI”) at a rate of 20%.  Only 90% of AMTI could be offset by net operating loss carryovers.  AMTI is increased by an amount equal to 75% of the amount by which the bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses).  Since the company and the bank have net operating losses for the 2007 fiscal year, except for the AMT, they have not recorded a provision for income taxes.
Dividends Received Deduction and Other Matters. The company may exclude from its income 100% of dividends received from the bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the company and the bank will not file a consolidated tax return, except that if the company or the bank owns more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.
State and Local Taxation
Commonwealth of Virginia.  The Commonwealth of Virginia imposes a tax at the rate of 6.0% on the "Virginia taxable income" of the company.  Virginia taxable income is equal to federal taxable income with certain adjustments.  Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes.
Delaware Taxation.  As a Delaware company not earning income in Delaware, the company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.  However, to the extent that the company conducts business outside of Delaware, the company may be considered doing business and subject to additional taxing jurisdictions outside of Delaware.

D-1-23

ITEM 1A.                      RISK FACTORS
Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At September 30, 2007, our loan portfolio consisted of $35.0 million, or 19.17% of commercial real estate loans, $18.0 million, or 9.89% of construction and land development loans and $34.8 million, or 19.10% of commercial business loans.  These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, therefore, difficult for us to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

D-1-24

A Downturn in the Washington D.C. Metropolitan Area Economy, a Decline in Real Estate Values or Disruptions in the Secondary Mortgage Markets Could Reduce Our Earnings and Financial Condition.
Most of our loans are secured by real estate. As a result, a downturn in this market area could cause significant increases in nonperforming loans, which would reduce our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would also reduce our profits. In prior years, there had been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. However, a decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss.

The secondary mortgage markets are experiencing disruptions resulting from reduced investor demand for mortgage loans and mortgaged-backed securities and increased investor yield requirements for those loans and securities.  These conditions may continue or worsen in the future.  As a result, a prolonged period of secondary market illiquidity could have an adverse impact on our future earnings and financial condition.

Consequences if merger with Summit doesn’t occur.
The company entered into an agreement, to merge with and into Summit.  In approving the merger agreement, the board of directors consulted with Sandler O’Neill regarding the fairness of the transaction to the company’s stockholders from a financial point of view and with the company’s legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents.  The understanding of the board of directors of the options available to the company and the assessment of those options with respect to the prospects and estimated results of the implementation by the company of its business plan as an independent entity under various scenarios, and the determination that none of those options or the realization of the business plan under the best case scenarios were likely to create greater present value for the company’s stockholders than the value to be paid by Summit.  On the other hand, if the merger is not consummated the company’s ability to achieve consistent profitability by selling a number of branches to increase capital and reduce overall operating cost would be the next option and, if that option was not successful, the prospects for regulatory action would be the most likely.
We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.
A breach of information security could negatively affect our earnings.
Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.
We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.
Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

D-1-25

Failure to pay interest on our debt may adversely impact us.
Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.
Failure to remain a well capitalized institution.
As of September 30, 2007, the bank was considered a well capitalized institution.  Should the bank be classified as an adequately capitalized institution, the bank could not issue brokered certificates of deposit without the permission of the Office of Thrift Supervision or the Federal Deposit Insurance Corporation.  At September 30, 2006, the bank was classified as an adequately capitalized institution and the Office of Thrift Supervision limited the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company was unable to make a distribution on the cumulative convertible trust preferred securities.  When, on December 13, 2006, the bank was advised by the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company, the company exercised its right to defer the scheduled quarterly distributions on the cumulative convertible trust preferred securities.
ITEM 1B.UNRESOLVED STAFF COMMENTS
The company has no unresolved staff comments for the period ended September 30, 2007.

D-1-26

ITEM 2.	PROPERTIES

During fiscal year 2007, we conducted our business from five full-service banking offices and our administrative office.  The following table sets forth certain information concerning the bank’s offices as of September 30, 2007.

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration	Net Book Value of Property or Leasehold Improvements at September 30, 2007
(In Thousands)
Administrative offices:
10700 Parkridge Boulevard Reston, Virginia 20191	Leased	1998	01-31-11	$ 65
Branch offices:
11834 Rockville Pike Rockville, Maryland 20852	Leased	1998	06-30-09	4
10700 Parkridge Boulevard Reston, Virginia 20191	Leased	2004	01-31-11	303
43086 Peacock Market Plaza South Riding, Virginia 20152	Leased	2000	06-30-15	201
1 South Royal Avenue Front Royal, Virginia 22630	Owned	1977		687
9484 Congress Street New Market, Virginia 22844	Owned	1989		405
Loan Offices: 2200 Defense Highway Crofton, Maryland 21114	Leased	2002	11-30-08	1
12530 Parklawn Drive, Suite 170 Rockville, Maryland 20852	Leased	2005	06-30-10	36
Total				$1,702

The total net book value of the company’s furniture, fixtures and equipment at September 30, 2007 was $2.3 million.  The properties are considered by management to be in good condition.

ITEM 3.	LEGAL PROCEEDINGS
The company is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the company’s financial condition, results of operations or cash flows.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
No matters were submitted to a vote of the stockholders during the fourth quarter of the fiscal year ended September 30, 2007, through the solicitation of proxies or otherwise.

D-1-27

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market information.  The Pink Sheets report trades of the company’s stock under the symbol GAFC.PK.  At September 30, 2007, there were approximately 278 stockholders of record.  The following table sets forth the range of reported high and low bid quotations as reported in the Pink Sheets for the common stock for the periods indicated.

	First Quarter Ended December 31	Second Quarter Ended March 31	Third Quarter Ended June 30	Fourth Quarter Ended September 30
Fiscal Year 2007
High	5.10	4.26	5.05	5.35
Low	4.26	2.25	2.25	4.69

Fiscal Year 2006
High	5.41	5.95	5.76	5.35
Low	4.84	4.60	5.00	4.60

These market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.
The company has not sold any unregistered securities and did not repurchase any of its equity securities in the fiscal year ended September 30, 2007.

D-1-28

ITEM 6.	SELECTED FINANCIAL DATA

The following Selected Consolidated Financial Data should be read in conjunction with our Consolidated Financial Statements and the notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Annual Report.
At or For the Years Ended September 30,	2007	2006	2005	2004	2003
(In Thousands, Except Per Share Data)
Consolidated Statements of Operations Data:
Interest income	$18,421	$18,794	$16,958	$18,085	$19,361
Interest expense	11,993	11,583	10,013	11,970	12,277
Net interest income	6,428	7,211	6,945	6,115	7,084
Provision for loan losses	685	126	219	209	791
Net interest income after provision for loan losses	5,743	7,085	6,726	5,906	6,293
Noninterest income	615	917	1,695	547	766
Gain on branch sales	4,255	-	945	-	-
Noninterest expense	9,626	11,085	9,889	10,370	10,014
Income (loss) from continuing operations before taxes	987	(3,083)	(523)	(3,917)	(2,955)
Provision for income taxes	36	-	-	-	-
Income (loss) from continuing operations	951	(3,083)	(523)	(3,917)	(2,955)
Discontinued operations:
(Loss) income from operations	-	(2,488)	(1,107)	428	4,898
Net income (loss)	$951	$(5,571)	$(1,630)	$(3,489)	$1,943

Per Share Data:
Net income (loss):
Basic	$0.31	$(1.84)	$(0.54)	$(1.16)	$0.65
Diluted	$0.31	$(1.84)	$(0.54)	$(1.16)	$0.44
Book value	3.17	2.93	4.76	5.29	6.79
Tangible book value	3.29	2.96	4.80	5.22	6.38
Weighted average shares outstanding:
Basic	3,023,407	3,020,934	3,015,509	3,012,434	3,012,434
Diluted	4,395,008	3,020,934	3,015,509	3,012,434	4,413,462
Shares outstanding	3,024,220	3,020,934	3,020,934	3,012,434	3,012,434
Consolidated Statements of Financial Condition Data:
Total assets	$245,994	$305,219	$339,542	$433,174	$498,456
Total loans receivable, net	176,108	193,307	194,920	246,387	242,253
Allowance for loan losses	2,305	1,330	1,212	1,600	1,550
Mortgage-loans held for sale	-	-	9,517	5,528	6,554
Investment securities (1)	35,435	48,557	58,502	60,285	138,049
Mortgage-backed securities	16,528	31,600	57,296	92,722	86,735
Total deposits	197,991	230,174	237,794	288,956	297,876
FHLB advances	25,000	36,000	38,000	51,200	86,800
Other borrowings	2,192	18,574	38,479	64,865	77,835
Guaranteed convertible preferred securities of subsidiary trust	9,374	9,388	9,378	9,369	9,359
Total stockholders’ equity	9,571	8,850	14,375	15,944	20,442
Tangible capital	9,939	8,943	14,514	15,379	19,228

D-1-29

SELECTED FINANCIAL DATA - (continued)

At or For the Years Ended September 30,	2007	2006	2005	2004	2003
(In Thousands, Except Per Share Data)
Average Consolidated Statements of Financial Condition Data
Total assets	$284,136	$315,133	$370,729	$504,039	$477,882
Investment securities(1)	64,011	66,789	70,633	123,198	161,161
Mortgage-backed securities(1)	23,848	43,979	77,424	111,016	51,046
Total loans	184,570	193,688	210,152	253,772	251,386
Allowance for loan losses	1,559	1,264	1,609	1,498	1,696
Total deposits	214,118	210,311	245,518	275,636	279,469
Total stockholders’ equity	7,871	12,164	13,830	15,236	15,132

Performance Ratios (2)
Return on average assets	0.33%	(1.77)%	(0.44)%	(0.69)%	0.41%
Return on average equity	12.08	(45.80)	(11.79)	(22.90)	12.83
Equity to assets	3.89	2.90	4.23	3.68	4.10
Net interest margin	2.36	2.37	1.94	1.68	1.53
Efficiency ratio(3)	85.20	136.38	103.17	155.66	127.58

Asset Quality Data:
Non-performing assets to total assets, at period end	0.55	0.36	0.54	0.22	0.28
Non-performing loans to total loans, at period end	0.74	0.55	0.75	0.37	0.57
Net charge-offs (recoveries) to average total loans	(0.16)	0.00	0.28	0.06	0.36
Allowance for loan losses to:
Total loans	1.26%	0.66%	0.56%	0.62%	0.62%
Non-performing loans	170.87	119.82	75.56	167.89	109.31
Non-performing loans	$1,349	$1,110	$1,604	$953	$1,418
Non-performing assets	1,349	1,110	1,836	953	1,446
Allowance for loan losses	2,305	1,330	1,212	1,600	1,550

Capital Ratios of the Bank:
Leverage ratio	7.67%	5.51%	6.66%	5.59%	5.68%
Tier 1 risk-based capital ratio	11.00	8.59	10.25	9.81	12.08
Total risk-based capital ratio	12.25	9.11	10.75	10.42	12.70

(1)	Consists of securities classified as available-for-sale, held-to-maturity and for trading.
(2)	Ratios are presented on an annualized basis where appropriate.
(3)	Efficiency ratio consists of noninterest expense divided by net interest income and noninterest income

D-1-30

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
Forward-Looking Statements
When used in this Annual Report on Form 10-K and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Proposed Acquisition
As previously reported in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc., entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit Financial Group, Inc.
Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, effective December 6, 2007, the company and Summit amended their agreement to implement the parties' agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

General
The profitability of the company depends primarily on its net-interest income and non-interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.  Non-interest income consists primarily of gain on sales of loans, derivatives and available-for-sale investments and fees from service charges on deposits and loans.
The level of its operating expenses also affects the company’s profitability.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.
Critical Accounting Policies, Estimates and Judgments
The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.  The company believes that of its significant accounting policies, the following may involve a higher degree of judgment or complexity.

D-1-31

Allowance for Loan Losses
The company maintains an allowance for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy.  Management classifies loans as substandard, doubtful or loss as required by federal regulations.  Management provides a 100% reserve for all assets classified as loss.  Further, management bases its estimates of the allowance on current economic conditions, actual loss experience and industry trends.  Also, the company discontinues recognizing interest income on loans with principal and/or interest past due 90 days.
Income Taxes
The provision (or benefit) for income taxes is based on taxable income, tax credits and available net operating losses.  The company records deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of assets and liabilities.  If enacted tax rates change, the company would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse.  The company records a valuation allowance on deferred tax assets to reflect the future tax benefits expected to be realized.  In determining the appropriate valuation allowance, the company considers the expected level of future taxable income and available tax planning strategies.  At September 30, 2007, the company had deferred tax assets of $2.1 million, which is net of a valuation allowance of $3.5 million.

Recent Accounting Standards
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. For financial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after November 15, 2008. We do not believe the adoption of SFAS 157 will have a material impact on the consolidated financial statements.
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159).This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The company is in the process of evaluating the impact SFAS 159 may have on its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, to create greater consistency in the accounting and financial reporting of business combinations.  SFAS 141 (R) requires a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. SFAS 141 (R) also requires companies to recognize and measure goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) applies to fiscal years beginning after December 15, 2008 and is adopted prospectively.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 requires company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity.  It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value.  SFAS No. 160 applies to fiscal years beginning after December 15, 2008.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

D-1-32

Discontinued mortgage banking operations
On March 29, 2006, we began the process of discontinuing the operations of the bank’s subsidiary, Greater Atlantic Mortgage Corporation.  It was determined that, because it was unprofitable, this business no longer fit our strategy.
Due to the unprofitable operations of Greater Atlantic Mortgage Corporation, the company recognized an additional loss of $1.5 million during fiscal 2006.  In addition to the loss from operations, a non-recurring pre-tax impairment charge on long-lived assets related to Greater Atlantic Mortgage Corporation of $996,000 was recorded and also included in discontinued operations in the consolidated statements of operations for fiscal 2006.
As a result of the above action, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the Greater Atlantic Mortgage Corporation business.  The table below summarizes Greater Atlantic Mortgage Corporation results which were treated as discontinued operations for the periods indicated.

	Year Ended September 30,
	2006	2005
(Dollars in Thousands, Except Per Share Data
Interest income	$280	$478
Interest expense	256	347
Net interest income	24	131
Noninterest income	2,149	5,072
Noninterest expense	4,661	6,310
Provision for income taxes	-	-
Net income (loss)	$(2,488)	$(1,107)
Earnings per share – basic	$(0.82)	$(0.37)
Earnings per share – diluted	(0.82)	(0.37)

Financial Condition 2007 Compared to 2006
At September 30, 2007 the company’s total assets were $246.0 million, compared to the $305.2 million held at September 30, 2006, representing a decrease of 19.40%.  The decrease resulted primarily from a decrease in investment securities, loans receivable and interest bearing deposits.  The decline in the bank’s overall asset size is reflected in the consolidated statements of financial condition and statements of operations as we continued to manage the bank’s assets and liabilities to maintain the bank in a well capitalized position.
Net loans receivable at September 30, 2007 were $176.1 million, a decrease of $17.2 million or 8.90% from the $193.3 million held at September 30, 2006. The decrease in loans consisted primarily of a $5.5 million decline in the bank’s single-family loan portfolio, coupled with a decrease of $8.8 million in the Bank’s consumer loan portfolio.  Because the Bank’s single family and consumer loan portfolios consist primarily of adjustable-rate loans, and with the yield curve that existed throughout our fiscal 2007 period, reflecting short-term rates only slightly lower than rates for longer terms, customers were able to extend the terms of their mortgages.  Customers were also refinancing away from adjustable-rate loans and into longer term, fixed-rate loans or curtailing outstanding balances.  Multifamily loans outstanding increased by $3.2 million and commercial real estate loans increased by $6.6 million during the period.  Those increases were offset in part by decreases of $10.0 million in construction and land loans and $5.0 million in commercial business loans.  The decrease in construction and land loans was primarily in the single family residential sector of the market.  The company anticipates that lending in that area will continue to decline as a result of the current slow sales pace occurring in the single-family market.
At September 30, 2007, investment securities were $52.0 million, a decrease of $28.2 million or 35.17% from the $80.2 million held at September 30, 2006.  The cash proceeds from the sale or payoff of investment securities were used to reduce higher cost wholesale funding, including borrowings, brokered deposits and wholesale deposits, and to retain cash for the sale of our Pasadena branch office which occurred on August 24, 2007.

D-1-33

Deposits at September 30, 2007 were $198.0 million, a decrease of $32.2 million from the $230.2 million held at September 30, 2006.  Total deposits decreased primarily due the sale of our Pasadena branch office and our reduced reliance on brokered deposits and wholesale deposits, both of which have a higher cost.  The combination of the branch sale and the elimination of brokered deposits and wholesale deposits contributed to a $75.6 million decrease in deposits since September 30, 2006 while total retail deposits increased $40.4 million.  The increase in retail deposits is primarily in certificates of deposits and money fund accounts which have been obtained through the bank’s marketing efforts and are at a lower cost than brokered and wholesale deposits.
On February 22, 2006, the company announced that it had engaged Sandler O’Neill & Partners, L.P. to advise on the financial aspects of the company’s review of its strategic options and assist the company in evaluating the financial aspects of all strategic alternatives available.
As previously reported in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc., entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit Financial Group, Inc.
Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, effective December 6, 2007, the company and Summit amended their agreement to implement the parties' agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

Under the agreement to sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard, Bay-Vanguard paid the bank an 8.5% premium on the balance of deposits assumed at closing.  At August 24, 2007, the closing date of that transaction, the deposits at our Pasadena branch office on which the deposit premium would apply totaled approximately $51.5 million with the bank recognizing a gain of $4.3 million.  Bay-Vanguard also purchased the branch office’s fixed assets, but did not acquire any loans as part of the transaction.

D-1-34

Results of Operations 2007 Compared to 2006
Net Income.  For the fiscal year ended September 30, 2007, the company had a net income from continuing operations of $951,000 or $0.31 per diluted share compared to a loss from continuing operations of $3.1 million or $1.02 per diluted share for fiscal year 2006.  The $4.0 million improvement in earnings over the comparable period one-year ago was primarily the result of an increase in non-interest income and a decrease in non-interest expense.  That increase in non-interest income and decrease in non-interest expense were partially offset by a decrease in net interest income and increases in the provision for loan losses and the provision for income taxes.  The ongoing net losses from continuing operations remain a consistent problem for management because the loan production needed to maintain the retail branch network has not been attained.  Due to the gain arising from the sale of the bank’s Pasadena branch office in August of this year, the bank is currently managing its assets and liabilities to maintain a well capitalized status.  Because of the bank’s loans to one borrower limit it cannot aggressively expand its commercial loan portfolio and maintain a consistent level of outstanding loans to larger customers.  Those factors have caused earning assets to decline, impacting earnings.  Further, margin pressure from the yield curve, which had been inverted since the spring of 2006 and remains inverted from three months to three years and only recently moved to a positive pattern from three to ten years, presents a very challenging environment in which to seek to increase our net interest margin.
Accordingly, during 2007, the company entered into an agreement to merge with and into Summit.  In approving the merger agreement, the board of directors consulted with Sandler O’Neill regarding the fairness of the transaction to the company’s stockholders from a financial point of view and with the company’s legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents.  The understanding of the board of directors of the options available to the company and the assessment of those options with respect to the prospects and estimated results of the implementation by the company of its business plan as an independent entity under various scenarios, and the determination that none of those options or the realization of the business plan under the best case scenarios were likely to create greater present value for the company’s stockholders than the value to be paid by Summit.  On the other hand, the board of directors considered the company’s ability to achieve consistent profitability by selling a number of branches to increase capital and reduce overall operating cost and the prospects for regulatory action if it failed to do so.
Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.
The following table presents a comparison of the components of interest income and expense and net interest income.

	Years ended September 30,		Difference
	2007	2006	Amount	%
(Dollars in thousands)
Interest income:
Loans	$14,173	$13,866	$307	2.21%
Investments	4,248	4,928	(680)	(13.80)
Total	18,421	18,794	(373)	(1.98)

Interest expense:
Deposits	9,331	7,709	1,622	21.04
Borrowings	2,662	3,874	(1,212)	(31.29)
Total	11,993	11,583	410	3.54
Net interest income	$6,428	$7,211	$(783)	(10.86)%

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The decrease in net interest income for fiscal year 2007, from the comparable period one year ago, resulted primarily from a $32.0 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $7.6 million more than the decline in average interest-bearing liabilities.  That decrease was coupled with a 1 basis point decrease in net interest margin (net interest income divided by average interest-earning assets) from 2.37% for fiscal year 2006 to 2.36% for fiscal year 2007.  The decrease in net interest margin was offset by the average yield on interest-earning assets increasing by 6 basis point more than the increase in the average cost on interest-bearing liabilities.
The interest rate environment has been a difficult one for most financial institutions.  With short-term rates close to or at times even higher than long-term rates, the prospects of expanding interest rate spread and net interest margin has been difficult.  We expect the interest rate environment to remain challenging and we believe it will continue to have an impact on our net interest margin and net interest rate spread.  We also believe, however, that our strategy of changing the balance sheet from one that was wholesale oriented, as reflected in the bank’s former reliance on brokered and internet deposits, to one which is more retail oriented, will benefit us over time.  We believe that change will position us to realize a benefit when the interest rate environment improves.  If market interest rates were to rise, given our asset sensitivity position, we would also expect our net interest margin to improve.  However, in a declining rate environment our interest rate spread and our net interest income would decline.  The bank continues to monitor the markets and its interest rate position to alleviate any material changes in net interest margin.
Interest Income.  Interest income for the fiscal year ended September 30, 2007 decreased $373,000 compared to fiscal year 2006, primarily as a result of a $32.0 million decrease in the average balances of outstanding loans and investment securities.  The decreases in those balances were partially offset by an increase of 59 basis points in the average yield earned on interest earning assets.
Interest Expense.  The $410,000 increase in interest expense for fiscal year 2007 compared to the 2006 period was principally the result of an 53 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $24.4 million decrease in average deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 69 basis point increase in rates paid on deposits, primarily due to higher rates paid on interest-bearing demand deposits and certificates and elevated pricing on new and renewed time deposits.  That increase was coupled with an increase of $3.8 million in average deposits from $210.3 million for fiscal 2006 to $214.1 million for fiscal 2007.  The increase in rates was primarily due to market rates requiring higher rates on interest-bearing demand deposits, savings accounts and certificates and increased pricing on new and renewed time deposits.
The decrease in interest expense on borrowings for fiscal 2007, when compared to the 2006 period, was principally the result of a $28.2 million decrease in average borrowed funds and was partially offset by a 45 basis point increase in the cost of borrowed funds.  Components accountable for the decrease of $1.2 million in interest expense on borrowings were a $1.4 million decrease relating to average volume, offset in part by a $217,000 increase relating to average cost.

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Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	Year Ended September 30,
	2007			2006			2005
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Dollars in Thousands)
Interest-earning assets:
Real estate loans	$91,132	$6,693	7.34%	$93,390	$6,699	7.17%	$98,217	$6,379	6.49%
Consumer loans	55,420	4,353	7.85	65,338	4,701	7.19	71,817	3,748	5.22
Commercial business loans	38,018	3,127	8.23	34,960	2,466	7.05	40,118	2,303	5.74
Total loans	184,570	14,173	7.68	193,688	13,866	7.16	210,152	12,430	5.91
Investment securities	64,011	3,184	4.97	66,789	3,353	5.02	70,633	2,414	3.42
Mortgage-backed securities	23,848	1,064	4.46	43,979	1,575	3.58	77,424	2,114	2.73
Total interest-earning assets	272,429	18,421	6.76	304,456	18,794	6.17	358,209	16,958	4.73
Non-earning assets	11,707			10,677			12,520
Total assets	$284,136			$315,133			$370,729

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$2,969	27	0.91	$5,190	48	0.92	$10,202	94	0.92
Now and money market accounts	77,997	2,791	3.58	73,485	2,430	3.31	64,723	1,197	1.85
Certificates of deposit	133,152	6,513	4.89	131,636	5,231	3.97	170,593	5,046	2.96
Total deposits	214,118	9,331	4.36	210,311	7,709	3.67	245,518	6,337	2.58
FHLB advances	33,064	1,806	5.46	44,894	2,266	5.05	44,422	1,985	4.47
Other borrowings	15,264	856	5.61	31,624	1,608	5.08	51,388	1,691	3.29
Total interest-bearing liabilities	262,446	11,993	4.57	286,829	11,583	4.04	341,328	10,013	2.93
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	11,595			14,993			14,138
Other liabilities	2,224			1,147			1,433
Total liabilities	276,265			302,969			356,899
Stockholders’ equity	7,871			12,164			13,830
Total liabilities and stockholders' equity	$284,136			$315,133			$370,729
Net interest income		$6,428			$7,211			$6,945
Interest rate spread			2.19%			2.13%			1.80%
Net interest margin			2.36%			2.37%			1.94%

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Rate/Volume Analysis.  The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.
	Year Ended September 30, 2007 Compared to Year Ended September 30, 2006 Change Attributable to			Year Ended September 30, 2006 Compared to Year Ended September 30, 2005 Change Attributable to
	Volume	Rate	Total	Volume	Rate	Total
(In Thousands)
Real estate loans	$(162)	$156	$(6)	$(314)	$634	$320
Consumer loans	(714)	366	(348)	(338)	1,291	953
Commercial business loans	216	445	661	(296)	459	163
Total loans	(660)	967	307	(948)	2,384	1,436
Investments	(139)	(30)	(169)	(131)	1,070	939
Mortgage-backed securities	(721)	210	(511)	(913)	374	(539)
Total interest-earning assets	$(1,520)	$1,147	$(373)	$(1,992)	$3,828	$1,836

Savings accounts	$(21)	$-	$(21)	$(46)	$-	$(46)
Now and money market accounts	149	212	361	162	1,071	1,233
Certificates of deposit	60	1,222	1,282	(1,152)	1,337	185
Total deposits	188	1,434	1,622	(1,036)	2,408	1,372
FHLB advances	(597)	137	(460)	21	260	281
Other borrowings	(832)	80	(752)	(650)	567	(83)
Total interest-bearing liabilities	$(1,241)	$1,651	$410	$(1,665)	$3,235	$1,570
Change in net interest income	$(279)	$(504)	$(783)	$(327)	$593	$266

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups based on loan type.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans.  Those classified loans are then individually evaluated for impairment.  Those loans that are not individually evaluated are then segmented by type and assigned a reserve percentage that reflects the industry loss experience.  The loans individually evaluated for impairment are measured by either, the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank had contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.  However, because we entered into a definitive agreement for the company to merge with Summit, and based on the due diligence performed by Summit, it was deemed unnecessary to enter into such a contract for the fiscal year ended September 30, 2007.
Non-performing assets were $1.3 million or 0.55% of total assets at September 30, 2007, compared to non-performing assets of $1.1 million or 0.36% of total assets at September 30, 2006.  At September 30, 2007, assets of $4.7 million were classified as substandard and $675,000 classified as doubtful.  A $685,000 provision for loan losses was recorded during the year ended September 30, 2007, compared to a provision of $126,000 during the year ended September 30, 2006.  The increase in the provision for loan losses of $559,000 from the year ago period resulted from the increase in non-performing assets, an increase in the outstanding balance of the bank’s commercial real estate loan’s which require a larger allocated allowance provision and an increase of $3.9 million in loans classified as substandard which also require an additional allocation of the bank’s overall provision coupled with an increase of $356,000 in loans classified as doubtful.  That increase in provision for those loans was offset with an overall decline in the size of the bank’s loan portfolio.

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Non-interest income.  Non-interest income increased $4.0 million during fiscal 2007, over fiscal 2006.  That increase was primarily the result of increases in other operating income and service fees on deposits.  Those increases were partially offset by losses on derivatives, real estate owned and service fees on loans.  The increase in other operating income reflects the $4.3 gain recognized from the sale of the bank’s Pasadena, Maryland branch.  As previously reported in a Form 8-K filed on April 16, 2007, and noted previously, on April 12, 2007, the company announced that it and Summit entered into a definitive agreement for the company to merge with and into Summit and that the bank and Bay-Vanguard entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was a condition to the completion of the pending merger of GAFC with and into Summit Financial Group, Inc.
The following table presents a comparison of the components of non-interest income.

	Years Ended September 30,		Difference
	2007	2006	Amount	%
(Dollars in Thousands)
Noninterest income:
Service fees on loans	$ 169	$ 186	$ (17)	(9.14)%
Service fees on deposits	444	424	20	4.72
Gain (loss) on derivatives	(21)	212	(233)	(107.89)
Gain on sale of real estate owned	-	65	(65)	(100.00)
Other operating income	23	30	(7)	(23.33)
Gain on branch sale	4,255	-	4,255	n/a
Total noninterest income	$ 4,870	$ 917	$ 3,953	431.08%

Non-interest expense.  Noninterest expense for fiscal 2007 amounted to $9.6 million, a decrease of $1.5 million or 13.16% from the $11.1 million incurred in fiscal 2006.  The decrease was distributed over various non-interest expense categories with the contributors being compensation, professional services, advertising, deposit insurance premiums, furniture, fixtures and equipment, data processing and other operating expense. The decreases in those categories of expense were offset by an increase of $57,000 in occupancy expense.  The decrease in other operating expense is the result of a settlement offer which required a $500,000 payment by the company during fiscal 2006.
The following table presents a comparison of the components of noninterest expense.
	Years Ended September 30,		Difference
	2007	2006	Amount	%
(Dollars in Thousands)
Noninterest expense:
Compensation and employee benefits	$4,446	$4,718	$(272)	(5.77)%
Occupancy	1,394	1,337	57	4.26
Professional services	1,128	1,227	(99)	(8.07)
Advertising	130	628	(498)	(79.30)
Deposit insurance premium	69	101	(32)	(31.68)
Furniture, fixtures and equipment	516	554	(38)	(6.86)
Data processing	877	919	(42)	(4.57)
Other operating expense	1,066	1,601	(535)	(33.42)
Total noninterest expense	$9,626	$11,085	$(1,459)	(13.16)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We recorded a provision for income taxes for fiscal 2007 of $36,000 which was due to the alternative minimum tax.  We did not record a provision for income taxes for fiscal 2006 and 2005 due to our operating losses. The company believes that it will generate future taxable income through earnings and branch sales, to assure utilization of a certain portion of the existing net operating losses.

D-1-39

Contractual Commitments and Obligations
The following summarizes the company’s contractual cash obligations and commercial commitments, including maturing certificates of deposit, as of September 30, 2007 and the effect such obligations may have on liquidity and cash flow in future periods.

		Less Than	Two-Three	Four-Five	After Five
	Total	One Year	Years	Years	Years
(In Thousands)
FHLB Advances (1)	$25,000	$-	$25,000	$-	$-
Reverse repurchase agreements	2,192	2,192	-	-	-
Subordinated debt securities (2)	25,982	655	1,310	1,310	22,707
Operating leases	3,779	1,062	1,858	469	390
Total obligations	$56,953	$3,909	$28,168	$1,779	$23,097
(1)	The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.
(2)	Includes principal and interest due on our junior subordinated debt securities.
Other Commercial Commitments
		Less Than	Two-Three	Four-Five	After Five
	Total	One Year	Years	Years	Years
(In Thousands)
Certificates of deposit maturities (1)	$125,717	$111,990	$10,922	$2,712	$93
Loan originations	9,527	9,527	-	-	-
Unfunded lines of credit (2)	111,815	111,815	-	-	-
Standby letter of credit	310	310	-	-	-
Total	$247,369	$233,642	$10,922	$2,712	$93
(1)	The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposit based on current market interest rates.
(2)	Revolving lines of credit secured by one-to-four dwelling units and commercial lines that remain unfunded. The committed amount of these lines total $174.1 million.

Asset-Liability Management
The primary objective of asset/liability management is to ensure the steady growth of the company’s primary earnings component, net interest income, and the maintenance of reasonable levels of capital independent of fluctuating interest rates.  Interest rate risk can be defined as the vulnerability of an institution’s financial condition and/or results of operations to movements in interest rates.  Interest rate risk, or sensitivity, arises when the maturity or repricing characteristics of assets differ significantly from the maturity or repricing characteristics of liabilities.  Management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals to maintain interest rate risk at an acceptable level.
Management oversees the asset/liability management function and meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure, and evaluate pricing strategies for the company.  The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.  Management of the liability mix of the balance sheet focuses on expanding the company's various funding sources.  At times, depending on the general level of interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the bank may determine to increase our interest rate risk position in order to increase our net interest margin.
The bank manages its exposure to interest rates by structuring the balance sheet in the ordinary course of business.  The bank currently emphasizes adjustable rate loans and/or loans that mature in a relatively short period when compared to single-family residential loans.  In addition, to the extent possible, the bank attempts to attract longer-term deposits.  While the bank has entered into interest rate swaps and caps to assist in managing interest rate risk, it has not entered into instruments such as leveraged derivatives, structured notes, financial options, financial futures contracts or forward delivery contracts to manage interest rate risk.

D-1-40

One of the ways the bank monitors interest rate risk is through an analysis of the relationship between interest-earning assets and interest-bearing liabilities to measure the impact that future changes in interest rates will have on net interest income.  An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates.  The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (“GAP”) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.
The table below illustrates the maturities or repricing of the company’s assets and liabilities, including noninterest-bearing sources of funds, to specific periods, at September 30, 2007.  Estimates and assumptions concerning allocating prepayment rates of major asset categories are based on information obtained from Farin and Associates on projected prepayment levels on mortgage-backed and related securities and decay rates on savings, NOW and money market accounts.  The bank believes that such information is consistent with our current experience.
Maturing or Repricing Periods	90 Days or Less	91 Days to 180 Days	181 Days to One Year	One Year to Three Years	Three Years to Five Years	Five Years or More	Total
(Dollars in Thousands)
Interest-earning assets
Loans:
Adjustable and balloon	$23,647	$3,042	$7,709	$12,385	$7,697	$151	$54,631
Fixed-rate	700	703	1,881	8,169	5,765	15,708	32,926
Commercial business	22,734	431	1,163	7,526	1,540	1,704	35,098
Consumer	52,362	93	164	427	188	154	53,388
Investment securities	36,444	4,755	-	-	-	-	41,199
Mortgage-backed securities	3,833	12,546	37	48	8	10	16,482
Total	139,720	21,570	10,954	28,555	15,198	17,727	233,724
Interest-bearing liabilities:
Deposits:
Savings accounts	709	505	363	410	223	258	2,468
NOW accounts	2,336	1,802	1,772	1,974	1,040	1,286	10,210
Money market accounts	16,091	10,957	8,496	8,379	3,597	2,907	50,427
Certificates of deposit	52,130	30,140	25,476	15,097	2,803	93	125,739
Borrowings:
FHLB advances	-	-	-	-	25,000	-	25,000
Other borrowings	2,192	-	-	-	-	9,374	11,566
Total	73,458	43,404	36,107	25,860	32,663	13,918	$225,410
GAP	$66,262	$(21,834)	$(25,153)	$2,695	$(17,465)	$3,809	$8,314
Cumulative GAP	$66,262	$44,428	$19,275	$21,970	$4,505	$8,314
Ratio of Cumulative GAP to total interest earning assets	28.35%	19.01%	8.25%	9.40%	1.93%	3.56%
As indicated in the interest rate sensitivity table, the 181 day to one-year cumulative gap, representing the total net assets and liabilities that are projected to re-price over the next year, was asset sensitive in the amount of $19.3 million at September 30, 2007.
While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on the GAP measure without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates.  The GAP position reflects only the prepayment assumptions pertaining to the current rate environment, and assets tend to prepay more rapidly during periods of declining interest rates than they do during periods of rising interest rates.
Management uses two other analyses to manage interest rate risk: (1) an earnings-at-risk analysis to develop an estimate of the direction and magnitude of the change in net interest income if rates move up or down 200 basis points; and (2) a value-at-risk analysis to estimate the direction and magnitude of the change in net portfolio value if rates move up 200 basis points or

D-1-41

down 200 basis points.  Currently the bank uses a sensitivity of net interest income analysis prepared by Farin and Associates to measure earnings-at-risk and the Office of Thrift Supervision Interest Rate Risk Exposure Report to measure value-at-risk.
The following table sets forth the earnings at risk analysis that measures the sensitivity of net interest income to changes in interest rates at September 30, 2007:

Net Interest Income Sensitivity Analysis
Changes in Rate by Basis Point	Net Interest Margin	Basis Point Change From Base	Percent Change From Base
+200	3.15%	0.14%	4.65%
+100	3.08%	0.07%	2.33%
+0	3.01%	-	-
-100	2.90%	(0.11)%	(3.65)%
-200	2.75%	(0.26)%	(8.64)%

In a declining rate scenario the bank is not within the limits established by the board of directors.  Management will monitor the situation over the next several quarters to determine if a change should be made in our position.
The above table indicates that, based on an immediate and sustained 200 basis point increase in market interest rates, net interest margin, as measured as a percent of total assets, would increase by 14 basis points or 4.65% and, if interest rates decrease 200 basis points, net interest margin, as a percent of total assets, would decrease by 26 basis points or 8.64%.
The net interest income sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results.  The estimates used are based upon assumptions as to the nature and timing of interest rate levels including the shape of the yield curve.  Those estimates have been developed based upon current economic conditions; the company cannot make any assurances as to the predictive nature of those assumptions including how customer preferences or competitor influences might change.
Presented below is an analysis of our interest rate risk, as of September 30, 2007, as measured by changes in net portfolio value for parallel shifts of up 200 and down 200 basis points in market interest rates:

	Net Portfolio Value		Net Portfolio Value as a Percent of the Present Value of Assets
Changes in Rates (bp)	Dollar Change	Percent Change	Net Portfolio Value Ratio	Change in NPV Ratio
	(Dollars in thousands)
+200	$ (2,054)	(8.46)%	8.97%	(0.67)%
+100	(976)	(4.02)	9.33	(0.31)
+0	-	-	9.64	-
-100	282	1.16	9.69	0.06
-200	308	1.27	9.66	0.02

The decline in net portfolio value of $2.0 million or 8.46% in the event of a 200 basis point increase in rates is a result of the current amount of adjustable rate loans and investments held by the bank as of September 30, 2007 and currently is within the limits established by the board of directors.  The foregoing increase in net portfolio value, in the event of a decrease in interest rates of 200 basis points, currently exceeds the company’s internal board guidelines.
In addition to the strategies set forth above, in 2002, the bank began using derivative financial instruments, such as interest rate swaps, to help manage interest rate risk.  The bank does not use derivative financial instruments for trading or speculative purposes.  All derivative financial instruments are used in accordance with board-approved risk management policies.
The bank enters into interest rate swap and cap agreements principally to manage its exposure to the impact of rising short-term interest rates on its earnings and cash flows.  Since short-term interest rates have stabilized, the bank has unwound its interest rate swaps during fiscal 2006.

D-1-42

Financial Condition 2006 Compared to 2005
At September 30, 2006, the company had total assets of $305.2 million, a decrease of $34.3 million or 10.11% from the $339.5 million recorded at the close of the comparable period one-year ago.  Investments and mortgage-backed securities at September 30, 2006, amounted to $80.2 million a decrease of $35.6 million or 30.78% from the $115.8 million held at September 30, 2005, as a result of prepayments of $42.0 million offset in part by purchases of $7.7 million.  Loans receivable and loans held for sale at September 30, 2006, amounted to $193.3 million, a decrease of 5.44% from the $204.4 million held at September 30, 2005, primarily as a result a $9.5 million decrease in loans held for sale, coupled with a $12.6 million decline in land and consumer loans outstanding.  Those declines were due primarily to discontinuing the operations of the bank’s subsidiary, GAMC as it was determined that, because it was unprofitable, this business no longer fit our strategy and was coupled with payoffs and lower than anticipated loan originations.  Deposits amounted to $230.2 million at September 30, 2006, a decrease of $7.6 million from the $237.8 million held one year ago.  That decline was primarily the result of decreases in our checking, savings and certificates of deposit accounts, and was offset by increases in non-interest checking and our money funds accounts.
Results of Operations
2006 Compared to 2005
Net Income.  For the fiscal year ended September 30, 2006, the company had a net loss from continuing operations of $3.1 million or $1.02 per diluted share compared to a loss from continuing operations of $523,000 or $0.17 per diluted share for fiscal year 2005.  The $2.6 million decline in earnings over the comparable period one-year ago was primarily the result of an increase in non-interest expense and a decrease in non-interest income.  That increase in non-interest expense and decrease in non-interest income were partially offset by an increase in net interest income and a decrease in the provision for loan losses.
Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.
The following table presents a comparison of the components of interest income and expense and net interest income.

	Years ended September 30,		Difference
	2006	2005	Amount	%
(Dollars in thousands)
Interest income:
Loans	$13,866	$12,430	$1,436	11.55%
Investments	4,928	4,528	400	8.83
Total	18,794	16,958	1,836	10.83

Interest expense:
Deposits	7,709	6,337	1,372	21.65
Borrowings	3,874	3,676	198	5.39
Total	11,583	10,013	1,570	15.68
Net interest income	$7,211	$6,945	$266	3.83%

Our increase in net interest income for fiscal year 2006, resulted primarily from a 43 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 1.94% for fiscal year 2005 to 2.37% for fiscal year 2006, offset in part by a $53.8 million decrease in the bank’s interest-earning assets.  The increase in net interest margin also resulted from the average yield on interest-earning assets increasing by 33 basis points more than the increase in the average cost on interest-bearing liabilities and was coupled with average interest earning assets decreasing by $746,000 less than the decline in average interest-bearing liabilities.

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Interest Income.  Interest income for the fiscal year ended September 30, 2006 increased $1.8 million compared to fiscal year 2005, primarily as a result of a 144 basis point increase in the average yield earned on interest earning assets.  That increase was partially offset by a decrease of $53.8 million in the average outstanding balances of loans and securities.
Interest Expense.  The $1.6 million increase in interest expense for fiscal year 2006 compared to the 2005 period was principally the result of an 111 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $54.5 million decrease in average deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 109 basis point increase in rates paid on deposits, primarily due to higher rates paid on interest-bearing demand deposits, savings accounts and certificates and elevated pricing on new and renewed time deposits.  That increase was partially offset by a decrease of $35.2 million in average deposits from $245.5 million for fiscal 2005 to $210.3 million for fiscal 2006.  The increase in rates was primarily due to market rates moving rates higher on interest-bearing demand deposits, savings accounts and certificates and the pricing on new and renewed time deposits.
The decrease in interest expense on borrowings for fiscal 2006, when compared to the 2005 period, was principally the result of a $19.3 million decrease in average borrowed funds and was partially offset by a 122 basis point increase in the cost of borrowed funds.  Components accountable for the increase of $198,000 in interest expense on borrowings were a $629,000 decrease relating to average volume, offset in part by a $827,000 increase relating to average cost.

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Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	Year Ended September 30,
	2006			2005			2004
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Dollars in Thousands)
Interest-earning assets:
Real estate loans	$93,390	$6,699	7.17%	$98,217	$6,379	6.49%	$138,655	$7,705	5.56%
Consumer loans	65,338	4,701	7.19	71,817	3,748	5.22	68,268	2,566	3.76
Commercial business loans	34,960	2,466	7.05	40,118	2,303	5.74	46,849	2,358	5.03
Total loans	193,688	13,866	7.16	210,152	12,430	5.91	253,772	12,629	4.98
Investment securities	66,789	3,353	5.02	70,633	2,414	3.42	123,198	3,077	2.50
Mortgage-backed securities	43,979	1,575	3.58	77,424	2,114	2.73	111,016	2,379	2.14
Total interest-earning assets	304,456	18,794	6.17	358,209	16,958	4.73	487,986	18,085	3.71
Non-earning assets	10,677			12,520			16,053
Total assets	$315,133			$370,729			$504,039

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$5,190	48	0.92	$10,202	94	0.92	$11,978	113	0.94
Now and money market accounts	73,485	2,430	3.31	64,723	1,197	1.85	77,981	852	1.09
Certificates of deposit	131,636	5,231	3.97	170,593	5,046	2.96	185,677	4,786	2.58
Total deposits	210,311	7,709	3.67	245,518	6,337	2.58	275,636	5,751	2.09
FHLB advances	44,894	2,266	5.05	44,422	1,985	4.47	116,155	2,779	2.39
Other borrowings	31,624	1,608	5.08	51,388	1,691	3.29	78,979	1,373	1.74
Total interest-bearing liabilities	286,829	11,583	4.04	341,328	10,013	2.93	470,770	9,903	2.10
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	14,993			14,138			15,243
Other liabilities	1,147			1,433			2,790
Total liabilities	302,969			356,899			488,803
Stockholders’ equity	12,164			13,830			15,236
Total liabilities and stockholders' equity	$315,133			$370,729			$504,039
Net interest income		$7,211			$6,945			$8,182
Interest rate spread			2.13%			1.80%			1.61%
Net interest margin			2.37%			1.94%			1.68%

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Rate/Volume Analysis.  The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.
	Year Ended September 30, 2006 Compared to Year Ended September 30, 2005 Change Attributable to			Year Ended September 30, 2005 Compared to Year Ended September 30, 2004 Change Attributable to
	Volume	Rate	Total	Volume	Rate	Total
(In Thousands)
Real estate loans	$(314)	$634	$320	$(2,247)	$921	$(1,326)
Consumer loans	(338)	1,291	953	133	1,049	1,182
Commercial business loans	(296)	459	163	(339)	284	(55)
Total loans	(948)	2,384	1,436	(2,453)	2,254	(199)
Investments	(131)	1,070	939	(1,313)	650	(663)
Mortgage-backed securities	(913)	374	(539)	(720)	455	(265)
Total interest-earning assets	$(1,992)	$3,828	$1,836	$(4,486)	$3,359	$(1,127)

Savings accounts	$(46)	$-	$(46)	$(17)	$(2)	$(19)
Now and money market accounts	162	1,071	1,233	(145)	490	345
Certificates of deposit	(1,152)	1,337	185	(389)	649	260
Total deposits	(1,036)	2,408	1,372	(551)	1,137	586
FHLB advances	21	260	281	(1,716)	922	(794)
Other borrowings	(650)	567	(83)	(480)	798	318
Total interest-bearing liabilities	$(1,665)	$3,235	$1,570	$(2,747)	$2,857	$110
Change in net interest income	$(327)	$593	$266	$(1,739)	$502	$(1,237)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups based on loan type.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans.  Those classified loans are then individually evaluated for impairment.  Those loans that are not individually evaluated are then segmented by type and assigned a reserve percentage that reflects the industry loss experience.  The loans individually evaluated for impairment are measured by either, the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank has contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.
Non-performing assets were $1.1 million or 0.36% of total assets at September 30, 2006, compared to non-performing assets of $1.8 million or 0.54% of total assets at September 30, 2005.  At September 30, 2006, assets of $791,000 were classified as substandard and $319,000 classified as doubtful.  The decrease in the provision for loan losses of $93,000 resulted from declines in non-performing assets and the outstanding balance of the bank’s land loans, commercial business loans, home equity loans and real estate owned.  The decrease in provision was due primarily to the decreases in the required provisions for those loans coupled with an overall decline in the size of the bank’s loan portfolio.

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Non-interest income.  Non-interest income decreased $2.5 million during fiscal 2006, over fiscal 2005.  That decrease was primarily the result of decreases in gain on sale of loans, gains on derivatives, gain on sale of investment securities and declines in other operating income and service fees on deposits.  Those decreases in income were partially offset by an increase of $65,000 in gain on sale of real estate owned.  The decrease in other operating income reflects the $946,000 gain recognized one year ago from the sale of the bank’s Washington, D.C., Winchester and Sterling, Virginia, branches.
The following table presents a comparison of the components of non-interest income.

	Years Ended September 30,		Difference
	2006	2005	Amount	%
(Dollars in Thousands)
Noninterest income:
Gain on sale of loans	$-	$53	$(53)	(100.00)%
Service fees on loans	186	182	4	2.20
Service fees on deposits	424	552	(128)	(23.19)
Gain (loss) on sale of investment securities	-	539	(539)	(100.00)
Gain (loss) on derivatives	212	303	(91)	(30.03)
Gain on sale of real estate owned	65	-	65	n/a
Other operating income	30	1,011	(981)	(97.03)
Total noninterest income	$917	$2,640	$(1,723)	(65.27)%

Non-interest expense.  Noninterest expense for fiscal 2006 amounted to $11.1 million, an increase of $1.2 million or 12.09% from the $9.9 million incurred in fiscal 2005. The increase in non-interest expense was distributed over various non-interest expense categories with the major contributors being compensation, professional services, advertising and other operating and was offset in part by decreases in, furniture fixtures and equipment and data processing.  As previously reported in a Form 8-K filed on September 8, 2006, the company announced that a Demand for Arbitration before the American Arbitration Association was filed against the company, the bank, Greater Atlantic Mortgage Corporation, and Carroll E. Amos, President and Chief Executive Officer of the company and the bank.  The increase in other operating expense is the result of a settlement offer which required a contribution of $500,000 by the company toward the settlement.  That offer was accepted conditioned on the execution of a mutual release by the parties.  That mutual release was executed and as a result, the company established a liability for the settlement and charged $500,000 as other operating expense in fiscal 2006.
The following table presents a comparison of the components of noninterest expense.

	Years Ended September 30,		Difference
	2006	2005	Amount	%
(Dollars in Thousands)
Noninterest expense:
Compensation and employee benefits	$4,718	$4,213	$505	11.99%
Occupancy	1,337	1,337	-	-
Professional services	1,227	969	258	26.63
Advertising	628	301	327	108.64
Deposit insurance premium	101	100	1	1.00
Furniture, fixtures and equipment	554	641	(87)	(13.57)
Data processing	919	1,054	(135)	(12.81)
Other operating expense	1,601	1,274	327	25.67
Total noninterest expense	$11,085	$9,889	$1,196	12.09%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for income taxes for fiscal 2006 and 2005 due to our operating losses. The company believes that it will generate future taxable income through earnings and branch sales, to assure utilization of a certain portion of the existing net operating losses.

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Liquidity and Capital Resources
Liquidity.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank has continued to maintain the levels of liquid assets as previously required by regulations of the Office of Thrift Supervision.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.
The bank’s most liquid assets are cash and cash equivalents, interest bearing deposits and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At September 30, 2007, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $56.5 million, or 22.99% of total assets.
The primary investing activities of the bank are the origination of residential one- to four-family loans, commercial real estate loans, real estate construction and development loans, commercial business and consumer loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the year ended September 30, 2007, the bank’s loan originations and purchases totaled $79.4 million.  The bank did not purchase any United States Treasury or agency securities, mortgage-backed and mortgage related securities or other investment securities during the year ended September 30, 2007.  All of our investment securities are classified as either available for sale or held to maturity and for the period ended September 30, 2007 were considered temporarily impaired.  The market value of our investment portfolio is obtained from various third party brokerage firms and we believe our filing fairly quantifies the value of those securities.  The investments are debt securities that pay principal and interest monthly to maturity at such time as principal is repaid.  The fluctuation in value of our portfolio is primarily the result of changes in market rates rather than due to the credit quality of the issuer.  The Company has the ability and liquidity to hold those securities until such time as the value recovers or the securities mature.
The bank has other sources of liquidity if a need for additional funds arises.  At September 30, 2007, the bank had $25.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $18.3 million at that date.  Depending on market conditions, the pricing of deposit products and FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.
At September 30, 2007, the bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $121.3 million.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.  Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from September 30, 2007, totaled $107.7 million.  Based upon experience, management believes the majority of maturing certificates of deposit will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of these deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.
Capital Resources.  At September 30, 2007, the bank exceeded minimum regulatory capital requirements with a tangible capital level of $18.8 million, or 7.67% of total adjusted assets, which exceeds the required level of $3.7 million, or 1.50%; core capital of $18.8 million, or 7.67% of total adjusted assets, which exceeds the required level of $9.8 million, or 4.00%; and risk-based capital of $20.9 million, or 12.25% of risk-weighted assets, which exceeds the required level of $13.6 million, or 8.00%.
On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of

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6.50% and maturing December 31, 2031. The Company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.
To comply with FIN46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the Company and titled “Junior Subordinated Debt Securities” in the financial statements.
On December 19, 2006, the Company announced that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, would be deferred.  The announcement by the Company followed advice received by the bank from the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the Company.
Accordingly, the Company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).
The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position.
ITEM 7A.      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.
Changes in levels of interest rates may adversely affect us. In general, market risk is the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.
The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in these interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities, which will help address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.
To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets and the origination and sale of fixed-rate loans.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.
To further mitigate the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

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ITEM 8.      CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Please refer to the index on page 61 for the Consolidated Financial Statements of Greater Atlantic Financial Corp. and subsidiaries, together with the report thereon by BDO Seidman, LLP.
ITEM 9.      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There have been no disagreements with the Registrant’s accountants on any matters of accounting principles or practices or financial statement disclosures.
ITEM 9A.    CONTROLS AND PROCEDURES
An evaluation of the company's disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the "Act")) as of September 30, 2007, was carried out under the supervision and with the participation of the company's Chief Executive Officer, Chief Financial Officer and several other members of the company's senior management. The company's Chief Executive Officer and Chief Financial Officer concluded that the company's disclosure controls and procedures currently in effect are effective in ensuring that the information required to be disclosed by the company in the reports it files or submits under the Act is: (i) accumulated and communicated to the company's management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. In addition, there have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Act) that occurred during the quarter ended September 30, 2007, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
The company does not expect that its disclosure controls and procedures and internal control over financial reporting will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by override of the control. The design of any control procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.
Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and annually report on their systems of internal control over financial reporting. In addition, our independent accountants must report on management's evaluation for the fiscal year ending September 30, 2010. We are in the process of evaluating, documenting and testing our system of internal control over financial reporting to provide the basis for our report that will, for the first time, be a required part of our annual report on Form 10-K for the fiscal year ending September 30, 2008. Due to the ongoing evaluation and testing of our internal controls, there can be no assurance that if any control deficiencies are identified they will be remediated before the end of the 2008 fiscal year, or that there will not be significant deficiencies or material weaknesses that would be required to be reported.

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ITEM 9B.   OTHER INFORMATION
During the quarter ended September 30, 2007, the company filed a Current Report on Form 8-K for all information required to be disclosed in a report on Form 8-K.

PART III
ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
Directors
The following table sets forth information regarding the board of directors of the company.  Each of the directors of the company is also a director of the bank.
Name	Age	Position(s) Held With the Company	Director Since	Term Expires
Carroll E. Amos	60	Director, President and Chief Executive Officer	1997	2008
Sidney M. Bresler	53	Director	2003	2010
Charles W. Calomiris	50	Director, Chairman of the Board of Directors	2001	2008
Jeffrey W. Ochsman	55	Director	1999	2009
James B. Vito	82	Director	1998	2008

Executive Officers Who are Not Directors
The following table sets forth information regarding the executive officers of the company and the bank who are not also directors.
Name	Age	Position(s) Held With the Company
Edward C. Allen	59	Senior Vice President and Chief Operating Officer of the Bank and Corporate Secretary of the Company and the Bank
Justin R. Golden	57	Senior Vice President, Consumer Lending, of the Bank
Gary L. Hobert	58	Senior Vice President, Commercial Business Lending, of the Bank
Robert W. Neff	60	Senior Vice President, Commercial Real Estate Lending, of the Bank
David E. Ritter	57	Senior Vice President and Chief Financial Officer of the Company and the Bank

Each of the executive officers of the company and the bank holds his or her office until his or her successor is elected and qualified or until removed or replaced.  Officers are subject to re-election by the board of directors annually.

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Biographical Information
Directors
Charles W. Calomiris, Chairman of the Board of Directors of the company and the bank.  Mr. Calomiris is currently the Henry Kaufman Professor of Finance and Economics at the Columbia University Graduate School of Business and a professor at the School of International and Public Affairs at Columbia.   During the last five years he has served as a consultant to the Federal Reserve Board as well as to Federal Reserve Banks and the World Bank, to the governments of states and foreign countries and to major U. S. corporations.
Carroll E. Amos is President and Chief Executive Officer of the company and of the bank.  He is a private investor who until 1996 served as President and Chief Executive Officer of 1st Washington Bancorp and Washington Federal Saving Bank.
Sidney M. Bresler is Chief Executive Officer of Bresler & Reiner Inc., engaged in residential land development and construction and rental property ownership and management.
Jeffrey W. Ochsman is a partner in the law firm of Friedlander, Misler, Sloan, Kletzkin & Ochsman, PLLC, Washington, D.C.
James B. Vito is a managing general partner of James Properties, engaged in the sale and management of property.
Executive Officers Who are Not Directors
Edward C. Allen joined the bank as a Senior Vice President and Chief Financial Officer in mid 1996 and became Chief Operating Officer in 1997.  Prior to joining the bank, Mr. Allen was the Chief Financial Officer of Servus Financial Corp. from 1994 to 1996 and Senior Vice President of NVR Savings Bank from 1992 to 1994.
Justin R. Golden joined the bank as Senior Vice President of the Consumer Lending Department in 1998.  From 1984 until 1997 he served in various capacities at Citizens Bank, most recently having responsibility for reorganizing and operating that bank’s home equity lending function.
Gary L. Hobert joined the bank as Senior Vice President of the Commercial Business Lending Department in 2001.  From 2000 until joining the bank, Mr. Hobert was the Senior Vice President of Adams National Bank.  From 1998 until 2000 he served as Executive Vice President and Senior Loan Officer for Grandbank.
Robert W. Neff joined the bank in 1997 as Senior Vice President, Commercial Real Estate Lending.  Prior to joining the bank, Mr. Neff served as a Consultant on commercial real estate loan brokerage with the First Financial Group of Washington after serving from 1984 until 1996 as an Executive Vice President for Commercial Real Estate Lending at Washington Federal Savings Bank.
David E. Ritter joined the bank and the company as a Senior Vice President and Chief Financial Officer in 1998.  From 1996 to 1997, Mr. Ritter was a Senior Financial Consultant with Peterson Consulting.  From 1988 until 1996, he was the Executive Vice President and Chief Financial Officer of Washington Federal Savings Bank.

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Compliance with Section 16 (a) of the Exchange Act
Section 16(a) of the Securities and Exchange Act requires the company's executive officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and to furnish the company with copies of all Section 16(a) forms they file.
Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the company believes that all filing requirements applicable to its executive officers and directors were met during fiscal 2007.
Code of Ethics and Business Conduct
The company has adopted a Code of Ethics and Business Conduct applicable to all employees, officers and directors of the company and its subsidiaries.   A copy of the Code of Ethics and Business Conduct will be furnished without charge to stockholders of record upon written request to Greater Atlantic Financial Corp., Mr. Edward C. Allen, Corporate Secretary, 10700 Parkridge Boulevard, Suite P50, Reston, Virginia 20191.
Audit Committee Financial Expert
No current member of the Audit Committee qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.  The company is currently seeking an additional director who will qualify as an “audit committee financial expert,” but has not found a qualified candidate who is willing to serve in that capacity.
ITEM 11.  EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the cash compensation paid by the company for services rendered in all capacities during the fiscal year ended September 30, 2007, to the Chief Executive Officer, and for each of the other executive officers of the company who received salary and bonus in excess of $100,000 (collectively, the "Named Executive Officers").

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqual-ified Deferred Compen-sation Earnings ($)	All Other Compensation ($)	Total ($)
Carroll E. Amos	2007	$182,000	$-	$-	$-	$-	$-	$182,000
President and Chief								-
Executive Officer								-

Edward C. Allen	2007	$121,320	$-	$-	$-	$-	$-	$121,320
Senior Vice President, Chief Operating								-
Officer and Secretary								-

David E. Ritter	2007	$114,000	$-	$-	$-	$-	$-	$114,000
Senior Vice President and								-
Chief Financial Officer

D-1-53

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning option awards held by the named executive officers that were outstanding as of September 30, 2007.  There were no other equity awards held by the named executive officers at September 30, 2007.  All of the option awards set forth in the table below were immediately exercisable by the recipient upon grant.
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Carroll E. Amos	16,667	-	$7.50	10/01/07
President and Chief	16,667	-	8.37	10/29/08
Executive Officer	3,000	-	6.00	12/01/09
	8,666	-	4.00	12/14/10
	20,000	-	9.00	01/01/12
	10,000	-	8.50	10/20/13

Edward C. Allen	2,000	-	$6.00	12/01/09
Senior Vice President, Chief Operating	9,000	-	4.00	12/14/10
Officer and Secretary	4,000	-	7.00	01/01/12
	3,000	-	8.50	10/20/13

David E. Ritter	3,000	-	$6.00	12/01/09
Senior Vice President and	8,000	-	4.00	12/14/10
Chief Financial Officer	4,000	-	7.00	01/01/12
	3,000	-	8.50	10/20/13

Employment Agreement.  The company has entered into an employment agreement with Mr. Carroll E. Amos. The employment agreement is intended to ensure that the bank and the company will be able to maintain a stable and competent management base.  The continued success of the bank and the company depends to a significant degree on the skills and competence of its executive officers, particularly the Chief Executive Officer.
The employment agreement provides for a three-year term for Mr. Amos and provides that commencing on the first anniversary date and continuing each anniversary date thereafter the board of directors will conduct a performance appraisal of Mr. Amos and may extend the employment agreement for an additional year so that the remaining term shall be three years, unless the board of directors determines that there is no basis upon which to extend the employment agreement, it will be extended for an additional year.  The employment agreement provides that Mr. Amos’s base salary will be reviewed annually.  The base salary provided for in the employment agreement for Mr. Amos was increased to $165,400 at the fourth anniversary date and to $182,000 on January 1, 2003.  In addition to the base salary, the employment agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated executive personnel.

D-1-54

The employment agreement provides for termination by the bank for cause (as defined in the employment agreement) at any time.  In he event the bank chooses to terminate Mr. Amos’s employment for reasons other than for cause or, in the event of Mr. Amos’s resignation from the bank upon:  (i) the failure to re-elect Mr. Amos to his current office; (ii) a material change in Mr. Amos’s functions, duties or responsibilities; (iii) a relocation of Mr. Amos’s principal place of employment by more than 30 miles, or a material reduction in the benefits and perquisites to Mr. Amos from those being provided as of the effective date of the employment agreement ; (iv) liquidation or dissolution of the bank or the company; or (v) a breach of the employment agreement by the bank, Mr. Amos or, in the event of death, Mr. Amos's beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining base salary and bonus payments that would have been paid to Mr. Amos during the remaining term of the employment agreement or (ii) thirty-six (36) times the highest monthly base salary received by Mr. Amos during the term of the employment agreement.  The bank would also continue and pay for Mr. Amos's life, health and disability coverage for the remaining term of the employment agreement.  Upon any termination of Mr. Amos’s employment for any reason other than a change in control, Mr. Amos is subject to a covenant not to compete with the bank for one year.
Under the employment agreement, if involuntary termination or voluntary termination follows a change in control of the bank or the company, Mr. Amos or, in the event of his death, his beneficiary, would receive a severance payment equal to the greater of:  (i) the payments due for the remaining term of the employment agreement; or (ii) two times the average of the three preceding taxable years’ annual compensation.  The bank would also continue Mr. Amos’s life, health, and disability coverage for thirty-six months.  In the event of a change in control of the bank, the total amount of payment due under the employment agreement, based solely on the base salary paid to Mr. Amos, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $364,000.
All reasonable costs and legal fees paid or incurred by Mr. Amos pursuant to any dispute or question of interpretation relating to the employment agreement is to be paid by the bank, if he is successful on the merits pursuant to a legal judgment, arbitration or settlement.  The employment agreement also provides that the bank will indemnify Mr. Amos to the fullest extent allowable under federal law.

Directors' Compensation
Fees.  Since the formation of the company, the executive officers, directors and other personnel have been compensated for services by the bank and have not received additional remuneration from the company.  Beginning on October 1, 1998, the Chairman was made a salaried officer of the bank and the company and in those capacities received compensation at the rate of $3,000 per month.  Since January 1, 2003, each outside directors of the bank has received $750 for each Board meeting and $350 for each committee meeting attended.

D-1-55

 ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Persons and groups owning in excess of five percent of the company's Common Stock are required to file certain reports regarding such ownership with the company and with the Securities and Exchange Commission ("SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act").
The following table sets forth information regarding persons known to be beneficial owners of more than five percent of the company's outstanding Common Stock as of December 21, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Charles W. Calomiris 251 Fox Meadow Road Scarsdale, New York 10583	176,807 shares(1)(2)	5.85%
Common Stock	Robert I. Schattner, DDS 121 Congressional Lane Rockville, MD 20852	432,328 shares(1)(3)	14.30%
Common Stock	The Ochsman Children Trust 1650 Tysons Boulevard McLean, VA 22102	238,597 shares(1)(4)	7.89%
Common Stock	George W. Calomiris 4848 Upton Street, N.W. Washington, DC 20016	199,715 shares(5)	6.40%
Common Stock	Jenifer Calomiris 4919 Upton Street, N.W. Washington, D.C. 20016	190,438 shares(6)	6.12%
Common Stock	Katherine Calomiris Tompros 5100 Van Ness Street, N.W. Washington, D.C. 20016	190,638 shares(7)	6.12%
_________________
(1)
Does not include warrants exercisable at September 30, 2007 to purchase 9,166, 20,000 and 13,334 shares held, respectively, by Charles W. Calomiris, Dr. Schattner, and The Ochsman Children Trust under the Greater Atlantic Financial Corp. 1997 Stock Option Plan, or shares of preferred securities presently convertible into 114,841, 330,099 and 69,545 shares of common stock held, respectively, by Charles W. Calomiris Dr. Schattner and the Ochsman Children Trust.

(2)	The information furnished is derived from a Schedule 13D filed by Charles W. Calomiris on July 25, 2003, and a Form 4 filed on July 24, 2003.
(3)	The information furnished is derived from a Schedule 13D and a Form 4 filed by Robert I Schattner filed on September 6, 2005.
 (4)       The information furnished is derived from a Schedule 13D filed by The Ochsman Children Trust on April 9, 2002.
(5)
Includes warrants exercisable at September 30, 2007 to purchase 9,167 shares and shares of preferred securities presently convertible into 85,754 shares of common stock held by George W. Calomiris.  The information furnished is derived from a Schedule 13D filed by George Calomiris on December 7, 2004.

(6)
Includes warrants exercisable at September 30, 2007 to purchase 9,167 shares and shares of preferred securities presently convertible into 79,747 shares of common stock held by Jenifer Calomiris.  The information furnished is derived from a Schedule 13D filed by Jenifer Calomiris on March 21, 2003.

(7)
Includes warrants exercisable at September 30, 2007 to purchase 9,167 shares and shares of preferred securities presently convertible into 79,747 shares of common stock held by Katherine Calomiris Tompros.  The information furnished is derived from a Schedule 13D filed by Katherine Calomiris Tompros on March 21, 2003.

D-1-56

Information with Respect to Directors and Executive Officers
The following table sets forth, as of December 21, 2007, the names of the directors, and executive officers of the company as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the company and the year in which his term as director of the company expires.  This table also sets forth the amount of Common Stock and the percent thereof beneficially owned as of the December 21, 2007 by each director and all directors and executive officers as a group as of the December 21, 2007.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since (1)	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)	Ownership as a Percent of Class

Charles W. Calomiris, Chairman of the Board of the Company, is the Henry Kaufman Professor of Finance and Economics at the Columbia University Graduate School of Business.	50	2001	2008	176,807(2)(3)	5.85%
Carroll E. Amos, President and Chief Executive Officer of the company, is a private investor who until 1996 served as President and Chief Executive Officer of 1st Washington Bancorp and Washington Federal Savings Bank.	60	1997	2008	44,060(4)	1.46%
James B. Vito is Managing General Partner, James Properties, engaged in the sale and management of property.	82	1998	2008	79,042(2)	2.61%

Jeffrey W. Ochsman is an attorney and partner of the law firm of Friedlander, Misler, Sloan, Kletzkin & Ochsman, PLLC.	55	1999	2009	500	*
Sidney M. Bresler is a Director, Chief Executive Officer and Chief Operating Officer of Bresler & Reiner, Inc. engaged in residential land development and construction and rental property ownership and management.	53	2003	2010	500	*

D-1-57

Name and Principal Occupation at Present and for Past Five Years	Age	Shares of Common Stock Beneficially Owned(1)	Ownership as A Percent of Class
Executive Officers Who Are Not Directors
Edward C. Allen joined the bank as Chief Financial Officer and became Chief Operating Officer in 1997.	59	550(4)	*
David E. Ritter joined the bank and the company as a Senior Vice President and Chief Financial Officer in 1998.	57	300(4)	*

All directors and executive officers as a group (seven persons)(3)		301,759	9.98%
(1)	Each person effectively exercises sole voting or dispositive power as to shares reported.
(2)
Does not include warrants exercisable at September 30, 2007 to purchase 9,166 and 2,000 shares, respectively, held by Messrs. Calomiris and Vito under the Greater Atlantic Financial Corp. 1997 Stock Option Plan, or shares of preferred securities presently convertible into 114,841, 34,970, and 6,431 shares of common stock held, respectively, by Messrs. Calomiris, Vito, and Amos.

(3)	Includes 128,727 shares held directly, 10,000 shares held by his spouse and 38,080 shares held as custodian for minor children.
(4)
Does not include presently exercisable options to purchase 75,000 shares granted to Mr. Amos or 18,000 granted to Mr. Allen and Mr. Ritter under the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan.

*	Does not exceed 1.0% of the company's Common Stock.
The following table summarizes share and exercise price information about the company’s equity compensation plans as of September 30, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1997 Stock Option and Warrant Plan	333,516	$6.93	91,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	333,516	$6.93	91,000

D-1-58

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.
The bank currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public.  The bank's policy provides that all loans made by the bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features.  As of September 30, 2007, one of the bank's directors had loans with the bank which had outstanding balances totaling $73,000.  Such loans were made by the bank in the ordinary course of business, with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.
The company’s policy is that all transactions between the company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the company not having any interest in the transaction.
ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees
BDO Seidman, LLP billed the company aggregate fees of $106,703 and $225,076 for professional services rendered for the audit of the company's annual consolidated financial statements and for the reviews of the condensed consolidated financial statements included in the company's Forms 10-Q for the fiscal year ended September 30, 2007 and 2006, respectively.  Before the company or any subsidiary engages an accountant, the company’s audit committee approves the engagement.
Audit-Related Fees
BDO Seidman, LLP did not provide any such services to the company for the fiscal year ended September 30, 2007 or 2006.
Tax Fees
BDO Seidman billed the company $30,358 and $35,600 for tax services for the fiscal year ended September 30, 2007 and 2006, respectively.  Tax fees represented 22.15% of the fees paid to BDO Seidman, LLP in fiscal year 2007 and 13.66% in fiscal year 2006.

PART IV
ITEM 15.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)              1.  Financial Statements
  See Index to Consolidated Financial Statements on page 61
2.	Financial Statement Schedules
All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.
(b)             Exhibits

  23.1  Consent of BDO Seidman, LLP
31.1 Certification of Chief Executive Officer
31.2 Certification of Chief Financial Officer
  32.1  Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350
  32.2  Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350

D-1-59

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                                                    GREATER ATLANTIC FINANCIAL CORP.
                                                             By: /s/ Carroll E. Amos
                                     Carroll E. Amos
                                   Chief Executive Officer, President and Director
                                                             Dated: December 28, 2007

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons of the registrant and in the capacities and on the dates indicated.
Name	Title	Date
/s/ Charles W. Calomiris Charles W. Calomiris	Chairman of the Board	December 28, 2007
/s/ Carroll E. Amos Carroll E. Amos	Chief Executive Officer, And President and Director	December 28, 2007
/s/ Sidney M. Bresler Sidney M. Bresler	Director	December 28, 2007
/s/ Jeffrey W. Ochsman Jeffrey W. Ochsman	Director	December 28, 2007
/s/ James B. Vito James B. Vito	Director	December 28, 2007
/s/ David E. Ritter David E. Ritter	Senior Vice President and Chief Financial Officer	December 28, 2007

D-1-60

Consolidated Financial Statements of
Greater Atlantic Financial Corp.

D-1-61

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Greater Atlantic Financial Corp.
Reston, Virginia

We have audited the accompanying consolidated statements of financial condition of Greater Atlantic Financial Corp. and Subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Atlantic Financial Corp. and Subsidiaries at September 30, 2007 and 2006 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
Richmond, Virginia
December 17, 2007

D-1-62

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	September 30,
	2007	2006

(Dollars in Thousands)
Assets
Cash and cash equivalents	$3,146	$2,516
Interest bearing deposits	4,486	17,288
Investment securities
Available-for-sale	48,910	75,461
Held-to-maturity	3,053	4,696
Loans receivable, net	176,108	193,307
Accrued interest and dividends receivable	1,675	2,073
Deferred income taxes	2,096	1,928
Federal Home Loan Bank stock, at cost	1,731	2,388
Premises and equipment, net	2,285	2,764
Goodwill	956	956
Prepaid expenses and other assets	1,548	1,842
Total Assets	$245,994	$305,219
Liabilities and stockholders’ equity
Liabilities
Deposits	$197,991	$230,174
Advance payments from borrowers for taxes and insurance	229	270
Accrued expenses and other liabilities	1,601	1,963
Income taxes payable	36	-
Advances from the FHLB and other borrowings	27,192	54,574
Junior subordinated debt securities	9,374	9,388
Total liabilities	236,423	296,369

Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,024,220 and 3,020,934 shares outstanding	30	30
Additional paid-in capital	25,273	25,228
Accumulated deficit	(14,408)	(15,359)
Accumulated other comprehensive loss	(1,324)	(1,049)
Total stockholders’ equity	9,571	8,850
Total liabilities and stockholders’ equity	$245,994	$305,219
See accompanying notes to consolidated financial statements.

D-1-63

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Operations

	Year Ended September 30,
	2007	2006	2005
(Dollars in Thousands, Except Per Share Data)
Interest income
Loans	$14,173	$13,866	$12,430
Investments	4,248	4,928	4,528
Total interest income	18,421	18,794	16,958
Interest expense
Deposits	9,331	7,709	6,337
Borrowed money	2,662	3,874	3,676
Total interest expense	11,993	11,583	10,013
Net interest income	6,428	7,211	6,945
Provision for loan losses	685	126	219
Net interest income after provision for loan losses	5,743	7,085	6,726
Noninterest income
Fees and service charges	613	610	734
Gain (loss) on sale of loans	-	-	53
Gain (loss)on sale of investment securities	-	-	539
Gain (loss) on derivatives	(21)	212	303
Gain on sale of real estate owned	-	65	-
Gain on branch sales	4,255	-	945
Other operating income	23	30	66
Total noninterest income	4,870	917	2,640
Noninterest expense
Compensation and employee benefits	4,446	4,718	4,213
Occupancy	1,394	1,337	1,337
Professional services	1,128	1,227	969
Advertising	130	628	301
Deposit insurance premium	69	101	100
Furniture, fixtures and equipment	516	554	641
Data processing	877	919	1,054
Other operating expenses	1,066	1,601	1,274
Total noninterest expense	9,626	11,085	9,889
Income (loss) from continuing operations before income taxes	987	(3,083)	(523)
Provision for income taxes	36	-	-
Income (loss) from continuing operations	951	(3,083)	(523)
Discontinued operations:
Income (loss) from operations	-	(2,488)	(1,107)
Net income (loss)	$951	$(5,571)	$(1,630)
Earnings (loss) per common share
Basic:
Continuing operations basic	$0.31	$(1.02)	$(0.17)
Discontinued operations basic	-	(0.82)	(0.37)
	$0.31	$(1.84)	$(0.54)
Diluted:
Continuing operations basic	$0.31	$(1.02)	$(0.17)
Discontinued operations basic	-	(0.82)	(0.37)
	$0.31	$(1.84)	$(0.54)
Weighted average common shares outstanding
Basic	3,023,407	3,020,934	3,015,509
Diluted	4,395,008	3,020,934	3,015,509

See accompanying notes to consolidated financial statements.

D-1-64

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Net income (loss)	$951	$(5,571)	$(1,630)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) income on securities	(275)	46	(16)
Other comprehensive (loss) income	(275)	46	(16)
Comprehensive (loss) income	$676	$(5,525)	$(1,646)

See accompanying notes to consolidated financial statements.

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)
Balance at September 30, 2004	$-	$30	$25,152	$(8,158)	$(1,079)	$15,945

Options exercised	-	-	76	-	-	76

Other comprehensive loss	-	-	-	-	(16)	(16)

Net loss for the year	-	-	-	(1,630)	-	(1,630)

Balance at September 30, 2005	-	30	25,228	(9,788)	(1,095)	14,375

Other comprehensive income	-	-	-	-	46	46

Net loss for the year	-	-	-	(5,571)	-	(5,571)
Balance at September 30, 2006	-	30	25,228	(15,359)	(1,049)	8,850

Conversion of trust preferred securities	-	-	45	-	-	45

Other comprehensive loss	-	-	-	-	(275)	(275)

Net income for the year	-	-	-	951	-	951

Balance at September 30, 2007	$-	$30	$25,273	$(14,408)	$(1,324)	$9,571

See accompanying notes to consolidated financial statements

D-1-65

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Cash flow from operating activities
Net income (loss)	$951	$(5,571)	$(1,630)
Adjustments to reconcile net income (loss) to net cash
Provided (used) by operating activities
Provision for loan losses	685	126	219
Amortization of deferred loan acquisition costs, net	38	(50)	(27)
Depreciation and amortization	445	658	930
Gain on branch sale	(4,255)	-	(945)
(Gain) loss on disposal of fixed assets	-	(26)	91
Option compensation	-	-	42
Realized gain on sale of mortgaged-backed securities	-	-	(539)
Loss (gain) on derivatives	21	(212)	(303)
Amortization of other investment securities premiums	862	753	853
Amortization of mortgage-backed security premiums	397	662	937
Amortization of deferred fees	(325)	(496)	(635)
Discount accretion net of premium amortization	287	(277)	(361)
Amortization of convertible preferred stock costs	9	9	9
Conversion of Trust Preferred Securities	(23)	-	-
(Gain) loss on sale of foreclosed real estate	-	(65)	-
Gain on sale of loans held for sale	-	(1,522)	(4,720)
(Increase) decrease in assets
Disbursements for origination of loans	-	(91,477)	(276,038)
Proceeds from sales of loans	-	102,518	276,770
Accrued interest and dividend receivable	399	(327)	193
Prepaid expenses and other assets	177	1,156	360
Deferred loan fees collected, net of deferred costs incurred	435	431	172
Increase (decrease) in liabilities
Accrued expenses and other liabilities	(265)	649	(451)
Income taxes payable	36	-	-
Net cash provided by (used in) operating activities	$(126)	$6,939	$(5,073)

(Continued)

D-1-66

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows – (Continued)

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Cash flow from investing activities
Net decrease (increase) in loans	$16,079	$1,879	$51,867
Disposal (purchases) of premises and equipment	34	792	2,055
Proceeds from sales of foreclosed real estate	-	297	-
Purchases of investment securities	-	(7,707)	(21,684)
Proceeds from repayments of investment securities	11,528	17,105	21,841
Purchases of mortgage-backed securities	-	-	(24,224)
Proceeds from sale of mortgage-backed securities	-	-	21,921
Proceeds from repayments of mortgage-backed securities	14,963	25,198	37,548
Purchases of FHLB stock	(742)	(3,015)	(5,169)
Proceeds from sale of FHLB stock	1,399	3,130	6,751
Net cash provided by investing activities	43,261	37,679	90,906
Cash flow from financing activities
Net (decrease) increase in deposits	(27,928)	(7,620)	(50,217)
Net (repayments) advances from FHLB	(11,000)	(2,000)	(13,200)
Net borrowings (repayments) on reverse repurchase agreements and other borrowings	(16,383)	(19,905)	(26,386)
Increase (decrease) in advance payments by borrowers for taxes and insurance	(41)	2	(37)
Conversion of trust preferred securities	45	-	-
Exercise of stock options	-	-	34
Net cash (used in) financing activities	(55,307)	(29,523)	(89,806)
Increase (decrease) in cash and cash equivalents	(12,172)	15,095	(3,973)
Cash and cash equivalents, at beginning of year	19,804	4,709	8,682
Cash and cash equivalents, at end of year	$7,632	$19,804	$4,709

See accompanying notes to consolidated financial statements.

D-1-67

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies
Nature of Operations
Greater Atlantic Financial Corp. (“GAFC” or the “Company”) is a bank holding company whose principal activity is the ownership and management of Greater Atlantic Bank (“GAB” or the “Bank”). The Bank originates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Virginia, Washington, D.C. and Maryland.  The Bank operates under a federal bank charter and provides full banking services.
Proposed Acquisition
As previously reported in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc., entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit Financial Group, Inc.
Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, effective December 6, 2007, the company and Summit amended their agreement to implement the parties' agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

Under the agreement to sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard, Bay-Vanguard paid the bank an 8.5% premium on the balance of deposits assumed at closing.  At August 24, 2007, the closing date of that transaction, the deposits at our Pasadena branch office on which the deposit premium would apply totaled approximately $51.5 million with the bank recognizing a gain of $4.3 million.  Bay-Vanguard also purchased the branch office’s fixed assets, but did not acquire any loans as part of the transaction.
Principles of Consolidation
The consolidated financial statements include the accounts of GAFC and its wholly owned subsidiaries, the bank and Greater Atlantic Capital Trust I.  All significant intercompany accounts and transactions have been eliminated in consolidation.
Risk and Uncertainties
In its normal course of business, the Company encounters two significant types of risk: economic and regulatory.  There are three main components of economic risk: interest rate risk, credit risk and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets.  Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company. The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  Management believes that, as of September 30, 2007 and September 30, 2006, the allowance for loan losses and valuation of real estate are adequate based on information currently available.  A worsening or protracted economic decline would increase the likelihood of losses due to credit and market risks and could create the need for substantial additional loan loss reserves.  See discussion of regulatory matters in Note 12.
Concentration of Credit Risk
The Company's primary business activity is with customers located in Maryland, Virginia and the District of Columbia.  The Company primarily originates residential loans to customers throughout these areas, most of whom are residents local to the Company's business locations.  The Company has a diversified loan portfolio consisting of residential, commercial and consumer loans.  Commercial and consumer loans generally provide for higher interest rates and shorter terms; however, such loans have a higher degree of credit risk.  Management monitors all loans, including, when possible, making inspections of the properties, maintaining current operating statements, and performing net realizable value calculations with allowances for losses established as necessary to properly reflect the value of the properties.  Management believes the current loss allowances are sufficient to cover the credit risk estimated to exist at September 30, 2007.

D-1-68

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Investment Securities
Investment securities, which the Company has the intent and ability to hold to maturity, are carried at amortized cost.  The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method, over the period from the date of purchase to maturity.  When sales do occur, gains and losses are recognized at the time of sale and the determination of cost of securities sold is based upon the specific identification method. Investment securities which the Company intends to hold for indefinite periods of time, use for asset/liability management or that are to be sold in response to changes in interest rates, prepayment risk, the need to increase regulatory capital or other similar factors are classified as available-for-sale and carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.  If a sale does occur, gains and losses are recognized as a component of earnings at the time of the sale.  The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method.
Investment securities that are bought and held principally for the purpose of selling them in the near term would be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.
Loans and Allowance for Loan Losses
Loans receivable are stated at unpaid principal balances, net of unearned discounts resulting from add-on interest, participation or whole-loan interests owned by others, undisbursed loans in process, deferred loan fees, and allowances for loan losses.
Loans are placed on non-accrual status when the principal or interest is past due more than 90 days or when, in management’s opinion, collection of principal and interest is not likely to be made in accordance with a loan’s contractual terms unless the loan principal and interest are determined by management to be fully secured and in the process of collection.
The allowance for loan losses provides for the risk of losses inherent in the lending process.  The allowance for loan losses is based on periodic reviews and analyses of the loan portfolio which include consideration of such factors as the risk rating of individual credits, the size and diversity of the portfolio, economic conditions, prior loss experience and results of periodic credit reviews of the portfolio.  The allowance for loan losses is increased by provisions for loan losses charged against income and reduced by charge-offs, net of recoveries.  In management’s judgment, the allowance for loan losses is considered adequate to absorb losses inherent in the loan portfolio at September 30, 2007.
The Company considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the Company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, the Company uses the fair value of the collateral, less estimated costs to sell on a discounted basis, to measure impairment.
Mortgage loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate.  Net unrealized losses are recognized in a valuation allowance by charges to income.
Derivative Financial Instruments
The Company uses derivative financial instruments to mitigate market risk from changes in interest rates.  Our derivative financial instruments are contracted in the over-the-counter market and currently includes interest rate caps.   Derivative financial instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which requires that all derivative instruments be recorded on the balance sheet at fair value.  Changes in the fair value of derivatives are recorded each period either in current results of operations or other comprehensive income (loss). For a derivative designated as part of a hedge transaction, where it is recorded is dependent on whether it is a fair value hedge or a cash flow hedge.  For a derivative designated as a fair value hedge, the gain or loss of the derivative in the period of change and the offsetting loss or gain of the hedged item attributed to the hedged risk are recognized in results of operations. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (loss) and subsequently reclassified into results of operations when the hedged exposure affects results of operations. The ineffective portion of the gain or loss of a cash flow hedge is recognized currently in results of operations. For a derivative not designated as a hedging instrument, the gain or loss is recognized currently in results of operations.  The Company’s derivatives do not meet hedge accounting requirements under SFAS 133, and, therefore, the Company carries the derivatives at their fair value on the balance sheet, recognizing changes in their fair value in current-period earnings.

D-1-69

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Mortgage Loan Income, Discounts and Premiums
Interest income on loans is recorded on the accrual method.  Discounts and premiums relating to mortgage loans purchased are deferred and amortized against or accreted into income over the estimated lives of the loans using the level yield (interest) method.  Accrual of interest is discontinued and an allowance for uncollected interest is established and charged to interest income for the full amount of accrued interest receivable on loans, which are delinquent for a period of 90 days or more.
Loan Origination and Commitment Fees
Loan origination and commitment fees and certain incremental direct loan origination costs are being deferred with the net amount being amortized as an adjustment of the related loan's yield.  The Company is amortizing those amounts over the contractual life of the related loans as adjusted for anticipated prepayments using current and past payment trends.
Mortgage Loan Sales and Servicing
The Company sells loans and participation interests in loans on which it retains servicing.
When servicing is retained on a loan that is sold, the Company recognizes a gain or loss based on the present value of the difference between the average constant rate of interest it receives, adjusted for a normal servicing fee, and the yield it must pay to the purchaser of the loan over the estimated remaining life of the loan.  Any resulting net premium is deferred and amortized over the estimated life of the loan using a method approximating the level yield (interest) method.  There were no loans sold with servicing rights retained during the years ended September 30, 2007 and September 30, 2006.  The Company also sells participation interests in loans that it services.
Premises and Equipment
Premises and equipment are recorded at cost.  Depreciation is computed on the straight-line method over useful lives ranging from five to ten years.  Leasehold improvements are capitalized and amortized using the straight-line method over the life of the related lease.
Foreclosed Real Estate
Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs.  Subsequent to the date of foreclosure, valuation adjustments are made, if required, to the lower of cost or fair value less estimated selling costs.  Costs related to holding the real estate, net of related income, are reflected in operations when incurred.  Recognition of gains on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale.
Guaranteed Convertible Preferred Securities
On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Mandatorily Redeemable Securities” (“SFAS 150”).  SFAS 150 requires that the Company classify redeemable securities with a mandatory redemption date as liabilities in its balance sheet and classify distributions related to such securities as interest expense.  Also, SFAS 150 requires that the redeemable securities be reflected at fair market value when reclassified as a liability.  Accordingly, the guaranteed convertible preferred securities are presented as a liability in the Statements of Financial Condition.  The Company has consistently accounted for distributions related to these securities as interest expense, and since the Company sold the securities in a public offering, there was no fair market value adjustment necessary.

D-1-70

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Income Taxes
Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  The net deferred tax asset is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized (See Note 10).
Cash and Cash Equivalents
The Company considers cash and interest bearing deposits in other banks as cash and cash equivalents for purposes of preparing the statement of cash flows.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.
Comprehensive Income
Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”), establishes standards for the reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.  Presently, the Company’s comprehensive income and loss is from unrealized gains and losses on certain investment securities.
Stock-Based Compensation
The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”), to measure compensation cost for stock options effective after October 1, 2005.  Prior to its adoption, the Company accounted for its options under APB 25 “Accounting for Stock Issued to Employees” with pro forma disclosed.  There were no stock options granted in 2007; however, as allowable under SFAS 123R, the Company used the Black-Scholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using these assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  In 2005 the Company used the following assumptions: risk-free interest rate of 4.23%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 47%.  Using these assumptions, the fair value of stock options granted during fiscal 2005 was $3.70.  There were 12,000 options granted during fiscal 2006 with an estimated fair value of $22,000.  If the Company had elected to recognize compensation cost based on the value at the grant dates with the method prescribed by SFAS 123, net income (loss) and earnings (loss) per share for 2005 would have been changed to the pro forma amounts indicated in the following table:

D-1-71

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Year Ended September 30,
2005
(In Thousands, Except Per Share Data)
Net (loss) income as reported	$(1,630)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(239)
Pro Forma net income (loss)	$(1,869)
Basic income (loss) per common share:
As reported	$(0.54)
Pro Forma	(0.62)
Diluted income (loss) per common share:
As reported	$(0.54)
Pro Forma	(0.62)

Reclassifications
Certain immaterial reclassifications related to interest expense and derivative gains have been made to prior periods to place them on a basis comparable with the current period presentation.  These reclassifications have no effect on the results of operations previously reported.
2.  Discontinued operations
On March 29, 2006, we began the process of discontinuing the operations of the Bank’s subsidiary, Greater Atlantic Mortgage Corporation.  It was determined that, because it was unprofitable, this business no longer fit our strategy.
As a result of the above action, we applied discontinued operations accounting in the financial statements, as we completed the closing of the Greater Atlantic Mortgage Corporation business.  The table below summarizes Greater Atlantic Mortgage Corporation results which were treated as discontinued operations for the periods indicated.
	Year Ended September 30,
	2006	2005
(Dollars in Thousands, Except Per Share Data
Interest income	$280	$478
Interest expense	256	347
Net interest income	24	131
Noninterest income	2,149	5,072
Noninterest expense	4,661	6,310
Provision for income taxes	-	-
Net income (loss)	$(2,488)	$(1,107)
Earnings per share – basic	$(0.82)	$(0.37)
Earnings per share – diluted	(0.82)	(0.37)

D-1-72

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

3. Investments
Available-for-Sale, September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$19,395	$-	$641	$18,754
CMOs	7,191	32	136	7,087
Corporate debt securities	7,300	-	552	6,748
	33,886	32	1,329	32,589
Mortgage-backed securities
FNMA notes	8,357	-	216	8,141
GNMA notes	5,382	-	122	5,260
FHLMC notes	2,961	-	41	2,920
	16,700	-	379	16,321
	$50,586	$32	$1,708	$48,910

Held-to-Maturity, September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$2,846	$-	$104	$2,742
Corporate debt securities	-	-	-	-
	2,846	-	104	2,742
Mortgage-backed securities
FNMA notes	104	-	2	102
FHLMC notes	103	-	2	101
	207	-	4	203
	$3,053	$-	$108	$2,945

D-1-73

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Available-for-sale, September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$27,629	$106	$536	$27,199
CMOs	9,735	48	28	9,755
Corporate debt securities	7,280	36	174	7,142
	44,644	190	738	44,096
Mortgage-backed securities
FNMA notes	18,350	-	364	17,986
GNMA notes	8,133	-	217	7,916
FHLMC notes	5,549	-	86	5,463
	32,032	-	667	31,365
	$76,676	$190	$1,405	$75,461
Held-to-maturity, September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$4,461	$-	$231	$4,230
Corporate notes	-	-	-	-
	4,461	-	231	4,230
Mortgage-backed securities
FNMA notes	107	-	2	105
FHLMC notes	128	-	3	125
	235	-	5	230
	$4,696	$-	$236	$4,460

The weighted average interest rate on investments was 5.47% and 5.03% for the years ended September 30, 2007 and 2006, respectively.
Trading Activities
There were no net gains (losses) on trading activities included in earnings for the years ended September 30, 2007, 2006 and 2005.

D-1-74

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Proceeds from the sale of available for sale securities were zero, zero and $21.9 million for the years ended September 30, 2007, 2006 and 2005, respectively.  Gross realized gains were zero, zero and $539,000 for the years ended September 30, 2007, 2006 and 2005, respectively.
As of September 30, 2007, the Bank held investments in available for sale securities with unrealized holding losses totaling $1.7 million, consisting of the following:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
Corporate debt securities	$2,048	$149	$4,700	$403	$6,748	$552
CMOs	4,124	108	1,934	28	6,058	136
U.S. Government securities
SBA	3,196	38	15,558	603	18,754	641
GNMA	-	-	5,260	122	5,260	122
U.S. Government agency securities:
FHLMC MBS’s	-	-	2,920	41	2,920	41
FNMA MBS’s	-	-	8,141	216	8,141	216
Total	$9,368	$295	$38,513	$1,413	$47,881	$1,708

As of September 30, 2007, the Bank held investments in held-to-maturity with unrealized holding losses totaling $108,000, consisting of the following:
	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
U.S. Government securities
SBA	$-	$-	$2,742	$104	$2,742	$104
U.S. Government agency securities:
FHLMC MBS’s	-	-	101	2	101	2
FNMA MBS’s	-	-	102	2	102	2
Total	$-	$-	$2,945	$108	$2,945	$108

D-1-75

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Such unrealized holding losses are the result of an increase in market interest rates during fiscal 2007 and are not the result of credit or principal risk.  Based on the nature of the investments and other considerations discussed above, management concluded that such unrealized losses were not other than temporary as of September 30, 2007
The amortized cost and estimated fair value of securities at September 30, 2007 and 2006, by contractual maturity, are as follows:
	September 30, 2007		September 30, 2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(In Thousands)
Available-for-sale:
One year or less	$-	$-	$49	$33
After one year through five years	-	-	-	-
After five years through ten years	3,499	3,245	3,891	3,753
After ten years	30,387	29,344	40,704	40,310
Mortgage-backed securities	16,700	16,321	32,032	31,365
	50,586	48,910	76,676	75,461
Held-to-maturity:
One year or less	-	-	-	-
After one year through five years	-	-	110	94
After five years through ten years	380	366	553	534
After ten years	2,466	2,376	3,798	3,602
Mortgage-backed securities	207	203	235	230
	3,053	2,945	4,696	4,460
Total investment securities	$53,639	$51,855	$81,372	$79,921

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  All investment securities currently considered liquid.

D-1-76

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

4.	Loans Receivable
Loans receivable consists of the following:
	September 30,
	2007	2006
(In Thousands)
Mortgage loans:
Single-family	$37,972	$43,473
Multi-family	3,983	813
Construction	9,939	14,245
Commercial real estate	34,984	28,403
Land loans	8,097	13,829
Total mortgage loans	94,975	100,763
Commercial loans	34,844	39,794
Consumer loans	52,656	61,414
Total loans	182,475	201,971
Less:
Due borrowers on loans-in process	(4,947)	(8,517)
Deferred loan fees origination costs	832	944
Allowance for loan losses	(2,305)	(1,330)
Unearned (discounts) premium	53	239
	$176,108	$193,307

The activity in allowance for loan losses is summarized as follows:
	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Balance, beginning	$1,330	$1,212	$1,600
Provision for loan losses	685	126	219
Charge-offs	(353)	(80)	(625)
Recoveries	643	72	18
Balance, ending	$2,305	$1,330	$1,212

The amount of loans serviced for others totaled $32.0 million and $34.4 million as of September 30, 2007 and September 30, 2006, respectively.
The allowance for uncollected interest, established for mortgage loans which are delinquent for a period of 90 days or more, amounted to $110,000, $204,000 and $134,000 as of September 30, 2007, 2006 and 2005, respectively.  This is the entire amount of interest income that would have been recorded in these periods under the contractual terms of such loans.  Principal balances of non-performing loans related to reserves for uncollected interest totaled $1.3 million, $274,000 and $1.6 million as of September 30, 2007, 2006, and September 30, 2005, respectively.

D-1-77

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

5.    Accrued Interest and Dividends Receivable
Accrued interest and dividends receivable consist of the following:
	September 30,
	2007	2006
(In Thousands)
Investments	$491	$751
Loans receivable	1,159	1,282
Accrued dividends on FHLB stock	25	40
	$1,675	$2,073

6.    Premises and Equipment
Premises and equipment consists of the following:
	September 30,
	2007	2006
(In Thousands)
Furniture, fixtures and equipment	$2,283	$2,621
Leasehold improvements	2,804	2,835
Land	377	377
	5,464	5,833
Less: Allowances for depreciation and amortization	3,179	3,069
	$2,285	$2,764

7.     Foreclosed Real Estate
There was no activity in the allowance for losses on foreclosed real estate in fiscal 2007, 2006 or 2005.

D-1-78

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

8.    Deposits
Deposits are summarized as follows:
September 30, 2007
	Amount	Ranges of Contractual Interest Rates	% of Total
(In Thousands)
Savings accounts	$2,468	0.00 – 1.09%	1.3%
NOW/money market accounts	60,625	0.00 – 4.40%	30.6
Certificates of deposit	125,717	0.94 – 9.00%	63.5
Non-interest bearing demand deposits	9,181	0.00%	4.6
	$197,991		100.0%

September 30, 2006
	Amount	Ranges of Contractual Interest Rates	% of Total
(In Thousands)
Savings accounts	$3,679	0.00 – 1.09%	1.6%
NOW/money market accounts	73,334	0.00 – 4.40%	31.9
Certificates of deposit	127,939	0.94 – 9.00%	55.6
Non-interest bearing demand deposits	25,222	0.00%	10.9
	$230,174		100.0%

D-1-79

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Certificates of deposit as of September 30, 2007 mature as follows:
Year ending September 30,	Amount
(In Thousands) Thousands
2008	$107,736
2009	12,079
2010	3,019
2011	985
2012 and after	1,898
$125,717

Interest expense on deposit accounts consists of the following:
	Year Ended September 30,
	2007	2006	2005
(In Thousands)
NOW/money market accounts	$2,791	$2,430	$1,197
Savings accounts	27	48	94
Certificates of deposit	6,513	5,231	5,046
	$9,331	$7,709	$6,337

Deposits, including certificates of deposit, with balances in excess of $100,000 totaled $68.0 million and $85.2 million at September 30, 2007, and September 30, 2006, respectively.

D-1-80

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

9.  Advances from Federal Home Loan Bank and Other Borrowings
The Bank has $43.3 million credit availability as of September 30, 2007 from the Federal Home Loan Bank of Atlanta (FHLB).  Any advances in excess of $10 million are required to be collateralized with eligible securities.  The credit availability is at the discretion of the FHLB.
The following table sets forth information regarding the Bank’s borrowed funds:
	At or For the Year Ended September 30,
	2007	2006	2005
(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$33,064	$44,894	$44,422
Maximum amount outstanding at any month-end during the period	39,000	51,000	49,200
Balance outstanding at end of period	25,000	36,000	38,000
Weighted average interest rate during the period	5.46%	5.05%	4.47%
Weighted average interest rate at end of period	5.92%	5.28%	4.85%

Reverse repurchase agreements:
Average balance outstanding	15,264	31,624	51,388
Maximum amount outstanding at any month-end during the period	10,857	35,641	62,846
Balance outstanding at end of period	2,192	18,574	38,479
Weighted average interest rate during the period	5.61%	4.21%	4.33%
Weighted average interest rate at end of period	2.52%	4.65%	3.69%

The Bank has pledged certain investments with carrying values of $24.9 million at September 30, 2007, to collateralize advances from the FHLB.
First mortgage loans in the amount of $18.4 million are also available to be pledged as collateral for the advances at September 30, 2007.
10.  Income Taxes
The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income (loss) as a result of the following differences:

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Federal tax provision (benefit)	$335	$(1,894)	$(554)
State tax provision (benefit)	39	(223)	(65)
Changes in provision resulting from:
Valuation changes	(313)	1,867	613
Other	(25)	250	6
Income tax provision	$36	$-	$-

D-1-81

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Significant components of the Company's deferred tax assets and liabilities are as follows:

	September 30,
	2007	2006
(In Thousands)
Deferred tax assets
Net operating loss carryforwards	$4,398	$5,039
Unrealized (gains) losses on derivatives	141	178
Allowance for loan losses	876	505
Available for sale securities	648	433
Core deposit intangible	-	65
Deferred loan fees	108	125
Other	79	86
Total deferred tax assets	6,250	6,431
Deferred tax liabilities
Tax over book depreciation	410	478
Other	172	140
Total deferred tax liabilities	582	618
Net deferred tax assets	5,668	5,813
Less: Valuation allowance	3,572	3,885
Total	$2,096	$1,928

Management has provided a valuation allowance for net deferred tax assets, due to the timing of the generation of future taxable income.  The Company believes that it will generate future taxable income through earnings and branch sales to assure utilization of a certain portion of the existing net operating losses.
At September 30, 2007, the Company has net operating loss carryforwards for federal income tax purposes of approximately $11.5 million, which expire in the years 2008 to 2026.  As a result of the change in ownership of the bank, approximately $1.5 million of the total net operating loss carryforwards are subject to an annual usage limitation of $114,000.  In addition certain additional limitations will exist should the merger with Summit occur.

D-1-82

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

11.  Commitments and Contingencies
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.  Those financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
In the event of nonperformance by the other party to financial instrument for commitments to extend credit, for standby letters of credit or for written financial guarantees the Company's exposure to credit loss is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
At September 30, 2007, the Company had outstanding commitments to originate loans and undisbursed construction mortgages aggregating approximately $9.5 million.  Fixed rate commitments are at market rates as of the commitment dates and generally expire within 60 days.  In addition, the Company was contingently liable under unused lines of credit for approximately $111.8 million and standby letters of credit for approximately $310,000.
Rental Commitments
The Company has entered into lease agreements for the rental of certain properties expiring on various dates through October 31, 2015.  The future minimum rental commitments as of September 30, 2007, for all non-cancelable lease agreements, are as follows:

Years ending September 30,	Rental Commitments
(In Thousands)
2008	$1,062
2009	1,003
2010	855
2011	344
2012	125
Thereafter	390
Total	$3,779

Net rent expense for the years ended September 30, 2007, 2006 and 2005 was $1.1 million, $1.1 million and $1.0 million, respectively.

D-1-83

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

12.  Regulatory Matters
Generally, annual dividends by the Bank to the Company as its sole shareholder are limited to the amount of current year net income, plus the total net income for the preceding two years, adjusted for any prior year distributions.  Under certain circumstances, regulatory approval would be required before making a capital distribution.  The Bank did not pay any cash dividends during the years ended September 30, 2007, 2006 or 2005.
The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital level: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.  Under FDICIA, a well-capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10%.  At September 30, 2007 the Bank was classified as a well capitalized financial institution and was classified as an adequately capitalized financial institution at September 30, 2006.
As part of FDICIA, the minimum capital requirements that the Bank is subject to are as follows: 1) tangible capital equal to at least 1.5% of adjusted total assets, 2) core capital equal to at least 4% of adjusted total assets and 3) total risk-based capital equal to at least 8% of risk-based assets.
The following presents the Bank’s capital position at September 30, 2007 and September 30, 2006:

At September 30, 2007	Required Balance	Required Percent	Actual Balance	Actual Percent	Surplus
(Dollars in Thousands)
Tangible	$3,684	1.50%	$18,830	7.67%	$15,146
Core	$9,825	4.00%	$18,830	7.67%	$9,005
Risk-based	$13,630	8.00%	$20,874	12.25%	$7,244

At September 30, 2006	Required Balance	Required Percent	Actual Balance	Actual Percent	Surplus
(Dollars in Thousands)
Tangible	$4,560	1.50%	$16,738	5.51%	$12,178
Core	$12,159	4.00%	$16,738	5.51%	$4,579
Risk-based	$15,487	8.00%	$17,636	9.11%	$2,149

D-1-84

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

The following is a reconciliation of the Bank's net worth as reported to the OTS on GAAP capital as presented in the accompanying financial statements (unaudited).

	September 30,
	2007	2006
(In Thousands)
GAAP capital	$11,661	$10,161
Guaranteed convertible preferred securities	8,000	8,000
Unrealized losses on available for sale securities	1,324	1,049
Excluded deferred tax asset	(1,199)	(1,516)
Goodwill	(956)	(956)
Tangible capital	18,830	16,738
Adjustments	-	-
Core capital	18,830	16,738
Allowance for general loss reserves	2,132	1,011
Adjustments to arrive at Risk-Weighted Assets	(88)	(113)
Risk-based capital	$20,874	$17,636

Failure to meet any of the three capital requirements causes savings institutions to be subject to certain regulatory restrictions and limitations including a limit on asset growth, and the requirement to obtain regulatory approval before certain transactions or activities are entered into.
13.  Stockholders’ Equity
Effective November 14, 1998, the Company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant from 76,667 to 225,000 shares to employees and amended again effective March 15, 2002, to increase the number of options available for grant from 225,000 to 350,000 shares to employees and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of September 30, 2007, 88,016 warrants were outstanding.

D-1-85

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

The following summary represents the activity under the Plan:

	Number of Shares	Exercise Price	Expiration Date
Balance outstanding and exercisable at September 30, 2004	226,000
Options granted	104,000	$6.75	10-6-14
Options exercised	(8,500)	$4.00
Options expired	(55,500)	$6.52
Balance outstanding and exercisable at September 30, 2005	266,000	$6.91
Options granted	12,000	$6.00	3-31-2016
Options expired	(25,000)	$8.37
Balance outstanding and exercisable at September 30, 2006	253,000	$6.72
Options expired	(7,500)	$6.75
Balance outstanding and exercisable at September 30, 2007	245,500	$6.72
Fair value of options issued in 2006 was $22,000 net of related tax effects.

A summary of the stock options outstanding and exercisable as of September 30, 2007 is as follows:

Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Number Exercisable
$7.50	16,667	0.2	$7.50	16,667
$8.38	16,667	1.2	$8.38	16,667
$6.00	13,000	2.2	$6.00	13,000
$4.00	41,666	3.2	$4.00	41,666
$5.31	10,000	3.2	$5.31	10,000
$7.00	17,000	4.3	$7.00	17,000
$9.00	20,000	4.3	$9.00	20,000
$8.50	30,000	6.1	$8.50	30,000
$6.75	68,500	7.1	$6.75	68,500
$6.00	12,000	8.5	$6.00	12,000

D-1-86

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

14.  Earnings (Loss) Per Share of Common Stock
The Company reports earning per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”).  SFAS 128 requires two presentations of earning per share – “basic” and “diluted.”  Basic earnings per share are computed by dividing income available to common stockholders (the numerator) for the period by the weighted average number of shares of common stock outstanding during the year (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.
The following table presents a reconciliation between the basic and diluted earnings (loss) per share for the year ended September 30, 2007, 2006 and 2005:

	For the Year Ended September 30,
	2007			2006			2005
	Income	Shares	Per Share Amount	Income (loss)	Shares	Per Share Amount	Income (loss)	Shares	Per Share Amount
(Dollars in Thousands, Except Per Share Data)
Basic earnings per share	$951	3,023,407	$0.31	$(5,571)	3,020,934	$(1.84)	$(1,630)	3,015,509	$(0.54)
Effect of conversion of preferred securities	405	1,368,143	-	-	-	-	-	-	-
Effect of dilutive stock options	-	3,458	-	-	-	-	-	-	-
Diluted	$1,356	4,395,008	$0.31	$(5,571)	3,020,934	$(1.84)	$(1,630)	3,015,509	$(0.54)

The effect of the conversion of preferred securities and stock options of 1,381,079 and 1,386,030 were excluded in 2006 and 2005, respectively, as they would have been anti-dilutive.

15.  Related Party Transactions
The Bank offers loans to its officers, directors, employees and related parties of such persons.  These loans are made in the ordinary course of business and, in the opinion of management, do not involve more than the normal risk of collectibility, or present other unfavorable features.  Such loans are made on the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.  The aggregate balance of loans to directors, officers and other related parties is $181,000 and $263,000 as of September 30, 2007 and September 30, 2006, respectively.

D-1-87

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

16.  Market Value Disclosure of Financial Instruments
The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” and does not represent the aggregate net fair value of the Bank.
Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary.  The amounts actually realized or paid upon settlement or maturity could be significantly different.
The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is reasonable to estimate that value:
A.  Cash and interest bearing deposits - Fair value is estimated to be carrying value.
B.  Investment securities - Fair value is estimated using quoted market prices or market estimates.
C.  Loans receivable - Fair value is estimated by discounting future cash flows using the current rate for similar loans.
D.  Deposits - For passbook savings, checking and money market accounts, fair value is estimated at carrying value.  For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.
E.  Advances from the FHLB of Atlanta and reverse repurchase agreements - Fair value is estimated by discounting future cash flows at the currently offered rates for advances of similar remaining maturities.
F.  Off-balance sheet instruments - The fair value of commitments is determined by discounting future cash flows using the current rate for similar loans.  Commitments to extend credit for other types of loans and standby letters of credit were determined by discounting future cash flows using current rates.
The carrying value and estimated fair value of financial instruments is summarized as follows:

	For the Year Ended September 30,
	2007		2006
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
(In Thousands)
Assets:
Cash and interest bearing deposits	$7,632	$7,632	$19,804	$19,804
Investment securities	51,963	51,855	80,157	79,921
Loans receivable	176,108	176,833	193,307	193,049
Liabilities:
Deposits	197,991	198,368	230,174	229,818
Borrowings	27,192	27,980	54,574	55,333
Off-balance sheet instruments:
Commitments to extend credit	-	31	-	10

17.  Employee Benefit Plans
The Company operates a 401(k) Retirement Plan covering all full-time employees meeting the minimum age and service requirements.  Contributions to the Retirement Plan are at the discretion of the Company.  The Company made no contributions for the years ended September 30, 2007, 2006 and 2005.

D-1-88

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements
18.  Supplemental Cash Flow Information

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Cash paid during period for interest on deposits and borrowings	$3,318	$5,331	$5,861
19.  Segment Reporting and discontinued operations
The Company had two reportable segments, banking and mortgage banking.  However, the mortgage-banking activities conducted in GAMC, to which the mortgage-banking segment applied, were discontinued effective March 29, 2006.  The Bank operates retail deposit branches in the greater Washington, D.C./Baltimore metropolitan area.  The banking segment provides retail consumers and small businesses with deposit products such as demand, transaction, and savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans.  Further, the banking segment invests in residential real estate loans purchased from GAMC and others, and also invests in mortgage-backed and other securities.  The mortgage banking activities, which were conducted principally through GAMC, included the origination of residential real estate loans either for sale into the secondary market, with servicing released or for the Bank’s portfolio.
On March 29, 2006, we began the process of discontinuing the operations of the Bank’s subsidiary, GAMC.  It was determined that, because it was unprofitable, this business no longer fit our strategy.  In the third quarter of 2006, we applied discontinued operations accounting for GAMC.
Due to the unprofitable operations of GAMC, the Company recognized an additional loss of $1.5 million for the year ended September 30, 2006.  In addition to the loss from operations, a non-recurring pre-tax impairment charge for long-lived assets related to GAMC of $996,000 was recorded and also included in discontinued operations in the consolidated statements of operations for fiscal 2006.
20.  Junior Subordinated Debt Securities
On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. The Company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.
To comply with FIN46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the Company and titled “Junior Subordinated Debt Securities” in the financial statements.
On December 19, 2006, the Company announced that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, would be deferred.  The announcement by the Company followed advice received by the bank from the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the Company.
Accordingly, the Company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).  At September 30, 2007, the quarterly distribution amount that is unpaid and accrued totals $644,000.
The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position.

D-1-89

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

21.  Derivative Financial Instruments
Beginning in fiscal 2002, the Bank utilized derivative financial instruments to hedge its interest rate risk.   Beginning in 2002, the Bank adopted statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) which requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value.  The Bank bases the estimated fair values of these agreements on the cost of interest-rate exchange agreements with similar terms at available market prices, excluding accrued interest receivable and payable.  However, active markets do not exist for many types of financial instruments.  Consequently, fair values for these instruments must be estimated using techniques such as discounted cash flow analysis and comparisons to similar instruments.  Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks.  Changes in these judgments often have a material effect on the fair value estimates.  Since those estimates are made as of a specific time, they are susceptible to material near term changes.
The Bank entered into various interest-rate swaps during fiscal year 2003 and 2002 that were sold during the fourth quarter of fiscal 2006 and totaled at that time $21 million in notional principal. The swaps paid a fixed rate with the Bank receiving payments based upon one-to three-month floating rate LIBOR.  The capped range was between 1.67% - 3.01%, and expired between 1 and 5 years.  The Bank also entered into various interest rate caps during fiscal year 2003 and 2002 that total $20 million in notional principal with terms between eight and ten years that limit the float between a floor of 2.00%, and capped between 6.50% - 8.00%.  The Bank accounts for these derivatives, under the guidelines of SFAS 133.
The Company’s derivatives do not meet hedge accounting requirements under SFAS 133, and therefore, the Company carries the derivatives at their fair value on the balance sheet, recognizing changes in their fair value in current-period earnings.  The Company recognized a loss of $21,000 in fiscal 2007, a gain of $212,000 in fiscal 2006 and a gain of $303,000 in fiscal 2005 related to its derivatives.
22.  Recent Accounting Standards
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. For financial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after November 15, 2008. We do not believe the adoption of SFAS 157 will have a material impact on the consolidated financial statements.
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159).This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is in the process of evaluating the impact SFAS 159 may have on its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, to create greater consistency in the accounting and financial reporting of business combinations.  SFAS 141 (R) requires a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. SFAS 141 (R) also requires companies to recognize and measure goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) applies to fiscal years beginning after December 15, 2008 and is adopted prospectively.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

D-1-90

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.   SFAS 160 requires company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity.  It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value.  SFAS No. 160 applies to fiscal years beginning after December 15, 2008.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

23. Parent Company – Only Financial Statements
Parent Company – Only Condensed Statements of Financial Condition

	September 30,
	2007	2006
(In Thousands)
Assets
Cash and cash equivalents	$13	$60
Loans receivable	-	-
Investment in subsidiary	21,167	19,423
Prepaid expenses and other assets	316	309
Total assets	$21,496	$19,792
Liabilities and stockholders’ equity
Accrued interest payable on subordinated debt	$644	$-
Other liabilities	117	8
Total liabilities	761	8
Subordinated debt	9,905	9,928
Stockholders’ equity
Common stock	30	30
Additional paid-in capital	25,208	25,185
Accumulated deficit	(14,408)	(15,359)
Total stockholders’ equity	10,830	9,856
Total liabilities and stockholders’ equity	$21,496	$19,792

D-1-91

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Parent Company – Only Condensed Statements of Operations

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Interest income	$1	$1	$-
Other income	-	-	-
Total interest income	1	1	-
Interest expense	644	645	645
Total interest expense	644	645	645
Net interest income (expense)	(643)	(644)	(645)
Noninterest income
Gain (loss) on sale of investment securities	-	-	-
Other operating income	19	19	19
Total noninterest income	19	19	19
Noninterest expense
Other operating expense	169	149	142
Total noninterest expense	169	149	142
Loss before income from subsidiaries	(793)	(774)	(768)
Equity in income (loss) from subsidiaries	1,744	(4,797)	(862)
Net income (loss)	$951	$(5,571)	$(1,630)

Parent Company – Only Condensed Statements of Cash Flows

	Year Ended September 30,
	2007	2006	2005
(In Thousands)
Cash flows from operating activities:
Net income (loss)	$951	$(5,571)	$(1,630)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
(Income) loss from subsidiaries	(1,744)	4,797	862
(Increase) decrease in assets	(7)	(5)	(1)
Increase (decrease) in other liabilities	753	18	(12)
Net cash used in operating activities	(47)	(761)	(781)
Cash flows from investing activities:
Loan originations in excess of repayments	-	-	-
Investment in subsidiary	-	-	-
Net cash provided by investing activities	-	-	-
Cash flows from financing activities:
Cash dividend from subsidiary	-	755	800
Stock options exercised	-	-	33
Net cash provided by financing activities	-	755	833
Net (decrease) increase in cash and cash equivalents	(47)	(6)	52
Cash and cash equivalents at beginning of year	60	66	14
Cash and cash equivalents at end of year	$13	$60	$66

D-1-92

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

24.	Quarterly Results of Operations (In Thousands, Except Share Information) (Unaudited)

The following tables set forth the quarterly financial data, which was derived from the consolidated financial statements presented in Forms 10-Q, for the fiscal years ended September 30, 2007 and 2006.

	For Fiscal Year 2007
	For the Year Ended September 30, 2007	Fourth Quarter		Third Quarter	Second Quarter	First Quarter
Interest income	$18,421	$4,338		$4,684	$4,594	$4,805
Interest expense	11,993	3,017		3,076	2,899	3,001
Net interest income	6,428	1,321		1,608	1,695	1,804
Provision (recapture) for loan losses	685	396		(4)	145	148
Net interest income, after provision for loan losses	5,743	925		1,612	1,550	1,656
Noninterest income	4,870	4,398	(1)	186	148	138
Noninterest expense	9,626	2,112		2,306	2,522	2,686
Income (loss) before income taxes	987	3,211		(508)	(824)	(892)
Provision for income taxes	36	36		-		-
Net income (loss)	$951	$3,175		$(508)	$(824)	$(892)
Basic and diluted earnings (loss) per common share:
Basic	$0.31	$1.05		$(0.17)	$(0.27)	$(0.30)
Diluted	$0.31	$0.74		$(0.17)	$(0.27)	$(0.30)
(1) Includes effect of gain on sale of Pasadena branch of $4.3 million

D-1-93

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

	For Fiscal Year 2006
	For the Year Ended September 30, 2006	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$18,794	$4,851	$4,753	$4,600	$4,590
Interest expense	11,583	3,021	2,941	2,839	2,782
Net interest income	7,211	1,830	1,812	1,761	1,808
Provision for loan losses	126	39	13	3	71
Net interest income, after provision for loan losses	7,085	1,791	1,799	1,758	1,737
Noninterest income	917	(63)	307	330	343
Noninterest expense	11,085	3,217	2,722	2,626	2,520
Income (loss) before income taxes	(3,083)	(1,489)	(616)	(538)	(440)
Provision for income taxes	-	-	-	-	-
Net income (loss) from continuing operations	(3,083)	(1,489)	(616)	(538)	(440)
Income (loss) from discontinued operations	(2,488)	11	(19)	(698)	(1,782)
Net income (loss)	$(5,571)	$(1,478)	$(635)	$(1,236)	$(2,222)
Basic and diluted earnings (loss) per common share:
Continuing operations	$(1.02)	$(0.49)	$(0.20)	$(0.18)	$(0.15)
Discontinued operations	(0.82)	0.01	(0.01)	(0.23)	(0.59)
Net income (loss)	$(1.84)	$(0.48)	$(0.21)	$(0.41)	$(0.74)

D-1-94

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                                                        GREATER ATLANTIC FINANCIAL CORP.
                                                                By: /s/ Carroll E. Amos
                                                                        Carroll E. Amos
                                                                                                                                                                                                Chief Executive Officer, President and Director

                                                                                                                                                                                                 Dated: December 28, 2007

D-1-95

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Greater Atlantic Financial Corp.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-76169 and 333-92342) of our report dated December 17, 2007, relating to the consolidated financial statements of Greater Atlantic Financial Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

/s/ BDO Seidman, LLP

Richmond, Virginia
December 28, 2007

D-1-96

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

1.    I have reviewed this annual report on Form 10-K of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 (e) and 15d-15 (e) for the registrant and have:

       (a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
      (b)  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this based on such; and

      (c)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;
       and;

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.;

Date: December 28, 2007	/s/ Carroll E. Amos
Carroll E. Amos
                                                                                                                               Chief Executive Officer

D-1-97

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.   I have reviewed this annual report on Form 10-K of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 (e) and 15d-15 (e) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this based on such; and
     (c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;
     and;

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: December 28, 2007	/s/ David E. Ritter
David E. Ritter
                                                         Chief Financial Officer

D-1-98

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Greater Atlantic Financial Corp. (the “Company”) on Form 10-K for the year ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C.' 1350, as adopted pusuant to ' 906 of the Sarbanes-Oxley Act of 2002, that:

(A)           The Report fully complies with the requirements of Section 13(a) – 15(e) or 15(d) –15(e) of the Securities Exchange Act of 1934; and

(B)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

/s/ Carroll E. Amos
Carroll E. Amos
Chief Executive Officer
December 28, 2007

D-1-99

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Greater Atlantic Financial Corp. (the "Company") on Form 10-K for the year ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, David E. Ritter, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C.§ 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(A)           The Report fully complies with the requirements of Section 13(a) –15(e) or 15(d) -15(e) of the Securities Exchange Act of 1934; and

(B)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

/s/ David E. Ritter
                                                                                                                                                                    David E. Ritter
                                                                                                                                                                    Chief Financial Officer
                                                                                                                                                                    December 28, 2007

D-1-100

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[√] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2007

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware 54-1873112
(State or other jurisdiction of (I.R.S. Employer
incorporation or organization) Identification No.)

10700 Parkridge Boulevard, Suite P50, Reston, Virginia                                                                  20191
(Address of Principal Executive Offices)                                                                              (Zip Code)

(703) 391-1300
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   [ √ ]   No   [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  [__]Accelerated filer  [__]Non- accelerated filer [ √ ]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):
Yes   [__]   No  [ √ ]

At February 11, 2008 there were 3,024,220 shares of the registrant’s Common
Stock, par value $0.01 per share outstanding

D-2-1

Greater Atlantic Financial Corp.
Quarterly Report on Form 10-Q
For the Quarter Ended December 31, 2007

D-2-2

Greater Atlantic Financial Corp.
Consolidated Statements of Financial Condition (Unaudited)

December 31,	September 30,
2007	2007
(Dollars in Thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Non-interest bearing and vault	$ 3,012	$ 3,146
Interest bearing	5,496	4,486
Investment securities
Available-for-sale	46,149	48,910
Held-to-maturity	2,845	3,053
Loans receivable, net	168,006	176,108
Accrued interest and dividends receivable	1,623	1,675
Deferred income taxes	2,151	2,096
Federal Home Loan Bank stock, at cost	1,731	1,731
Premises and equipment, net	2,188	2,285
Goodwill	956	956
Prepaid expenses and other assets	1,441	1,548
Total assets	$235,598	$245,994

Liabilities and Stockholders’ equity
Liabilities
Deposits	$188,937	$197,991
Advance payments from borrowers for taxes and insurance	175	229
Accrued expenses and other liabilities	1,769	1,601
Income taxes payable	16	36
Advances from the FHLB and other borrowings	26,687	27,192
Junior subordinated debt securities	9,376	9,374
Total liabilities	226,960	236,423
Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,024,220 shares outstanding	30	30
Additional paid-in capital	25,273	25,273
Accumulated deficit	(15,252)	(14,408)
Accumulated other comprehensive loss	(1,413)	(1,324)
Total stockholders’ equity	8,638	9,571
Total liabilities and stockholders’ equity	$235,598	$245,994
See accompanying notes to consolidated financial statements

D-2-3

Greater Atlantic Financial Corp.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands, Except Per Share Data)	2007	2006

Interest income
Loans	$3,110	$3,670
Investments	768	1,135
Total interest income	3,878	4,805
Interest expense
Deposits	2,029	2,239
Borrowed money	571	762
Total interest expense	2,600	3,001
Net interest income	1,278	1,804
Provision for loan losses	102	148
Net interest income after provision for loan losses	1,176	1,656
Noninterest income
Fees and service charges	139	152
Loss on derivatives	(14)	(20)
Other operating income	12	6
Total noninterest income	137	138
Noninterest expense
Compensation and employee benefits	943	1,266
Occupancy	324	343
Professional services	182	400
Advertising	19	24
Deposit insurance premium	146	23
Furniture, fixtures and equipment	105	130
Data processing	224	220
Other operating expenses	214	280
Total noninterest expense	2,157	2,686
Net loss before income tax provision	(844)	(892)
Provision for income taxes	-	-
Net loss	$(844)	$(892)
Loss per common share
Basic and diluted:
Basic	$(0.28)	$(0.30)
Diluted	(0.28)	(0.30)
Weighted average common shares outstanding
Basic and diluted	3,024,220	3,021,297

See accompanying notes to consolidated financial statements

D-2-4

Greater Atlantic Financial Corp.
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three months ended
	December 31,
(In Thousands)	2007	2006
Net (loss) earnings	$(844)	$(892)
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on securities	(89)	116
Other comprehensive (loss) income	(89)	116
Comprehensive loss	$(933)	$(776)

Greater Atlantic Financial Corp.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
For the Three Months Ended December 31, 2007 and 2006

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)

Balance at September 30, 2006	$-	$30	$25,228	$(15,359)	$(1,049)	$8,850

Other comprehensive income	-	-	-	-	116	116

Net loss for the period	-	-	-	(892)	-	(892)
Balance at December 31, 2006	$-	$30	$25,228	$(16,251)	$(933)	$8,074
Balance at September 30, 2007	$-	$30	$25,273	$(14,408)	$(1,324)	$9,571

Other comprehensive loss	-	-	-	-	(89)	(89)

Net loss for the period	-	-	-	(844)	-	(844)
Balance at December 31, 2007	$-	$30	$25,273	$(15,252)	$(1,413)	$8,638

See accompanying notes to consolidated financial statements

D-2-5

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended December 31,
	2007	2006
(In Thousands)
Cash flow from operating activities
Net loss	$(844)	$(892)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Provision for loan loss	102	148
Amortization of deferred loan acquisition cost, net	1	(7)
Depreciation and amortization	97	115
Loss from derivatives	14	20
Amortization of investment security premiums	118	155
Amortization of mortgage-backed securities premiums	35	106
Amortization of deferred fees	(66)	(99)
Discount accretion net of premium amortization	71	(72)
Amortization of convertible preferred stock costs	2	2
Gain on sale of fixed assets	-	(26)
(Increase) decrease in assets
Accrued interest and dividend receivable	52	51
Prepaid expenses and other assets	83	203
Deferred loan fees collected, net of deferred costs incurred	88	163
Increase (decrease) in liabilities
Accrued expenses and other liabilities	178	82
Income taxes payable	(20)	-
Net cash provided by (used in) operating activities	(89)	(51)

Continued

D-2-6

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited) – (Continued)

	Three months ended December 31,
	2007	2006
(In Thousands)
Cash flow from investing activities
Net decrease (increase) in loans	$7,906	$(1,997)
Disposal (purchase) of premises and equipment, net	-	15
Proceeds from repayments of other investment securities	1,405	2,895
Proceeds from repayments of mortgage-backed securities	1,267	4,090
Purchases of FHLB stock	-	(225)
Proceeds from sale of FHLB stock	-	180
Net cash provided by investing activities	10,578	4,958
Cash flow from financing activities
Net decrease in deposits	(9,054)	(12,294)
Net decrease in advances from the FHLB and other borrowings	(505)	(5,602)
Increase in advance payments by borrowers for taxes and insurance	(54)	(4)
Net cash used in financing activities	(9,613)	(17,900)
Increase (decrease) in cash and cash equivalents	876	(12,993)
Cash and cash equivalents, at beginning of period	7,632	19,804
Cash and cash equivalents, at end of period	$8,508	$6,811

See accompanying notes to consolidated financial statements

D-2-7

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of December 31, 2007 and Three Months Ended December 31, 2007 and 2006 (Unaudited)

(1) BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements, which include the accounts of Greater Atlantic Financial Corp. (the “company”) and its wholly owned subsidiary, Greater Atlantic Bank (the “bank”) have been prepared in accordance with the instructions for Form 10-Q.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) with respect to interim financial reporting.  It is recommended that these consolidated financial statements be read in conjunction with the company’s Annual Report on Form 10-K for the year ended September 30, 2007.  The results of operations for the three months ended December 31, 2007 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2008 or any future periods.  In addition, other reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation.

(2) PROPOSED ACQUISITION

As previously reported in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc., entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit Financial Group, Inc.

Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, effective December 6, 2007, the company and Summit amended their agreement to implement the parties' agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

Under the agreement to sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard, Bay-Vanguard paid the bank an 8.5% premium on the balance of deposits assumed at closing.  At August 24, 2007, the closing date of that transaction, the deposits at our Pasadena branch office on which the deposit premium would apply totaled approximately $51.5 million with the bank recognizing a gain of $4.3 million.  Bay-Vanguard also purchased the branch office’s fixed assets, but did not acquire any loans as part of the transaction.

D-2-8

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of December 31, 2007 and Three Months Ended December 31, 2007 and 2006 (Unaudited)

(3) LOAN IMPAIRMENT AND LOAN LOSSES

In accordance with guidance in the Statements of Financial Accounting Standards Nos. 114 and 118, the company conducts a quarterly analysis to determine the adequacy of the allowance for loan losses and to identify and value impaired loans.  An analysis of the change in the allowance for loan losses follows (also see page 20 for discussion of non-performing loans):

	At or for the three months ended December 31,
	2007	2006
(Dollars in Thousands)
Balance at beginning of period	$2,305	$1,330
Provisions	102	148
Total charge-offs	(5)	(325)
Total recoveries	8	5
Net recoveries (charge-offs)	3	(320)
Balance at end of period	$2,410	$1,158
Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	(0.002)%	0.17%
Allowance for loan losses to total non-performing loans at end of period	86.88%	247.44%
Allowance for loan losses to total loans	1.38%	0.58%

The company considers a loan to be impaired if it is probable that it will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an alternative, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, the company uses the fair value of the collateral, less estimated costs to sell on a discounted basis, to measure impairment.

Our total recorded investment in impaired loans at December 31, 2007 was $4.8 million and the related allowance associated with impaired loans was $1.6 million.  There were no impaired loans in the comparable period one year ago.  At December 31, 2007, all impaired loans had a related allowance.  We recognize interest collected on these loans on a cost-recovery or cash-basis method.  The amount of interest income recognized during the time that those loans were impaired amounted to $69,000

(4) REGULATORY MATTERS

The capital distribution regulation of the OTS requires that the bank provide the applicable OTS Regional Director with a 30-day advance written notice of all proposed capital distributions whether or not advance approval is required.  The bank paid dividends of $655,000 to the company during the year ended September 30, 2006.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, would be deferred.  The announcement by the company followed advice received by the bank that the Office of Thrift Supervision would not approve the bank’s application to pay a cash dividend to the company.  Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

D-2-9

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of December 31, 2007 and Three Months Ended December 31, 2007 and 2006 (Unaudited)

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital levels:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under FDICIA, a well capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10% and an adequately capitalized financial institution is one with Tier 1 leverage capital of 4%, Tier 1 risk-based capital of 4% and total risk-based capital of 8%.  At December 31, 2007, the bank was classified as a well capitalized financial institution.

There are currently no orders, agreements, recommendations or understandings with our regulatory agency, which, if implemented, would affect our liquidity, capital resources, or results of operations.

           The following presents the bank’s capital position at December 31, 2007:

	Required Balance	Required Percent to be Well Capitalized	Actual Balance	Actual Percent	Surplus/ (Shortfall)
(Dollars in Thousands)
Leverage	$11,770	5.00%	$18,191	7.73%	$6,421
Tier 1 Risk-based	$9,741	6.00%	$18,104	11.15%	$8,363
Total Risk-based	$16,236	10.00%	$20,138	12.40%	$3,903

The company’s common stock is currently quoted on the Pink Sheets under the symbol GAFC.PK.

(5) STOCK OPTIONS

Effective November 14, 1998, the company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares for employees and warrants for 94,685 shares for stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant to employees from 76,667 to 225,000 shares and amended again effective March 15, 2002, to increase the number of options available for grant to employees from 225,000 to 350,000 shares and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of December 31, 2007, 221,333 options were outstanding.  During the quarter ended December 31, 2007 all 88,016 warrants expired.

           The following summary represents the activity under the Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)
Balance outstanding and exercisable at September 30, 2006	253,000	$6.72	5.70
Options expired	(7,500)	$6.75
Balance outstanding and exercisable at September 30, 2007	245,500	$6.72	4.63
Options expired	(24,167)	$7.27
Balance outstanding and exercisable at December 31, 2007	221,333	$6.66	4.64

D-2-10

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of December 31, 2007 and Three Months Ended December 31, 2007 and 2006 (Unaudited)

The company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”), to measure compensation cost for stock options effective after October 1, 2005.  Prior to its adoption, the company accounted for its options under APB 25 “Accounting for Stock Issued to Employees” with the pro forma impact disclosed.  As allowable under SFAS 123R, the company used the Black-Scholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using those assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  There were no options granted during the three months ended December 31, 2007 and 2006.

(6) EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  The weighted average shares outstanding for basic and diluted earnings per share for the three months ended December 31, 2007 and 2006 were the same, as the effect of the conversion of preferred securities and the impact of the exercised stock options of 1,375,137 and 1,380,300 in the periods ended December 31, 2007 and 2006, respectively, were excluded as they would have been anti-dilutive for those periods.

(7) RECENT ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. For financial assets and liabilities, SFAS No. 157 is effective for fiscal years beginning after November 15, 2008. We do not believe the adoption of SFAS 157 will have a material impact on the consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159).This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The company is in the process of evaluating the impact SFAS 159 may have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, to create greater consistency in the accounting and financial reporting of business combinations.  SFAS 141 (R) requires a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. SFAS 141 (R) also requires companies to recognize and measure goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) applies to fiscal years beginning after December 15, 2008 and is adopted prospectively.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

D-2-11

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of December 31, 2007 and Three Months Ended December 31, 2007 and 2006 (Unaudited)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity.  It also requires that amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, that changes in ownership interest be accounted for similarly, as equity transactions, and that, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value.  SFAS No. 160 applies to fiscal years beginning after December 15, 2008.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

(8) JUNIOR SUBORDINATED DEBT SECURITIES

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. The company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.

To comply with FIN46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the company and titled “Junior Subordinated Debt Securities” in the financial statements.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the company follows advice received by the bank from the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company.

Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position (also see Note 4 Regulatory Matters).

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Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of December 31, 2007 and Three Months Ended December 31, 2007 and 2006 (Unaudited)

(9) DERIVATIVE FINANCIAL INSTRUMENTS

During fiscal years 2003 and 2002, the bank entered into various interest rate caps that total $20 million in notional principal with terms between five and ten years that limit the float between a floor of 2.00%, and are capped between 6.50% - 8.00%.  The bank accounts for these derivatives, under the guidelines of SFAS 133, as amended.

Realized and unrealized gains and losses on those derivatives which meet hedge accounting requirements are deferred and recognized when the hedge transaction occurs.  In the event hedge accounting requirements are not met gains and losses on such instruments are included currently in the statement of operations.  During the three months ended December 31, 2007 and 2006 the instruments did not meet hedge accounting requirements.  The statements of operations include net losses of $14,000 and $20,000 for the three months ended December 31, 2007 and 2006, respectively.

D-2-13

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes presented elsewhere in this report.

This report contains forward-looking statements.  When used in this 10-Q report and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The matters discussed in management’s discussion and analysis of financial condition and results of operations reflects continuing operations, unless otherwise noted.

General

We are a savings and loan holding company, which was organized in June 1997.  We conduct substantially all of our business through our wholly owned subsidiary, the bank, a federally chartered savings bank.  The bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.  We offer traditional banking services to customers through the five branches of the bank located throughout the greater Washington, D.C. metropolitan area and the Shenandoah Valley.

The profitability of the company depends primarily on its non-interest income and net interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.  Non-interest income consists primarily of gain on sales of loans, derivatives and available-for-sale investments and fees from service charges on deposits and loans.

The level of its operating expenses also affects the company’s profitability.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

On February 22, 2006, the company announced that it had engaged Sandler O’Neill & Partners, L.P. to advise on the financial aspects of the company’s review of its strategic options and assist the company in evaluating the financial aspects of all strategic alternatives available.  Subsequently, in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc., entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit Financial Group, Inc.

The sale of the Pasadena branch office, to Bay-Vanguard was completed on August 24, 2007, with the bank recognizing a gain of $4.3 million.

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Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, the company and Summit amended their agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date.

Under the agreement to sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard, Bay-Vanguard paid the bank an 8.5% premium on the balance of deposits assumed at closing.  At August 24, 2007, the closing date of that transaction, the deposits at our Pasadena branch office on which the deposit premium would apply totaled approximately $51.5 million with the bank recognizing a gain of $4.3 million.  Bay-Vanguard also purchased the branch office’s fixed assets, but did not acquire any loans as part of the transaction.

Critical Accounting Policies, Estimates and Judgments

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of those financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from those estimates under different assumptions or conditions.  The company believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the evaluation of the adequacy of the allowance for loan losses.

A variety of factors impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.  The allowance for loan losses is the most difficult and subjective judgment.  The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans.  Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons.  The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area.  Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Financial Condition

At December 31, 2007 the company’s total assets were $235.6 million, compared to the $246.0 million held at September 30, 2007, representing a decrease of 4.23%.  The decrease resulted primarily from a decrease in investment securities and loans receivable and was offset in part by an increase in interest bearing deposits.  The decline in the bank’s overall asset size is reflected in the consolidated statements of financial condition and statements of operations as we continued to manage its assets and liabilities to maintain the bank in a well capitalized position.

Net loans receivable at December 31, 2007 were $168.0 million, a decrease of $8.1 million or 4.60% from the $176.1 million held at September 30, 2007. The decrease in loans consisted primarily of a $378,000 decline in the bank’s single family loan portfolio, coupled with a decrease of $2.3 million in the bank’s consumer loan portfolio.  Because the bank’s single family and consumer loan portfolios consist primarily of adjustable-rate loans, with the current yield curve, customers are refinancing away from adjustable-rate loans and into longer term, fixed-rate loans or curtailing outstanding balances.  Commercial real estate loans outstanding decreased by $3.4 million and commercial business loans decreased by $2.3 million during the period.  Those decreases were offset in part by an increase of $507,000 in construction and land loans.  The increase in construction and land loans was primarily in the single family residential sector of the market.  The company anticipates that lending in that area may slow as a result of the current slow sales pace occurring in the single family market.

D-2-15

At December 31, 2007, investment securities were $49.0 million, a decrease of $3.0 million or 5.71% from the $52.0 million held at September 30, 2007.  The cash proceeds from the sale or payoff of investment securities were used to reduce higher cost wholesale funding, including borrowings and wholesale deposits.

Deposits at December 31, 2007 were $188.9 million, a decrease of $9.1 million from the $198.0 million held at September 30, 2007.  Total deposits decreased primarily due to a $7.7 million decline in our money fund accounts and our reduced reliance on brokered deposits and wholesale deposits, which have a higher cost.  Those types of deposits have declined $16.0 million since December 31, 2006 while total retail deposits have increased $33.7 million.  The increase in retail deposits since December 31, 2006 is primarily in certificates of deposits and money fund accounts which have been obtained through the bank’s marketing efforts and are at a lower cost than brokered and wholesale deposits.

Comparison of Results of Operations for the Three Months Ended
December 31, 2007 and December 31, 2006

Net Income.  For the three months ended December 31, 2007, the company had a net loss of $844,000 or $0.28 per diluted share, compared to a net loss of $892,000 or $0.30 per diluted share for the three months ended December 31, 2006.  The $48,000 decrease in the net loss over the comparable period one-year ago was primarily the result of a decrease in non-interest expense and a decrease in the provision for loan losses.  Those decreases were offset by decreases in net interest income and non-interest income.  The ongoing net losses reported in the company’s Annual Report on Form 10-K for the year ended September 30, 2007, remain a consistent problem for management because the loan production needed to maintain the retail branch network has not been attained, and the bank is currently managing its assets and liabilities to maintain a well capitalized status.  Because of the bank’s loans to one borrower limit, it cannot aggressively expand its commercial loan portfolio and maintain a consistent level of outstanding loans to larger customers.  Those factors have caused earning assets to decline, impacting earnings.  Further, margin pressure from the yield curve also presents a very challenging environment in which to seek to increase our net interest margin.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Three Months Ended December 31,	2007	2006	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$3,110	$3,670	$(560)	(15.26)%
Investments	768	1,135	(367)	(32.33)
Total	3,878	4,805	(927)	(19.29)

Interest expense:
Deposits	2,029	2,239	(210)	(9.38)
Borrowings	571	762	(191)	(25.07)
Total	2,600	3,001	(401)	(13.36)
Net interest income	$1,278	$1,804	$(526)	(29.16)%

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The decrease in net interest income during the three months ended December 31, 2007, from the comparable period one year ago, resulted primarily from a $49.2 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $2.8 million more than the decline in average interest-bearing liabilities.  That decrease was coupled with an 37 basis point decrease in net interest margin (net interest income divided by average interest-earning assets) from 2.59% for the three months ended December 31, 2006 to 2.22% for the three months ended December 31, 2007.  The decrease in net interest margin also resulted from the average cost on interest-bearing liabilities increasing by 21 basis point while the average yield on interest-earning assets declined 14 basis points resulting in a change of 35 basis points.

The interest rate environment has been a difficult one for most financial institutions.  We expect the interest rate environment to remain challenging and we believe it will continue to have an impact on our net interest margin and net interest rate spread.  We also believe, however, that our strategy of changing the balance sheet from one that was wholesale oriented, as reflected in the company’s former reliance on brokered and internet deposits, to one which is more retail oriented, will benefit us over time.  We believe that change will position us to realize a benefit when the interest rate environment improves.  If market interest rates were to rise, given our asset sensitivity position, we would also expect our net interest margin to improve.  However, in a declining rate environment our interest rate spread and our net interest income would decline.  The bank continues to monitor the markets and its interest rate position to alleviate any material changes in net interest margin.

Interest Income.  Interest income for the three months ended December 31, 2007 decreased $927,000 compared to the three months ended December 31, 2006, primarily as a result of a $49.2 million decrease in the average balances of outstanding loans and investment securities.  The decreases in those balances were coupled with a decrease of 14 basis points in the average yield earned on interest earning assets.

Interest Expense.  The $401,000 decrease in interest expense for the three months ended December 31, 2007 compared to the 2006 period was principally the result of a $46.3 million decrease in the average amount of deposits and borrowings.  That decrease in the average interest-bearing liabilities was partially offset by a 21 basis point increase in the cost of funds on average deposits and borrowings.  The decrease in interest expense on deposits was primarily due to a decrease of $27.6 million in average deposits, primarily due to the sale of the Pasadena branch.  That decrease was offset by a 19 basis point increase in rates paid on deposits, primarily due to higher rates paid on interest-bearing demand deposits and certificates and elevated pricing on new and renewed time deposits.

The decrease in interest expense on borrowings for the three months ended December 31, 2007, when compared to the 2006 period, was principally the result of a $18.7 million decrease in average borrowed funds, partially offset by a 63 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $191,000 in interest expense on borrowings were a $251,000 decrease relating to average volume, partially offset by a $60,000 increase relating to average cost.

D-2-17

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Three Months Ended December31,
	2007			2006
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$88,508	$1,540	6.96%	$93,132	$1,717	7.37%
Consumer loans	51,242	914	7.13	59,504	1,180	7.93
Commercial business loans	33,904	656	7.74	39,550	773	7.82
Total loans	173,654	3,110	7.16	192,186	3,670	7.64

Investment securities	40,223	541	5.38	57,168	800	5.60
Mortgage-backed securities	16,016	227	5.67	29,704	335	4.51
Total interest-earning assets	229,893	3,878	6.75	279,058	4,805	6.89
Non-earning assets	11,663			11,672
Total assets	$241,556			$290,730

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$2,073	5	0.96	$3,154	7	0.89
Now and money market accounts	56,309	465	3.30	79,378	711	3.58
Certificates of deposit	124,568	1,559	5.01	127,998	1,521	4.75
Total deposits	182,950	2,029	4.44	210,530	2,239	4.25

FHLB advances	26,346	394	5.98	36,839	496	5.39
Other borrowings	11,775	177	6.01	20,019	266	5.31
Total interest-bearing liabilities	221,071	2,600	4.70	267,388	3,001	4.49

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,079			12,330
Other liabilities	1,921			2,266
Total liabilities	232,071			281,984
Stockholders’ equity	9,485			8,746
Total liabilities and stockholders' Equity	$241,556			$290,730

Net interest income		$1,278			$1,804
Interest rate spread			2.04%			2.40%
Net interest margin			2.22%			2.59%

D-2-18

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Three Months Ended December 31, 2007 compared to
	December 31, 2006
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(85)	$(92)	$(177)
Consumer loans	(164)	(102)	(266)
Commercial business loans	(110)	(7)	(117)
Total loans	(359)	(201)	(560)
Investments	(237)	(22)	(259)
Mortgage-backed securities	(154)	46	(108)
Total interest-earning assets	$(750)	$(177)	$(927)

Savings accounts	$(2)	$-	$(2)
Now and money market accounts	(207)	(39)	(246)
Certificates of deposit	(41)	79	38
Total deposits	(250)	40	(210)
FHLB advances	(141)	39	(102)
Other borrowings	(110)	21	(89)
Total interest-bearing liabilities	(501)	100	(401)
Change in net interest income	$(249)	$(277)	$(526)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups based on loan type.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans.  Those classified loans are then individually evaluated for impairment.  Those loans that are not individually evaluated are then segmented by type and assigned a reserve percentage that reflects the industry loss experience.  The loans individually evaluated for impairment are measured by either, the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank had contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review was to identify the extent of potential and actual risk in the bank’s commercial loan portfolio and in our underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussions with the operational staff, including the line lenders and senior management.  However, when we entered into the definitive agreement for the company to merge with Summit, and based on the due diligence performed by Summit, it was deemed unnecessary to continue such a contract through the fiscal year ended September 30, 2007 and beyond.

D-2-19

Non-performing assets amounted to $2.8 million or 1.18% of total assets at December 31, 2007, a $2.3 million increase from the $468,000 or 0.16% of total assets classified as non-performing at December 31, 2006.  At December 31, 2007, assets that were classified totaled $5.6 million, of which $430,000 were classified as special mention, $4.1 million were classified as substandard and $1.1 million were classified as doubtful.  A $102,000 provision for loan losses was recorded during the three months ended December 31, 2007, compared to a provision of $148,000 during the three months ended December 31, 2006.  Credit quality at the bank remains a concern, with a ratio of non-performing assets to total assets of 1.18%, and with significant classified and past-due loans.  Those factors combined with expected credit exposure growth and deteriorating economic conditions, may result in an increase in the allowance for loan losses resulting in an increase in the provision for loan losses in future periods.

Non-interest Income. Non-interest income decreased $1,000 during the three months ended December 31, 2007, over the comparable three months one year ago.  That decrease was primarily the result of a decrease of $13,000 in loan and deposit fees offset by an increase in gains on derivatives and other operating income

The following table presents a comparison of the components of non-interest income.

			Difference
Three Months Ended December 31,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$37	$42	$(5)	(11.90)%
Service fees on deposits	102	110	(8)	(7.27)
Loss on derivatives	(14)	(20)	6	30.00
Other operating income	12	6	6	100.00
Total non-interest income	$137	$138	$(1)	(0.72)%

Non-interest expense. Non-interest expense decreased $529,000 from $2.7 million for the three months ended December 31, 2006 to $2.2 million for the three months ended December 31 in the current year.  The decrease was distributed over various non-interest expense categories with the primary contributors being compensation and employee benefits, and professional services.  The decreases in non-interest expense were partially offset by an increase of $123,000 in the bank’s deposit insurance premium.

The following table presents a comparison of the components of non-interest expense.

			Difference
Three Months Ended December 31,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$943	$1,266	$(323)	(25.51)%
Occupancy	324	343	(19)	(5.54)
Professional services	182	400	(218)	(54.50)
Advertising	19	24	(5)	(20.83)
Deposit insurance premium	146	23	123	534.78
Furniture, fixtures and equipment	105	130	(25)	(19.23)
Data processing	224	220	4	1.82
Other operating expense	214	280	(66)	(23.57)
Total non-interest expense	$2,157	$2,686	$(529)	(19.69)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  Due to our operating losses, we did not record a provision for income taxes for the three months ended December 31, 2007 or 2006.  The company believes that, in the unlikely event that the proposed merger is not consummated, it will generate future taxable income through earnings and branch sales, to assure utilization of a portion of the existing net operating losses.

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Contractual Obligations and Off-Balance Sheet Financing Arrangements

The following table summarizes the bank’s contractual obligations at December 31, 2007 and the effect those obligations are expected to have on the bank’s liquidity and cash flows in future periods.

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In thousands)

FHLB Advances (1)	$25,000	$-	$25,000	$-	$-
Reverse repurchase agreements	1,687	1,687	-	-	-
Subordinated debt securities (2)	25,982	1,310	1,310	1,310	22,052
Operating leases	3,773	1,124	1,975	316	358
Total obligations	$56,442	$4,121	$28,285	$1,626	$22,410
(1) The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.
(2) Includes principal and interest due on our junior subordinated debt securities

Other Commercial Commitments

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In Thousands)

Certificate of deposit maturities (1)	$125,090	$111,979	$10,430	$2,588	$93
Loan originations	5,566	5,566	-	-	-
Unfunded lines of credit (2)	111,396	111,396	-	-	-
Standby letters of credit	310	310	-	-	-
Total	$242,362	$229,251	$10,430	$2,588	$93
(1) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposit based on current market interest rates.
(2) Revolving, open-end loans on one-four dwelling units and commercial lines that mostly remain unfunded. The committed amount of these lines total $169.0 million.

Liquidity and Capital Resources.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank continues to maintain the levels of liquid assets previously required by OTS regulations.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.

The bank’s most liquid assets are cash and cash equivalents and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2007, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $54.7 million or 23.20% of total assets.

The primary investing activities of the bank are the origination of consumer loans, residential one- to four-family loans, commercial business loans, commercial real estate loans, and real estate construction and development loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the three months ended December 31, 2007, the bank’s loan originations totaled $13.6 million.  The bank did not purchase any United States Treasury or agency securities, mortgage-backed or mortgage related securities or other investment securities during the three months ended December 31, 2007.  All of our investment securities are classified as either available for sale or held to maturity and for the period ended December 31, 2007 were considered temporarily impaired.  The market value of our investment portfolio is obtained from various third party brokerage firms and we believe our filing fairly quantifies the value of those securities.  The investments are debt securities that pay principal and interest monthly to maturity

D-2-21

at such time as principal is repaid.  The fluctuation in value of our portfolio is primarily the result of changes in market rates rather than due to the credit quality of the issuer.  The unrealized loss in the bank’s investment portfolio totaled $1.8 million at December 31, 2007.  The company has the ability and liquidity to hold those securities until such time as the value recovers or the securities mature.

The bank has other sources of liquidity if a need for additional funds arises.  At December 31, 2007, the bank had $25.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $9.7 million.  Depending on market conditions, the pricing of deposit products and the pricing of FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

At December 31, 2007, the bank had commitments to fund loans of $3.4 million, unused outstanding lines of credit of $111.4 million, consisting primarily of equity lines of credit, unused standby letters of credit of $310,000 and undisbursed proceeds of construction mortgages of $2.2 million.  Unfunded lines of credit have remained relatively constant and have actually decreased by $419,000 during the three months ended December 31, 2007.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.

Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from December 31, 2007, totaled $112.0 million.  Based upon experience, management believes the majority of maturing deposits will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of those deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.  In general, market risk reflects the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in those interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we will continue to attempt to attract a greater proportion of short-term liabilities to help us address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

D-2-22

To mitigate further the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

Through the use of these derivative instruments, management attempts to reduce or offset increases in interest expense related to deposits and borrowings.  We use interest rate caps and pay-fixed interest rate swaps to protect against rising interest rates.

The interest rate caps are designed to provide an additional layer of protection, should interest rates on deposits and borrowings rise, by effectively lengthening the re-pricing period.  At December 31, 2007, we held an aggregate notional value of $20 million of interest rate caps.  None of the interest rate caps had strike rates that were in effect at December 31, 2007, as current LIBOR rates were below the strike rate.

We are also striving to increase the proportion of transaction deposits to total deposits to diminish our exposure to adverse changes in interest rates.  In particular, non-interest-bearing checking accounts and custodial accounts are less sensitive to interest rate fluctuations and provide a growing source of non-interest income through deposit and other retail banking fees.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at September 30, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets

Basic Point (“bp”) Change in Rates	$Amount	$Change	% Change	NPV Ratio	Change (bp)

+300	21,078	-3,195	-13%	8.58%	-106	bp
+200	22,219	-2,054	-8%	8.97%	-67	bp
+100	23,297	-976	-4%	9.33%	-31	bp
0	24,273		-	9.64%	-
-100	24,555	282	1%	9.69%	5	bp
-200	24,581	308	1%	9.66%	2	bp

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. Those assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income.  Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect our rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe those assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

D-2-23

Item 4.  Controls and Procedures.

The company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and regulations and that such information is accumulated and communicated to the company's management, including the company's Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the company's disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the company or its subsidiary to disclose material information otherwise required to be set forth in the company's periodic reports.

In connection with this Form 10-Q, the company's management, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the company's disclosure controls and procedures as currently in effect, and such officers have concluded that, as of this date, the company's disclosure controls and procedures are effective.

Management of the company is also responsible for establishing and maintaining adequate internal control over financial reporting and control of the company's assets to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. There were no changes in the company's internal control over financial reporting during the company's quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

Part II.Other Information

Item 1.Legal Proceedings

Not applicable.

Item 1A.Risk Factors

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At December 31, 2007, our loan portfolio consisted of $31.6 million, or 18.09% of commercial real estate loans, $18.5 million, or 10.62% of construction and land development loans and $32.6 million, or 18.65% of commercial business loans.  These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

D-2-24

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, difficult to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

A Downturn in the Washington D.C. Metropolitan Area Economy, a Decline in Real Estate Values or Disruptions in the Secondary Mortgage Markets Could Reduce Our Earnings and Financial Condition.

Most of our loans are secured by real estate. As a result, a downturn in this market area could cause significant increases in nonperforming loans, which would reduce our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would also reduce our profits. In prior years, there had been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. However, a decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss.

The secondary mortgage markets are experiencing disruptions resulting from reduced investor demand for mortgage loans and mortgaged-backed securities and increased investor yield requirements for those loans and securities.  Those conditions may continue or worsen in the future.  As a result, a prolonged period of secondary market illiquidity could have an adverse impact on our future earnings and financial condition.

D-2-25

Consequences if merger with Summit doesn’t occur.

The company entered into an agreement, to merge with and into Summit.  In approving the merger agreement, the board of directors consulted with Sandler O’Neill regarding the fairness of the transaction to the company’s stockholders from a financial point of view and with the company’s legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents.  The understanding of the board of directors of the options available to the company and the assessment of those options with respect to the prospects and estimated results of the implementation by the company of its business plan as an independent entity under various scenarios, and the determination that none of those options or the realization of the business plan under the best case scenarios were likely to create greater present value for the company’s stockholders than the value to be paid by Summit.  On the other hand, if the merger is not consummated the company’s ability to achieve consistent profitability by selling a number of branches to increase capital and reduce overall operating cost would be the next option and, if that option was not successful, the prospects for regulatory action would be the most likely.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A breach of information security could negatively affect our earnings.

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

Failure to pay interest on our debt may adversely impact us.

Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.  At September 30, 2006, the bank was classified as an adequately capitalized institution and the Office of Thrift Supervision limited the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company was unable to make a distribution on the cumulative convertible trust preferred securities.  When, on December 13, 2006, the bank was advised by the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company, the company exercised its right to defer the scheduled quarterly distributions on the cumulative convertible trust preferred securities.

Failure to remain a well capitalized institution.

As of December 31 and September 30, 2007, the bank was considered a well capitalized institution.  Should the bank be classified as an adequately capitalized institution, the bank could not issue brokered certificates of deposit without the permission of the Office of Thrift Supervision or the Federal Deposit Insurance Corporation.

D-2-26

Item 2.                      Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.                      Defaults Upon Senior Securities

Not applicable.

Item 4.

Not applicable.

Item 5.                        Other Information

Not applicable.

Item 6.        Exhibits

   (a) Exhibits
31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

D-2-27

Greater Atlantic Financial Corp.

Signatures

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Greater Atlantic Financial Corp.
(Registrant)

By: /s/ Carroll E. Amos
                                      Carroll E. Amos
President and Chief Executive Officer

By: /s/ David E. Ritter
David E. Ritter
Senior Vice President and Chief Financial Officer

Date: February 13, 2008

D-2-28

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

1.I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

                              By: /s/ Carroll E. Amos
                                     Carroll E. Amos
                                     President and Chief Executive Officer

                                     Date: February 13, 2008

D-2-29

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Senior Vice President and Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

c.
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

                              By: /s/ David E. Ritter
                             David E. Ritter
                                     Senior Vice President and
                                     Chief Financial Officer

                                     Date: February 13, 2008

D-2-30

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, President and Chief Executive Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

By: /s/ Carroll E. Amos
                                Carroll E. Amos
                                President and Chief Executive Officer

                                Date: February 13, 2008

D-2-31

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David E. Ritter Senior Vice President and Chief Financial Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

C.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

D.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

By: /s/ David E. Ritter
                                David E. Ritter
                                Senior Vice President and
                                Chief Financial Officer

                                Date: February 13, 2008

D-2-32

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[√] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2008

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	54-1873112
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

                        10700 Parkridge Boulevard, Suite P50, Reston, Virginia                                                               20191
                                                                                 (Address of Principal Executive Offices)                                                                          (Zip Code)

(703) 391-1300
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   [ √ ]   No   [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  [__]Accelerated filer  [__]Non- accelerated filer [__]Smaller Reporting Company [ √ ]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):
Yes   [__]   No  [ √ ]

At May 12, 2008 there were 3,024,220 shares of the registrant’s Common
Stock, par value $0.01 per share outstanding

D-3-1

Greater Atlantic Financial Corp.
Quarterly Report on Form 10-Q
For the Quarter Ended March 31, 2008

D-3-2

Greater Atlantic Financial Corp.
Consolidated Statements of Financial Condition (Unaudited)

March 31,	September 30,
2008	2007
(Dollars in Thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Non-interest bearing and vault	$ 2,408	$ 3,146
Interest bearing	14,874	4,486
Investment securities
Available-for-sale	42,201	48,910
Held-to-maturity	2,720	3,053
Loans receivable, net	159,724	176,108
Accrued interest and dividends receivable	1,319	1,675
Deferred income taxes	1,480	2,096
Federal Home Loan Bank stock, at cost	1,640	1,731
Premises and equipment, net	2,093	2,285
Goodwill	956	956
Prepaid expenses and other assets	1,005	1,548
Total assets	$230,420	$245,994
Liabilities and Stockholders’ equity
Liabilities
Deposits	$188,805	$197,991
Advance payments from borrowers for taxes and insurance	269	229
Accrued expenses and other liabilities	1,938	1,601
Income taxes payable	16	36
Advances from the FHLB and other borrowings	26,732	27,192
Junior subordinated debt securities	9,379	9,374
Total liabilities	227,139	236,423
Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,024,220 shares outstanding	30	30
Additional paid-in capital	25,273	25,273
Accumulated deficit	(20,260)	(14,408)
Accumulated other comprehensive loss	(1,762)	(1,324)
Total stockholders’ equity	3,281	9,571
Total liabilities and stockholders’ equity	$230,420	$245,994
See accompanying notes to consolidated financial statements

D-3-3

Greater Atlantic Financial Corp.
Consolidated Statements of Operations (Unaudited)

Three Months Ended March 31,	Six Months Ended March 31,

(Dollars in Thousands, Except Per Share Data)	2008	2007	2008	2007

Interest income
Loans	$ 2,697	$ 3,651	$ 5,807	$ 7,322
Investments	727	943	1,496	2,077
Total interest income	3,424	4,594	7,303	9,399
Interest expense
Deposits	1,862	2,187	3,892	4,426
Borrowed money	541	712	1,112	1,474
Total interest expense	2,403	2,899	5,004	5,900
Net interest income	1,021	1,695	2,299	3,499
Provision for loan losses	2,688	145	2,790	293
Net interest income after provision for loan losses	(1,667)	1,550	(491)	3,206
Noninterest income
Fees and service charges	134	155	274	307
Loss on derivatives	(14)	(13)	(28)	(33)
Other operating income	7	6	17	11
Total noninterest income	127	148	263	285
Noninterest expense
Compensation and employee benefits	887	1,175	1,831	2,441
Occupancy	329	344	653	687
Professional services	678	323	860	722
Advertising	10	45	28	69
Deposit insurance premium	118	7	264	30
Furniture, fixtures and equipment	109	137	214	267
Data processing	210	233	435	452
Other operating expenses	241	258	454	539
Total noninterest expense	2,582	2,522	4,739	5,207
Loss before income tax provision	(4,122)	(824)	(4,967)	(1,716)
Provision for income taxes – increase in deferred tax assets valuation allowances	885	-	885	-
Net loss	$ (5,007)	$ (824)	$ (5,852)	$ (1,716)
Loss per common share
Basic and diluted:
Basic	$ (1.66)	$ (0.27)	$ (1.93)	$ (0.57)
Diluted	(1.66)	(0.27)	(1.93)	(0.57)
Weighted average common shares outstanding
Basic and diluted	3,024,220	3,023,911	3,024,220	3,022,590

See accompanying notes to consolidated financial statements

D-3-4

Greater Atlantic Financial Corp.
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three months ended March 31,		Six months ended March 31,
(In Thousands)	2008	2007	2008	2007

Net (loss) earnings	$(5,007)	$(824)	$(5,852)	$(1,716)
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on securities	(349)	(60)	(438)	56
Other comprehensive (loss) income	(349)	(60)	(438)	56
Comprehensive loss	$(5,356)	$(884)	$(6,290)	$(1,660)

Greater Atlantic Financial Corp.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
For the Six Months Ended March 31, 2008 and 2007

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)

Balance at September 30, 2006	$-	$30	$25,228	$(15,359)	$(1,049)	$8,850

Stock Option Expense			22			22

Other comprehensive income	-	-	-	-	56	56

Net loss for the period	-	-	-	(1,716)	-	(1,716)
Balance at March 31, 2007	$-	$30	$25,250	$(17,075)	$(993)	$7,212
Balance at September 30, 2007	$-	$30	$25,273	$(14,408)	$(1,324)	$9,571

Other comprehensive loss	-	-	-	-	(438)	(438)

Net loss for the period	-	-	-	(5,852)	-	(5,852)
Balance at March 31, 2008	$-	$30	$25,273	$(20,260)	$(1,762)	$3,281

See accompanying notes to consolidated financial statements

D-3-5

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited)

	Six months ended March 31,
	2008	2007
(In Thousands)
Cash flow from operating activities
Net loss	$(5,852)	$(1,716)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Provision for loan loss	2,790	293
Amortization of deferred loan acquisition cost, net	3	(25)
Depreciation and amortization	191	228
Loss from derivatives	28	33
Amortization of investment security premiums	203	363
Amortization of mortgage-backed securities premiums	91	214
Amortization of deferred fees	(131)	(178)
Decrease in deferred tax asset	885	-
Discount accretion net of premium amortization	168	(145)
Amortization of convertible preferred stock costs	5	4
(Increase) decrease in assets
Accrued interest and dividend receivable	356	251
Prepaid expenses and other assets	495	351
Deferred loan fees collected, net of deferred costs incurred	208	260
Increase (decrease) in liabilities
Accrued expenses and other liabilities	356	(477)
Income taxes payable	(20)	-
Net cash used in operating activities	(224)	(544)

Continued

D-3-6

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited) – (Continued)

	Six months ended March 31,
	2008	2007
(In Thousands)
Cash flow from investing activities
Net decrease in loans	$13,347	$10,161
Disposal (purchase) of premises and equipment, net	-	(24)
Proceeds from repayments of other investment securities	2,584	6,224
Proceeds from repayments of mortgage-backed securities	3,458	8,032
Purchases of FHLB stock	-	(653)
Proceeds from sale of FHLB stock	91	837
Net cash provided by investing activities	19,480	24,577
Cash flow from financing activities
Net decrease in deposits	(9,186)	(3,547)
Net decrease in advances from the FHLB and other borrowings	(460)	(15,620)
Increase in advance payments by borrowers for taxes and insurance	40	120
Net cash used in financing activities	(9,606)	(19,047)
Increase in cash and cash equivalents	9,650	4,986
Cash and cash equivalents, at beginning of period	7,632	19,804
Cash and cash equivalents, at end of period	$17,282	$24,790

See accompanying notes to consolidated financial statements

D-3-7

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of March 31, 2008 and Three and Six Months Ended March 31, 2008 and 2007 (Unaudited)

(1) BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements, which include the accounts of Greater Atlantic Financial Corp. (the “company”) and its wholly owned subsidiary, Greater Atlantic Bank (the “bank”) have been prepared in accordance with the instructions for Form 10-Q.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) with respect to interim financial reporting.  It is recommended that these consolidated financial statements be read in conjunction with the company’s Annual Report on Form 10-K for the year ended September 30, 2007.  The results of operations for the three or the six months ended March 31, 2008 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2008 or any future periods.  In addition, other reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation.

(2) PROPOSED ACQUISITION

As previously reported in a Form 8-K filed on April 16, 2007, we announced that the company and Summit Financial Group, Inc. (“Summit”), entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit.

Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, effective December 6, 2007, the company and Summit amended their agreement to implement the parties' agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date, subject to regulatory and shareholder approvals.  In a Form 8-K filed on March 26, 2008 we announced that our shareholders overwhelmingly approved the terms and conditions of the proposed merger of Greater Atlantic with and into Summit.  On April 9, 2008, the company announced that it had received written notice from Summit that Summit had exercised its right to terminate the agreement for the company to merge with and into Summit.  Greater Atlantic and Summit have initiated negotiations towards entering into a new definitive agreement.  However, no assurances can be given that the negotiations will lead to the parties entering into a new definitive agreement.

D-3-8

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of March 31, 2008 and Three and Six Months Ended March 31, 2008 and 2007 (Unaudited)

(3) LOAN IMPAIRMENT AND LOAN LOSSES

In accordance with guidance in the Statements of Financial Accounting Standards Nos. 114 and 118, the company conducts a quarterly analysis to determine the adequacy of the allowance for loan losses and to identify and value impaired loans.  An analysis of the change in the allowance for loan losses follows (also see page 20 for discussion of non-performing loans):

	At or for the six months ended March 31,
	2008	2007
(Dollars in Thousands)
Balance at beginning of period	$2,305	$1,330
Provisions	2,790	293
Total charge-offs	(2,824)	(327)
Total recoveries	14	626
Net recoveries (charge-offs)	(2,810)	299
Balance at end of period	$2,285	$1,922
Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	1.66%	(0.16)%
Allowance for loan losses to total non-performing loans at end of period	99.43%	118.13%
Allowance for loan losses to total loans	1.40%	1.02%

The company considers a loan to be impaired if it is probable that it will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an alternative, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, to measure impairment, the company uses the fair value of the collateral, less estimated costs to sell on a discounted basis.

Our total recorded investment in impaired loans at March 31, 2008 was $2.2 million compared to $1.3 million at March 31, 2007.  The related allowance associated with those impaired loans at March 31, 2008 was $1.5 million compared to an allowance of $500,000 at March 31, 2007.  At March 31, 2008 and 2007, all impaired loans had a related allowance.  We recognize interest collected on these loans on a cost-recovery or cash-basis method.  The amount of interest income recognized during the time that those loans were impaired amounted to $110,000

(4) REGULATORY MATTERS

The capital distribution regulation of the OTS requires that the bank provide the applicable OTS Regional Director with a 30-day advance written notice of all proposed capital distributions whether or not advance approval was required.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, would be deferred.  The announcement by the company followed advice received by the bank that the Office of Thrift Supervision would not approve the bank’s application to pay a cash dividend to the company.  Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which continues, but can be no longer than 20 consecutive quarterly periods).

D-3-9

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of March 31, 2008 and Three and Six Months Ended March 31, 2008 and 2007 (Unaudited)

On April 29, 2008, the company issued a news release announcing that the bank, its wholly-owned subsidiary, consented to the issuance by the Office of Thrift Supervision (the “OTS”) of a Cease and Desist Order effective April 25, 2008 (the “Order”).

The Order requires the bank to, among other things, report, within prescribed time periods to the OTS Regional Director for the Southeast Region (the “Regional Director”) on the status of the ongoing merger negotiations with Summit; have, at June 30, 2008, and maintain a Tier One (Core) Capital Ratio of at least 6% and a total risk based capital ratio of at least 12%; develop a comprehensive long term operating strategy to be implemented if the proposed merger with Summit is not consummated; incorporate the long term operating strategy into a three-year business plan containing at a minimum the requirements set forth in the Order; cease, effective immediately, making commercial real estate loans, commercial loans and loans on raw land without the prior written approval of the Regional Director, except for such loans as to which the bank has a legally binding written commitment to lend as of the effective date of the Order, and reduce its exposure to concentrations in those types of loans, cease, effective immediately, accepting brokered deposits; and prohibits the payment of dividends or other capital distributions.

In addition, the Order requires the bank’s board of directors to take action with respect to credit administration, reducing classified assets and accounting system controls and to establish a regulatory compliance committee of three or more non-employee directors to monitor and coordinate compliance with the provisions of the Order and provide the board of directors with progress reports on compliance, which reports are to be transmitted by the board of directors of the bank to the Regional Director.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital levels:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under FDICIA, a well capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10% and an adequately capitalized financial institution is one with Tier 1 leverage capital of 4%, Tier 1 risk-based capital of 4% and total risk-based capital of 8%.  At March 31, 2008, the bank was classified as a well capitalized financial institution.

The following presents the bank’s capital position at March 31, 2008:

	Required Balance	Required Percent to be Well Capitalized	Actual Balance	Actual Percent	Surplus/ (Shortfall)
(Dollars in Thousands)
Leverage	$11,569	5.00%	$13,966	6.04%	$2,397
Tier 1 Risk-based	$9,335	6.00%	$13,880	8.92%	$4,545
Total Risk-based	$15,559	10.00%	$15,829	10.17%	$270

The company’s common stock is currently quoted on the Pink Sheets under the symbol GAFC.PK.

(5) STOCK OPTIONS

Effective November 14, 1998, the company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares for employees and warrants for 94,685 shares for stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant to employees from 76,667 to 225,000 shares and amended again effective March 15, 2002, to increase the number of options available for grant to employees from 225,000 to 350,000 shares and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of March 31, 2008, 209,333 options were outstanding and all the warrants had expired.

D-3-10

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of March 31, 2008 and Three and Six Months Ended March 31, 2008 and 2007 (Unaudited)

The following summary represents the activity under the Plan:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)
Balance outstanding and exercisable at September 30, 2006	253,000	$ 6.72	5.70
Options expired	(7,500)	$ 6.75
Balance outstanding and exercisable at September 30, 2007	245,500	$ 6.72	4.63
Options expired	(36,167)	$ 6.85
Balance outstanding and exercisable at March 31, 2008	209,333	$ 6.70	4.18

The company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), to measure compensation cost for stock options effective after October 1, 2005.  Prior to its adoption, the company accounted for its options under APB 25 “Accounting for Stock Issued to Employees” with the pro forma impact disclosed.  As allowable under SFAS 123R, the company used the Black-Scholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using those assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  There were no options granted during the six months ended March 31, 2008 and 2007.

(6) EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  The weighted average shares outstanding for basic and diluted earnings per share for the six months ended March 31, 2008 and 2007 were the same, as the effect of the conversion of preferred securities and the impact of the exercised stock options of 1,379,999 and 1,373,469 in the periods ended March 31, 2008 and 2007, respectively, were excluded as they would have been anti-dilutive for those periods.

(7) RECENT ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements.  SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. The Statement does not require any new fair value measurements and is effective for financial assets and liabilities for fiscal years beginning after November 15, 2007. In February 2008, the FASB approved the issuance of FASB Staff Position (FSP) FAS 157-2. FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis.  We do not believe the adoption of SFAS 157 will have a material impact on the consolidated financial statements.

D-3-11

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of March 31, 2008 and Three and Six Months Ended March 31, 2008 and 2007 (Unaudited)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159).This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The company is in the process of evaluating the impact SFAS 159 may have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, to create greater consistency in the accounting and financial reporting of business combinations.  SFAS 141 (R) requires a company to recognize the assets acquired, the liabilities assumed, any contingent consideration to be paid, and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. SFAS 141 (R) also requires companies to recognize and measure goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination and to expense transaction costs when incurred.  SFAS No. 141(R) applies to fiscal years beginning after December 15, 2008 and is adopted prospectively.  Earlier adoption is prohibited.  This statement will only apply to any acquisitions occurring after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity.  It also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, that changes in ownership interest be accounted for similarly, as equity transactions, and that, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value.  SFAS No. 160 applies to fiscal years beginning after December 15, 2008.  Earlier adoption is prohibited.  We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

On March 20, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”).  SFAS 161 provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements.  SFAS 161 also requires certain tabular formats for disclosing such information.  SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged.  SFAS 161 applies to all entities and all derivative instruments and related hedged items accounted for under SFAS 133.  Among other things, SFAS 161 requires disclosures of an entity’s objectives and strategies for using derivatives by primary underlying risk and certain disclosures about the potential future collateral or cash requirements as a result of contingent credit-related features.  The company is currently evaluating the impact, if any, that the adoption of SFAS 161 will have on the company’s financial statements.

D-3-12

Greater Atlantic Financial Corp.
Notes to Consolidated Financial Statements
Information as of March 31, 2008 and Three and Six Months Ended March 31, 2008 and 2007 (Unaudited)

(8) JUNIOR SUBORDINATED DEBT SECURITIES

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. The company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.  The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position (also see Note 4 Regulatory Matters).

To comply with FIN 46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the company and titled “Junior Subordinated Debt Securities” in the financial statements.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the company follows advice received by the bank from the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company.

Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which continues, but can be no longer than 20 consecutive quarterly periods).

(9) DERIVATIVE FINANCIAL INSTRUMENTS

During fiscal years 2003 and 2002, the bank entered into various interest rate caps that total $20 million in notional principal with terms between five and ten years that limit the float between a floor of 2.00%, and are capped between 6.50% - 8.00%.  The bank accounts for these derivatives, under the guidelines of SFAS 133, as amended.

Realized and unrealized gains and losses on those derivatives which meet hedge accounting requirements are deferred and recognized when the hedge transaction occurs.  In the event hedge accounting requirements are not met gains and losses on such instruments are included currently in the statement of operations.  During the six months ended March 31, 2008 and 2007 the instruments did not meet hedge accounting requirements.  The statements of operations include net losses of $28,000 and $33,000 for the six months ended March 31, 2008 and 2007, respectively.

D-3-13

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes presented elsewhere in this report.

This report contains forward-looking statements.  When used in this 10-Q report and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The matters discussed in management’s discussion and analysis of financial condition and results of operations reflects continuing operations, unless otherwise noted.

General

We are a savings and loan holding company, which was organized in June 1997.  We conduct substantially all of our business through our wholly owned subsidiary, the bank, a federally chartered savings bank.  The bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.  We offer traditional banking services to customers through the five branches of the bank located throughout the greater Washington, D.C. metropolitan area and the Shenandoah Valley.

The profitability of the company depends primarily on its non-interest income and net interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.  Non-interest income consists primarily of gain on sales of loans, derivatives and available-for-sale investments and fees from service charges on deposits and loans.

The level of its operating expenses also affects the company’s profitability.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

On February 22, 2006, the company announced that it had engaged Sandler O’Neill & Partners, L.P. to advise on the financial aspects of the company’s review of its strategic options and assist the company in evaluating the financial aspects of all strategic alternatives available.  Subsequently, in a Form 8-K filed on April 16, 2007, we announced that the company and Summit entered into a definitive agreement for the company to merge with and into Summit.  We also announced that the bank and Bay-Vanguard Federal Savings Bank entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.  The sale of the Pasadena branch office was established as a condition to the completion of the pending merger of the company with and into Summit, and was completed on August 24, 2007, with the bank recognizing a gain of $4.3 million.

D-3-14

Originally the merger was expected to be completed in the fourth calendar quarter of 2007; however, as reported in a Form 8-K filed on December 10, 2007, the company and Summit amended their agreement to extend to March 31, 2008, the date on which the agreement may be terminated if the merger is not consummated by that date.  In a Form 8-K filed on March 26, 2008 we announced that our shareholders overwhelmingly approved the terms and conditions of the proposed merger of Greater Atlantic with and into Summit.  On April 9, 2008, the company announced that it had received written notice from Summit that Summit had exercised its right to terminate the agreement for the company to merge with and into Summit.  Greater Atlantic and Summit have initiated negotiations towards entering into a new definitive agreement.  However, no assurances can be given that the negotiations will lead to the parties entering into a new definitive agreement.

Critical Accounting Policies, Estimates and Judgments

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of those financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from those estimates under different assumptions or conditions.  The company believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the evaluation of the adequacy of the allowance for loan losses.

A variety of factors impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.  The allowance for loan losses is the most difficult and subjective judgment.  The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans.  Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons.  The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area.  Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Financial Condition

At March 31, 2008 the company’s total assets were $230.4 million, compared to the $246.0 million held at September 30, 2007, representing a decrease of 6.33%.  The decrease resulted primarily from a decrease in investment securities and loans receivable and was offset in part by an increase in interest bearing deposits.  The decline in the bank’s overall asset size is reflected in the consolidated statements of financial condition and statements of operations as we continued to manage the bank’s assets and liabilities to maintain the bank in a well capitalized position.

Net loans receivable at March 31, 2008 were $159.7 million, a decrease of $16.4 million or 9.30% from the $176.1 million held at September 30, 2007. The decrease in loans consisted primarily of a decrease of $1.9 million in the bank’s consumer loan portfolio, coupled with a $302,000 decline in the bank’s single family loan portfolio.  Because the bank’s single family and consumer loan portfolios consist primarily of adjustable-rate loans, with the current yield curve, customers are refinancing away from adjustable-rate loans and into longer term, fixed-rate loans or curtailing outstanding balances.  Commercial business loans decreased by $9.1 million, land loans decreased $3.6 million and commercial real estate loans outstanding decreased by $1.9 million during the period.  Those decreases were offset in part by an increase of $448,000 in construction loans.  The increase in construction lending was primarily in the single family residential sector of the market.  The company anticipates that lending in that area will slow as a result of the current slow pace of sales occurring in the single family market.

D-3-15

At March 31, 2008, investment securities were $44.9 million, a decrease of $7.1 million or 13.55% from the $52.0 million held at September 30, 2007.  The cash proceeds from the sale or payoff of investment securities were used to reduce higher cost wholesale funding, including borrowings and wholesale deposits.

Deposits at March 31, 2008 were $188.8 million, a decrease of $9.2 million from the $198.0 million held at September 30, 2007.  Total deposits decreased primarily due to a $4.6 million decline in our money fund accounts and our reduced reliance on brokered deposits and wholesale deposits, which have a higher cost.  Those types of deposits have declined $5.8 million since September 30, 2007.  While non-interest bearing now accounts and passbook accounts also declined, those declines were partially offset by an increase of $2.3 million in certificate of deposits which have been obtained through the bank’s marketing efforts and are at a lower cost than brokered and wholesale deposits.

Comparison of Results of Operations for the Three Months Ended
March 31, 2008 and March 31, 2007

Net Income.  For the three months ended March 31, 2008, the company had a net loss of $5.0 million or $1.66 per diluted share, compared to a net loss of $824,000 or $0.27 per diluted share for the three months ended March 31, 2007.  The $4.2 million increase in the net loss over the comparable period one-year ago was primarily the result of an increase in the provision for loan losses, decreases in net interest income, non-interest income and increases in non-interest expense and provision for income taxes.  The provision for income taxes of $885,000 is the result of increasing the allowance on the deferred tax asset during the quarter.  The ongoing net losses reported in the company’s Annual Report on Form 10-K for the year ended September 30, 2007 and for this three month period, remain a consistent problem for management because the loan production needed to maintain the retail branch network has not been attained, and the bank is currently managing its assets and liabilities to maintain a well capitalized status and effect a sale of the bank.  Because of the bank’s loans to one borrower limit, and the current issuance by the Office of Thrift Supervision of a Cease and Desist Order effective April 25, 2008 it cannot expand its commercial loan portfolio and maintain a consistent level of outstanding loans to larger customers.  Those factors have caused and will cause earning assets to decline, impacting earnings.  Further, margin pressure from the yield curve also presents a very challenging environment in which to seek to increase our net interest margin.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Three Months Ended March 31,	2008	2007	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$2,697	$3,651	$(954)	(26.13)%
Investments	727	943	(216)	(22.91)
Total	3,424	4,594	(1,170)	(25.47)

Interest expense:
Deposits	1,862	2,187	(325)	(14.86)
Borrowings	541	712	(171)	(24.02)
Total	2,403	2,899	(496)	(17.11)
Net interest income	$1,021	$1,695	$(674)	(39.76)%

D-3-16

The decrease in net interest income during the three months ended March 31, 2008, from the comparable period one year ago, resulted primarily from a $45.2 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $1.7 million more than the decline in average interest-bearing liabilities.  That decrease was coupled with a 69 basis point decrease in net interest margin (net interest income divided by average interest-earning assets) from 2.51% for the three months ended March 31, 2007 to 1.82% for the three months ended March 31, 2008.  The decrease in net interest margin also resulted from the average cost on interest-bearing liabilities decreasing by 2 basis points while the average yield on interest-earning assets declined 71 basis points resulting in a change of 69 basis points.

The current interest rate environment has been a difficult one for most financial institutions.  We expect the interest rate environment to remain challenging and we believe it will continue to have an impact on our net interest margin and net interest rate spread.  We also believe, however, that our strategy of changing the balance sheet from one that was wholesale oriented, as reflected in the company’s former reliance on brokered and internet deposits, to one which is more retail oriented, will benefit us over time.  We believe that change will position us to realize a benefit when the interest rate environment improves.  If market interest rates were to rise, given our asset sensitivity position, we would also expect our net interest margin to improve.  However, in a declining rate environment our interest rate spread and our net interest income would decline.  The bank continues to monitor the markets and its interest rate position to alleviate any material changes in net interest margin.

Interest Income.  Interest income for the three months ended March 31, 2008 decreased $1.2 million compared to the three months ended March 31, 2007, primarily as a result of a $45.2 million decrease in the average balances of outstanding loans and investment securities.  The decreases in those balances were coupled with a decrease of 71 basis points in the average yield earned on interest earning assets.

Interest Expense.  The $496,000 decrease in interest expense for the three months ended March 31, 2008 compared to the 2007 period was principally the result of a $43.5 million decrease in the average amount of deposits and borrowings.  That decrease in the average interest-bearing liabilities was coupled with a 2 basis point decrease in the cost of funds on average deposits and borrowings.  The decrease in interest expense on deposits was primarily due to a decrease of $26.4 million in average deposits, primarily reflecting the sale of the Pasadena branch.  That decrease was coupled with a 10 basis point decrease in rates paid on deposits, primarily due to lower rates paid on interest-bearing demand deposits and certificates and lower pricing on new and renewed time deposits.

The decrease in interest expense on borrowings for the three months ended March 31, 2008, when compared to the 2007 period, was principally the result of a $17.1 million decrease in average borrowed funds, partially offset by a 61 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $171,000 in interest expense on borrowings were a $227,000 decrease relating to average volume, partially offset by a $56,000 increase relating to average cost.

D-3-17

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Three Months Ended March31,
	2008			2007
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$83,519	$1,408	6.74%	$93,062	$1,696	7.29%
Consumer loans	51,006	781	6.12	56,230	1,074	7.64
Commercial business loans	30,774	508	6.60	39,919	881	8.83
Total loans	165,299	2,697	6.53	189,211	3,651	7.72

Investment securities	44,745	562	4.93	54,579	662	4.85
Mortgage-backed securities	14,520	175	4.82	25,979	281	4.33
Total interest-earning assets	224,564	3,424	6.10	269,769	4,594	6.81
Non-earning assets	10,909			11,119
Total assets	$235,473			$280,888

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$1,939	4	0.83	$3,233	7	0.87
Now and money market accounts	53,373	385	2.89	75,438	657	3.48
Certificates of deposit	124,168	1,473	4.75	127,228	1,523	4.79
Total deposits	179,480	1,862	4.15	205,899	2,187	4.25

FHLB advances	25,000	374	5.98	38,378	505	5.26
Other borrowings	11,464	167	5.83	15,201	207	5.45
Total interest-bearing liabilities	215,944	2,403	4.45	259,478	2,899	4.47

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,013			11,473
Other liabilities	2,147			2,096
Total liabilities	227,104			273,047
Stockholders’ equity	8,369			7,841
Total liabilities and stockholders' Equity	$235,473			$280,888

Net interest income		$1,021			$1,695
Interest rate spread			1.65%			2.34%
Net interest margin			1.82%			2.51%

D-3-18

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Three Months Ended March 31, 2008 compared to
	March 31, 2007
	Change Attributable to
	Volume	Rate	Total
	(in thousands)
Real estate loans	$(174)	$(114)	$(288)
Consumer loans	(100)	(193)	(293)
Commercial business loans	(202)	(171)	(373)
Total loans	(476)	(478)	(954)
Investments	(119)	9	(110)
Mortgage-backed securities	(124)	18	(106)
Total interest-earning assets	$(719)	$(451)	$(1,170)

Savings accounts	$(3)	$-	$(3)
Now and money market accounts	(192)	(80)	(272)
Certificates of deposit	(37)	(13)	(50)
Total deposits	(232)	(93)	(325)
FHLB advances	(176)	45	(131)
Other borrowings	(51)	11	(40)
Total interest-bearing liabilities	(459)	(37)	(496)
Change in net interest income	$(260)	$(414)	$(674)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups based on loan type.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans.  Those classified loans are then individually evaluated for impairment.  Those loans that are not individually evaluated are then segmented by type and assigned a reserve percentage that reflects the industry loss experience.  The loans individually evaluated for impairment are measured by either, the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provision for loan losses in the future.  An increase in the provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank had contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review was to identify the extent of potential and actual risk in the bank’s commercial loan portfolio and in our underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussions with the operational staff, including the line lenders and senior management.  However, when we entered into the definitive agreement for the company to merge with Summit, and based on the due diligence performed by Summit, it was deemed unnecessary to continue such a contract through the fiscal year ended September 30, 2007.  However, since the bank received the written notice from Summit that Summit exercised its right to terminate the merger agreement, the bank has again contracted with an independent outside third party to have its loan portfolio reviewed.

D-3-19

Non-performing assets amounted to $2.3 million or 1.00% of total assets at March 31, 2008, a $700,000 increase from the $1.6 million or 0.57% of total assets classified as non-performing at March 31, 2007.  At March 31, 2008, assets that were classified totaled $3.1 million, of which $148,000 were classified as special mention, $1.1 million were classified as substandard and $1.9 million were classified as doubtful.  A $2.7 million provision for loan losses was recorded during the three months ended March 31, 2008, compared to a provision of $145,000 during the three months ended March 31, 2007. The $2.5 million increase in the provision for loan losses from the year ago period resulted primarily from the provision necessary for loan losses resulting from the deterioration in the asset quality during the current period and provision provided for the $1.5 million of loans receivable classified as doubtful.  Credit quality at the bank remains a concern, with a ratio of non-performing assets to total assets of 1.00%, and with significant classified and past-due loans.  Those factors combined with expected credit exposure growth and deteriorating economic conditions, may result in an increase in the allowance for loan losses resulting in an increase in the provision for loan losses in future periods.

Non-interest Income. Non-interest income decreased $21,000 during the three months ended March 31, 2008, over the comparable three month period one year ago.  That decrease was primarily the result of a $21,000 decrease in service fees on loans and deposits.,

The following table presents a comparison of the components of non-interest income.

			Difference
Three Months Ended March 31,	2008	2007	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$35	$45	$(10)	(22.22)%
Service fees on deposits	99	110	(11)	(10.00)
Loss on derivatives	(14)	(13)	(1)	(7.69)
Other operating income	7	6	1	16.67
Total non-interest income	$127	$148	$(21)	(14.19)%

Non-interest expense. Non-interest expense increased $60,000 from $2.5 million for the three months ended March 31, 2007 to $2.6 million for the three months ended March 31 in the current year.  That increase was primarily the result of a $355,000 increase in professional services and an increase of $111,000 in the bank’s deposit insurance premium.  Those increases were partially offset by decreases distributed over various non-interest expense categories with the primary contributors being compensation and employee benefits, advertising, furniture fixtures and equipment and data processing.  The increase in professional services resulted from the receipt of written notice that Summit exercised its right to terminate the merger agreement.  As a result, the bank then had to recognize all professional services related to the merger.

The following table presents a comparison of the components of non-interest expense.

			Difference
Three Months Ended March 31,	2008	2007	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$887	$1,175	$(288)	(24.51)%
Occupancy	329	344	(15)	(4.36)
Professional services	678	323	355	109.91
Advertising	10	45	(35)	(77.78)
Deposit insurance premium	118	7	111	1,585.71
Furniture, fixtures and equipment	109	137	(28)	(20.44)
Data processing	210	233	(23)	(9.87)
Other operating expense	241	258	(17)	(6.59)
Total non-interest expense	$2,582	$2,522	$60	2.38%

D-3-20

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  Due to our operating losses, we did not record a provision for current income taxes for the three months ended March 31, 2008 or 2007.  However the bank had to reduce its net deferred tax asset by $885,000 for the quarter ended March 31, 2008.  That reduction in deferred tax asset resulted from the reduction in capital the company has sustained as a result of the provision for loan losses recorded during the quarter and quarterly operating losses.  These losses have occurred and are continuing to occur as the bank delays the implementation of stand alone strategies in anticipation of completing a sale of the bank.  In its cease and desist order the OTS mandated a 6% core capital ratio and a 12% total risk-based capital ratio.  With the reduction in the capital levels, and higher capital requirements, the bank has had to lower its future earning asset growth, which in turn negatively impacts expected future earnings, and had to reduce its net deferred tax asset.

Contractual Obligations and Off-Balance Sheet Financing Arrangements

The following table summarizes the bank’s contractual obligations at March 31, 2008 and the effect those obligations are expected to have on the bank’s liquidity and cash flows in future periods.

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In thousands)

FHLB Advances (1)	$25,000	$-	$25,000	$-	$-
Reverse repurchase agreements	1,732	1,732	-	-	-
Subordinated debt securities (2)	25,982	1,310	1,310	1,310	22,052
Operating leases	3,495	1,124	1,793	251	327
Total obligations	$56,209	$4,166	$28,103	$1,561	$22,379
(1) The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.
(2) Includes principal and interest due on our junior subordinated debt securities

Other Commercial Commitments

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In Thousands)

Certificate of deposit maturities (1)	$122,011	$110,112	$8,962	$2,844	$93
Loan originations	5,260	5,260	-	-	-
Unfunded lines of credit (2)	107,403	107,403	-	-	-
Standby letters of credit	255	255	-	-	-
Total	$234,929	$223,030	$8,962	$2,844	$93
(1) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposit based on current market interest rates.
(2) Revolving, open-end loans on one-four dwelling units and commercial lines that mostly remain unfunded. The committed amount of these lines total $169.0 million.

D-3-21

Comparison of Results of Operations for the Six Months Ended
March 31, 2008 and March 31, 2007

Net Income.  For the six months ended March 31, 2008, the company had a net loss of $5.9 million or $1.93 per diluted share, compared to a net loss of $1.7 million or $0.57 per diluted share for the six months ended March 31, 2007.  The $4.2 million increase in the net loss over the comparable period one-year ago was primarily the result of an increase in the provision for loan losses, decreases in net interest income, non-interest income, an increase in provision for income taxes and were offset by a decrease in non-interest expense.  The provision for income taxes of $885,000 is the result of increasing the allowance on the deferred tax asset over the six months ended March 31, 2008.  The ongoing net losses reported in the company’s Annual Report on Form 10-K for the year ended September 30, 2007 and for this six month period, remain a consistent problem for management because the loan production needed to maintain the retail branch network has not been attained, and the bank is currently managing its assets and liabilities to maintain a well capitalized status.  Because of the bank’s loans to one borrower limit and the current issuance by the Office of Thrift Supervision of a Cease and Desist Order effective April 25, 2008, it cannot expand its commercial loan portfolio and maintain a consistent level of outstanding loans to larger customers.  Those factors have caused and will cause earning assets to decline, impacting earnings.  Further, margin pressure from the yield curve also presents a challenging environment in which to seek to increase our net interest margin.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Six Months Ended March 31,	2008	2007	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$5,807	$7,322	$(1,515)	(20.69)%
Investments	1,496	2,077	(581)	(27.97)
Total	7,303	9,399	(2,096)	(22.30)

Interest expense:
Deposits	3,892	4,426	(534)	(12.07)
Borrowings	1,112	1,474	(362)	(24.53)
Total	5,004	5,900	(896)	(15.19)
Net interest income	$2,299	$3,499	$(1,200)	(34.30)%

The decrease in net interest income during the six months ended March 31, 2008, resulted primarily from a $47.2 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $2.3 million more than the decline in average interest-bearing liabilities.  That decrease was coupled with a 53 basis point decrease in net interest margin (net interest income divided by average interest-earning assets) from 2.55% for the six months ended March 31, 2007 to 2.02% for the six months ended March 31, 2008.  The decrease in net interest margin was also affected by the average yield on interest-earning assets decreasing by 42 basis points and the increase of 10 basis points in the average cost on interest-bearing liabilities.

D-3-22

Interest Income.  Interest income for the six months ended March 31, 2008 decreased $2.1 million compared to the six months ended March 31, 2007, primarily as a result of a $47.2 million decrease in the average balances of outstanding loans and investment securities.  The decreases in those balances were coupled with a decrease of 42 basis points in the average yield earned on interest earning assets.

Interest Expense.  The $896,000 decrease in interest expense for the six months ended March 31, 2008 compared to the 2007 period was principally the result of a $44.9 million decrease in the average amount of deposits and borrowings.  That decrease in the average interest-bearing liabilities was partially offset by a 10 basis point increase in the cost of funds on average deposits and borrowings.  The decrease in interest expense on deposits was primarily due to a decrease of $27.0 million in average deposits, primarily due to the sale of the Pasadena branch and was offset in part by a 5 basis point increase in rates paid on deposits, primarily due to elevated pricing on new and renewed time deposits.

The decrease in interest expense on borrowings for the six months ended March 31, 2008, when compared to the 2007 period, was principally the result of a $17.9 million decrease in average borrowed funds, partially offset by a 62 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $362,000 in interest expense on borrowings were a $479,000 decrease relating to average volume, partially offset by a $117,000 increase relating to average cost.

D-3-23

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Six Months Ended March 31,
	2008			2007
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$86,014	$2,948	6.85%	$93,096	$3,414	7.33%
Consumer loans	51,124	1,694	6.63	57,867	2,254	7.79
Commercial business loans	32,339	1,165	7.20	39,735	1,654	8.33
Total loans	169,477	5,807	6.85	190,698	7,322	7.68

Investment securities	42,484	1,094	5.15	55,874	1,461	5.23
Mortgage-backed securities	15,268	402	5.27	27,841	616	4.43
Total interest-earning assets	227,229	7,303	6.43	274,413	9,399	6.85
Non-earning assets	11,286			11,396
Total assets	$238,515			$285,809

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$2,006	9	0.90	$3,193	15	0.94
Now and money market accounts	54,841	851	3.10	77,408	1,368	3.53
Certificates of deposit	124,368	3,032	4.88	127,613	3,043	4.77
Total deposits	181,215	3,892	4.30	208,214	4,426	4.25

FHLB advances	25,673	768	5.98	37,609	1,001	5.32
Other borrowings	11,619	344	5.92	17,610	473	5.37
Total interest-bearing liabilities	218,507	5,004	4.58	263,433	5,900	4.48

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,046			11,901
Other liabilities	2,037			2,167
Total liabilities	229,590			277,501
Stockholders’ equity	8,925			8,308
Total liabilities and stockholders' Equity	$238,515			$285,809

Net interest income		$2,299			$3,499
Interest rate spread			1.85%			2.37%
Net interest margin			2.02%			2.55%

D-3-24

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Six Months Ended March 31, 2008 compared to
	March 31, 2007
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(260)	$(206)	$(466)
Consumer loans	(263)	(297)	(560)
Commercial business loans	(308)	(181)	(489)
Total loans	(831)	(684)	(1,515)
Investments	(350)	(17)	(367)
Mortgage-backed securities	(278)	64	(214)
Total interest-earning assets	$(1,459)	$(637)	$(2,096)

Savings accounts	$(6)	$-	$(6)
Now and money market accounts	(399)	(118)	(517)
Certificates of deposit	(77)	66	(11)
Total deposits	(482)	(52)	(534)
FHLB advances	(318)	85	(233)
Other borrowings	(161)	32	(129)
Total interest-bearing liabilities	(961)	65	(896)
Change in net interest income	$(498)	$(702)	$(1,200)
Non-performing assets amounted to $2.3 million or 1.00% of total assets at March 31, 2008, a $700,000 increase from the $1.6 million, or 0.57% of total assets, classified as non-performing at March 31, 2007.  At March 31, 2008, assets that were classified totaled $3.1 million, of which $148,000 were classified as special mention, $1.1 million were classified as substandard and $1.9 million were classified as doubtful.  A $2.8 million provision for loan losses was recorded during the six months ended March 31, 2008, compared to a provision of $293,000 during the six months ended March 31, 2007.  The $2.5 million increase in the provision for loan losses from the year ago period resulted primarily from the provision necessary for loan losses resulting from the deterioration in the asset quality during the current period and provision provided for the $1.5 million of loans receivable classified as doubtful.  Credit quality at the bank remains a concern, with a ratio of non-performing assets to total assets of 1.00%, and with significant classified and past-due loans.  Those factors combined with expected credit exposure growth and deteriorating economic conditions, may result in an increase in the allowance for loan losses and an increase in the provision for loan losses in future periods.

Non-interest Income. Non-interest income decreased $22,000 during the six months ended March 31, 2008, over the comparable six month period one year ago.  That decrease was primarily the result of a $33,000 decrease in service fees on loans and deposits and a loss on derivatives.

D-3-25

The following table presents a comparison of the components of non-interest income.

Non-interest income from continuing operations			Difference
Six Months Ended March 31,	2008	2007	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$73	$87	$(14)	(16.09)%
Service fees on deposits	201	220	(9)	(4.09)
Gain (loss) on derivatives	(28)	(33)	(5)	(15.15)
Other operating income	17	11	6	54.55
Total non-interest income	$263	$285	$(22)	(7.72)%

Non-interest expense. Non-interest expense decreased $468,000 from $5.2 million for the six months ended March 31, 2007 to $4.7 million for the six months ended March 31 in the current year.  That decrease was primarily the result of a decrease of $840,000 in compensation and employee benefits, occupancy, advertising, furniture fixtures and equipment, data processing and other operating expense.  Those decreases were partially offset by increases in deposit insurance premium and professional services totaling $372,000.  The increase in professional services resulted from the receipt of written notice that Summit exercised its right to terminate the merger agreement.  As a result, the bank then had to recognize all professional services related to the merger.

The following table presents a comparison of the components of non-interest expense.

Non-interest expense from continuing operations			Difference
Six Months Ended March 31,	2008	2007	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$1,831	$2,441	$(610)	(24.99)%
Occupancy	653	687	(34)	(4.95)
Professional services	860	722	138	19.11
Advertising	28	69	(41)	(59.42)
Deposit insurance premium	264	30	234	780.00
Furniture, fixtures and equipment	214	267	(53)	(19.85)
Data processing	435	452	(17)	(3.76)
Other operating expense	454	539	(85)	(15.77)
Total non-interest expense	$4,739	$5,207	$(468)	(8.99)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for current income taxes for the six months ended March 31, 2008 and 2007 due to our operating losses.  However the bank reduced its net deferred tax asset by $885,000 for the quarter ended March 31, 2008, as a result of the reduction in capital because the provision for loan losses recorded during the quarter and quarterly operating losses that have occurred and are continuing to occur as the bank delays implementation of a stand alone strategy.  In addition the OTS issued an order mandating a 6% core capital ratio and a 12% total risk-based capital ratio.  With the reduction in the capital levels, and higher capital requirements, the bank has had to lower its earning asset growth.  That in turn, negatively impacts expected future earnings and required reduction of its deferred tax asset.

D-3-26

Liquidity and Capital Resources.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank continues to maintain the levels of liquid assets previously required by OTS regulations.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.

The bank’s most liquid assets are cash and cash equivalents and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At March 31, 2008, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $59.5 million or 25.82% of total assets.

The primary investing activities of the bank are the origination of consumer loans, residential one- to four-family loans, commercial business loans, commercial real estate loans, and real estate construction and development loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the six months ended March 31, 2008, the bank’s loan originations totaled $33.7 million.  The bank did not purchase any United States Treasury or agency securities, mortgage-backed or mortgage related securities or other investment securities during the six months ended March 31, 2008.  All of our investment securities are classified as either available for sale or held to maturity and for the period ended March 31, 2008 were considered temporarily impaired.  The market value of our investment portfolio is obtained from various third party brokerage firms and we believe our filing fairly quantifies the value of those securities.  The investments are debt securities that pay principal and interest monthly to maturity until such time as principal is repaid.  The fluctuation in value of our portfolio is primarily the result of changes in market rates rather than due to the credit quality of the issuer.  The unrealized loss in the bank’s investment portfolio totaled $2.4 million at March 31, 2008.  The company has the ability and liquidity to hold those securities until such time as the value recovers or the securities mature.

The bank has other sources of liquidity if a need for additional funds arises.  At March 31, 2008, the bank had $25.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $9.7 million.  Depending on market conditions, the pricing of deposit products and the pricing of FHLB advances, the bank may rely on FHLB borrowings to fund asset growth.

At March 31, 2008, the bank had commitments to fund loans of $4.1 million, unused outstanding lines of credit of $107.4 million, consisting primarily of equity lines of credit, unused standby letters of credit of $255,000 and undisbursed proceeds of construction mortgages of $1.2 million.  Unfunded lines of credit have remained relatively constant and have actually decreased by $4.4 million during the six months ended March 31, 2008.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.

Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from March 31, 2008, totaled $110.1 million.  Based upon experience, management believes the majority of maturing deposits will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of those deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

D-3-27

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.  In general, market risk reflects the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in those interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we will continue to attempt to attract a greater proportion of short-term liabilities to help us address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

To mitigate further the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

Through the use of these derivative instruments, management attempts to reduce or offset increases in interest expense related to deposits and borrowings.  We use interest rate caps and pay-fixed interest rate swaps to protect against rising interest rates.

The interest rate caps are designed to provide an additional layer of protection, should interest rates on deposits and borrowings rise, by effectively lengthening the re-pricing period.  At March 31, 2008, we held an aggregate notional value of $20 million of interest rate caps.  None of the interest rate caps had strike rates that were in effect at March 31, 2008, as current LIBOR rates were below the strike rate.

We are also striving to increase the proportion of transaction deposits to total deposits to diminish our exposure to adverse changes in interest rates.  In particular, non-interest-bearing checking accounts and custodial accounts are less sensitive to interest rate fluctuations and provide a growing source of non-interest income through deposit and other retail banking fees.

D-3-28

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets

Basic Point (“bp”) Change in Rates	$Amount	$Change	% Change	NPV Ratio	Change (bp)

+300	19,614	-2,759	-12%	8.33%	-94	bp
+200	20,794	-1,579	-7%	8.75%	-52	bp
+100	21,642	-731	-3%	9.04%	-23	bp
0	22,373		-	9.27%	-
-100	22,478	105	0%	9.27%	0	bp
-200	22,297	-76	0%	9.16%	11	bp

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. Those assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income.  Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect our rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe those assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

D-3-29

Item 4T.  Controls and Procedures.

The Company’s management, including the Company’s principal executive officer and principal financial officer, have evaluated the effectiveness of the Company’s “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon their evaluation, the principal executive officer and principal financial officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures were effective for the purpose of ensuring that the information required to be disclosed in the reports that the Company files or submits under the Exchange Act with the Securities and Exchange Commission (the “SEC”) (1) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (2) is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. In addition, based on that evaluation, no change in the Company’s internal control over financial reporting occurred during the quarter ended March 31, 2008 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part II.Other Information

Item 1.       Legal Proceedings

Not applicable.

Item 1A.    Risk Factors

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At March 31, 2008, our loan portfolio consisted of $33.1 million, or 20.27% of commercial real estate loans, $12.2 million, or 7.46% of construction and land development loans and $25.7 million, or 15.73% of commercial business loans.  These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

D-3-30

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, difficult to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

A Downturn in the Washington D.C. Metropolitan Area Economy, a Decline in Real Estate Values or Disruptions in the Secondary Mortgage Markets Could Reduce Our Earnings and Financial Condition.

Most of our loans are secured by real estate. As a result, a downturn in this market area could cause significant increases in nonperforming loans, which would reduce our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would also reduce our profits. In prior years, there had been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. However, a decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss.

The secondary mortgage markets are experiencing disruptions resulting from reduced investor demand for mortgage loans and mortgaged-backed securities and increased investor yield requirements for those loans and securities.  Those conditions may continue or worsen in the future.  As a result, a prolonged period of secondary market illiquidity could have an adverse impact on our future earnings and financial condition.

Consequences if merger with Summit doesn’t occur.

The company entered into an agreement, to merge with and into Summit.  In approving the merger agreement, the board of directors consulted with Sandler O’Neill regarding the fairness of the transaction to the company’s stockholders from a financial point of view and with the company’s legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents.  The understanding of the board of directors of the options available to the company and the assessment of those options with respect to the prospects and estimated results of the implementation by the company of its business plan as an independent entity under various scenarios, and the determination that none of those options or the realization of the business plan under the best case scenarios were likely to create greater present value for the company’s stockholders than the value to be paid by Summit.  On the other hand, if the merger is not consummated the company’s ability to achieve consistent profitability by selling a number of branches to increase capital and reduce overall operating cost would be the next option and, if that option was not successful, the prospects for regulatory action would be the most likely.

D-3-31

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.  As described in Note 4 to the Notes to Consolidated Financial Statements in this Form 10-Q.  The bank has consented to the issuance by the OTS of the order, effective April 25, 2008.  The order is described in detail in Note 4, Regulatory Matters.

A breach of information security could negatively affect our earnings.

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

Failure to pay interest on our debt may adversely impact us.

Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.  At September 30, 2006, the bank was classified as an adequately capitalized institution and the Office of Thrift Supervision limited the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company was unable to make a distribution on the cumulative convertible trust preferred securities.  When, on December 13, 2006, the bank was advised by the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company, the company exercised its right to defer the scheduled quarterly distributions on the cumulative convertible trust preferred securities.

Restrictions on acceptance of brokered deposits.

Under the Order issued by the OTS effective April 25, 2008, the bank is prohibited from accepting brokered certificates of deposit without the permission of the OTS.

D-3-32

Item 2.                        Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.                       Defaults Upon Senior Securities

Not applicable.

Item 4.                       Submission of Matters to a Vote of Security Holders

(a)	Greater Atlantic Financial Corp. Special Meeting was held on March 25, 2008.
(b)	Omitted per instructions.
(c)	A brief description of each matter voted upon at the Special Meeting held on March 25, 2008 and number votes cast for, against or abstain.

1.
To approve and adopt the Agreement and Plan of Reorganization dated as of April 12, 2007, as amended December 6, 2007 between Greater Atlantic Financial Corp. and Summit Financial Group, Inc. and the transactions contemplated thereby.

Votes For                                     Votes Against                            Votes Abstain
2,506,555                                          103,424                                              3,400

2.
To adjourn the meeting to later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Votes For                                     Votes Against                            Votes Abstain
2,495,236                           108,453                                             3,400

3.	In the discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.
Votes For                                     Votes Against                           Votes Abstain
2,808,448                                           150,859                                           20,130

Item 5.                         Other Information

Not applicable.

Item 6.                        Exhibits

(a) Exhibits
31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
   32.1  Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2 Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

D-3-33

Greater Atlantic Financial Corp.

Signatures

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Greater Atlantic Financial Corp.
(Registrant)

By: /s/ Carroll E. Amos
                                              Carroll E. Amos
President and Chief Executive Officer

By: /s/ David E. Ritter
David E. Ritter
Senior Vice President and Chief Financial Officer

Date: May 14, 2008

D-3-34

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

1.I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.           The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

                By:/s/ Carroll E. Amos
Carroll E. Amos
President and Chief Executive Officer

Date: May 14, 2008

D-3-35

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Senior Vice President and Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

                        By:/s/ David E. Ritter
David E. Ritter
Senior Vice President and
Chief Financial Officer

Date: May 14, 2008

D-3-36

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, President and Chief Executive Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

By: /s/ Carroll E. Amos
                Carroll E. Amos
                President and Chief Executive Officer

                Date: May 14, 2008

D-3-37

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David E. Ritter Senior Vice President and Chief Financial Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

C.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

D.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

By: /s/ David E. Ritter
                David E. Ritter
                Senior Vice President and
                Chief Financial Officer

                Date: May 14, 2008

D-3-38